EX.T3E.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE SEVENTH AMENDED PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

:
In re	:	Chapter 11
:
WASHINGTON MUTUAL, INC., et al. , 1	:
	:	Case No. 08-12229 (MFW)
:
Debtors.	:	(Jointly Administered)
:
:

DISCLOSURE STATEMENT FOR THE SEVENTH AMENDED
JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

-and-

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Debtors
and Debtors in Possession

Dated:                      December 12, 2011

_______________________________
1 The Debtors in these chapter 11 cases along with the last four digits of each Debtor’s federal tax identification number are: (i) Washington Mutual, Inc. (3725); and (ii) WMI Investment Corp. (5395).  The Debtors’ principal offices are located at 925 Fourth Avenue, Suite 2500, Seattle, Washington 98104.

I.	INTRODUCTION			1
	A.	Background		1
	B.	The Sixth Amended Plan and the January Opinion		2
	C.	The Modified Sixth Amended Plan and the September Opinion		3
	D.	The Equity Committee Standing Motion		4
	E.	The September Opinion Appeals		5
	F.	Mediation		5
	G.	The Seventh Amended Plan Incorporates Modifications Resulting From the Mediation Among the Debtors, the Creditors’ Committee, the Equity Committee, AAOC, and Certain Other Creditor Constituencies		6
		1.	Issuance of Runoff Notes to Certain Creditors and Distribution of Reorganized Common Stock to Certain Holders of Equity Interests	11
		2.	Commitment by AAOC to Provide Exit Financing	12
		3.	Resolution of Certain Governance-Related Issues	13
	H.	The Seventh Amended Plan		13
		1.	Plan Modifications Consistent with the September Opinion	14
	I.	The Global Settlement Agreement		16
		1.	Background	16
		2.	Bankruptcy Court Approval of the Global Settlement Agreement	17
		3.	Subsequent Amendments to the Global Settlement Agreement and Bankruptcy Court Approval Thereof	17
II.	THE DISCLOSURE STATEMENT			18
III.	GENERAL OVERVIEW OF THE SEVENTH AMENDED PLAN			19
	A.	Chapter 11 Overview		19
	B.	Significant Features of the Seventh Amended Plan		19
		1.	Reorganization	19
		2.	Credit Facility	24
		3.	Creditor Cash	26
		4.	The Liquidating Trust	27
		5.	Reorganized WMI’s Board of Directors	31
		6.	General Overview of Treatment Pursuant to the Seventh Amended Plan of Allowed Claims and Equity Interests	31
		7.	Releases	48
	C.	Approximate Amounts of Certain Fees and Expenses Incurred, Payment of Which May Be Requested Pursuant to Sections 31.12 and 41.18 of the Seventh Amended Plan		48
		1.	Section 31.12 of the Seventh Amended Plan	48

i

		2.	Section 41.18 of the Seventh Amended Plan	48
IV.	Overview of the debtors’ operations			48
	A.	The Debtors’ Corporate History and Past and Current Organizational Structure and Assets		48
		1.	Overview	48
		2.	List of WMI’s Current Directors	49
		3.	WMI’s Consolidated Corporate Organizational Structure	49
		4.	Analysis of Subsidiary Equity	54
		5.	Assets of WMI Investment	59
		6.	WM Mortgage Reinsurance Company, Inc. (“WMMRC”)	60
		7.	Assets of WMI’s Non-Debtor Subsidiaries, Other than WMMRC	61
		8.	WMI Non-Debtor Subsidiary Balance Sheets	68
		9.	Other Assets	72
	B.	The Debtors’ Capital Structure And Significant Prepetition Indebtedness		74
		1.	Overview	74
		2.	Senior Notes	74
		3.	Senior Subordinated Notes	76
		4.	Guarantees of Commercial Capital Bank, Inc. Securities (the “CCB Guarantees”)	77
		5.	Junior Subordinated Debentures Related to the PIERS Claims	77
		6.	Preferred Equity Interests	79
		7.	Common Stock	81
V.	overview of the chapter 11 cases			81
	A.	Significant Events Leading To Commencement Of The Chapter 11 Cases		81
	B.	The Chapter 11 Cases		82
		1.	Certain Administrative Matters	82
		2.	Litigation with the FDIC and JPMC	84
		3.	The Global Settlement Agreement	88
		4.	The Appointment of the Examiner and the Examiner’s Report	94
		5.	Certain Significant Litigations	96
		6.	Certain Other Litigations and Claims	110
		7.	Government Investigations and Hearings	125
		8.	Employee Benefits	126
VI.	SUMMARY OF THE SEVENTH AMENDED PLAN			130
	A.	Provisions For Payment Of Administrative Expense Claims And Priority Tax Claims Under The Seventh Amended Plan		130

	1.	Administrative Expense Claims	130
	2.	Professional Compensation and Reimbursement Claims	131
	3.	Priority Tax Claims	132
	4.	Statutory Fees	132
B.	Classification Of Claims And Equity Interests Under The Seventh Amended Plan		132
	1.	Priority Non-Tax Claims (Class 1)	133
	2.	Senior Notes Claims (Class 2)	133
	3.	Senior Subordinated Notes Claims (Class 3)	135
	4.	WMI Medical Plan Claims (Class 4)	137
	5.	JPMC Rabbi Trust/Policy Claims (Class 5)	137
	6.	Other Benefit Plan Claims (Class 6)	138
	7.	Qualified Plan Claims (Class 7)	138
	8.	WMB Vendor Claims (Class 8)	138
	9.	Visa Claims (Class 9)	139
	10.	Bond Claims (Class 10)	139
	11.	WMI Vendor Claims (Class 11)	139
	12.	General Unsecured Claims (Class 12)	139
	13.	Late-Filed Claims (Class 12A)	141
	14.	Convenience Claims (Class 13)	142
	15.	CCB-1 Guarantees Claims (Class 14)	142
	16.	CCB-2 Guarantees Claims (Class 15)	144
	17.	PIERS Claims (Class 16)	146
	18.	WMB Notes Claims (Class 17)	148
	19.	Subordinated Claims (Class 18)	150
	20.	Preferred Equity Interests (Class 19)	151
	21.	Dime Warrants (Class 21)	152
	22.	Common Equity Interests (Class 22)	153
C.	Provision For Treatment Of Disputed Claims and Disputed Equity Interests		153
	1.	Objections to Claims; Prosecution of Disputed Claims and Disputed Equity Interests	153
	2.	Estimation of Claims	154
	3.	Payments and Distributions on Disputed Claims and Disputed Equity Interests	154
D.	Liquidating Trust		157
	1.	Execution of the Liquidating Trust Agreement	157

	2.	Purpose of the Liquidating Trust	157
	3.	Liquidating Trust Assets	157
	4.	Administration of the Liquidating Trust	157
	5.	The Liquidating Trustee	157
	6.	Role of the Liquidating Trustee	158
	7.	Liquidating Trustee’s Tax Power for Debtors	158
	8.	Transferability of Liquidating Trust Interests	159
	9.	Cash	159
	10.	Distribution of Liquidating Trust Assets	159
	11.	Costs and Expenses of the Liquidating Trust	159
	12.	Compensation of the Liquidating Trustee	160
	13.	Retention of Professionals/Employees by the Liquidating Trustee	160
	14.	Federal Income Tax Treatment of the Liquidating Trust	160
	15.	Indemnification of Liquidating Trustee	163
	16.	Privileges and Obligation to Respond to Ongoing Investigations	163
E.	Prosecution And Extinguishment Of Claims Held By The Debtors		164
	1.	Prosecution of Claims	164
F.	Seventh Amended Plan Provisions Governing Distributions		164
	1.	Time and Manner of Distributions	164
	2.	Timeliness of Payments	165
	3.	Distributions by the Disbursing Agent	165
	4.	Manner of Payment under the Seventh Amended Plan	165
	5.	Delivery of Distributions	165
	6.	Undeliverable/Reserved Distributions	166
	7.	Withholding and Reporting Requirements	168
	8.	Time Bar to Cash Payments	168
	9.	Distributions After Effective Date	169
	10.	Setoffs	169
	11.	Allocation of Plan Distributions Between Principal and Interest	169
	12.	Payment of Trustee Fees and Expenses	169
	13.	Runoff Notes	170
G.	Means Of Implementation Of The Seventh Amended Plan		171
	1.	Incorporation and Enforcement of the Global Settlement Agreement	171
	2.	Intercompany Claims	171
	3.	Merger/Dissolution/Consolidation	171

	4.	Cancellation of Existing Securities and Agreements	171
	5.	Claims of Subordination	172
	6.	Surrender of Instruments	172
	7.	Issuance of Runoff Notes, Liquidating Trust Interests and Reorganized Common Stock	173
	8.	Exemption from Securities Laws	173
	9.	Hart-Scott-Rodino Compliance	173
	10.	Fractional Stock or Other Distributions	173
	11.	Credit Facility	173
	12.	Creditors’ Committee And Equity Committee	174
H.	Executory Contracts And Unexpired Leases		175
	1.	Rejection or Assumption of Remaining Executory Contracts and Unexpired Leases	175
	2.	Approval of Rejection or Assumption of Executory Contracts and Unexpired Leases	175
	3.	Inclusiveness	175
	4.	Cure of Defaults	176
	5.	Rejection Damage Claims	176
	6.	Indemnification and Reimbursement Obligations	176
	7.	Termination of Benefit Plans	176
	8.	Termination of Vendor Stipulation	177
I.	Rights and Powers of Disbursing Agent		177
	1.	Exculpation	177
	2.	Powers of the Disbursing Agent	177
	3.	Fees and Expenses Incurred From and After the Effective Date	178
J.	Conditions Precedent to Effective Date of the Seventh Amended Plan		178
	1.	Conditions Precedent to Confirmation of the Seventh Amended Plan	178
	2.	Waiver of Conditions Precedent to Confirmation	179
K.	Conditions Precedent to Effective Date of the Seventh Amended Plan		179
	1.	Conditions Precedent to Effective Date of the Seventh Amended Plan	179
	2.	Waiver of Conditions Precedent	180
L.	Retention of Jurisdiction		180
M.	Modification, Revocation, or Withdrawal of the Seventh Amended Plan		182
	1.	Modification of Plan	182
	2.	Revocation or Withdrawal	182
	3.	Amendment of Plan Documents	182

v

		4.	No Admission of Liability	182
	N.	Corporate Governance and Management of the Reorganized Debtors		183
		1.	Corporate Action	183
		2.	Reincorporation	183
		3.	Amendment of Articles of Incorporation and By-Laws	184
		4.	Directors of the Reorganized Debtors	184
		5.	Officers of the Reorganized Debtors	184
	O.	Miscellaneous Provisions		184
		1.	Title to Assets	184
		2.	Discharge and Release of Claims and Termination of Equity Interests	184
		3.	Injunction on Claims	186
		4.	Integral to Plan	186
		5.	Releases by the Debtors, the Creditors’ Committee and the Equity Committee	187
		6.	Releases by Holders of Claims and Equity Interests	187
		7.	Injunction Related to Releases	190
		8.	Exculpation	190
		9.	Bar Order	191
		10.	Deemed Consent	191
		11.	No Waiver	192
		12.	Supplemental Injunction	192
		13.	Term of Existing Injunctions or Stays	193
		14.	Payment of Statutory Fees	193
		15.	Post-Effective Date Fees and Expenses	193
		16.	Exemption from Transfer Taxes	193
		17.	Withdrawal of Equity Committee Proceedings	193
		18.	Payment of Fees and Expenses of Certain Creditors	194
		19.	Securities Litigations Documents	194
		20.	Severability	194
		21.	Governing Law	195
		22.	Closing of Cases	195
VII.	FINANCIAL INFORMATION AND PROJECTIONS			195
	A.	Projected Financial Information		195
	B.	Projected Statements of Operations (Unaudited)		198

	C.	Projected Balance Sheets (Unaudited)		199
	D.	Projected Statements of Cash Flow – Indirect Method (Unaudited)		200
	E.	Projected Statements of Cash Flow – Direct Method (Unaudited)		201
	F.	Assumptions to the Projections		202
		1.	Projections	202
		2.	Key Assumptions	202
VIII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SEVENTH AMENDED PLAN			205
	A.	Consequences to the Debtors		206
		1.	Cancellation of Debt	208
		2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes	208
		3.	Debt Status of the Second Lien Runoff Notes	211
		4.	Alternative Minimum Tax	212
		5.	Transfer of Assets to the Liquidating Trust	212
	B.	Consequences to Holders of Certain Claims and Equity Interests		213
		1.	Allowed Convenience Claims and Priority Non-Tax Claims	214
		2.	Certain Unsecured Claims, Subordinated Claims and Equity Interests	214
		3.	Ownership and Disposition of Runoff Notes	218
		4.	Ownership and Disposition of Reorganized Common Stock	225
	C.	Tax Treatment of Liquidating Trust and Holders of Beneficial Interests		226
		1.	Classification of the Liquidating Trust	226
		2.	General Tax Reporting by the Liquidating Trust and its Beneficiaries	226
		3.	Tax Reporting for Assets Allocable to Disputed Claims and Distributions from the Liquidating Trust Claims Reserve	228
	D.	Tax Reporting for Assets Allocable to the Disputed Equity Escrow and Distributions from the Disputed Equity Escrow		229
	E.	Information Reporting and Withholding.		229
IX.	CONSEQUENCES UNDER THE FEDERAL SECURITIES LAWS			230
	A.	General Application of section 1145 to New Interests		230
	B.	Reorganized WMI Interests		231
		1.	Transfer Restrictions Under the Securities Laws	231
		2.	Listing and SEC Reporting	232
		3.	Transfer Restrictions under the New Certificate of Incorporation of Reorganized WMI with respect to the Reorganized Common Stock	232

		4.	Transfer Restrictions under the Indenture for the Second Lien Runoff Notes	233
	C.	Liquidating Trust Interests		233
		1.	Transfer Restrictions Under the Securities Laws	233
		2.	Listing and SEC Reporting	233
X.	CERTAIN FACTORS TO BE CONSIDERED			234
	A.	Certain Bankruptcy Law Considerations		234
		1.	Risk of Non-Confirmation of the Seventh Amended Plan	234
		2.	Non-Consensual Confirmation	234
		3.	Risk of Non-Occurrence of the Effective Date	234
		4.	Conversion into Chapter 7 Cases	234
	B.	Additional Factors To Be Considered		234
		1.	The Debtors Have No Duty to Update	234
		2.	No Representations Outside This Disclosure Statement Are Authorized	235
		3.	Claims Could Be More Than Projected	235
		4.	The Debtors Estimate That a Three (3) Months’ Delay in Confirmation Will Eliminate All Recoveries for Holders of Allowed PIERS Claims, and That Additional Delay Will Begin to Reduce, and May Eliminate, Recoveries for Holders of Allowed Claims That Are Senior in Recovery to Holders of Allowed PIERS Claims	235
		5.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	235
		6.	Non-Recourse Nature of the Runoff Notes; Full Satisfaction of Principal and Interest due on the Runoff Notes Is Not Assured	236
		7.	The Runoff Notes Will Be Effectively Subordinate to the Liabilities of WMMRC	236
		8.	Any Trading Market that Develops for the Runoff Notes May Not Be Liquid, and There are Restrictions on Transfers of the Second Lien Runoff Notes	236
		9.	Holders of Runoff Notes May Be Required to Pay U.S. Federal Income Tax on Such Notes Even if Reorganized WMI Does Not Pay Cash Interest	237
		10.	No Legal or Tax Advice is Provided to You By This Disclosure Statement	237
		11.	No Admission Made	237
		12.	Certain Tax Consequences	237
		13.	Debtors Could Withdraw Plan	237

		14.	Subject to Certain Limited Exceptions, the Liquidating Trust Interests Are Not Transferable or Assignable	237
		15.	Ability to Transfer Reorganized Common Stock	237
XI.	VOTING AND ELECTION PROCEDURES			238
	A.	Solicitation of Votes With Respect to the Seventh Amended Plan		238
		1.	The Debtors Will Solicit Votes from Holders of Claims in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 18, 19, and 22	238
		2.	Classes 1, 4, 7, and 17A Will Be Deemed to Accept the Seventh Amended Plan, While Classes 17B and 21 Will Be Deemed to Reject	239
		3.	holders of Disputed Claims Are Not Entitled to Vote	240
		4.	Ballots	240
	B.	Solicitation of Elections With Respect to the Seventh Amended Plan		241
		1.	Certain Holders of Claims and Equity Interests Must Elect to Be Bound by the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan) to Receive a Distribution Pursuant to the Seventh Amended Plan	241
		2.	Solicitation of Runoff Notes Elections	245
		3.	Solicitation of Reorganized Common Stock Election	246
		4.	Voting and Election Procedures	247
		5.	Notice to Holders of Publicly Traded Securities	248
XII.	CONFIRMATION OF THE SEVENTH AMENDED PLAN			249
	A.	The Confirmation Hearing		249
	B.	Objections To Confirmation		249
	C.	Requirements For Confirmation Of The Seventh Amended Plan		250
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	250
		2.	Requirements of Section 1129(b) of the Bankruptcy Code	254

XIII.	ALTERNATIVES TO THE SEVENTH AMENDED PLAN			255
	A.	Liquidation Under Chapter 7		256
	B.	Alternative Chapter 11 Plans		256
XIV.	CONCLUSION			257

EXHIBIT A:                                Seventh Amended Plan
EXHIBIT B:                                Disclosure Statement Order
EXHIBIT C:                                Updated Liquidation Analysis

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”)1 IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES AND ELECTIONS WITH RESPECT TO OF THE SEVENTH AMENDED JOINT PLAN OF WASHINGTON MUTUAL, INC. AND WMI INVESTMENT CORP. AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE SEVENTH AMENDED PLAN OR IN CONNECTION WITH AN ELECTION.  NO SOLICITATION OF VOTES TO ACCEPT THE SEVENTH AMENDED PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).

HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE AND/OR TO MAKE CERTAIN ELECTIONS WITH RESPECT TO THE SEVENTH AMENDED PLAN ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE SEVENTH AMENDED PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE SEVENTH AMENDED PLAN OR MAKING ANY ELECTION WITH RESPECT THERETO, AND, WHERE POSSIBLE, CONSULT WITH COUNSEL OR OTHER ADVISORS PRIOR TO VOTING OR ELECTING.  ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE X OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE SEVENTH AMENDED PLAN AND BEFORE MAKING ANY ELECTION WITH RESPECT THERETO.  A COPY OF THE SEVENTH AMENDED PLAN IS ANNEXED HERETO AS EXHIBIT A.  SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE SEVENTH AMENDED PLAN AND THE EXHIBITS ANNEXED THERETO.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE SEVENTH AMENDED PLAN, THE TERMS OF THE SEVENTH AMENDED PLAN WILL GOVERN.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SEVENTH AMENDED PLAN AND THE CONFIRMATION ORDER, THE TERMS AND PROVISIONS OF THE CONFIRMATION ORDER WILL GOVERN AND BE DEEMED A MODIFICATION OF THE SEVENTH AMENDED PLAN; PROVIDED, HOWEVER, THAT UNDER NO CIRCUMSTANCES SHALL THE CONFIRMATION ORDER MODIFY THE ECONOMIC TERMS SET FORTH IN THE SEVENTH AMENDED PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH OTHER NON-BANKRUPTCY LAW.

CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS, BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSONS FOR ANY OTHER PURPOSE OTHER THAN BY HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE FOR THE PURPOSE OF DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE

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2 Capitalized terms not defined herein shall have the meaning ascribed to them in the Seventh Amended Plan (as defined below).

 SEVENTH AMENDED PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR LEGAL EFFECTS OF THE SEVENTH AMENDED PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE TAX CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ii

DISCLOSURE STATEMENT FOR THE SEVENTH AMENDED
JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

On September 26, 2008 (the “Petition Date”), Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (“WMI Investment” and, together with WMI, the “Debtors”) each commenced with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a voluntary case pursuant to chapter 11 of the Bankruptcy Code.

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances and elections with respect to the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Seventh Amended Plan”).

Similar to the prior versions of the Debtors’ plan of reorganization, the Seventh Amended Plan is premised upon and incorporates the terms of the Global Settlement Agreement (defined below), which the Bankruptcy Court has determined is fair, reasonable and in the best interests of the Debtors’ estates.  In addition, the Seventh Amended Plan incorporates each modification the Bankruptcy Court has specified as necessary to permit confirmation thereof.  Furthermore, to resolve certain pending motions, appeals and anticipated objections that stood as potential impediments to, and were certain to further delay, confirmation, the Seventh Amended Plan contains a compromise and settlement among, and has the full support of, each of the Debtors, the Creditors’ Committee, the Equity Committee and certain Creditor constituencies.  Accordingly, the Debtors, together with the Creditors’ Committee and the Equity Committee, believe the Seventh Amended Plan is in the best interest of all parties in interest and represents the most expeditious means for the Debtors to successfully emerge from the Chapter 11 Cases.

Unless otherwise defined herein, capitalized terms used, but not defined, herein shall have the same meanings ascribed to them in the Seventh Amended Plan.  Annexed as exhibits to this Disclosure Statement are copies of the following documents:

1.         Seventh Amended Plan – Exhibit A

2.	Disclosure Statement Order – Exhibit B

3.	Liquidation Analysis – Exhibit C

All exhibits to this Disclosure Statement are incorporated into and are part of this Disclosure Statement as if set forth in full herein.

I.

INTRODUCTION

A.	Background

WMI, a holding company incorporated in the State of Washington, is the direct parent of WMI Investment, a Delaware corporation, which, as of the Petition Date, held a variety of securities and investments.

Prior to the Petition Date, WMI was a multiple savings and loan holding company that owned Washington Mutual Bank (“WMB”) and, indirectly, WMB’s subsidiaries, including Washington

Mutual Bank fsb (“FSB”).  As of the Petition Date, WMI also had several non-banking, non-debtor subsidiaries.  Like all savings and loan holding companies, prior to the Petition Date, WMI was subject to regulation by the Office of Thrift Supervision (the “OTS”).  WMB and FSB, in turn, like all depository institutions with federal thrift charters, were subject to regulation and examination by the OTS.  In addition, WMI’s banking and non-banking subsidiaries were overseen by various federal and state authorities, including the Federal Deposit Insurance Corporation (“FDIC”).

On September 25, 2008 (the “Receivership Date”), the OTS, by order number 2008-36, closed WMB, appointed the FDIC as receiver for WMB (the “FDIC Receiver”) and advised that the FDIC Receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC Receiver sold substantially all the assets of WMB, including, among other things, the stock of FSB, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, effective September 25, 2008 (the “Purchase and Assumption Agreement”) (publicly available at http://www.fdic.gov/about/freedom/popular.html), in exchange for payment of $1.88 billion and the assumption of all of WMB’s deposit liabilities.

B.	The Sixth Amended Plan and the January Opinion

On October 6, 2010, the Debtors filed the Sixth Amended Plan3 and a corresponding disclosure statement.  The Debtors solicited votes and certain elections with respect to the Sixth Amended Plan and, as set forth in more detail in the materials filed by the Debtors in support of confirmation of the Sixth Amended Plan, four (4) impaired Classes voted to accept the Sixth Amended Plan, while an additional ten (10) Classes were deemed to accept the Sixth Amended Plan.  A hearing to consider confirmation of the Sixth Amended Plan (the “December Confirmation Hearing”) commenced on December 2, 2010 and concluded on December 7, 2010.

On January 7, 2011, the Bankruptcy Court entered an opinion [D.I. 6528] (the “January Opinion”)4 and related order [D.I. 6529] denying confirmation of the Sixth Amended Plan, but noting certain modifications to the Sixth Amended Plan that, if made, would permit confirmation thereof.  As discussed in more detail in Section I.I.2 below, pursuant to the January Opinion, the Bankruptcy Court also determined that the compromise and settlement embodied in the Initial Global Settlement Agreement,5 upon which the Sixth Amended Plan was premised, and the transactions contemplated therein, are fair, reasonable, and in the best interests of the Debtors and their estates.

On January 19, 2011, the Equity Committee filed a notice of appeal of that portion of the January Opinion finding that the Initial Global Settlement Agreement satisfies the requisite standards for approval [D.I. 6575].  This action, styled as Official Committee of Equity Security Holders v. Washington Mutual, Inc., et al., Civil Action No. 11-158 (the “January Equity Committee Appeal”), is

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3 Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, dated October 6, 2010, as modified by (a) the first plan modification, dated October 29, 2010  [D.I. 5714], and (b) the second plan modification, dated November 24, 2010 [D.I. 6081] (collectively, the “Sixth Amended Plan”).

4 A full and complete copy of the January Opinion is available at http://www.kccllc.net/wamu or the Bankruptcy Court’s website, www.deb.uscourts.gov, and also is available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801.

5 Amended and Restated Settlement Agreement, dated as of October 6, 2010, by and among WMI and WMI Investment Corp., JPMC, the FDIC Receiver, FDIC Corporate, the Creditors’ Committee and certain other creditor constituencies (the “Initial Global Settlement Agreement”).

currently pending in the United States District Court for the District of Delaware (the “Delaware District Court”), as, by order, dated February 8, 2011 [D.I. 6703], the Bankruptcy Court denied the Equity Committee’s motion for a direct appeal to the United States Court of Appeals for the Third Circuit.  In the Delaware District Court, among other things, the Equity Committee has filed a motion for leave to appeal, which the Debtors opposed, and on which the Delaware District Court has not yet ruled.  The January Equity Committee Appeal is discussed in more detail in Section V.B.5.b hereof.

C.	The Modified Sixth Amended Plan and the September Opinion

In accordance with the January Opinion, the Debtors revised the Sixth Amended Plan and, on February 8, 2011, filed the Modified Sixth Amended Plan.6  Thereafter, the Debtors solicited votes and elections with respect thereto.  As set forth in more detail in the materials filed by the Debtors in support of confirmation of the Modified Sixth Amended Plan twelve (12) of the fifteen (15) Classes entitled to vote on the Modified Sixth Amended Plan voted overwhelmingly to accept, while an additional four (4) Classes were deemed to accept the Modified Sixth Amended Plan.

Subsequently, with the full support of the Creditors’ Committee, Equity Committee and major creditor constituencies, the Debtors adjourned the hearing on confirmation of the Modified Sixth Amended Plan, to permit, among other things, the negotiation and documentation of an agreed upon and announced understanding among the Equity Committee and certain other parties in interest regarding modifications to the Modified Sixth Amended Plan.  After several weeks of efforts to document such understanding, the Equity Committee withdrew from negotiations and suggested the Debtors proceed with confirmation of the Modified Sixth Amended Plan.

Consequently, the Bankruptcy Court held a hearing to consider, among other things (as discussed below), confirmation of the Modified Sixth Amended Plan.  The hearing commenced on July 13, 2011, and concluded on July 21, 2011 (the “July Confirmation Hearing”).  Subsequent thereto, on August 10, 2011, various parties submitted post-hearing briefing with respect to, among other things, confirmation of the Modified Sixth Amended Plan, and, on August 24, 2011, the Bankruptcy Court held closing arguments (the “Closing Arguments”).

On September 13, 2011, the Bankruptcy Court entered an Opinion [D.I. 8612] (the “September Opinion”)7 and related order [D.I. 8613] (the “September Order”) that, among other things:  (i) found that the Bankruptcy Court has jurisdiction to approve the Global Settlement Agreement8 (September Opinion at 16, 22-23); (ii) reaffirmed its conclusion that the Global Settlement Agreement and all the transactions contemplated therein, including the settlement with holders of WMB Senior Notes

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6 Modified Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of Bankruptcy Code, dated February 7, 2011 [D.I. 6696], as modified by (a) the first plan modification, dated March 16, 2011 [D.I. 6964], (b) the second plan modification, dated March 25, 2011 [D.I. 7040], and (c) the third plan modification, dated August 10, 2011 [D.I. 8423] (collectively, the “Modified Sixth Amended Plan”).

7 A full and complete copy of the September Opinion is available at http://www.kccllc.net/wamu or the Bankruptcy Court’s website, www.deb.uscourts.gov, and also is available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801.

8 Second Amended and Restated Global Settlement Agreement, dated as of February 7, 2011, by and among WMI and WMI Investment Corp., JPMC, the FDIC Receiver, FDIC Corporate, and the Creditors’ Committee (as it has been and may be further amended, and together with all exhibits annexed thereto, the “Global Settlement Agreement”).

discussed in Section V.B.5.g(i) hereof, are fair and reasonable (id. at 26, 35, 101); (iii) ordered that its ruling with respect to the Global Settlement Agreement constitutes the “law of the case” (id. at 27); (iv) overruled objections that the Modified Sixth Amended Plan was not proposed in good faith (id. at 73); (v) denied confirmation of the Modified Sixth Amended Plan, but identified certain modifications that, if incorporated, would permit confirmation thereof, as set forth in more detail in Section I.H.1 hereof; and (vi) directed certain parties to mediation (id. at 138), as discussed in more detail in Section I.E below.9

In addition to the foregoing, the Bankruptcy Court determined, pursuant to the September Opinion, that the present value of the projected income stream from the runoff of the existing portfolio of WM Mortgage Reinsurance Company, Inc. (“WMMRC”) (the entity that will be the sole operating subsidiary of Reorganized WMI), excluding any value attributed to potentially available net operating losses (“NOLs”), is $140 million.  (Id. at 43-45.)  The Bankruptcy Court further determined, in the context of the Modified Sixth Amended Plan, that the total enterprise value for Reorganized WMI (inclusive of both the projected income stream from the runoff of WMMRC’s existing portfolio as well as potentially available NOLs), is $210 million (id. at 62).

D.	The Equity Committee Standing Motion

On July 12, 2011, the Equity Committee filed, under seal, a motion seeking authority to prosecute, on the Debtors’ behalf, an action to equitably disallow or, in the alternative, to equitably subordinate certain Claims [D.I. 8179] (the “Standing Motion”).   At the July Confirmation Hearing, which, as stated, commenced on July 13, 2011, counsel for the Equity Committee requested that the Court, “take into account the evidence . . . adduced at [the July Confirmation Hearing]” in connection with deciding the Standing Motion.  On August 10, 2011, the Debtors, the Creditors’ Committee, certain members of AAOC,10 and certain other parties filed objections to the Standing Motion, arguing, among other things, that neither the evidence nor the law supported the relief requested.  During Closing Arguments, certain parties presented argument with respect to the Standing Motion.

In the September Opinion, the Bankruptcy Court denied the Standing Motion with respect to the prosecution of equitable subordination claims.  With respect to claims for equitable disallowance, the Bankruptcy Court granted the Standing Motion, but stayed all proceedings related to the Standing Motion pending mediation, discussed below.

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9 As described in greater detail in Section I.D below, in the September Opinion, the Bankruptcy Court also granted the Equity Committee standing to prosecute certain claims on behalf of the Debtors’ estates against certain parties.

10 The Seventh Amended Plan defines “AAOC” as each of (a) Appaloosa Management L.P., Appaloosa Investment L.P. I, Palomino Fund Ltd., Thoroughbred Fund, L.P., and Thoroughbred Master Ltd. (collectively, “Appaloosa”), (b) Aurelius Capital Management, LP, Aurelius Capital Partners, LP , Aurelius Convergence Master, Ltd., ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Investment, LLC (collectively, “Aurelius”), (c) Owl Creek Asset Management, L.P., Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd., Owl Creek Asia I, L.P., Owl Creek Asia II, L.P., and Owl Creek Asia Master Fund, Ltd. (collectively, “Owl Creek”) and (d) Centerbridge Partners, L.P., Centerbridge Special Credit Partners, L.P., Centerbridge Credit Partners, L.P., and Centerbridge Credit Partners Master, L.P. (collectively, “Centerbridge”) and any other Affiliates of the funds listed in (a) through (d) above which own or, during the Chapter 11 Cases, owned securities issued by and/or have direct or indirect Claims against WMI.  Certain members of AAOC were “Settlement Note Holders,” as defined in the Initial Global Settlement Agreement, as discussed in Section I.I.3 hereof.  The Standing Motion did not seek to prosecute an action against Appaloosa and Owl Creek.

E.	The September Opinion Appeals

On September 27, October 4, and October 11, 2011, respectively, each of (i) AAOC, with (a) Aurelius [D.I. 8670] filing individually and (b) Appaloosa, Owl Creek and Centerbridge (collectively, “AOC”) filing jointly [D.I. 8673], (ii) the Creditors’ Committee [D.I. 8726] and (iii) the Debtors [D.I. 8785] filed notices of appeal from that portion of the September Opinion granting the Standing Motion with respect to the equitable disallowance claims.  Aurelius [D.I. 8672], AOC [D.I. 8674] and the Creditors’ Committee [D.I. 8727] filed motions for leave to appeal together with such notices, and the Debtors [D.I. 8781] joined the Creditors’ Committee’s motion.  Aurelius’s motion also seeks to appeal that portion of the September Opinion concluding, as discussed in Section I.H.1.a hereof, that the Debtors must pay Postpetition Interest Claims at the federal judgment rate rather than the applicable contract rate.  The Debtors have opposed Aurelius’s motion in this respect [D.I. 8783].

The WMB Noteholders [D.I. 8679] and Normandy Hill Capital L.P. [D.I. 8671] (“Normandy Hill”) also filed notices of appeal from the September Opinion on September 27, 2011, and, on October 10, 2011, Wells Fargo Bank, National Association, solely in its capacity as the PIERS Trustee, filed its notice of appeal [D.I. 8771].

The Equity Committee, for its part, filed a notice of cross-appeal and a motion for leave to cross-appeal on October 11, 2011, seeking to challenge, among other things, those portions of the September Opinion finding that the Modified Sixth Amended Plan was proposed in good faith and that the settlement with holders of WMB Senior Notes, discussed in more detail in Section V.B.5.g(i) hereof, is fair, reasonable and in the best interests of the Debtors’ estates [D.I. 8790, 8791] (the “October Equity Committee Appeal”).  In addition, on October 14, 2011, the Equity Committee filed an opposition to the motions for leave to appeal filed by each of AAOC, the Creditors’ Committee and the Debtors, [D.I. 8811], with respect to which the Creditors’ Committee has filed a reply [D.I. 8866].  In addition, on October 25, 2011, the Debtors [D.I. 8878] and Creditors’ Committee [D.I. 8887] filed oppositions to the Equity Committee’s motion to cross-appeal.

All the motions for leave to appeal, as well as the Equity Committee’s opposition, have been transmitted to, and are pending in, the Delaware District Court.

F.	Mediation

Pursuant to the September Opinion and related order, the Bankruptcy Court directed certain parties to participate in mediation to explore a possible settlement of the Standing Motion and any issues that remain an impediment to confirmation of a plan of reorganization (the “Mediation”).  On October 10, 2011 [D.I. 8780], the Bankruptcy Court appointed the Honorable Raymond Lyons as mediator (the “Mediator”) and ordered the following parties to participate in the Mediation:  (i) the Debtors, (ii) the Creditors’ Committee, (iii) the Equity Committee, (iv) Aurelius, (v) Appaloosa, (vi) Centerbridge, (vii) Owl Creek, (viii) the TPS Consortium and the TPS Group, (ix) the WMB Noteholders, (x) Normandy Hill, (xi) The Bank of New York Mellon Trust Company, N.A., (“BNY Mellon”), in its capacity as Indenture Trustee for the Senior Notes, and (xii) the WMI Noteholders Group (as such term is used in the September Opinion) (collectively, the “Mediation Parties”); provided, however, that Normandy Hill and BNY Mellon were not required to attend the Mediation.

The Mediation commenced on October 19, 2011.  At a status conference held on November 7, 2011, the Bankruptcy Court granted the Mediator’s request for additional time to continue the Mediation.  As a result of the Mediation, and with the assistance of the Mediator, discussions among the Debtors, the Creditors’ Committee, the Equity Committee, AAOC, and certain other creditor constituencies culminated in certain modifications to the Modified Sixth Amended Plan, described below, which modifications are embodied in the Seventh Amended Plan and resolve, among other things, certain plan-related issues and objections, as well as the Standing Motion.

G.	The Seventh Amended Plan Incorporates Modifications Resulting From the Mediation Among the Debtors, the Creditors’ Committee, the Equity Committee, AAOC, and Certain Other Creditor Constituencies

During the Mediation, the Debtors, the Creditors’ Committee, the Equity Committee, AAOC and other Creditor constituencies engaged in extensive, arms’ length negotiations designed to formulate a chapter 11 plan that addresses the prior opinions of the Bankruptcy Court as well as the concerns of all of the Debtors’ stakeholders.  The Seventh Amended Plan is premised upon the Modified Sixth Amended Plan but incorporates modifications thereto made after the Mediation as well as modifications consistent with the September Opinion.  For the reasons discussed in more detail herein, such parties believe that the Seventh Amended Plan is in the best interest of all parties in interest and represents the most expeditious means for the Debtors to successfully emerge from the Chapter 11 Cases.  The modifications consistent with the September Opinion are discussed in Section I.H.1 hereof.  The salient aspects of the modifications made after the Mediation are summarized below:

•
Subject to the Bankruptcy Court approval, those current holders of WMI’s Equity Interests that elect to grant the releases set forth in Section 41.6 of the Seventh Amended Plan (such provision, the “Non-Debtor Release Provision” and such holders, the “Releasing Equity Interest Holders”) will receive the Reorganized Common Stock (subject to reduction on account of the Reorganized Common Stock Elections (defined and discussed in Section III.B.6.b(iv) below), to be allocated among such holders as described herein, and as set forth in the Seventh Amended Plan.

Such releases are described, to a limited extent, below, and are summarized in more detail in Section VI.O.6 hereof.

•
In consideration for, and subject in all respects to the grant and approval of, the releases by the Releasing Equity Interest Holders, and to avoid further delay as well as costly litigation, holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims will contribute to Reorganized WMI, for and on behalf of each Releasing Equity Interest Holder, respectively, Nine Hundred Sixty-Eight Thousandths of one percent (.968%) and Two and One-Tenth percent (2.1%) of the initial distributions received by them pursuant to the Seventh Amended Plan, having an aggregate value of approximately Seventy Five Million Dollars ($75,000,000.00), with the aggregate amount for all Allowed Senior Notes Claims equal to Forty Million Dollars ($40,000,000.00) (defined in the Seventh Amended Plan as the “Senior Notes Release Consideration”) and the aggregate amount for all Allowed Senior Subordinated Notes Claims equal to Thirty-Five Million Dollars ($35,000,000.00) (defined in the Seventh Amended Plan as the “Senior Subordinated Notes Release Consideration”).

•
Subject to Reorganized WMI’s right to seek and obtain financing on better terms and to the right, discussed in Sections III.B.2 and VI.G.11.b hereof, of certain qualifying Creditors and Equity Interest holders to become lenders of such loans, AAOC has collectively committed to provide Reorganized WMI the senior secured multidraw term Credit Facility, in the aggregate original principal amount of One Hundred Twenty Five Million Dollars ($125,000,000.00), to be used by Reorganized WMI to finance working capital and general corporate purposes, as well as certain permitted acquisitions and originations, all subject to the terms and conditions set forth in more detail in the Seventh Amended Plan and the definitive documentation governing such loans.

•
Subject to availability, and further subject to the relative rights thereto of the holders of Runoff Notes (discussed in Section III.B.1.b below), Reorganized WMI will also be funded by an additional Ten Million Dollars ($10,000,000.00), as well as interest accrued thereon at a rate of thirteen percent (13%) per annum, in the form of a portion of the proceeds from the runoff of WMMRC’s existing portfolio (as defined in the Seventh Amended Plan, the “Runoff Proceeds”) (the majority of which will be used to repay principal and interest on the Runoff Notes), (ii) certain potential litigation proceeds, if realized (defined in the Seventh Amended Plan as the “Litigation Proceeds”), and (iii) all distributions of Runoff Proceeds after all amounts due on the Runoff Notes have been paid in full, solely to the extent any such additional distributions are available.

Specifically, certain Creditors are eligible to make the Reorganized Common Stock Elections defined and described in Sections I.G.1.a and III.B.6.b(iv) hereof.  To the extent such elections are undersubscribed (i.e., if Creditors having the right to make Runoff Notes Elections decline to make Reorganized Common Stock Elections with respect to Runoff Notes having an original principal amount, in the aggregate, of less than Ten Million Dollars ($10,000,000.00) (defined in the Seventh Amended Plan as the “Runoff Threshold”)), then each of AAOC, severally and not jointly, will be deemed to have made Reorganized Common Stock Elections to receive such holder’s Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) in lieu of (i) Runoff Notes (based upon an allocation developed in their sole and absolute discretion) that they would otherwise receive on the Effective Date in their capacity as a holder of Allowed PIERS Claims, in the aggregate amount as is necessary to reach the Runoff Threshold; provided, however, that, to the extent that any of AAOC would not receive Runoff Notes on the Effective Date in its capacity as a holder of Allowed PIERS Claims in an amount sufficient to reach its allocable share of the Runoff Threshold, such AAOC Entity will instead be deemed to have elected to receive such amount of Runoff Notes (based upon an allocation developed in their sole and absolute discretion) in lieu of distributions of Creditor Cash on the Effective Date on account of its Allowed Senior Subordinated Notes Claims, and (ii) fifty percent (50%) of such holders’ Litigation Proceeds Interest (described in Section III.B.6.b(iv) hereof) in their capacity as holders of Allowed PIERS Claims.

In consideration for, among other things, the foregoing, the Seventh Amended Plan provides for the following releases, among others, as summarized more fully in Sections VI.O.5 and VI.O.6 hereof:

•
As and to the extent set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), summarized more fully in Section VI.O.6 below, to the fullest extent permissible under applicable law, each holder of an Equity Interest that has held, currently holds or may hold any Released Third Party Causes of Action11 or a Released Claim12 (defined below), (ii) is

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11 The Seventh Amended Plan defines “Released Third Party Causes of Action” as any Claims and causes of action, regardless of whether asserted by any of the parties executing and delivering a release in accordance with the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, and whether asserted or unasserted as of the date of entry of the order confirming the Seventh Amended Plan, that are based upon, relate to, or arise out of or in connection with, in whole or in part any act, omission, transaction, event or other circumstance relating to the Debtors and the Chapter 11 Cases and taking place or existing on or prior to the Effective Date, including, without limitation, (a) any such claim relating to the trading of the Debtors’ securities during the period from the Petition Date up to and including the Effective Date and (b) any claim for equitable subordination or equitable disallowance with respect to any Claims held by (i) the AAOC Releasees (as defined in the Seventh Amended Plan), (ii) the Senior Notes Claims Releasees (as defined in the Seventh Amended Plan), (iii) the Senior Subordinated Notes Claims Releasees (as defined in the Seventh Amended Plan), (iv) the PIERS Claims Releasees (as defined in the Seventh Amended Plan), and (v) the CCB Releasees (as defined in the Seventh Amended Plan) against the Debtors or the Debtors’ chapter 11 estates.

12 The Seventh Amended Plan’s definition of “Released Claim” includes, among other things, claims or causes of action that arise in, relate to or have been or could have been asserted (i) in the Chapter 11 Cases, the Receivership or the Related Actions, or (ii) by holders of Equity Interests relating to Equity Interests they have against the Debtors, and (iii) claims that otherwise arise from or relate to the Receivership, the Purchase and Assumption Agreement, the 363 Sale and Settlement, as defined in the Global Settlement Agreement, the Plan, the Global Settlement Agreement, and the negotiations and compromises set forth in the Global Settlement Agreement and the Plan, including, without limitation, in connection with or related to any of the Debtors, the Affiliated Banks (as defined in the Seventh Amended Plan), and their respective subsidiaries, assets, liabilities, operations, property or estates, the assets to be received by JPMC pursuant to the Global Settlement Agreement, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the WMI/WMB Intercompany Claims, any intercompany claims on the books of WMI or WMB related to the WaMu Pension Plan or the Lakeview Plan, or the Trust Preferred Securities (including, without limitation, the creation of the Trust Preferred Securities, the financing associated therewith, the requested assignment of the Trust Preferred Securities by the Office of Thrift Supervision and the transfer and the asserted assignment of the Trust Preferred Securities subsequent thereto); provided, however, that “Released Claims” does not include (1) any and all claims that the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate are entitled to assert against each other or any other defenses thereto pursuant to the Purchase and Assumption Agreement, which claims and defenses shall continue to be governed by the Purchase and Assumption Agreement, (2) any and all claims held by Entities against WMB, the Receivership and the FDIC Receiver solely with respect to the Receivership, and (3) subject to the exculpation provisions set forth in the Plan, any avoidance action or claim objection regarding an Excluded Party (as defined in the Seventh Amended Plan ) or the WMI Entities (as defined in the Seventh Amended Plan), WMB, each of the Debtors’ estates, the Reorganized Debtors and their respective Related Persons; and, provided, further, that “Released Claims” is not intended to release, nor shall it have the effect of releasing, any party from the performance of its obligations in accordance with the order confirming the Seventh Amended Plan or the Seventh Amended Plan.

entitled to receive, directly or indirectly, a distribution or satisfaction of its Equity Interest pursuant to the Seventh Amended Plan, and (iii) elects, by not checking or checking the appropriate box on its Ballot (as defined in Section XI.A.2 hereof) or Election Form (as defined in Section XI.B.2.a hereof), as the case may be, to grant the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), on their own behalf and on behalf of anyone claiming through them, will be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted and discharged (1) each and all of the Released Parties (as defined in the Seventh Amended Plan), from any and all Released Claims and/or any claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged in the Actions or in the Texas Litigation, or that could have been alleged in respect of the foregoing or other similar proceeding, including, without limitation, any such claim demand, right, liability, or cause of action for indemnification, contribution or any other basis in law or equity for damages, costs or fees incurred by the releasors herein arising directly or indirectly from or otherwise relating thereto and (2) each of (a) the AAOC Releasees, (b) the Senior Notes Claims Releasees, (c) the Senior Subordinated Notes Claims Releasees, (d) the PIERS Claims Releasees and (e) the CCB Releasees from any and all Released Third Party Causes of Action.

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existing on or prior to the Effective Date, including, without limitation, (a) any such claim relating to the trading of the Debtors’ securities during the period from the Petition Date up to and including the Effective Date and (b) any claim for equitable subordination or equitable disallowance with respect to any Claims held by (i) the AAOC Releasees (as defined in the Seventh Amended Plan), (ii) the Senior Notes Claims Releasees (as defined in the Seventh Amended Plan), (iii) the Senior Subordinated Notes Claims Releasees (as defined in the Seventh Amended Plan), (iv) the PIERS Claims Releasees (as defined in the Seventh Amended Plan), and (v) the CCB Releasees (as defined in the Seventh Amended Plan) against the Debtors or the Debtors’ chapter 11 estates.

12 The Seventh Amended Plan’s definition of “Released Claim” includes, among other things, claims or causes of action that arise in, relate to or have been or could have been asserted (i) in the Chapter 11 Cases, the Receivership or the Related Actions, or (ii) by holders of Equity Interests relating to Equity Interests they have against the Debtors, and (iii) claims that otherwise arise from or relate to the Receivership, the Purchase and Assumption Agreement, the 363 Sale and Settlement, as defined in the Global Settlement Agreement, the Plan, the Global Settlement Agreement, and the negotiations and compromises set forth in the Global Settlement Agreement and the Plan, including, without limitation, in connection with or related to any of the Debtors, the Affiliated Banks (as defined in the Seventh Amended Plan), and their respective subsidiaries, assets, liabilities, operations, property or estates, the assets to be received by JPMC pursuant to the Global Settlement Agreement, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the WMI/WMB Intercompany Claims, any intercompany claims on the books of WMI or WMB related to the WaMu Pension Plan or the Lakeview Plan, or the Trust Preferred Securities (including, without limitation, the creation of the Trust Preferred Securities, the financing associated therewith, the requested assignment of the Trust Preferred Securities by the Office of Thrift Supervision and the transfer and the asserted assignment of the Trust Preferred Securities subsequent thereto); provided, however, that “Released Claims” does not include (1) any and all claims that the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate are entitled to assert against each other or any other defenses thereto pursuant to the Purchase and Assumption Agreement, which claims and defenses shall continue to be governed by the Purchase and Assumption Agreement, (2) any and all claims held by Entities against WMB, the Receivership and the FDIC Receiver solely with respect to the Receivership, and (3) subject to the exculpation provisions set forth in the Plan, any avoidance action or claim objection regarding an Excluded Party (as defined in the Seventh Amended Plan ) or the WMI Entities (as defined in the Seventh Amended Plan), WMB, each of the Debtors’ estates, the Reorganized Debtors and their respective Related Persons; and, provided, further, that “Released Claims” is not intended to release, nor shall it have the effect of releasing, any party from the performance of its obligations in accordance with the order confirming the Seventh Amended Plan or the Seventh Amended Plan.

•
Each of the Debtors and the Reorganized Debtors, on its own behalf and as representative of its respective estate, the Disbursing Agent and each of the Debtors’ Related Persons, the Creditors’ Committee and the Equity Committee, without giving any legitimacy or merit to any of the allegations raised or asserted with respect to AAOC, holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims and holders of Allowed PIERS Claims during the Chapter 11 Cases, will be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted, and discharged (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Chapter 11 Cases, attorneys from any and all Estate Claims13 that the Debtors, the Creditors’ Committee and the Equity Committee, have or may have or claim to have, now or in the future, against (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Chapter 11 Cases, attorneys.

In addition to the foregoing, the Equity Committee will (i) support confirmation of the Seventh Amended Plan, and (ii) take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of the January Equity Committee Appeal and the October Equity Committee Appeal, each of which is discussed above, as well as the Equity Committee Adversary Proceeding and Equity Committee Motion to Compel (each of which is discussed in Section V.B.5.a hereof).

Upon entry of the order confirming the Seventh Amended Plan, each of the Debtors, Creditors’ Committee and AAOC, among others, will take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of their respective appeals related to the September Opinion and September Order.

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13 The Seventh Amended Plan defines “Estate Claims” as any Claims and causes of action, regardless of whether asserted by the Debtors, the Liquidating Trust, the Creditors’ Committee or the Equity Committee, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, and whether asserted or unasserted as of the date of entry of the Confirmation Order, that (a) are based upon, relate to, or arise out of or in connection with, in whole or in part any act, omission, transaction, event or other circumstance relating to the Debtors and the Chapter 11 Cases, (b) exist on or prior to the Effective Date, and (c) are or may be asserted against (i) the AAOC Releasees with respect to any conduct or, (ii) any of (1) the PIERS Claims Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees and (4) the CCB Releasees with respect to (A) any and all Claims for equitable disallowance and equitable subordination, (B) any and all Claims with respect to any conduct undertaken during the period from and after the Petition Date and (C) any and all Claims with respect to conduct undertaken during the period prior to the Petition Date solely in their capacity as holders of any securities issued by the Debtors or their subsidiaries, including, without limitation, any claims for insider trading or violations of securities laws; provided, however, that, solely with respect to clause (ii) above, under no circumstances shall Estate Claims include (y) any Claims related to trading in the securities issued by the Debtors or their subsidiaries that are based on an allegation that such trading contributed to the failure of WMB or the commencement of the Chapter 11 Cases, including, without limitation, any Claims discussed on pages 330-338 of that certain Final Report of the Examiner, dated November 1, 2010, issued by Joshua R. Hochberg, appointed as Examiner in these Chapter 11 Cases, and (z) Preserved Avoidance Actions (as defined in the Seventh Amended Plan).  For the avoidance of doubt, “Estate Claims” shall include, without limitation, (1) any claim relating to the trading of the Debtors’ securities during the period from the Petition Date up to and including the Effective Date and (2) any claim for equitable subordination or equitable disallowance.

The Seventh Amended Plan further provides that the order confirming the Seventh Amended Plan must provide for the withdrawal and vacatur, for all purposes, of (i) the September Order to the extent relating to the Standing Motion, and (ii) those portions of the September Opinion relating to the Standing Motion, including, but not limited to, (i) Section III (H) of the September Opinion, pages 108 through 139, and (ii) the first sentence on page 68, footnote 31 on page 70, and the last paragraph of Section III(D) of the September Opinion, page 73.

As stated, the Seventh Amended Plan is the result of extensive arms’ length negotiations between the Debtors, the Creditors’ Committee, the Equity Committee, AAOC and other Creditor constituencies.  Such parties believe that the Seventh Amended Plan and the terms embodied therein are in the best interests of all parties in interest and represent the most expeditious means for the Debtors to successfully emerge from the Chapter 11 Cases.  Among other things, unlike the Modified Sixth Amended Plan, the Seventh Amended Plan resolves the Standing Motion and has the support of the Equity Committee.  In contrast, an attempt to confirm a plan without the underlying agreements embodied in the Seventh Amended Plan would have invited significant confirmation objections by the Equity Committee, among others, including with respect to issues related to the Standing Motion and the effect that such disputes would have with respect to distributions pursuant to any such plan.  For example, the Debtors and the Equity Committee, among others, have opposing views as to whether the Claims subject to the Standing Motion should be treated as Disputed Claims pursuant to any such plan.  The Equity Committee has asserted that such Claims would have to be estimated by the Bankruptcy Court before any distributions could be made pursuant to a modified plan.  In addition, the Equity Committee indicated that, absent a settlement, it intended to object as to, among other things, whether a plan could be confirmed at all without prior resolution of the issues raised in the Standing Motion, in light of complications regarding distributions or reserves of the Reorganized Common Stock.  Without addressing the merits, it is beyond doubt that such issues could lead to further contested confirmation hearings, significant delays in confirmation of a plan, and erosion of Creditor distributions.

The detrimental effects of further delay in confirmation and consummation of a plan in the Chapter 11 Cases—now over three years old—should not be underestimated.  Each day of delay is accompanied by a continued accrual of interest and fees and the attendant depletion of estate assets and increase in total Claims, all of which results in eroded recoveries for the Debtors’ junior-most Creditors and stakeholders.  To quantify the cost of delay, as a result of (i) the contractual obligations of holders of Allowed PIERS Claims to payover their distributions to certain Creditors that are senior in recovery, on account of such senior Creditors’ Intercreditor Interest Claims at the applicable contract rate, and (ii) the continued depletion of estate assets as a result of the ongoing accrual of professionals’ fees, recoveries for holders of Allowed PIERS Claims decline at a rate of approximately $30 million per month.  As a result of the rulings in the September Opinion, the Debtors are obligated to pay Postpetition Interest Claims at the federal judgment rate, rather than at the applicable contract rate, such that the burn rate for holders that are more junior to PIERS claimants is slightly lower than that of the holders of Allowed PIERS Claims.  Notwithstanding, the rate of decline in recoveries for such holders is still significant.  Specifically, recoveries for such junior holders are reduced by approximately $18 million per month as a result of the ongoing accrual of interest and fees.

Currently, the Updated Liquidation Analysis (defined below) attached hereto as Exhibit C and the corresponding recovery estimates set forth in Section III.B.6.d hereof assume an Effective Date for the Seventh Amended Plan of February 29, 2012.  The Debtors estimate that if the Effective Date is delayed even three (3) months past February 29, 2012, recovery for holders of Allowed PIERS Claims in Class 16 (the first Class to suffer from a deterioration or elimination in recoveries as a result of the continued accrual of interest and fees) will be wiped out.  Additionally, the Debtors estimate that if the Effective Date is delayed longer than three (3) months past February 29, 2012, the recoveries for holders of Allowed CCB Guarantee Claims will begin to be reduced, and after approximately three (3) to four (4) additional months, may also be eliminated.  After such time, while the accrual of postpetition interest will continue on Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims, the rate of recovery on those claims will be reduced.

Unlike the Modified Sixth Amended Plan (or the aforementioned modified version thereof), the Seventh Amended Plan resolves many of the objections and issues that have been or could be raised, regardless of the merits, and is thus more likely to result in an expeditious exit from bankruptcy and prevent further deterioration of Creditors’ recoveries.  It is therefore undeniable that swift confirmation of the Seventh Amended Plan will benefit the Debtors and their estates, and is in the best interests of all constituencies.

1.	Issuance of Runoff Notes to Certain Creditors and Distribution of Reorganized Common Stock to Certain Holders of Equity Interests

As discussed in more detail in Sections III.B.1, III.B.6.b(iv), III.B.6.c(ii), III.B.6.c(iii), VI.G.7, VI.F.1.a, VI.F.1.d, XI.B.2, and XI.B.3 hereof, Reorganized WMI will issue two types of securities: (i) the Runoff Notes to be issued in the aggregate original principal amount of One Hundred Forty Million Dollars ($140,000,000.00) (subject to reduction as a result of the Reorganized Common Stock Elections discussed below), maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent available and payable in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent cash is unavailable), the repayment thereof secured by, and having a specified priority in right of payment in, as and to the extent set forth in more detail in the definitive documents governing the Runoff Notes, (a) a securities or deposit account into which Reorganized WMI will deposit distributions it receives of Runoff Proceeds and (b) the equity interests in either WMMRC or such other Entity as holds the WMMRC Trusts (defined below) and their assets, to the extent a lien has been granted therein (with any such lien subject to regulatory approval), and (ii) Reorganized Common Stock.

Pursuant to the Seventh Amended Plan, the Runoff Notes will either (a) be distributed to Entities electing distributions of Runoff Notes in lieu of Creditor Cash received on the Effective Date or (b) to the extent Creditor Cash is unavailable for distribution to Entities to exchange for Runoff Notes in accordance with such elections, the Runoff Notes will constitute Liquidating Trust Assets, as discussed in more detail in Section III.B.6.b(iv) hereof.

Subject to reduction on account of the Reorganized Common Stock Elections, the Reorganized Common Stock will be allocated, subject to reduction as a result of the Reorganized Common Stock Elections, seventy percent (70%) to those Preferred Equity Interest holders that are Releasing Equity Interest Holders, and thirty percent (30%) to those holders of WMI’s common stock (i.e., pari passu to holders of Common Equity Interests and Dime Warrants, to the extent such Dime Warrant holders are determined, pursuant to a Final Order or a compromise and settlement, to hold Equity Interests or Allowed Claims subordinated to the level of Common Equity Interests) that are Releasing Equity Interest Holders, or as otherwise allocated by the Bankruptcy Court.  Within each group, the Reorganized Common Stock will be allocated and distributed, pro rata with respect to shares owned, solely among the Releasing Equity Interest Holders (i.e., those current holders of WMI’s Equity Interests that affirmatively agree to grant the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan)).

a.	The Reorganized Common Stock Election

As discussed in more detail in Sections III.B.6.b(iv) and XI.B.3 hereof, pursuant to the Seventh Amended Plan (i) each eligible holder of an Allowed Senior Notes Claim, Allowed Senior Subordinated Notes Claim, Allowed General Unsecured Claim, Allowed CCB-1 Guarantees Claim, Allowed CCB-2 Guarantees Claim or Allowed PIERS Claim that made the Runoff Notes Election defined and described in Section III.B.6.b(iv) hereof (i.e., that elected to receive Runoff Notes in lieu of some or all of the Creditor Cash, if any, that such holder is otherwise entitled to receive on the Effective Date) or that is otherwise entitled to receive Runoff Notes pursuant to the Seventh Amended Plan, as well as (ii) each holder of a Disputed Claim or Dime Warrant that made a contingent Runoff Notes Election (which elections will be effective only if and to the extent that (a) such holders are determined pursuant to a Final Order, to hold Allowed General Unsecured Claims and (b) are entitled to receive Creditor Cash on the Effective Date), will have the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (described in Section III.B.6.b(iv) hereof) (except with respect to the AAOC Deemed Election (defined below), solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election is effective) and (ii) some or all of the Runoff Notes that such holder otherwise is entitled to and, if applicable, has elected to receive pursuant to the Runoff Notes Election.  To the extent an electing Creditor receives Reorganized Common Stock pursuant to the foregoing election, such Creditor’s share of the Runoff Notes to which the election was effective (i.e., One Dollar ($1.00) of original principal amount of Runoff Notes for each share of Reorganized Common Stock) will not be issued, and, furthermore, Reorganized WMI will retain an economic interest in certain litigation proceeds such Creditor otherwise would have received on account of its Liquidating Trust Interests (and such proceeds will not constitute a component of the Liquidating Trust Assets, and the Creditor’s rights in respect of distributions from the Liquidating Trust will be adjusted to the extent such proceeds are received by Reorganized WMI).

Deemed AAOC Election.  The Seventh Amended Plan further provides that, in the event that holders of Claims with the right to make Reorganized Common Stock Elections decline to tender, in the aggregate, Runoff Notes in the original principal amount necessary to reach the Runoff Threshold (i.e., Ten Million Dollars ($10,000,000.00)), each of AAOC, severally and not jointly, will be deemed to have made Reorganized Common Stock Elections to receive such holder’s Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) in lieu of (i) Runoff Notes (based upon an allocation developed in their sole and absolute discretion) that they would otherwise receive on the Effective Date in their capacity as a holder of Allowed PIERS Claims, in the aggregate amount as is necessary to reach the Runoff Threshold; provided, however, that, to the extent that any of AAOC would not receive Runoff Notes on the Effective Date in its capacity as a holder of Allowed PIERS Claims in an amount sufficient to reach its allocable share of the Runoff Threshold, such AAOC Entity will instead be deemed to have elected to receive such amount of Runoff Notes (based upon an allocation developed in their sole and absolute discretion) in lieu of distributions of Creditor Cash on the Effective Date on account of its Allowed Senior Subordinated Notes Claims, and (ii) fifty percent (50%) of such holders’ Litigation Proceeds Interest (described in Section III.B.6.b(iv) hereof) in their capacity as holders of Allowed PIERS Claims.

2.	Commitment by AAOC to Provide Exit Financing

As discussed in more detail in Sections III.B.2 and VI.G.11 hereof, AAOC has committed to make available to Reorganized WMI the four and one half (4½) year or five (5) year, as applicable, senior secured multi-draw term Credit Facility, in an aggregate original principal amount not to exceed One Hundred Twenty Five Million Dollars ($125,000,000.00), bearing interest on amounts outstanding at a rate of seven percent (7.0%) per annum, with Reorganized WMI having the option to pay one percent (1%) thereof in kind, upon which Reorganized WMI may draw during a three (3) year availability period from and after the Effective Date.  The Credit Facility will consist of three tranches: a (i) a Tranche A Term Loan in the aggregate principal amount of Ten Million Dollars ($10,000,000.00) and (ii) a Tranche A-1 Term Loan in the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) will be available to fund working capital and for general corporate purposes of Reorganized WMI and its subsidiaries, subject to the terms and conditions of the definitive documentation governing the Credit Facility (together, the “Tranche A Credit Facility”), and (iii) a Tranche B Term Loan in the aggregate principal amount of One Hundred Million Dollars ($100,000,000.00) will be available for certain specified purposes (the “Tranche B Credit Facility”).  Specifically, advances on the Tranche B Credit Facility may only be used to fund acquisitions and originations meeting certain criteria which include, among other things, that at least twenty percent (20%) of the funding for any such transaction is new equity contributions or subordinated indebtedness or Cash on hand (other than proceeds of the Credit Facility, “Restricted Disposition Proceeds” (defined in the documentation governing the Credit Facility to include the proceeds of dispositions of assets or equity interests to the extent purchased with proceeds advanced pursuant to the Credit Facility) and proceeds of other indebtedness) and satisfy certain additional conditions precedent, all as discussed in more detail in Sections III.B.2 and VI.G.11 hereof.

3.	Resolution of Certain Governance-Related Issues

As discussed in more detail in Sections I.H.1.b(i), III.B.4, and III.B.5 hereof, the Seventh Amended Plan incorporates modifications that resolve certain governance-related issues including and in addition to those identified by the Bankruptcy Court in the September Opinion such as, among other things, modifications to the composition of the Trust Advisory Board and Reorganized WMI’s board of directors.  In addition, the Liquidating Trust Agreement, a copy of which will be included in the Plan Supplement for the Seventh Amended Plan, contemplates the creation of a Litigation Subcommittee (defined and described below) of the Trust Advisory Board.

a.	The Establishment of a Litigation Subcommittee

As discussed in more detail in Section III.B.4.a hereof, the Liquidating Trust under the Seventh Amended Plan will provide for a subcommittee of the Trust Advisory Board (the “Litigation Subcommittee”) that will oversee all litigation relating to the prosecution of Causes of Action against third parties including, among other things, subject to the exculpation and release provisions of the Seventh Amended Plan, (a) claims against present and former officers and directors of the Debtors for actions arising during the period prior to the Petition Date (the “D&O Claims”), (b) claims against professionals and representatives retained by the Debtors with respect to actions arising during the period prior to the Petition Date, and (c) claims arising prior to the commencement of the Debtors’ bankruptcy cases against third-parties for any non-contractual breach of duty to WMI, including, but not limited to, antitrust claims and business tort claims.14  The Litigation Subcommittee will be comprised of one (1)

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14 For the avoidance of doubt, the Litigation Subcommittee will not pursue business tort claims released against JPMC and its Related Persons pursuant to the Global Settlement Agreement.

member selected by the Creditors’ Committee and two (2) members selected by the Equity Committee.  Twenty Million Dollars ($20,000,000.00) will be allocated to the Litigation Subcommittee for the prosecution of Causes of Action against third parties.  Proceeds from all litigation will be distributed to the Liquidating Trust Beneficiaries consistent with the terms of the Seventh Amended Plan, in accordance with the Subordination Model annexed as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof.

H.	The Seventh Amended Plan

On December 12, 2011, the Debtors filed the Seventh Amended Plan, the terms of which are summarized in greater detail in Section III.B and Article VI below.  Except with respect to those limited modifications consistent with the September Opinion, discussed below, as well as the aforementioned modifications related to the Mediation among the Debtors, the Creditors’ Committee, the Equity Committee, AAOC, and certain other creditor constituencies, the Seventh Amended Plan largely mirrors the Modified Sixth Amended Plan which, as stated above, was accepted by the vast majority of Claims and Equity Interests entitled to vote thereon.

In particular, the Seventh Amended Plan is premised upon and incorporates the terms of the Global Settlement Agreement, which, as discussed above, the Bankruptcy Court has already determined, pursuant to both the January Opinion and the September Opinion, to be fair, reasonable and in the best interests of the Debtors’ estates.  In addition, as was the case pursuant to the Modified Sixth Amended Plan, pursuant to the Seventh Amended Plan, WMI will reorganize around its sole remaining active subsidiary, WMMRC, a mortgage reinsurance company currently operating on a runoff basis.  Furthermore, the provisions of the Seventh Amended Plan are substantially similar to the Modified Sixth Amended Plan with respect to the creation of the Liquidating Trust and the distribution of Creditor Cash and Liquidating Trust Interests in accordance with the Subordination Model attached as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof (which Subordination Model has not changed from the Subordination Model that was attached as an exhibit to the Modified Sixth Amended Plan with respect to such distributions).

The Debtors will solicit votes and elections with respect to the Seventh Amended Plan from certain Creditors and Equity Interest holders as set forth in more detail in Article XI below.  Holders of Claims and Equity Interests are thus advised to carefully review the voting and election procedures for the Seventh Amended Plan discussed in Article XI.

1.	Plan Modifications Consistent with the September Opinion

The Seventh Amended Plan incorporates all the additional modifications that the Bankruptcy Court determined, pursuant to the September Opinion, were required for the Modified Sixth Amended Plan to satisfy the confirmation requirements set forth in section 1129 of the Bankruptcy Code, each of which is discussed in detail below.

a.	Adjustment of Postpetition Interest

Pursuant to the September Opinion, the Court opined that, in accordance with applicable law, postpetition interest should be (i) paid at the federal judgment rate (determined as of the Petition Date), and (ii) compounded annually.  (September Opinion at 77-78, 89-90.)  As reflected in Section 1.169 of the Seventh Amended Plan, the definition of “Postpetition Interest Claim” has been amended (i) to reflect that postpetition interest is to be paid at the federal judgment rate as in effect on the Petition Date (1.95%), and (ii) to include the phrase “compounded annually,” with interest continuing to accrue only on the then outstanding and unpaid obligation or liability, including any postpetition interest compounded thereon, that is the subject of an Allowed Claim.

b.	Changes to the Liquidating Trust and Liquidating Trust Interests Consistent With the September Opinion

(i)	Composition of the Trust Advisory Board

In the September Opinion, the Bankruptcy Court stated that the Modified Sixth Amended Plan must provide that (i) the Liquidating Trustee may be removable at the discretion of a majority of the Trust Advisory Board, and (ii) the composition of the Trust Advisory Board should change once creditors have been paid in full, to ensure that the Trust Advisory Board adequately represents the constituencies of the Liquidating Trust at that time.  (See September Opinion at 24-25.)  To address these concerns, the Debtors have amended the form of Liquidating Trust Agreement to reflect that the Liquidating Trustee may be removed by a majority vote of the members of the Trust Advisory Board.  In addition, the Liquidating Trust Agreement now provides, as discussed in more detail in Section III.B.4.a hereof, that the Trust Advisory Board will consist initially of seven (7) members in total, three (3) of which will be selected by the Creditors’ Committee, three (3) by the Equity Committee and one (1) by the Creditors’ Committee subject to approval by the Equity Committee, which approval shall not be unreasonably withheld.  Trust Advisory Board members solely appointed by the Creditors’ Committee are subject to replacement on a staggered basis as and when all Allowed Claims, Allowed Subordinated Claims and Postpetition Interest Claims approach satisfaction in full, as discussed in more detail in Section III.B.4.a hereof.  The Trust Advisory Board will have oversight responsibility for all functions of the Liquidating Trust including, among others, litigation of certain Disputed Claims.

(ii)	Transferability of Liquidating Trust Interests

Pursuant to Section 27.8 of the Seventh Amended Plan, all Liquidating Trust Interests that will be distributed to certain holders of Claims and Equity Interests are now non-transferable and non-assignable except by will, intestate succession or operation of law.  This change was not required by the September Opinion but, rather, the Debtors determined that due to the significant passage of time and the ongoing collection and/or liquidation of the Debtors’ assets, including state and federal tax refunds, preserving transferability is not justified economically and is not in the best interests of the Debtors’ estates.  Specifically, it is estimated that inclusion of a transferability right would cost the Debtors or the Reorganized Debtors, as the case may be, approximately $11.1 million in connection with compliance and administrative fees, e.g., fees and expenses related to the engagement and retention of a transfer agent.

c.	Tax Consequences in Connection with Liquidating Trust Interests

In the September Opinion, the Bankruptcy Court suggested that the Debtors consider a means to avoid negative tax consequences to creditors associated with the receipt of Liquidating Trust Interests.  See September Opinion at 100-01.  Specifically, the Court expressed a concern that, by using a liquidating trust structure, certain creditors would be required to pay capital gains tax based upon the value of the interests in the Liquidating Trust that are distributed to them, without any concomitant payment to them of any value for many years until the claims of the estate are litigated to judgment or settled.

The use of a liquidating trust structure is common to reorganization cases where assets unassociated with the reorganizing debtor are distributed to a liquidating trust to be liquidated for the benefit of creditors and/or equityholders.  For federal income tax purposes, this generally is treated no differently than if the plan distributed the assets directly to the creditors, and such assets were subsequently sold by the creditors themselves.  (See Section VIII.C hereof.)  Significantly, the tax treatment to each creditor with respect to the receipt of a Liquidating Trust Interest depends on the value of the Liquidating Trust Interest received and on the Creditor’s or equityholder’s individual circumstances.  For example, the holders of Common Equity Interests, and the holders of Dime Warrants (if they are determined to hold Equity Interests that are pari passu with the Common Equity Interests, rather than Claims), would be considered to receive a contingent right to distributions of Liquidating Trust Interests, which right is (presumably) of little or no current fair market value and, thus, would have no real risk of taxable income regardless of their individual circumstances.  In contrast, as to more senior Creditors who receive a meaningful economic interest in the Liquidating Trust, such Creditors may have sufficient tax basis in their claims, such that the receipt of the Liquidating Trust Interest creates a tax loss.  Others, however, may recognize income or gain, but have sufficient other tax losses to offset such income.   Accordingly, whereas the receipt of a Liquidating Trust Interest may have negative tax consequences to some, it may have neutral or favorable tax consequences to others.

No reasonable change to the Modified Sixth Amended Plan could have avoided the potential that certain Creditors may have taxable income; thus, no modification to this effect has been incorporated in the Seventh Amended Plan.  (See Sections VIII.B and VIII.C hereof.)  Nevertheless, the initial distributions to holders of Class 12 Claims (General Unsecured Claims) (which would include the holders of Dime Warrants, if their claims/interests were determined to be Claims and not be otherwise subordinated) will be a combination of cash, Reorganized Common Stock (to the extent elected pursuant to the Reorganized Common Stock Elections) and Liquidating Trust Interests—with substantially all the consideration being cash.  Accordingly, contrary to the assertion of certain holders of Dime Warrants, many creditors that receive Liquidating Trust Interests will receive a sufficient contemporaneous Cash distribution to pay any potential tax liability incurred by them in connection with the distribution of the Liquidating Trust Interests on, or shortly after, the Effective Date.

d.	Payment of Certain Fees

The September Opinion found that the Modified Sixth Amended Plan must provide for Court approval of fees to be paid by the Debtors, including the fees of the WMB Noteholders and the Liquidating Trustee.  (See September Opinion at 23-24.)

Accordingly, as to the fees of the Liquidating Trustee, the Debtors have modified Section 27.12 of the Seventh Amended Plan to provide that “[t]he individual(s) serving as or comprising the Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar roles, the payment of which shall be subject to the approval of the Bankruptcy Court” (emphasis added), and have made corresponding changes to the form of Liquidating Trust Agreement.  With respect to the WMB Noteholders, Section 43.18 of the Modified Sixth Amended Plan already provided (as does Section 41.18 of the Seventh Amended Plan) for Court approval of the fees incurred by counsel to the WMB Noteholders, Pachulski Stang Ziehl & Jones LLP, Wilmer Cutler Pickering Hale & Dorr, and Boies, Schiller & Flexner LLP.  Accordingly, no change is necessary to this section of the Seventh Amended Plan.

I.	The Global Settlement Agreement

Set forth below is a brief description of the Global Settlement Agreement, certain relevant background, and the Bankruptcy Court’s approval thereof.  The Global Settlement Agreement is described in more detail in Sections V.B.2 and V.B.3 hereof.

1.	Background

In the wake of the seizure and sale of the assets of WMB, a multitude of disputes arose among the Debtors, JPMC, and the FDIC, both in its capacity as the FDIC Receiver (the receiver for WMB) and in its corporate capacity (“FDIC Corporate”), among other parties, with each asserting Claims for billions of dollars against one or more of the others in various forums each of the parties contended had jurisdiction over the issues.  The Claims of the Debtors, JPMC, the FDIC Receiver and FDIC Corporate are the subject of myriad disputes in the Bankruptcy Court and three lawsuits in which the Creditors’ Committee and certain holders of funded indebtedness of WMB (collectively, the “WMB Notes Holders”) have either intervened or seek to intervene.  The three lawsuits consist of (i) a lawsuit initiated by the Debtors in the United States District Court for the District of Columbia (the “D.C. District Court”) against the FDIC Receiver and FDIC Corporate (the “D.C. Action”) challenging the FDIC Receiver’s disallowance of the claim WMI asserted in WMB’s receivership and asserting various additional claims, in which JPMC has intervened, (ii) an adversary proceeding initiated by JPMC in the Bankruptcy Court against the Debtors and the FDIC (the “JPMC Adversary Proceeding”), in which the parties thereto have asserted various claims, and (iii) an adversary proceeding initiated by the Debtors in the Bankruptcy Court against JPMC (the “Turnover Action”) for turnover of in excess of $4 billion of the Debtors’ funds on deposit in accounts now held by JPMC (the “Disputed Accounts”), in which the FDIC Receiver has intervened.

In these litigations, the parties dispute (i) the ownership of various assets as of the date of the Receivership and, accordingly, whether such assets either were transferred to JPMC pursuant to the Purchase and Assumption Agreement or were retained by WMI or WMI Investment, and (ii) the validity and extent of the numerous claims the parties have asserted against each other for various prepetition and pre-Receivership transactions and obligations.  The most significant disputes between the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate are the parties’ disputes regarding ownership of (i) the Disputed Accounts, (ii) approximately $5.5 to $5.8 billion in tax refunds (the “Tax Refunds”), including interest through a projected future date of receipt and net of tax payments estimated to be owed to certain taxing authorities, that WMI either already has received or, the Debtors believe, will receive, in its capacity as the common parent of a consolidated or combined tax group for federal and state income tax purposes, comprised of WMI, WMB and other subsidiaries (the “Tax Group”), and (iii) the Trust Preferred Securities, which have a liquidation preference of approximately $4 billion.  In addition, the parties dispute ownership of and responsibility for certain employee benefit plans and trusts created to fund employee-related obligations, certain intellectual property and contractual rights, shares in Visa Inc., and the proceeds of certain litigation and insurance policies (each, as described herein).

In an effort to resolve these various disputes, the Debtors, JPMC, the FDIC, and certain Creditor constituencies negotiated a settlement, as set forth in the Initial Global Settlement Agreement.  The Sixth Amended Plan was premised upon, and incorporated the terms of, the Initial Global Settlement Agreement.  At the December Confirmation Hearing, the Debtors sought and received approval of the Initial Global Settlement Agreement.  As described herein, the Bankruptcy Court reaffirmed its approval of the Global Settlement Agreement in the September Opinion.

2.	Bankruptcy Court Approval of the Global Settlement Agreement

Based upon evidence and testimony provided by the Debtors in connection with the December Confirmation Hearing, the Bankruptcy Court determined, in the January Opinion, that the compromise and settlement embodied in the Initial Global Settlement Agreement, and the transactions contemplated therein, are fair, reasonable, and in the best interests of the Debtors and their estates.  In that regard, the Bankruptcy Court found that the various litigations and claims that are resolved pursuant to the Initial Global Settlement Agreement constitute “the precise type of multi-faceted litigation that cries out for settlement” due to the multiplicity of issues, the complexity of the various arguments, and the significant risks associated with litigation of the multitude of claims asserted therein.  The Bankruptcy Court further found that, with respect to each of the claims resolved by the Initial Global Settlement Agreement, the Debtors are unlikely to receive greater value by continuing to litigate than that which they will procure for their estates through consummation of the Initial Global Settlement Agreement, such that the Initial Global Settlement Agreement provides “a reasonable return in light of the possible results of the litigation.”

3.	Subsequent Amendments to the Global Settlement Agreement and Bankruptcy Court Approval Thereof

Notwithstanding the fact that the Bankruptcy Court approved the Initial Global Settlement Agreement, because the Bankruptcy Court determined that the Debtors needed to make certain modifications to the Sixth Amended Plan before the Bankruptcy Court would enter an order confirming the plan, the Debtors were not able to implement the terms of the Initial Global Settlement Agreement.  On January 31, 2011, the Initial Global Settlement Agreement became terminable by any party.  Due to, among other things, the passage of time, the Settlement Note Holders (as defined in the Initial Global Settlement Agreement)15 determined they did not want to agree to a further extension of the termination date of the Initial Global Settlement Agreement.  As a result, the Debtors (i) exercised their rights pursuant to Section 7.3 of the Initial Global Settlement Agreement and terminated the Initial Global Settlement Agreement, and (ii) entered into the Global Settlement Agreement.  Except with respect to modifications, consistent with the January Opinion, to certain of the release provisions set forth therein, the Global Settlement Agreement retains the same terms as the Initial Global Settlement Agreement as between the Debtors, JPMC, the FDIC Receiver, FDIC Corporate, and the Creditors’ Committee.  A copy of the Global Settlement Agreement is annexed as an exhibit to the Seventh Amended Plan, which is annexed hereto as Exhibit A and also is available at www.kccllc.net/wamu.

In its September Opinion, the Bankruptcy Court reiterated that the Global Settlement Agreement “provides a reasonable resolution in light of the possible results of the multiple complex litigation, the likely difficulties in collection, the expense inherent in any further delay, and the paramount interests of the stakeholders,” found that such conclusion is now the “law of the case,” and that there was “not any intervening change in the law or facts to cause it to reconsider its conclusion in the [January Opinion] that the [Global Settlement Agreement] is reasonable.”  (September Opinion at 27, 31-32, 35.)

II.

THE DISCLOSURE STATEMENT

The purpose of this Disclosure Statement is to provide holders of Claims against and Equity Interests in the Debtors with adequate information regarding (i) the Debtors’ history, businesses, and these chapter 11 cases, (ii) the Seventh Amended Plan and alternatives to the Seventh Amended Plan,

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15 The Initial Global Settlement Agreement defined the “Settlement Note Holders” as (i) Appaloosa Management L.P., on behalf of Appaloosa Investment L.P. I, Palomino Fund Ltd., Thoroughbred Fund, L.P., and Thoroughbred Master Ltd., (ii) Centerbridge Partners, L.P, on behalf of Centerbridge Credit Advisors, LLC and Centerbridge Special Credit Advisors, LLC, (iii) Owl Creek Asset Management, L.P., on behalf of Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd., Owl Creek Asia I, L.P., Owl Creek Asia II, L.P., and Owl Creek Asia Master Fund, Ltd. and (iv) Aurelius Capital Management, LP, on behalf of Aurelius Capital Partners, LP and Aurelius Investment, LLC and other managed fund entities.

(iii) the rights of holders of Claims and Equity Interests pursuant to the Seventh Amended Plan, and (iv) other information necessary to enable holders of Claims and Equity Interests to make an informed judgment as to whether to vote to accept or reject and how to make elections with respect to the Seventh Amended Plan.

On [●], 2011 after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order approving this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of holders of Claims against and Equity Interests in the Debtors to make an informed judgment in voting to accept or reject the Seventh Amended Plan.  However, the Bankruptcy Court has not passed on the merits of the Seventh Amended Plan.  No solicitation of votes on the Seventh Amended Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code.  In voting on the Seventh Amended Plan, holders of Claims against or Equity Interests in the Debtors should not rely on any information relating to the Debtors, other than the information contained in this Disclosure Statement, the Seventh Amended Plan, and all exhibits hereto and thereto.

THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE SEVENTH AMENDED PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST.  THE DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW.  THE DESCRIPTION OF THE SEVENTH AMENDED PLAN IS A SUMMARY ONLY, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SEVENTH AMENDED PLAN, AND IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE SEVENTH AMENDED PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE SEVENTH AMENDED PLAN ARE CONTROLLING.  HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE SEVENTH AMENDED PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE SEVENTH AMENDED PLAN’S PROVISIONS.

III.

GENERAL OVERVIEW OF THE SEVENTH AMENDED PLAN

A.	Chapter 11 Overview

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization.  Asset sales, stock sales, and other disposition efforts, however, can also be conducted during a chapter 11 case or pursuant to a chapter 11 plan.  Under chapter 11, a company endeavors to restructure its finances such that it maximizes recovery to its creditors and other stakeholders.  Formulation of a chapter 11 plan is the primary purpose of a chapter 11 case.  A chapter 11 plan sets forth and governs the treatment and rights to be afforded to creditors and stockholders with respect to their claims against and equity interests in the debtor.  According to section 1125 of the Bankruptcy Code, acceptances of a chapter 11 plan may be solicited only after a written disclosure statement has been provided to each creditor or stockholder who is entitled to vote on the plan.  This Disclosure Statement is presented by the Debtors to holders of Claims against and Equity Interests in the Debtors to satisfy the disclosure requirements contained in section 1125 of the Bankruptcy Code.

B.	Significant Features of the Seventh Amended Plan

The following is a brief overview of certain provisions of the Seventh Amended Plan and is qualified in its entirety by reference to the full text of the Seventh Amended Plan, a copy of which is annexed hereto as Exhibit A, as well as the documents included in the Plan Supplement.  For a more detailed summary of the terms and provisions of the Seventh Amended Plan, see Article VI below.

1.	Reorganization

The Seventh Amended Plan contemplates a reorganization of the Debtors pursuant to chapter 11 of the Bankruptcy Code.  After the Effective Date of the Seventh Amended Plan, Reorganized WMI’s assets will consist of its Equity Interests in WMI Investment and WMMRC, as well as in WMB (unless and until WMI abandons its interest in WMB prior to the Effective Date, as discussed further in Article VIII hereof and in all respects, in a manner consistent with previously issued rulings by the Bankruptcy Court), the Senior Notes Release Consideration and Senior Subordinated Notes Consideration (discussed below in Section III.B.6.b(iv) hereof), as well as, as a result of the Reorganized Common Stock Elections, certain Runoff Proceeds and Litigation Proceeds.

As set forth in Sections 1.140 and 27.3 of the Seventh Amended Plan, all of WMI Investment’s assets will be contributed to a Liquidating Trust (discussed below), such that WMMRC, which is currently operating on a “runoff” basis, will be Reorganized WMI’s only operating subsidiary.  WMMRC, a Hawaiian corporation and non-debtor, wholly-owned subsidiary of WMI, is a captive reinsurance company, created to reinsure the risk associated with residential mortgages that were originated or acquired by WMB.  Mortgage insurance for WMB-originated or acquired loans had historically been provided by seven mortgage insurance companies (collectively, the “Mortgage Insurers”), although currently WMMRC is party to mortgage reinsurance agreements (the “Reinsurance Agreements”) with only six mortgage insurance companies.  WMMRC entered into Reinsurance Agreements with each Mortgage Insurer, pursuant to which it would share in the risk, in the form of claim losses, in exchange for a portion of the premiums generated from the residential mortgage loan portfolio held by the Mortgage Insurer.16  See Section IV.A.6 and Articles VII and VIII hereof for financial projections and information related to Reorganized WMI (including, in particular, WMMRC), as well as further discussions relevant to WMMRC’s business and to certain tax consequences related to the consummation of the Seventh Amended Plan.

Pursuant to the Seventh Amended Plan, Reorganized WMI will issue (i) the Runoff Notes and (ii) the Reorganized Common Stock.  Certain Creditors may elect to receive or may by default receive Runoff Notes in lieu of the distributions of Creditor Cash such holders would otherwise be eligible to receive on the Effective Date, which elections will be honored, to the extent Runoff Notes are available and to the extent that electing holders are entitled to receive Creditor Cash on the Effective Date, in a manner consistent with the Subordination Model annexed as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof.  The Reorganized Common Stock will be distributed (i) to holders of Equity Interests, to be allocated among the current holders of WMI’s preferred and common Equity Interests in the manner set forth in the Seventh Amended Plan or such other manner as ordered by the Bankruptcy Court, and (ii) with respect to the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date), to those eligible Creditors that make Reorganized Common Stock Elections, all as discussed in greater detail below.

_______________________________
16 One of WMMRC’s Reinsurance Agreement counterparties is PMI Mortgage Ins. Co., Inc. (“PMI Mortgage”), which Entity was seized by Arizona state regulators on October 20, 2011.  The Debtors understand that, although PMI Mortgage has ceased writing new business, PMI Mortgage will continue to insure its existing mortgage loan portfolio on a runoff basis, and will continue to make payments of premium income to WMMRC pursuant to the Reinsurance Agreement.

Reorganized WMI will be funded by (i) the Seventy Five Million Dollar ($75,000,000.00) Senior Notes Release Consideration and Senior Subordinated Notes Consideration from the holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims, (ii) as a result of the Reorganized Common Stock Elections, subject to the relative priorities thereto set forth in the definitive documentation governing the Runoff Notes, Runoff Proceeds in an aggregate original amount of Ten Million Dollars ($10,000,000.00) plus any interest accrued thereon at a rate of thirteen percent (13%) per annum, as well as certain Litigation Proceeds, and (iii) to the extent of any, all Runoff Proceeds that are generated after full satisfaction of all amounts due on the Runoff Notes.  In addition, subject to the terms and conditions set forth more fully in the Seventh Amended Plan and the definitive documentation governing such loans, AAOC has committed to provide the One Hundred Twenty Five Million Dollar ($125,000,000.00) Credit Facility to be used by Reorganized WMI to finance working capital and general corporate purposes, as well as certain permitted acquisitions and transactions.

a.	Runoff Proceeds

As discussed in Section IV.A.6 hereof, WMMRC’s existing portfolio of assets is held in the following trusts and accounts (such trusts and accounts, collectively, the “WMMRC Trusts”): (a) Home Loan Reinsurance Co. United Guaranty Residential Insurance Company Reinsurance Agreement (Acct. No. x6401); (b) Home Loan Reinsurance Co. Genworth Reinsurance Co. Trust Agreement (Acct. No. x6403); (c) Mortgage Guaranty Insurance Corporation/WM MTG Reinsurance Co. Trust; (Acct. No. x2400); (d) Reinsurance Escrow Agreement among WM Mortgage Reinsurance Co. PMI Mortgage Insurance Company and US Bank (Acct. No. x6404); (e) Radian Guaranty Inc. and WM Mortgage Reinsurance Company Agreement, dated March 27, 2001 (Acct. No. x5700); (f) Home Loan Reinsurance Co. Republic Mortgage Co. Reinsurance Agreement, dated December 14, 1998 (Acct. No. x6402); (g) Washington Mutual Custody Account (Acct. No. x6406); and (h) WM Mortgage Reinsurance Company Inc. (Acct. No. x4202).

Pursuant to the Seventh Amended Plan and the definitive documentation governing the Runoff Notes (discussed below), the “Runoff Proceeds” are (a)(i) all net premiums, reinsurance recoverables, net revenue resulting from commutation of insurance contracts, net interest income, reserve releases and other revenues derived from the reinsurance contracts, investments and other assets of the WMMRC Trusts less, without duplication, (ii)(A) the reasonable and necessary costs and expenses of the WMMRC Trusts and the Trust Holder (defined below) (including, but not limited to, general and administrative expenses, audit fees, required regulatory capital contributions (which capital contributions will be added back to the Runoff Proceeds if applicable regulations permit such distributions thereof), expenses of regulatory compliance, including all costs associated with the Insurance Book Closing (as defined in the definitive documentation governing the Runoff Notes), expenses of administering the indenture for the Runoff Notes and taxes) attributable to the administration of the WMMRC Trusts or the assets thereof and the collection of premiums and/or management of investments in connection therewith (which expenses shall include reasonable and customary expenses attributable to the foregoing paid under any administrative services agreement, investment management agreement or similar agreement), and (B) claims paid for covered losses and (b) the proceeds from the foregoing received by Trust Holder or Reorganized WMI in cash, securities and/or other property from any sale, liquidation, merger or other disposition in respect of the Trust Holder or its interests in the WMMRC Trusts or the assets thereof.  Pursuant to the definitive documentation governing the Runoff Notes, the inclusion of clause (b) of the definition of Runoff Proceeds shall not be construed as a consent to any sale, liquidation, merger or other disposition or waiver of compliance with any covenant related thereto.  For the avoidance of doubt, to the extent that WMI or WMMRC pays any such cost, capital contribution or expense described in clause (ii)(A), payment by WMI or WMMRC will be deemed a cost or expense of the WMMRC Trusts.

b.	Runoff Notes

The “Runoff Notes,” which are more fully described in the definitive documents governing the Runoff Notes, as attached as an exhibit to the Seventh Amended Plan, are the non-recourse senior secured promissory notes to be issued on the Effective Date by Reorganized WMI, in two series, with a combined original principal amount of One Hundred Forty Million Dollars ($140,000,000.00), which will be reduced to a combined original principal amount of One Hundred Thirty Million Dollars ($130,000,000.00) on account of the Reorganized Common Stock Elections, as follows: (i) the First Lien Runoff Notes, in an original principal amount of One Hundred Ten Million Dollars ($110,000,000.00) (the “First Lien Runoff Notes”); and (ii) the Second Lien Runoff Notes, in an original principal amount of Twenty Million Dollars ($20,000,000.00) (the “Second Lien Runoff Notes”).  Any summary of the Runoff Notes set forth herein is subject, in its entirety, to the definitive documents governing the Runoff Notes, and in the event of any conflict between this summary and such documents, such documents shall govern.  The Runoff Notes bear interest at a rate of thirteen percent (13%) per annum, payable in cash to the extent available and payable in kind through quarterly capitalization of accrued interest to the extent cash is unavailable.

The Runoff Notes’ original principal amount of One Hundred Forty Million Dollars ($140,000,000.00) will be subject to reduction on account of the Reorganized Common Stock Elections described in Sections I.G.1.a and III.B.6.b(iv) hereof.  Specifically, to the extent any holder of an Allowed Senior Notes Claim, Allowed Senior Subordinated Notes Claim, Allowed General Unsecured Claim, Allowed CCB-1 Guarantees Claim, Allowed CCB-2 Guarantees Claim, Allowed PIERS Claim or, on a contingent basis, Disputed Claim or Dime Warrant, makes the Reorganized Common Stock Election described in Sections I.G.1.a and III.B.6.b(iv) hereof, such holder’s share of the Runoff Notes to which the Reorganized Common Stock Election was effective will not be issued, thereby reducing the aggregate amount of Runoff Notes outstanding and, subject to the relative priorities set forth below, Reorganized WMI will retain (and will not transfer to the Liquidating Trust) Runoff Proceeds in an amount equal to the payments of principal and interest that would have been due on the Runoff Notes to which the Reorganized Common Stock Election was effective (i.e., One Dollar ($1.00) of original principal amount of Runoff Notes for each share of Reorganized Common Stock).  AAOC has committed to make the Reorganized Common Stock Elections (to the extent such elections are not made by other eligible Creditors) with respect to any distributions of Runoff Notes that AAOC is eligible to receive pursuant to the Seventh Amended Plan on account of such holders’ Allowed PIERS Claims, in an aggregate principal amount of up to Ten Million Dollars ($10,000,000.00).  Thus, as a result, the aggregate original principal amount of Runoff Notes issued will be One Hundred Thirty Million Dollars ($130,000,000.00).

To the extent an electing Creditor receives Reorganized Common Stock pursuant to the foregoing election, such Creditor’s share of the Runoff Notes to which the election was effective  (i.e., One Dollar ($1.00) of original principal amount of Runoff Notes for each share of Reorganized Common Stock) will not be issued and Reorganized WMI will retain an economic interest in the Litigation Proceeds (and such proceeds will not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election is effective) otherwise would have received (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Runoff Notes Collateral.  Reorganized WMI will use its commercially reasonable efforts to cause the transfer of the WMMRC Trusts and their assets to a “protected cell” pursuant to § 431:19-303 of Title 24 of the Hawaii Code (“Newco”), the equity of which will be owned by Reorganized WMI in conformance with all applicable requirements of law, and subject to certain restrictions (such transfer, the “Insurance Book Closing”).  Reorganized WMI will, and will cause the Entity holding the WMMRC Trusts and their assets (i.e., WMMRC or, after the Insurance Book Closing, Newco) (such Entity, the “Trust Holder”), to segregate and not commingle the Runoff Proceeds with any other funds.  Reorganized WMI will cause the Trust Holder to seek permission of applicable regulators to pay, to the extent permitted by applicable law and regulation (including without limitation, state insurance regulations), all Runoff Proceeds to Reorganized WMI as a distribution, dividend or other payment in respect of Reorganized WMI’s equity in the Trust Holder (as defined in the definitive documentation governing the Runoff Notes, the “Runoff Proceeds Distributions”).  At all times, all of the Runoff Proceeds Distributions will be deposited directly into a securities or deposit account (as defined in the definitive documentation governing the Runoff Notes, the “Collateral Account”) on the date paid to Reorganized WMI.  All Runoff Proceeds delivered to the Collateral Account will be applied in the following order:

(i)
first, to satisfy any fees and expenses of the indenture trustee for the Runoff Notes and the agent for the Collateral Account then due and owing for any services rendered pursuant to the documentation governing the Runoff Notes;

(ii)
second, to Reorganized WMI until Reorganized WMI has received an aggregate amount equal to (i) Four Million Dollars ($4,000,000.00) plus (ii) an additional amount equal to 13% per annum on the unpaid portion of such Four Million Dollars ($4,000,000.00).

(iii)
 third, to accrued and unpaid interest on the First Lien Runoff Notes and then to the outstanding principal of the First Lien Runoff Notes until all accrued and unpaid interest on and principal of the First Lien Runoff Notes have been paid in full;

(iv)
 fourth, to Reorganized WMI until Reorganized WMI has received an aggregate amount equal to (i) Six Million Dollars ($6,000,000.00) plus (ii) an additional amount equal to 13% per annum on the unpaid portion of such Six Million Dollars ($6,000,000.00);

(v)
fifth, to accrued and unpaid interest on the Second Lien Runoff Notes and then to the outstanding principal of the Second Lien Runoff Notes until all accrued and unpaid interest on and principal of the Second Lien Runoff Notes have been paid in full; and

(vi)	sixth, to Reorganized WMI.

Reorganized WMI has agreed to use commercially reasonable efforts to obtain approval of the applicable regulators to grant a first priority perfected lien in the equity of WMMRC (to the extent and so long as WMMRC is the Trust Holder), and from and after the Insurance Book Closing, in the equity issued by and the assets of Newco, in each case to secure Reorganized WMI’s obligations in respect of the First Lien Runoff Notes.  The First Lien Runoff Notes will also be secured by a first priority perfected security interest in the Collateral Account and the Runoff Proceeds Distributions (together with the collateral described in the preceding sentence, the “Runoff Notes Collateral”).  The Second Lien Runoff Notes will be secured by a second priority, “silent,” perfected security interest in the Runoff Notes Collateral.  The Runoff Notes will have recourse solely to the Runoff Notes Collateral and, to the extent of any Runoff Proceeds that were required to be deposited in the Collateral Account but were not so deposited and in certain other limited circumstances set forth in the definitive documentation governing the Runoff Notes, to Reorganized WMI.  The right of the holders of the Runoff Notes to receive payment from the Collateral Account and the liens in the Runoff Notes Collateral will be subject to the right of Reorganized WMI to receive payments from the Collateral Account in accordance with the order of priorities described above.

Reorganized WMI has no obligation to satisfy any deficiency if the Runoff Proceeds are insufficient to fully repay the Runoff Notes.  There are no assurances that Runoff Proceeds will in fact be sufficient to fully repay the Runoff Notes.  Indeed, the Projections (defined below) set forth in Article VII hereof, project that the Runoff Proceeds will be sufficient to satisfy only a portion of the principal and interest owed in connection with the Second Lien Runoff Notes.

Reorganized WMI is prohibited from permitting liens on the Collateral Account, any interests in the Trust Holder, Newco or in any of the WMMRC Trusts, the Runoff Proceeds Distributions or any Runoff Proceeds, or deposit accounts into which Runoff Proceeds are deposited or any proceeds, other than the lien in favor of the agent for the Collateral Account for the benefit of the holders of the First Lien Runoff Notes and Second Lien Runoff Notes or as otherwise permitted pursuant to the definitive documents governing the Runoff Notes.  In addition, the Trust Holder will be prohibited from transferring any interest it has in any of the WMMRC Trusts, will be required to remain a wholly-owned subsidiary of Reorganized WMI, and its activities will be limited to administering the WMMRC Trusts, collecting premiums, and depositing the Runoff Proceed Distributions into the Collateral Account.

The final maturity date of the Runoff Notes is the eighteenth (18th) anniversary of the issuance of the Runoff Notes.  Any and all of the Runoff Notes, however, may be redeemed, at Reorganized WMI’s discretion, at any time without premium or penalty.  All Runoff Proceeds generated after satisfaction in full of all amounts due on the Runoff Notes, if any, will be contributed to Reorganized WMI.

The Runoff Notes will be issued pursuant to the exemption from securities laws afforded by Section 1145 of the Bankruptcy Code and pursuant to an indenture qualified under the Trust Indenture Act.  The Runoff Notes will be freely transferable by any Entity other than an Entity deemed an affiliate of Reorganized WMI; provided, however, that the Second Lien Runoff Notes may include certain restrictions on accumulation of 4.75% or more of the aggregate principal amount of such notes if such restrictions would not preclude the listing of such notes with the Depository Trust Company (“DTC”).

c.	Reorganized Common Stock

“Reorganized Common Stock” is the Two Hundred Million (200,000,000) shares of duly authorized common stock of Reorganized WMI to be issued on the Effective Date, with a par value of $0.00001 per share.

2.	Credit Facility

The Seventh Amended Plan provides that the lenders under the Credit Facility will provide the Credit Facility, also discussed in Sections I.G.2 and VI.G.11 hereof, to Reorganized WMI, as borrower, for the purposes of financing Reorganized WMI’s working capital and general corporate purposes, as well as permitted acquisitions and permitted originations by Reorganized WMI, as more fully described in the Seventh Amended Plan and the definitive documents governing the Credit Facility, which documents are attached as an exhibit to the Seventh Amended Plan.  Any summary of the Credit Facility set forth herein is subject, in its entirety, to the definitive documents governing the Credit Facility, and in the event of any conflict between this summary and such documents, such documents shall govern.

The Credit Facility is a senior secured multi-draw term loan with a four and one-half (4½) year or five (5) year maturity, as applicable, a three (3) year availability period, and an aggregate original principal amount not to exceed One Hundred Twenty Five Million Dollars ($125,000,000.00), to be made available to Reorganized WMI in three tranches, namely, (i) the Tranche A Credit Facility (including the Tranche A-1 Term Loan) in the aggregate amount of Twenty Five Million Dollars ($25,000,000.00) and (ii) the Tranche B Credit Facility of One Hundred Million Dollars ($100,000,000.00).  Reorganized WMI may draw on the Tranche A Credit Facility to fund working capital and for general corporate purposes, as set forth in the documents governing the Credit Facility.  Reorganized WMI may draw on the Tranche B Credit Facility, however, only to fund “Permitted Acquisitions” and “Permitted Originations” (as such terms are defined in the documents governing the Credit Facility).

Permitted Acquisitions.  The financing agreement governing the Credit Facility defines a “Permitted Acquisition” as an acquisition meeting certain criteria, including, among others, the requirements that (i) any assets or equity interests acquired will be part of a business engaged in financial services, insurance services, origination of loan or insurance or financial services assets, (ii) not less than twenty percent (20%) of the purchase price is funded by new equity contributions or subordinated indebtedness or with cash on hand (other than proceeds of the Credit Facility, “Restricted Disposition Proceeds” (defined in the documentation governing the Credit Facility to include the proceeds of dispositions of assets or equity interests to the extent purchased with proceeds advanced pursuant to the Credit Facility) and proceeds of other indebtedness).  Pursuant to the definitive documentation governing the Credit Facility, funds drawn from the Credit Facility may be used to finance a Permitted Acquisition only if such acquisition has been (i) approved by either a majority of Reorganized WMI’s board of directors, including the member appointed by AAOC, or (ii) approved by a majority of Reorganized WMI’s board of directors excluding the member appointed by AAOC and pursuant to the Independent Valuation Process as defined in such documentation and including the opinion of a qualified valuation firm that the consideration paid is not greater than the fair market value of the property acquired.

Permitted Originations.  The financing agreement governing the Credit Facility defines a “Permitted Origination” as an origination subject to a business plan that has been approved by Reorganized WMI’s board of directors that meets certain criteria, including, among others, the requirement that at least twenty percent (20%) of the amount requested by Reorganized WMI in connection with any proposed origination business is funded by new equity contributions or subordinated indebtedness or with cash on hand (other than proceeds of the Credit Facility, “Restricted Disposition Proceeds” (defined in the documentation governing the Credit Facility to include the proceeds of dispositions of assets or equity interests to the extent purchased with proceeds advanced pursuant to the Credit Facility) and proceeds of other indebtedness).  The Tranche B Credit Facility advances in connection with Permitted Originations will be in an amount less than or equal to Ten Million Dollars ($10,000,000.00) in the aggregate or greater amounts if approved by lenders holding at least two-thirds of the sum of the outstanding principal amount and unfunded commitments, in their sole discretion.

Outstanding amounts on the Credit Facility bear interest at a rate of seven percent (7.0%) per annum, with Reorganized WMI having the option to pay one percent (1%) thereof in kind.  AAOC’s obligation to provide the Credit Facility is conditioned on Reorganized WMI’s maintenance of certain performance ratios, as set forth in more detail in the documents governing the Credit Facility.  Each of the draws pursuant to the Credit Facility will be not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) and, once repaid, may not be re-borrowed.  The number of draws permitted will be limited to one per month.  Upon the first draw on each respective tranche under the Credit Facility, a funding fee of one and a half percent (1.5%) of the full amount of the commitments in each respective tranche will be earned in full, due and will be paid by capitalizing such amount and adding it to the principal amount of the Credit Facility.  Subject to applicable law and necessary regulatory approvals, the Credit Facility will be guaranteed by all existing and future subsidiaries of Reorganized WMI (collectively, the “Guarantors”), be secured by a first perfected priority security interest in all real and personal assets (subject to limited exceptions to be agreed upon) of Reorganized WMI and the Guarantors (including, to the extent permitted by applicable law and approval by applicable regulatory authorities the pledge of the capital stock and assets of Reorganized WMI’s subsidiaries) and contain other terms and conditions as may be agreed upon.

Replacement Lenders.  During the period from the date hereof up to and including the Ballot Date, the Debtors will market the terms of the Credit Facility in an effort to obtain terms superior to those set forth in the Seventh Amended Plan; provided, however, that, in accordance with the procedures set forth on the applicable Ballot, any Creditor or holder of an Equity Interest may, upon (i) presentation of financial information necessary to establish the ability to participate as a lender in accordance with the provisions of the Credit Facility and (ii) the consent of the Equity Committee, which consent will not be unreasonably withheld, become a lender under the Credit Facility in lieu of the lenders contemplated pursuant to the definitive documentation governing the Credit Facility.  Prior to the commencement of the Confirmation Hearing, the Debtors will file a notice with the Bankruptcy Court setting forth the lender(s) selected to provide the Credit Facility.

3.	Creditor Cash

As discussed in Section III.B.6.b(iv) and Article VI below, pursuant to the Seventh Amended Plan, holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims in Classes 2, 3, 12, 14, 15, and 16, respectively, will receive, in accordance with the Subordination Model annexed as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof, their Pro Rata Share of Creditor Cash on account of their Allowed Claims and Postpetition Interest Claims.  Creditor Cash is the excess Cash, if any, of (i) all Cash and Cash Equivalents to be distributed by the Disbursing Agent in accordance with the Seventh Amended Plan over (ii) such amounts of Cash (a) reasonably determined by the Disbursing Agent as necessary to satisfy, in accordance with the terms and conditions of the Seventh Amended Plan, Allowed Administrative Expense Claims, Allowed Priority Tax Claims (to the extent necessary), Allowed Priority Non-Tax Claims, Allowed Convenience Claims, Trustee Claims, the fees and expenses owed to certain Creditors’ professionals pursuant to Section 41.18 of the Seventh Amended Plan, and fees and expenses of the Disbursing Agent as of the Effective Date, (b) necessary to fund the Liquidating Trust in accordance with the Seventh Amended Plan, as reasonably determined by the Debtors, (c) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims, (d) necessary to make pro rata distributions to holders of Administrative Expense Claims that have not yet been filed or Allowed as of the Effective Date, and (e) such other amounts reasonably determined by the Disbursing Agent (in consultation with the Liquidating Trustee) as necessary to fund the ongoing operations of the Liquidating Trust during the period from the Effective Date up to and including such later date as the Disbursing Agent shall reasonably determine; provided, however, that “Creditor Cash” shall include Cash in the Vendor Escrow only to the extent of WMI’s share of Cash remaining in such escrow after payment of Allowed WMI Vendor Claims.

The Debtors estimate that the total amount of Creditor Cash available on the Effective Date will be approximately $6.21 billion.  This includes $2.095 billion of Tax Refunds (representing WMI’s portion under the Global Settlement Agreement, after the payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Notes Holders as and to the extent set forth in the Seventh Amended Plan, as discussed in Sections VI.B.18.a and V.B.5.g(i) below) based on receipt of an aggregate of approximately $5.278 billion of tax refunds.

4.	The Liquidating Trust

As discussed in Sections III.B.6.b(iv), III.B.6.b(vi), V.B.5.g(i), VI.B.2, VI.B.3, VI.B.12, VI.B.15, VI.B.16, VI.B.17, VI.B.18.a VI.B.18.b, VI.B.19, VI.B.20, and VI.D below, the Seventh Amended Plan provides for the establishment of a Liquidating Trust for the benefit of the Liquidating Trust Beneficiaries—(i) holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, Allowed WMB Senior Notes Claims, Allowed Late-Filed Claims, (ii) Accepting Non-Filing WMB Senior Note Holders, and (iii) in certain circumstances, holders of Allowed Subordinated Claims, Preferred Equity Interests, Dime Warrants and Common Equity Interests in accordance with the terms and provisions of the Seventh Amended Plan.  The Liquidating Trust Assets will include all Assets of the Debtors (including, without limitation, certain Plan Contribution Assets and such Runoff Notes which are either (a) not distributed on the Effective Date or (b) placed into the Liquidating Trust Claims Reserve) except (i) Cash to be distributed by the Reorganized Debtors as Disbursing Agent to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims (to the extent applicable), Allowed Priority Non-Tax Claims, Allowed Convenience Claims, Allowed WMI Vendor Claims, Allowed Trustee Claims, and the fees and expenses owed to certain Creditors’ professionals pursuant to Section 41.18 of the Seventh Amended Plan, in each case as of the Effective Date, (ii) Cash necessary to reimburse the Reorganized Debtors for fees and expenses incurred in connection with initial distributions made by the Reorganized Debtors as Disbursing Agent, (iii) the economic interest retained by the Debtors in any Litigation Proceeds pursuant to the respective elections for Reorganized Common Stock, and (iv) Creditor Cash on the Effective Date and the equity interests in each of WMI Investment (all the assets of which, for the avoidance of doubt, shall be contributed to the Liquidating Trust, including any Intercompany Claims), WMMRC and WMB.  For the avoidance of doubt, the Liquidating Trust Assets shall include abandoned and/or escheated property received after the Effective Date.  The Liquidating Trust Interests will not be transferable or assignable except by will, intestate succession or operation of law.

Except with respect to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Notes Claims, Liquidating Trust Interests will be distributed to holders of Allowed Claims pursuant to the Seventh Amended Plan in accordance with the Subordination Model annexed as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof.  As discussed in Sections III.B.6.b(vi), V.B.5.g(i), VI.B.18.a, and VI.B.18.b below, the interests of holders of WMB Senior Notes Claims and Accepting Non-Filing Senior Notes Holders in the Liquidating Trust are limited to the BB Liquidating Trust Interests, or those certain Liquidating Trust Interests that, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335,000,000.00).

a.	The Trust Advisory Board

The Trust Advisory Board will consist initially of seven (7) members, with three (3) of such members selected by the Creditors’ Committee (together with any successors, the “CC Members”), three (3) selected by the Equity Committee (together with any successors, the “EC Members”) and one (1) selected by the Creditors’ Committee subject to approval by the Equity Committee (together with any successor, the “CC-EC Member”), which approval will not be unreasonably withheld.  The Trust Advisory Board will have oversight responsibility for all functions of the Liquidating Trust including, among others:  (i) determination of the timing and amount of distributions to the Liquidating Trust Beneficiaries, subject to the objective criteria set forth in the Plan; (ii) subject to the terms of the Liquidating Trust Agreement, liquidation of assets of the Liquidating Trust; and (iii) reconciliation of claims asserted against the Debtors and their chapter 11 estates, including, without limitation, oversight of the litigation of Disputed Claims within Class 12 (General Unsecured Claims) and Claims that, if litigated, could result in the classification of such Claims within Class 12 (General Unsecured Claims), including claims relating to the Dime Warrants.

If, during the term of the Liquidating Trust, the aggregate outstanding amount of the Liquidating Trust Interests representing (i) Allowed Claims, (ii) the greater of Intercreditor Interest Claims or Postpetition Interest Claims in respect of such Allowed Claims, (iii) Disputed Claims, (iv) the greater of Intercreditor Interest Claims or Postpetition Interest Claims in respect of such Disputed Claims, and (v) contingent, unliquidated Claims, is Fifty Million Dollars ($50,000,000.00) or less, (X) one (1) CC Member who is not a CC Subcommittee Member (as defined below) shall without any further action by the Liquidating Trustee, the Trust Advisory Board, the Bankruptcy Court or any other Person, resign, and (Y) within twenty (20) Business Days of such event, the EC Members shall appoint a new member of the Trust Advisory Board and notify the Liquidating Trustee in writing.  If, during the term of the Liquidating Trust, all Liquidating Trust Interests representing Allowed Claims and Postpetition Interest Claims in respect of such Allowed Claims are paid in full, (X) any remaining CC Members shall be removed immediately without any further action by the Liquidating Trustee, the Trust Advisory Board, the Bankruptcy Court or any other Person, and (Y) within twenty (20) Business Days of such event, the remaining members of the Trust Advisory Board shall (i) appoint two (2) new members of the Trust Advisory Board and notify the Liquidating Trustee in writing, or (ii) elect to continue without such replacement members and notify the Liquidating Trustee in writing.

In the event of a vacancy in a member’s position (whether by removal, death or resignation), a new member may be appointed, (A) in the case of a CC Member, by the other CC Member(s) or, if there are no remaining CC Members, by (1) the Creditors’ Committee as notified in writing to the Trust Advisory Board and the Liquidating Trustee within five (5) Business Days, or (2) if the Creditors’ Committee has been dissolved, the Liquidating Trustee as notified in writing to the Trust Advisory Board within five (5) Business Days, (B) in the case of an EC Member, by the other EC Members, or (C) in the case of the CC-EC Member, by the other CC Member(s) subject to the approval of the EC Members (such approval not to be unreasonably withheld) or, if there is no remaining CC Member, by the Creditors’ Committee subject to the reasonable approval of the EC members as notified in writing to the Trust Advisory Board and the Liquidating Trustee within five (5) Business Days.  In each case, the appointment of a successor member of the Trust Advisory Board shall be evidenced by the filing with the Bankruptcy Court by the Liquidating Trustee of a notice of appointment, which notice shall include the name, address, and telephone number of the successor member of the Trust Advisory Board.

Currently, (i) Wells Fargo Bank, N.A. and Arnold Kastenbaum have been selected as CC Members of the Trust Advisory Board; (ii) Joel Klein and Michael Willingham have been selected as EC Members of the Trust Advisory Board; (iii) Matthew Cantor has been selected as the CC-EC Member of the Trust Advisory Board, and (iv) William Kosturos has been named the Liquidating Trustee.  One CC Member and one EC Member have not yet been selected.

 The identification of the remaining initial members of the Trust Advisory Board will be established prior to the Effective Date.  Members of the Trust Advisory Board shall receive such market compensation as is agreeable to each of the Debtors, the Creditors’ Committee, the Equity Committee, and AAOC, or such other compensation as the Bankruptcy Court finds to be reasonable.

Each member of the Trust Advisory Board shall have a fiduciary duty to act in the best interests of the Liquidating Trust Beneficiaries as a whole.

b.	The Litigation Subcommittee

On the Effective Date, the Litigation Subcommittee will be formed and will be initially comprised of one (1) member selected by the Creditors’ Committee from the CC Members of the Trust Advisory Board (together with any successors, the “CC Subcommittee Member”), and two (2) members, who shall also be the EC Members of the Trust Advisory Board.  Each member of the Litigation Subcommittee shall continue to act as a member of the Litigation Subcommittee until he or she is no longer a member of the Trust Advisory Board.

The Litigation Subcommittee will oversee (i) the prosecution of, subject to the exculpation and release provisions of the Seventh Amended Plan, (A) D&O Claims, (B) claims against professionals and representatives retained by the Debtors with respect to actions arising during the period prior to the Petition Date; and (C) claims arising prior to the commencement of the Debtors’ bankruptcy cases against third-parties for any non-contractual breach of duty to WMI, including, but not limited to, antitrust claims and business tort claims (collectively, categories (A), (B), and (C) are the “Recovery Claims”) and (ii) the defense of Junior Disputed Claims (other than Claims that, if litigated, could result in the classification of such Claims in Class 12 (General Unsecured Claims)), including Disputed Claims of WMB Noteholders for misrepresentation, which Disputed Claims are classified in Class 18 (Subordinated Claims) pursuant to the Seventh Amended Plan.  In connection with the foregoing, and subject to the review and approval of the Bankruptcy Court, upon notice and a hearing, the Litigation Subcommittee shall have discretion over the following matters:  (x) retention of counsel and professionals in conjunction with the Recovery Claims and the Junior Disputed Claims; provided, however, that the prosecution of any D&O Claims shall be handled by Klee, Tuchin, Bogdanoff, & Stern LLP and the defense of any Junior Disputed Claims shall be handled by Weil, Gotshal & Manges LLP, Quinn Emanuel Urquhart & Sullivan, LLP and such other counsel as may be appointed from time to time with the consent of the Trust Advisory Board; (y) prosecution and settlement of the Recovery Claims; and (z) establishment of budgets and expenditure of the first Ten Million Dollars ($10,000,000.00) of the Litigation Funding (as defined below).  In the event that all of the Litigation Funding has been spent, the Litigation Subcommittee may request additional funds from the Trust Advisory Board who shall have the sole and absolute discretion as to whether to allocate such additional funds.  To the extent the Litigation Funding or any additional funds that are allocated to the Litigation Subcommittee are unused, such funds shall be distributed by the Liquidating Trust in accordance with the terms and conditions of the Seventh Amended Plan.

Each member of the Litigation Subcommittee will be a member of the Trust Advisory Board.  The identification of such Litigation Subcommittee member will be made prior to the Effective Date and any compensation to be paid for being a member of the Litigation Subcommittee will be established prior to the Effective Date and be set forth in the Confirmation Order.

c.	Funding of Liquidating Trust Activities

On the Effective Date, there shall be set aside out of the Liquidating Trust Assets an amount of Cash reasonably determined by the Debtors and the Creditors’ Committee prior to the Effective Date to be necessary to fund the activities of the Liquidating Trust, which amount shall be Sixty Million Dollars ($60,000,000.00) (the “Funding”); provided, however, that the Funding may be increased from time to time during the term of the Liquidating Trust upon the request of the Liquidating Trustee and the approval of the Trust Advisory Board, such approval not to be unreasonably withheld.  Twenty

Million Dollars ($20,000,000.00) of the Funding (the “Litigation Funding”) will be allocated to the Litigation Subcommittee, with both the first Ten Million Dollars ($10,000,000.00) of the Litigation Funding and the second Ten Million Dollars ($10,000,000.00) of the Litigation Funding to be used for the prosecution of the Recovery Claims (as defined above); provided, however, that, prior to the allocation and use of any portion of the second Ten Million Dollars ($10,000,000.00) of the Litigation Funding, the Litigation Subcommittee shall obtain the approval of the Trust Advisory Board as to the reasonable expenditure of such funds, which approval will not be unreasonably withheld.  Subject to the terms of the Liquidating Trust Agreement, the Litigation Funding may be increased during the term of the Liquidating Trust upon the request of the Litigation Subcommittee and the approval of the Trust Advisory Board, which approval may be granted or withheld by the Trust Advisory Board in its sole and absolute discretion.  Further, the Liquidating Trust Agreement does not preclude the Trust Advisory Board or the Litigation Subcommittee from seeking additional financing from sources other than the Liquidating Trust Assets in the discharge of their fiduciary duties.

Any funds recovered by settlement, judgment, or otherwise on the Recovery Claims will be held by the Liquidating Trust and be distributed in accordance with the terms and conditions of the Seventh Amended Plan.  To the extent the Litigation Funding or any additional funds that are allocated to the Litigation Subcommittee are unused, such funds shall be distributed by the Liquidating Trust in accordance with the terms and conditions of the Seventh Amended Plan.

d.	Litigation and Settlement Authority

The Liquidating Trustee shall submit any proposed settlement, disposition or abandonment of any Claims asserted against the Debtors or the Debtors’ estates to the Trust Advisory Board or to the Litigation Subcommittee for consideration and approval, other than (i) any proposed final settlement, disposition or abandonment that was made or accepted by the Debtors prior to the Effective Date, the principal terms of which have been evidenced in writing (whether or not such offer or acceptance is conditioned upon approval of any supervising authority), and (ii) any settlement, disposition or abandonment of a GUC Claim (as defined below) where the proposed settlement, disposition or abandonment amount with respect to such GUC Claim is $2,000,000.00 or less (each such GUC Claim, a “De Minimis GUC Claim”).  Proposed settlements, dispositions or abandonments of (A) Claims asserted against the Liquidating Trust (other than De Minimis GUC Claims), (B) claims previously asserted against the Debtors or the Debtors’ estates within Class 12 (General Unsecured Claims) of the Seventh Amended Plan (“GUC Claims”), or (C) Claims, that if litigated, could result in the classification of such Claim within Class 12 (General Unsecured Claims), including claims related to Dime Warrants, in each case, shall be submitted to the Trust Advisory Board for consideration and approval and the Trust Advisory Board shall promptly, and in any event within twenty (20) Business Days of such submission, make a determination regarding the proposed settlement, disposition or abandonment.  Proposed settlements, abandonments or dispositions of Claims asserted against the Liquidating Trust or claims previously asserted against the Debtors or the Debtors’ estates within Class 17A (WMB Senior Notes Claims), Class 17B (WMB Subordinated Notes Claims) and Class 18 (Subordinated Claims) of the Plan (collectively, the “Junior Disputed Claims”), shall be submitted to the Litigation Subcommittee for consideration and approval and the Litigation Subcommittee shall promptly, and in any event within twenty (20) Business Days of such submission, make a determination regarding the proposed settlement, disposition or abandonment.  If the Litigation Subcommittee does not approve a settlement offer that the Liquidation Trustee believes in good faith should be accepted within twenty (20) Business Days of its submission to the Litigation Subcommittee, the Liquidating Trustee may submit the settlement offer to the Trust Advisory Board for consideration and approval.

The Trust Advisory Board shall have the authority, subject to Bankruptcy Court review and approval, to settle all GUC Claims (other than any De Minimis GUC Claim) and all Claims relating to Dime Warrants.  Notwithstanding the foregoing, the Litigation Subcommittee shall have authority to settle all Recovery Claims and the Junior Disputed Claims (other than Claims that, if litigated, could result in the classification of such Claims within Class 12 (General Unsecured Claims)), subject to Bankruptcy Court review and approval; provided, however, that, from and after the expiry of the six (6) month period beginning on the Effective Date, both the Trust Advisory Board and the Litigation Subcommittee shall have the authority to settle all Recovery Claims and the Junior Disputed Claims, subject to Bankruptcy Court review and approval.

The Trust Advisory Board shall have the authority to retain counsel and professionals in conjunction with the GUC Claims (other than any De Minimis GUC Claim), subject to Bankruptcy Court review and approval.  Except as provided above, the Litigation Subcommittee will have authority to retain counsel and professionals in conjunction with the Recovery Claims and Junior Disputed Claims, subject to Bankruptcy Court review and approval.

5.	Reorganized WMI’s Board of Directors

The initial members of Reorganized WMI’s board of directors will be selected as follows: four (4) members selected by the Equity Committee and one (1) member selected by the lenders party to the Credit Facility.  Subsequently, the owners of the Reorganized Common Stock will elect the board of Reorganized WMI; provided, however, that for so long as the Credit Facility is outstanding, the lenders party to the Credit Facility will be entitled to appoint one member to the board of Reorganized WMI.

6.	General Overview of Treatment Pursuant to the Seventh Amended Plan of Allowed Claims and Equity Interests

The following constitutes a generalized overview of the treatment provisions of the Seventh Amended Plan.  The summaries set forth below are qualified in their entirety by the provisions of the Seventh Amended Plan, which are summarized in greater detail in Article VI hereof.

a.	Treatment of Unclassified Claims

(i)	Allowed Administrative Expense Claims

As set forth in Section VI.A.1 below, pursuant to the Seventh Amended Plan, holders of Allowed Administrative Expense Claims will be paid in full, in Cash, or in accordance with such other terms as may be agreed upon by the holder of an Administrative Expense Claim and the Disbursing Agent; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors will be paid in full and performed by the Disbursing Agent in the ordinary course of business in accordance with the terms and subject to the conditions of any agreement governing, instrument evidencing, or other document relating to such transactions; and provided, further, that, if any such ordinary course expense is not billed, or a request for payment is not made, within ninety (90) days after the Effective Date, such ordinary course expense will be barred and the holder thereof shall not be entitled to a distribution pursuant to the Seventh Amended Plan.

(ii)	Allowed Professional Compensation and Reimbursement Claims

As set forth in Section VI.A.2 below, except as otherwise provided in Section 41.18 of the Seventh Amended Plan, all Entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 328, 330, or 331 of the Bankruptcy Code or entitled to priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (i) on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (ii) upon such other terms no more favorable to the claimant than as may be mutually agreed upon between such claimant and the Disbursing Agent; provided, however, that, except as provided herein, each professional must file its application for final allowance of compensation for professional services rendered and reimbursement of expenses on or prior to the Administrative Claim Bar Date.  The Disbursing Agent is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

(iii)	Allowed Priority Tax Claims

As set forth in Section VI.A.3 below, pursuant to the Seventh Amended Plan, at the option and discretion of the Debtors, which option shall be exercised, in writing, on or prior to the commencement of the Confirmation Hearing, such payment shall be made (i) in full, in Cash, on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date on which such claim becomes an Allowed Claim, (ii) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in equal quarterly installments commencing on the first (1st) Business Day following the Effective Date and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable non-bankruptcy rate, subject to the sole option of the Disbursing Agent to prepay the entire amount of the Allowed Priority Tax Claim, or (iii) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Disbursing Agent.

b.	Treatment of Non-Subordinated Claims

(i)	Treatment of Allowed Claims in Class 1

As set forth in Section VI.B.1 below, pursuant to the Seventh Amended Plan, holders of Allowed Priority Non-Tax Claims will be paid in full, in Cash, on the Effective Date.

(ii)	Treatment of Allowed Claims in Classes 4, 5, 6, 7, 8, 9, 10, and 11

As set forth in more detail in Sections VI.B.4, VI.B.5, VI.B.6, VI.B.7, VI.B.8, VI.B.9, VI.B.10, and VI.B.11 below, pursuant to the Seventh Amended Plan and the Global Settlement Agreement, JPMC will pay or fund the payment of all Allowed WMI Medical Claims (Class 4), Allowed JPMC Rabbi Trust/Policy Claims (Class 5), Allowed Other Benefit Plan Claims (Class 6), Allowed Qualified Plan Claims (Class 7), Allowed WMB Vendor Claims (Class 8), Allowed Visa Claims (Class 9), Allowed Bond Claims (Class 10), and Allowed Vendor Claims (Class 11).

(iii)	Treatment of Allowed Convenience Claims in Class 13 and Certain Electing Allowed General Unsecured Claims in Class 12

As set forth in more detail in Section VI.B.14 hereof, the Debtors will pay, in full in Cash, all Allowed Convenience Claims, as well as any Allowed General Unsecured Claims to the extent that the holders thereof elect, on their Ballots, to have their Allowed Claims reduced to Fifty Thousand Dollars ($50,000.00) to be treated as Allowed Convenience Claims.

(iv)	Treatment of Allowed Claims in Classes 2, 3, 12, 14, 15, and 16

As set forth in more detail in Sections VI.B.2, VI.B.3, VI.B.12, VI.B.15, VI.B.16, and VI.B.17 below, the Seventh Amended Plan is structured so that, subject to the Senior Notes Release Consideration and Senior Subordinated Notes Release Consideration (defined and discussed below), and except to the extent such holders elect to receive Runoff Notes in lieu of Cash on account of Liquidating Trust Interests, holders of Allowed Senior Notes Claims (Class 2), Allowed Senior Subordinated Notes Claims (Class 3), Allowed General Unsecured Claims (Class 12), Allowed CCB-1 Guarantees Claims (Class 14), Allowed CCB-2 Guarantees Claims (Class 15) and Allowed PIERS Claims (Class 16) will be entitled to receive Creditor Cash and Liquidating Trust Interests in accordance with such holders’ relative priorities as set forth in the Subordination Model attached as an exhibit to the Seventh Amended Plan, a copy of which is set forth below in Section III.B.6.d hereof.

Senior Notes Release Consideration and Senior Subordinated Notes Release Consideration.  On the Effective Date, in consideration for, and subject in all respects to the grant and approval of, the releases pursuant to Section 41.6 of the Seventh Amended Plan (the Non-Debtor Release Provision) being granted by each Releasing Equity Interest Holder, and to avoid further delay as well as costly litigation, from the initial distributions of Creditor Cash referred to above, each holder of an Allowed Senior Notes Claims in Class 2 will contribute to Reorganized WMI, for and on behalf of each Releasing Equity Interest Holder, the Senior Notes Release Consideration (i.e., Cash in an amount equal to Nine Hundred Sixty-Eight Thousandths of one percent (.968%) of such holder’s Allowed Claim (with the aggregate amount for all Allowed Senior Notes Claims equal to Forty Million Dollars ($40,000,000.00))), and each holder of an Allowed Senior Subordinated Notes Claims in Class 3 will contribute to Reorganized WMI, for and on behalf of each Releasing Equity Interest Holder, the Senior Subordinated Notes Release Consideration (i.e., Cash in an amount equal to Two and One-Tenth percent (2.1%) of such holder’s Allowed Claim (with the aggregate amount for all Allowed Senior Subordinated Notes Claims equal to Thirty-Five Million Dollars ($35,000,000.00))).  Thereby, Cash in an aggregate amount of Seventy Five Million Dollars ($75,000,000.00) will be contributed to Reorganized WMI; provided, however, that, notwithstanding the applicability of any contractual subordination provisions, such contributions will not be recouped through the enforcement of any such contractual subordination provision.  Solely for purposes of the Creditor Contribution, “Allowed Claim” will mean the principal amount of such Senior Notes Claim or Senior Subordinated Notes Claim, as applicable, as well as interest accrued thereon, remaining unpaid and relating to the period up to and including the Petition Date.

Runoff Notes Elections.  Each holder of an Allowed Senior Notes Claim (Class 2), Allowed Senior Subordinated Notes Claim (Class 3), Allowed General Unsecured Claim (Class 12), CCB-1 Guarantees Claim (Class 14), and CCB-2 Guarantees Claim (Class 15) will be provided the right to elect to receive Runoff Notes in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive pursuant to the Seventh Amended Plan (such election, a “Runoff Notes Election”).  Holders of Disputed Claims and Dime Warrants will be permitted to make contingent Runoff Notes Elections, which elections will be effective if and to the extent such holders are determined, pursuant to a Final Order, to hold Allowed General Unsecured Claims in Class 12 and if and to the extent such holders are entitled to receive Creditor Cash on the Effective Date.  As set forth in more detail in the applicable provisions of the Seventh Amended Plan and in Sections VI.B.2, VI.B.3, VI.B.12, VI.B.15, VI.B.16 and VI.F.1.a hereof, Runoff Notes Elections by such holders will be honored, to the extent such holders are entitled to receive Creditor Cash on the Effective Date, and in a manner consistent with relative priorities of such holders as set forth in the Subordination Model attached as an exhibit to the Seventh Amended

Plan, a copy of which is set forth below in Section III.B.6.d hereof.  As summarized in more detail in Section VI.B.17 hereof, and only to the extent holders of Allowed PIERS Claims (Class 16) are entitled to receive Creditor Cash on the Effective Date, such holders will receive their Pro Rata Share of the balance of any Runoff Notes not distributed to eligible electing Creditors in Classes that are senior in recovery.  To the extent that, on the Effective Date, a holder of an Allowed Claim receives Runoff Notes, such holder’s distribution of Creditor Cash to be received on the Effective Date will be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

Limitation on Runoff Notes Elections; Deemed Election by AAOC.  As summarized in Section VI.F.13 hereof, in the event that Runoff Notes Elections are made in an aggregate original principal amount greater than One Hundred Forty Million Dollars ($140,000,000.00), such elections will be reduced pro rata such that the aggregate original principal amount elected is equal to One Hundred Forty Million Dollars ($140,000,000.00); provided, however, that, in the event that, (i) Runoff Notes Elections are made in an aggregate original principal amount equal to or greater than One Hundred Thirty Million Dollars ($130,000,000.00) and (ii) Reorganized Common Stock Elections are made in an aggregate amount less than the Runoff Threshold (i.e. Runoff Notes in the original principal amount of Ten Million Dollars ($10,000,000.00)), such elections to receive Runoff Notes will be reduced pro rata by an amount necessary to permit the AAOC Deemed Elections (defined below) to occur.

Furthermore, in the event that, due to the unavailability of sufficient Creditor Cash on the Effective Date, less than all of the original principal amount of Runoff Notes have been distributed in lieu of Creditor Cash on the Effective Date, the balance thereof will constitute Liquidating Trust Assets, and the proceeds thereof will be distributed to beneficial holders of Liquidating Trust Interests in accordance with the provisions of Article XXVII of the Seventh Amended Plan.

Disputed Claims and Dime Warrants.  Holders of Disputed Claims and Dime Warrants (Class 21) will be entitled to make contingent Runoff Notes Elections, which elections will be honored only to the extent that such holders are determined, pursuant to a Final Order, to hold Allowed Claims, and such Allowed Claims are not otherwise subordinated in accordance with section 510 of the Bankruptcy Code.  Runoff Notes will be reserved for such holders until the final resolution of such Claims.

Distribution of Balance of Runoff Notes.  As summarized in Section VI.F.13 hereof, upon the earlier to occur of (x) the determination of the Trust Advisory Board, with the consent of each Entity which would be a recipient of Runoff Notes, (y) all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims having been paid, in full, in accordance with the provisions of Articles XIX and XX of the Plan, respectively, and (z) Runoff Notes being the sole remaining Liquidating Trust Asset, the balance of the Runoff Notes in the Liquidating Trust, as the balance thereof may have been reduced from time-to-time, will be distributed to Creditors and whose Allowed Claims have not been paid in full as of the date thereof.  To the extent that a holder of an Allowed Claim receives Runoff Notes pursuant to such distribution, the amount of such holder’s outstanding Claim will be reduced on a dollar-for-dollar basis by the lesser of (i) the original outstanding principal amount of the Runoff Notes so received and (ii) the then outstanding principal amount (without regard to any interest paid-in-kind) of the Runoff Notes so received.

Reorganized Common Stock Elections.  As summarized in Sections VI.B.2, VI.B.3, VI.B.12, VI.B.15, VI.B.16, VI.B.17 and VI.F.13 hereof, each holder of an (i) Allowed Senior Notes Claim (Class 2), Allowed Senior Subordinated Notes Claim (Class 3), Allowed General Unsecured Claim (Class 12), Allowed CCB-1 Guarantees Claim (Class 14), and Allowed CCB-2 Guarantees Claim (Class 15), (ii) Allowed PIERS Claim in Class 16 (who, pursuant to the Seventh Amended Plan, may receive its

Pro Rata Share of the balance of any Runoff Notes not distributed to eligible electing Creditors in Classes that are senior in recovery, but only to the extent any such holder of an Allowed PIERS Claim is entitled to receive Creditor Cash on the Effective Date), and (iii) a Disputed Claim or Dime Warrant (Class 21) that made a contingent Runoff Notes Election, will have the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) in lieu of (i) fifty percent (50%) of the Litigation Proceeds Interest of such holder (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election is effective) and (ii) some or all of the Runoff Notes that such holder otherwise is entitled to and, if applicable, has elected to receive pursuant to the Runoff Notes Election (such election, the “Reorganized Common Stock Election”).

To the extent any electing Creditor receives Reorganized Common Stock pursuant to a Reorganized Common Stock Election, such Creditor’s share of the Runoff Notes to which the election was effective (i.e., One Dollar ($1.00) of original principal amount of Runoff Notes for each share of Reorganized Common Stock) will not be issued and Reorganized WMI will retain an economic interest in the Litigation Proceeds (and such proceeds will not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such Creditor (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election is effective) otherwise would have received (and the Creditor’s rights in respect of distributions from the Liquidating Trust will be adjusted to the extent such Litigation Proceeds are received by Reorganized WMI).

The Seventh Amended Plan defines “Litigation Proceeds” as the recoveries, net of related legal fees and other expenses, of the Liquidating Trust on account of Causes of Action17 against third parties, including, without limitation, and subject to the release and exculpation provisions herein, professionals and other advisors engaged by the Debtors on or prior to the Petition Date, officers, directors and employees and relating to actions taken or inactions, as the case may be, during the period prior to the Petition Date, but, expressly excluding recoveries on account of any Avoidance Actions.18

The Seventh Amended Plan defines a “Litigation Proceeds Interest” as the interest right of a holder of a Claim or Equity Interest in the Litigation Proceeds by virtue of such holder’s right to receive Liquidating Trust Interests pursuant to the Seventh Amended Plan.

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17 The Seventh Amended Plan defines “Causes of Action” as all Claims, actions, causes of action, rights to payment, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross claims (including, but not limited to, all claims for breach of fiduciary duty, negligence, malpractice, breach of contract, aiding and abetting, fraud, inducement, avoidance, recovery, subordination, and all Avoidance Actions) of any of the Debtors and/or their estates that are pending or may be asserted against any Entity on or after the date hereof, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

18The Seventh Amended Plan defines “Avoidance Actions” as any and all avoidance, recovery, subordination or other actions or remedies against Entities that may be brought by or on behalf of a Debtor or its estate under the Bankruptcy Code or applicable non-bankruptcy law under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

Limitation on Reorganized Common Stock Elections; Deemed AAOC Election.  As summarized in Section VI.F.13 hereof, in the event that Reorganized Common Stock Elections are made with respect to Runoff Notes having an aggregate original principal amount in excess of the Runoff Threshold (i.e. Ten Million Dollars ($10,000,000.00), such elections will be reduced pro rata by the amount of such excess so that each holder making such an election will receive shares of Reorganized Common Stock equal to its Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date).

The Seventh Amended Plan further provides that, in the event that holders of Claims with the right to make Reorganized Common Stock Elections decline to tender, in the aggregate, Runoff Notes in the original principal amount necessary to reach the Runoff Threshold (i.e., Ten Million Dollars ($10,000,000.00)), each of AAOC, severally and not jointly, will be deemed to have made Reorganized Common Stock Elections to receive such holder’s Pro Rata Share of the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) in lieu of (i) Runoff Notes (based upon an allocation developed in their sole and absolute discretion) that they would otherwise receive on the Effective Date in their capacity as a holder of Allowed PIERS Claims, in the aggregate amount as is necessary to reach the Runoff Threshold; provided, however, that, to the extent that any of AAOC would not receive Runoff Notes on the Effective Date in its capacity as a holder of Allowed PIERS Claims in an amount sufficient to reach its allocable share of the Runoff Threshold, such AAOC Entity will instead be deemed to have elected to receive such amount of Runoff Notes (based upon an allocation developed in their sole and absolute discretion) in lieu of distributions of Creditor Cash on the Effective Date on account of its Allowed Senior Subordinated Notes Claims, and (ii) fifty percent (50%) of such holders’ Litigation Proceeds Interest (described in Section III.B.6.b(iv) hereof) in their capacity as holders of Allowed PIERS Claims (the “AAOC Deemed Elections”).

Waiver of Elections.  Failure by any holder of an Allowed Senior Notes Claim, Allowed Senior Subordinated Notes Claim, General Unsecured Claim (whether such General Unsecured Claim is an Allowed Claim or a Disputed Claim), Allowed CCB-1 Guarantees Claim, Allowed CCB-2 Guarantees Claim, Allowed PIERS Claim or Dime Warrants to make a Runoff Notes Election or a Reorganized Common Stock Election, as applicable, on or before the Ballot Date will constitute a deemed waiver and relinquishment of the right to make any such election by such holder.  Any election made after the Ballot Date will not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

(v)	Treatment of Late-Filed Claims (Class 12A)

As discussed in greater detail in Section VI.B.13 hereof, pursuant to the Seventh Amended Plan, each holder of an Allowed Late-Filed Claim will receive such holder’s Pro Rata Share of Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Late-Filed Claim and (b) in the event that all Allowed Claims (other than Subordinated Claims) are paid in full, such holder’s Postpetition Interest Claim, which interests will entitle such holder to distributions from the Liquidating Trust after all Allowed Unsecured Claims are paid in full (but prior to payment of Subordinated Claims).  Holders of Late-Filed Claims are not entitled to elect to have their Late-Filed Claims treated as Convenience Claims pursuant to the Seventh Amended Plan.

(vi)	Treatment of WMB Senior Notes Claims (Class 17A)

As discussed in Sections VI.B.18.a and V.B.5.g(i) hereof, to the extent that a holder of a WMB Senior Notes Claim elected, in connection with the solicitation of votes on and elections related to the Sixth Amended Plan, to grant the releases provided in the Non-Debtor Release Provision (at that time, Section 43.6 of the Sixth Amended Plan), including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative Claims arising from or related to such holder’s WMB Senior Notes, as well as any Misrepresentation Claim or other similar Claim for damages arising from the purchase or sale of such holders’ WMB Senior Notes (including, without limitation, any Claim on account of WMB Senior Notes or WMB Subordinated Notes that such holder may have that is determined pursuant to a Final Order to be subordinated in accordance with section 510(b) of the Bankruptcy Code), such holder’s WMB Senior Notes Claim will be deemed allowed against the Debtors as an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010, and such holder will receive its Pro Rata Share of BB Liquidating Trust Interests, which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335,000,000.00); provided, however, that, notwithstanding the foregoing, but subject to the provisions of Section 41.18 of the Seventh Amended Plan, the Settlement WMB Senior Note Holders (as defined in the Seventh Amended Plan) will have first priority to recover Cash distributions made on account of the BB Liquidating Trust Interests up to an aggregate amount of Ten Million Dollars ($10,000,000.00), to compensate such holders and other WMB Senior Note Holders for the legal fees and expenses they incurred in connection with the Chapter 11 Cases.

Holders of WMB Senior Notes that did not file a proof of claim (Non-Filing WMB Senior Note Holders) will also be paid their Pro Rata Share of the BB Liquidating Trust Interests, but only if such holders elected, in connection with the solicitation of votes on and elections related to the Sixth Amended Plan, to grant the releases provided in the Non-Debtor Release Provision (at that time, Section 43.6 of the Sixth Amended Plan), as set forth in Sections VI.B.18.b and V.B.5.g(i) hereof.

The Claim of any holder of a WMB Senior Notes Claim that did not elect to grant the releases provided in the Non-Debtor Release Provision will not be deemed allowed, and the Debtors, the Liquidating Trustee, and all parties in interest will reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim on any ground; provided, however, that, to the extent that any WMB Senior Notes Claim eventually is determined pursuant to a Final Order of the Bankruptcy Court to be an Allowed Claim, (i) such Claim will be deemed an Allowed WMB Senior Notes Claim, (ii) the holder of such Allowed WMB Senior Notes Claim will be entitled to receive its Pro Rata Share of the BB Liquidating Trust Interests, and (iii) such holder will be deemed to have consented to the releases provided in the Non-Debtor Release Provision.

For the avoidance of doubt, all the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing Senior Note Holders, as provided in the Seventh Amended Plan, will be paid to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and none of the foregoing amounts will revert either to the Debtors or the Reorganized Debtors, or be payable to Creditors in any other Class under the Seventh Amended Plan.

The FDIC Receiver acknowledges that amounts distributed to the holders of WMB Senior Notes pursuant to the Seventh Amended Plan will not be credited against or otherwise reduce their claims against the Receivership; provided, however, that no holder of a WMB Senior Note will be entitled to receive more from the Receivership than the amount owed with respect to such WMB Senior Note.

Pursuant to the September Opinion, the Bankruptcy Court reiterated its approval of the treatment of holders of WMB Senior Notes pursuant to the Modified Sixth Amended Plan on the basis that such treatment “will avoid contentious and expensive securities litigation which could result in a significantly larger judgment against the Debtors.”  (September Opinion at 101-02.)  The Seventh Amended Plan’s terms regarding the treatment of such holders are identical to the terms that were approved by the Bankruptcy Court.

(vii)	Treatment of WMB Subordinated Notes Claims (Class 17B)

As discussed in Sections V.B.5.g(ii) and VI.B.18.c hereof, because they are derivative in nature of the claims and causes of action asserted by the FDIC Receiver, FDIC Corporate and the Receivership in the FDIC Claim and the D.C. Action and the Claims and causes of action that have been or may be asserted by the FDIC Receiver, FDIC Corporate and the Receivership against the Debtors and their estates, and in consideration for the distribution to be made to the FDIC Receiver pursuant to the Global Settlement Agreement, on the Effective Date, all WMB Subordinated Notes Claims (Class 17B), to the extent that they are not Section 510(b) Subordinated WMB Notes Claims, will be deemed disallowed, and holders thereof will not receive any distribution from the Debtors.

c.	Treatment of Subordinated Claims and Equity Interests

(i)	Treatment of Class 18

As discussed in Section VI.B.19 hereof, pursuant to the Seventh Amended Plan, in the event that all Allowed Claims (other than Subordinated Claims) and Postpetition Interest Claims in respect of such Claims are paid in full, the Liquidating Trust Interests will be redistributed, and holders of Allowed Subordinated Claims will be entitled to receive their Pro Rata Share of such interests.

(ii)	Treatment of Class 19

As discussed in Section VI.B.20 hereof, pursuant to the Seventh Amended Plan, subject to the execution and delivery by any such holder of the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), each holder of a Preferred Equity Interest, including, without limitation, each holder of a REIT Series, will be entitled to receive such holder’s Pro Rata Share of seventy percent (70%) of (a) subject to the Reorganized Common Stock Elections, Reorganized Common Stock, and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be redistributed; provided, however, that, in the event that, at the Confirmation Hearing and in the Confirmation Order, the Bankruptcy Court determines that a different percentage should apply, the foregoing percentage will be adjusted in accordance with the determination of the Bankruptcy Court and be binding upon each holder of a Preferred Equity Interest; provided, further, that distributions of Reorganized Common Stock will only be made to Releasing Equity Interest Holders (i.e., such holders who execute the releases set forth in the Non-Debtor Release Provision (Section 41.6 of  the Seventh Amended Plan)).

(iii)	Treatment of Class 21, Class 22, and Claims Subordinated to the Level of Common Equity Interests

As discussed in Sections VI.B.21 and VI.B.22 hereof, pursuant to the Seventh Amended Plan, subject to the execution and delivery by such holders of the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), holders of Dime Warrants in Class 21 and Common Equity Interests in Class 22 will be entitled to receive such holders’ Pro Rata Shares of thirty percent (30%) of (a) subject to Reorganized Common Stock Elections, the Reorganized Common Stock and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full including with respect to Allowed Subordinated Claims, any Liquidating Trust Interests to be redistributed, each to be shared on a pari passu basis between these two Classes; provided, however, that, in the event that, at the Confirmation Hearing and in the Confirmation Order, the Bankruptcy Court determines that a different percentage should apply, the foregoing percentage will be adjusted in accordance with the determination of the Bankruptcy Court and be binding upon each holder of a Preferred Equity Interest; provided, further, that such distributions will only be made to Releasing Equity Interest Holders (i.e., such holders who execute the releases set forth in the Non-Debtor Release Provision (Section 41.6 of  the Seventh Amended Plan)); and provided, further, that, to the extent that holders of Dime Warrants in Class 21 are determined, pursuant to a Final Order, to hold Allowed Claims, and such Allowed Claims are not otherwise subordinated in accordance with section 510 of the Bankruptcy Code, such Allowed Claims shall be deemed to be Allowed General Unsecured Claims classified in Class 12 and will receive the treatment summarized in Section VI.B.12 hereof.

The Seventh Amended Plan defines “Common Equity Interest” as collectively, (a) an Equity Interest represented by the 3,000,000,000 authorized shares of common stock of WMI, including, without limitation, one of the 1,704,958,913 shares of common stock of WMI issued and outstanding as of the Petition Date, or any interest or right to convert into such an Equity Interest or acquire any Equity Interest of WMI that was in existence immediately prior to or on the Petition Date or (b) a Claim, other than with respect to the Dime Warrants, which pursuant to a Final Order, has been subordinated to the level of Equity Interest in accordance with section 510 of the Bankruptcy Code or otherwise.  Thus, holders of Claims that have been subordinated to the level of Equity Interest pursuant to a Final Order (e.g., the Allowed Claim held by Principal Financial Group, Inc.)19 will also be entitled to receive such holders’ Pro Rata Shares of the recovery to Common Equity Interests.

The Debtors dispute whether the interests of certain holders of Equity Interests or Claims against the Debtors (which Claims are or have been determined by the Bankruptcy Court to be subject to subordination to the level of Common Equity Interest in accordance with section 510 of the Bankruptcy Code), including, without limitation, holders of restricted shares of Common Equity Interests, should be allowed.  In addition, as discussed in more detail in Section V.B.5.d hereof, there is a dispute as to whether holders of Dime Warrants hold Equity Interests or Claims and, if the latter, whether such Claims should be subordinated in accordance with section 510 of the Bankruptcy Code.  Such Equity Interests constitute Disputed Equity Interests pursuant to the Seventh Amended Plan to the extent the allowance of any such Equity Interest is the subject of a timely objection in accordance with the Seventh Amended Plan, the Bankruptcy Code, the Bankruptcy Rules, or the order confirming the Seventh Amended Plan, or as otherwise disputed by the Debtors in accordance with applicable law, and which objection or dispute has not been withdrawn, with prejudice, or determined by a Final Order.

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19See, e.g., Order Approving Stipulation and Agreement Between Washington Mutual, Inc. and Principal Financial Group, Inc. (I) Disallowing Proof of Claim Number 2835 and (II) Allowing Proof of Claim Number 3835, dated December 16, 2010 [D.I. 6365].

The Seventh Amended Plan provides for the creation of the Disputed Equity Escrow.  Pursuant to the Seventh Amended Plan, the Disputed Equity Escrow is an escrow that will be created on the Effective Date to hold such shares of Reorganized Common Stock allocable to any Disputed Equity Interest, including, but not limited to, Dime Warrants until such time as the Dime Warrant Litigation is determined, pursuant to a Final Order, or a compromise and settlement is approved by the Bankruptcy Court.

Specifically, from and after the Effective Date, until such time, or from time to time, as each Disputed Equity Interest has been compromised and settled or allowed or disallowed by Final Order of the Bankruptcy Court (or, with respect to holders of Dime Warrants, the Dime Warrant Litigation is determined, pursuant to a Final Order, or a compromise and settlement is approved, pursuant to a Final Order, by the Bankruptcy Court with respect to the Dime Warrant Litigation), there will be held in the Disputed Equity Escrow by the Liquidating Trustee, as escrow agent, for the benefit of each holder of a Disputed Equity Interest, Reorganized Common Stock and any dividends, gains or income attributable in respect of such Reorganized Common Stock, in an amount equal to the Pro Rata Share of Reorganized Common Stock that would have been made to the holder of such Disputed Equity Interest if it were an Allowed Equity Interest.  With respect to the Dime Warrants, such stock, dividends, gains or income attributable in respect of such stock will be reserved in an amount equal to the Pro Rata Share of Reorganized Common Stock that would have been made to the holders of Dime Warrants if such Dime Warrants were Allowed Equity Interests in an amount equal to the lesser of (1) the amount estimated by the Bankruptcy Court as the maximum amount in which the Disputed Claims relating to the Dime Warrants may ultimately become Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (2) the liquidated amount determined, pursuant to an order of the Bankruptcy Court, as the amount in which the Disputed Claims relating to the Dime Warrants are Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (3) the amount established by the United States Court of Federal Claims in the Anchor Litigation, pursuant to a Final Order, as applied in connection with the Dime Warrant Litigation, times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price) and (4) such other amount as may be agreed upon by the plaintiffs in the Dime Warrant Litigation and the Liquidating Trustee; provided, however, the recovery in connection with the Dime Warrant Litigation will not exceed the lesser of (1), (2), (3) and (4) above.

At such time as it is determined, pursuant to a Final Order, that (i) the holders of the Dime Warrants hold Allowed Claims, and such Allowed Claims are not otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee, as escrow agent, will distribute to the holders of Common Equity Interests entitled to receive a distribution in accordance with the Seventh Amended Plan, on a pro rata basis, the shares of the Reorganized Common Stock, together with any dividends, gains or income attributable thereto, in the Disputed Equity Escrow and (ii) the holders of Dime Warrants hold Equity Interests or Allowed Claims, and Allowed Claims are otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee will distribute to the holders of Dime Warrants the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto in the Disputed Equity Escrow.  At such time as any other Disputed Equity Interest  becomes, in whole or in part, an Allowed Equity Interest, the Liquidating Trustee will distribute to the holder thereof the distributions, if any, to which such holder is then entitled pursuant to the Seventh Amended Plan, together with any dividends, gains or income attributable thereto.  To the extent a

Disputed Equity Interest is disallowed, in whole or in part, the Liquidating Trustee, as escrow agent, will distribute to the holders of Common Equity Interests entitled to receive a distribution pursuant to the Seventh Amended Plan, on a pro rata basis, the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto, allocable to such Disputed Equity Interest, to the extent of such disallowance.  Such distributions will be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court with respect to the Dime Warrant Litigation becomes a Final Order, but in no event more than ninety (90) days thereafter.

(iv)	Additional Payment to REIT Series Holders from JPMC

As discussed in Sections V.B.3.b(viii) and VI.B.20 hereof, in addition to and separate from the distribution to be provided to holders of the REIT Series from the Debtors, pursuant to the Global Settlement Agreement and in exchange for the releases set forth in the Global Settlement Agreement and the Seventh Amended Plan, on the Effective Date, JPMC will pay, or transfer to the Disbursing Agent for payment to, each Releasing REIT Trust Holder (as defined in the Seventh Amended Plan) cash in an amount equal to $12,500.00 times the number of shares of REIT Series held by such Releasing REIT Trust Holder on the voting record date for the Sixth Amended Plan; provided, however, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders may be paid in shares of common stock of JPMC, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.20

d.	Subordination Model

The following Subordination Model, also attached as an exhibit to the Seventh Amended Plan, is a model developed by Alvarez & Marsal LLC for the Debtors which implements the Debtors’ interpretation of the respective subordination provisions in the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and PIERS Guarantee Agreement with respect to the relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions.

As used in the Subordination Model and the Seventh Amended Plan, the term “Intercreditor Interest Claim” refers to a Claim for interest accrued in respect of an outstanding obligation or liability during the period from the Petition Date up to and including the date of final payment in full of such Claim, arising from contractual subordination rights and payable in accordance with the Subordination Model, as required by section 510(a) of the Bankruptcy Code, calculated at the contract rate set forth in any agreement related to such Claim, compounded as provided in such  agreement, provided that interest shall continue to accrue only on the then outstanding and unpaid obligation or liability that is the subject of such Claim.

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20 Each Releasing REIT Trust Holder will receive from JPMC, or from the Disbursing Agent on behalf of JPMC, $12,500.00 in cash or stock for every One Million Dollars ($1,000,000.00) in principal amount outstanding of Trust Preferred Securities related to the REIT Series shares they held on the voting record date for the Sixth Amended Plan.

As used in the Subordination Model and the Seventh Amended Plan, the term “Postpetition Interest Claim” refers to a Claim against any of the Debtors or the Debtors’ estates for interest accrued in respect of an outstanding obligation or liability that is the subject of an Allowed Claim during the period from the Petition Date up to and including the date of final payment in full of such Allowed Claim, calculated at the federal judgment rate of 1.95%, the rate as in effect on the Petition Date, compounded annually, provided that interest shall continue to accrue only on the then outstanding and unpaid obligation or liability, including any postpetition interest compounded thereon, that is the subject of an Allowed Claim.

As used in the Subordination Model and the Seventh Amended Plan, the term “Remaining Postpetition Interest Claim” refers to a Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal (a) such holder’s Postpetition Interest Claim minus (b) such holders’ Intercreditor Interest Claim, all as set forth in the Subordination Model.

Washington Mutual, Inc.
Waterfall Recovery Matrix

		Senior Fixed Rate Notes	Senior Floating Rate Notes	Senior Subordinated Notes	CCB Guarantees(1)	PIERS	General Unsecured Creditors	510(b) Sub. Claims	Preferred Stock
Recovery(2)	Tranche 1	Prepetition Claim	Prepetition Claim	–	–	–	Pro Rata Share Based on Prepetition Claims(3)
	Tranche 2(20)	Intercreditor Interest Claim	Intercreditor Interest Claim	Prepetition Claim & Intercreditor Interest Claim	–	–	Pro Rata Share Based on Prepetition Claims(3)	–	–
Late Filed Claims(5)
Post-Petition Interest Claim(6)
	Tranche 3	–		–	Prepetition Claim & Intercreditor Interest Claim	–	Post-Petition Interest Claim(6)	–	–
	Tranche 4	–		–	–	PIERS Claim		–	–
Remaining Postpetition Interest Claim(7)
	Tranche 5	–	–	–	–	–	–	Claims	–
	Tranche 6	–	–	–	–	–	–		Claims

Notes:
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(1)	CCB Guarantees include HFC Capital Trust I, CCB Capital Trust IV, CCB Trust V, CCB Trust VI, CCB Capital Trust VII, CCB Capital Trust VIII and CCB Capital Trust IX.

(2)
Eligible claims in Tranches will be paid in order with Tranche 1 claims receiving disbursements first and Tranche 5 claims receiving disbursements last. Tranche 1 eligible claims must be satisfied in full prior to Tranche 2 eligible claims receiving disbursements and so forth. For information regarding the distribution of Reorganized Common Stock, see Sections 6.2, 7.2, 16.2, 18.2, 19.2, 20.2 and 32.1(a) of the Plan.

(3)
Pro Rata share of General Unsecured Claims are calculated by (a) determining the fraction in which the numerator equals the amount of General Unsecured Claims and the denominator equals the total amount of prepetition claims, and (b) by multiplying that by total cash distributed within the Tranche. The cash distributed within the Tranche is the lesser of (i) the amount necessary to satisfy all claims within the Tranche or (ii) the amount of cash available.

(4)
Within Tranche 2, the Senior Notes Intercreditor Interest Claim and the Subordinated Notes Prepetition Claim and Intercreditor Interest Claim will share pro rata based on the size of those claims. For the calculation of the General Unsecured Creditors' pro rata share in all Tranches, see footnote 3.

(5)
Late filed claims will be paid only after all other prepetition claims (other than Subordinated Claims) are paid in full without giving effect to applicable turnover provisions. Late filed claims will not share pro rata with any other claims. Therefore, to the extent late filed claims are paid, this will create a break in the recovery of other creditors prior to their recovery on account of post-petition interest from the Debtors. The placement of late filed claims in the chart above is illustrative only, as the size of the pre-petition Allowed General Unsecured Claims and the amount of post-petition interest turned over on account of contractual subordination provisions will influence their position in the waterfall. The late filed claims will, in any event, be paid immediately after satisfaction of pre-petition Allowed General Unsecured Claims, but prior to the payment of post-petition interest and Subordinated Claims.

(6)
If it is provided for in an applicable contract or by law, the General Unsecured Creditors' Post-Petition Interest Claim will share pro rata with distributions to holders of PIERS claims on account of post-petition interest with respect to all post-petition interest claims, including Post-Petition Interest Claims to which the holders of PIERS Claims have been subrogated (on account of turnover in accordance with contractual subordination provisions). The chart above is illustrative only, as the point at which the Allowed General Unsecured Claims begin receiving post-petition interest is dependent on the size of the Allowed General Unsecured prepetition claims and the amount of post-petition interest paid pursuant to contractual subordination.

(7)
The Senior Floating Rate Notes Remaining Post-Petition Interest Claim will be paid only when interest in excess of the contract rate would have been paid if such payment were actually being made by the Debtors as opposed to by reason of contractual subordination. After that trigger has been met (currently projected to occur during the payouts in Tranche 4), that claim will be paid pari passu with the remaining claims in Tranche 4.

e.	Projected Recoveries for Holders of Claims and Equity Interests

The following table summarizes (i) assuming an Effective Date of February 29, 2012, the estimated recoveries for holders of Claims, and Equity Interests, (ii) which Classes are impaired by the Seventh Amended Plan, and (iii) which Classes are entitled to vote on the Seventh Amended Plan.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Updated Liquidation Analysis attached hereto as Exhibit C.  The votes of Class 17A accepting the Sixth Amended Plan/Modified Sixth Amended Plan will be deemed acceptance by Class 17A of the Seventh Amended Plan for the reasons described in Section XI.A hereof.

Class	Claim or Equity Interest	Estimated Recovery for Allowed (Prepetition) Claims	Estimated Recovery Including Postpetition Claims, as Applicable21	Whether Class is Impaired or Unimpaired	Whether Class is Entitled to Vote on the Seventh Amended Plan
Class 1	Priority Non-Tax Claims	100%	100%	Unimpaired	Deemed to Accept
Class 2	Senior Notes Claims	100%	97-100%22	Impaired	Yes
Class 3	Senior Subordinated Notes Claims	100%	100%23	Impaired	Yes
Class 4	WMI Medical Claims	100%	100%	Unimpaired	Deemed to Accept

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21 For the purposes of this chart, “Postpetition Claims” includes Postpetition Interest Claims or Intercreditor Claims, as applicable.

22The Debtors estimate that holders of Allowed Senior Notes Claims related to Fixed Rate Notes will receive one hundred percent (100%) of such holders’ Intercreditor Interest Claims pursuant to the Seventh Amended Plan.  The Debtors estimate that holders of Allowed Senior Notes Claims related to Floating Rate Notes will receive one hundred percent (100%) of such holders’ Intercreditor Interest Claims and one percent (1%) of such holders’ Remaining Postpetition Interest Claims (and, therefore, a ninety-seven percent (97%) recovery including postpetition Claims).  The stated estimate of recovery for holders of Allowed Senior Notes Claims does not take into account the Senior Notes Release Consideration.  After the Senior Notes Release Consideration is taken into account, the Debtors estimate that holders of Allowed Senior Notes Claims related to Fixed Rate Notes will receive ninety-nine percent (99%) of such holders’ total Allowed Senior Notes Claims and Intercreditor Interest Claims, while holders of Allowed Senior Notes Claims related to Floating Rate Notes will receive ninety-six percent (96%) of such holders’ total Allowed Senior Notes Claims, Intercreditor Interest Claims and Remaining Postpetition Interest Claims.

23The stated estimate of recovery for holders of Allowed Senior Subordinated Notes Claims does not take into account the Senior Subordinated Notes Release Consideration.  After the Senior Subordinated Notes Release Consideration is taken into account, the Debtors estimate that holders of Allowed Senior Subordinated Notes Claims will receive ninety-eight percent (98%) of such holders’ total Allowed Senior Subordinated Notes Claims and Intercreditor Interest Claims.

Class	Claim or Equity Interest	Estimated Recovery for Allowed (Prepetition) Claims	Estimated Recovery Including Postpetition Claims, as Applicable21	Whether Class is Impaired or Unimpaired	Whether Class is Entitled to Vote on the Seventh Amended Plan
Class 5	JPMC Rabbi Trust/Policy Claims	100%	100%	Impaired	Yes
Class 6	Other Benefit Plan Claims	100%	100%	Impaired	Yes
Class 7	Qualified Plan Claims	100%	100%	Unimpaired	Deemed to Accept
Class 8	WMB Vendor Claims	100%	100%	Impaired	Yes
Class 9	Visa Claims	100%	100%	Impaired	Yes
Class 10	Bond Claims	100%	100%	Impaired	Yes
Class 11	WMI Vendor Claims	100%	100%	Impaired	Yes
Class 12	General Unsecured Claims	100%	97%	Impaired	Yes
Class 12A	Late-Filed Claims	100%	97%	Impaired	Yes
Class 13	Convenience Claims	100%	100%	Impaired	Yes
Class 14	CCB-1 Guarantees Claims	100%	100%	Impaired	Yes
Class 15	CCB-2 Guarantees Claims	100%	100%	Impaired	Yes
Class 16	PIERS Claims	9%	9%24	Impaired	Yes

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24 The Debtors’ Updated Liquidation Analysis assumes no Litigation Proceeds and an ultimate aggregate total of $375 million for Allowed General Unsecured Claims upon final determination of all Disputed Claims.  To the extent of material Litigation Proceeds or reduction in the ultimate aggregate amount of Allowed General Unsecured Claims, recoveries for holders of Allowed PIERS Claims could be materially higher than the given estimate.  Conversely, to the extent that confirmation of the Seventh Amended Plan is further delayed, the Class of PIERS Claims will be the first Class to suffer from a deterioration or elimination in recoveries as a result of the continued accrual of interest and fees.

Class	Claim or Equity Interest	Estimated Recovery for Allowed (Prepetition) Claims	Estimated Recovery Including Postpetition Claims, as Applicable21	Whether Class is Impaired or Unimpaired	Whether Class is Entitled to Vote on the Seventh Amended Plan
Class 17A	WMB Senior Notes Claims	0-100%	0-100%	Impaired	Deemed to Accept (Based on Vote on Sixth Amended Plan)
Class 17B	WMB Subordinated Notes Claims25	0%	0%	Impaired	Deemed to Reject
Class 18	Subordinated Claims	0%	0%	Impaired	Yes
Class 19	Preferred Equity Interests	Pro Rata Share of $133 million26	N/A	Impaired	Yes
Class 21	Dime Warrants	Pro Rata Share of $57 million27	N/A	Impaired	Deemed to Reject
Class 22	Common Equity Interests	Pro Rata Share of $57 million28	N/A	Impaired	Yes

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25 With respect to Class 17B (WMB Subordinated Notes), there are no Allowed Claims in that Class because, except to the extent that they are Section 510(b) Subordinated WMB Notes Claims, the Claims in this Class are derivative in nature and the Debtors intend to provide a distribution on account of such Claims to the FDIC Receiver pursuant to the Global Settlement Agreement.  In reality, this is an empty Class with no Claims at all, because the FDIC Receiver is releasing all such Claims.

26 It is possible that the assumed value of the Reorganized Common Stock, which is the basis for the Debtors’ recovery estimate for this Class, could change after the Effective Date, based upon the implementation by Reorganized WMI of a business plan.

27 It is possible that the assumed value of the Reorganized Common Stock, which is the basis for the Debtors’ recovery estimate for this Class, could change after the Effective Date, based upon the implementation by Reorganized WMI of a business plan.

28 It is possible that the assumed value of the Reorganized Common Stock, which is the basis for the Debtors’ recovery estimate for this Class, could change after the Effective Date, based upon the implementation by Reorganized WMI of a business plan.

f.	Disclosure Regarding the Remaining Postpetition Interest Claims of Holders of Allowed Senior Notes Claims Related to Floating Rate Notes

Pursuant to the Subordination Model, recoveries to holders of Allowed PIERS Claims will be reduced to fund Intercreditor Interest Claims, including in favor of holders of Allowed Senior Notes Claims related to Floating Rate Notes.  After the Allowed Claims and Intercreditor Interest Claims of holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims have been satisfied in full, such holders will have been paid in full pursuant to the terms of their respective notes and indentures, and holders of Allowed PIERS Claims will then be subrogated (to the extent they have paid up) to the remaining rights, as against the Debtors, of the holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims.  In the case of the Floating Rate Notes, once holders of Allowed PIERS Claims have exercised their subrogation rights in respect of such notes, the Remaining Postpetition Interest Claims of holders of Allowed Senior Notes Claims related to Floating Rate Notes will be pari passu with Allowed PIERS Claims.

g.	Disclosure Regarding the Maximum Possible Recovery for Holders of Allowed PIERS Claims

As stated, the Seventh Amended Plan provides that distributions of Cash and Cash on account of Liquidating Trust Interests, as well as, to the extent eligible Creditors elect to receive them, Runoff Notes, will be made in accordance with the Subordination Model attached as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof.  The Subordination Model implements the Debtors’ interpretation of the respective subordination provisions in the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and PIERS Guarantee Agreement with respect to the relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims and Postpetition Interest Claims including, without limitation, on account of contractual subordination and subrogation provisions.  The Seventh Amended Plan thus effectuates the payover by holders of Allowed PIERS Claims of some or all of the distributions from the Debtors that such holders would otherwise be entitled to receive to those holders of Allowed Claims that are, as depicted in the Subordination Model, senior in recovery to holders of Allowed PIERS Claims, on account of such senior holders’ Intercreditor Interest Claims, to the extent that such senior holders’ Intercreditor Interest Claims (which are calculated at the applicable contract rate) exceed such holders’ Postpetition Interest Claims (which are calculated at the federal judgment rate).

As a result of the fact that the Seventh Amended Plan effectuates the payover obligations of holders of Allowed PIERS Claims at contract rates that exceed the federal judgment rate, while only having subrogation rights with respect to the lower federal judgment rate, the maximum possible recovery for holders of Allowed PIERS Claims is less than the total amount of Allowed PIERS Claims and Postpetition Interest Claims thereon.  Assuming an Effective Date of February 29, 2012, the maximum possible recovery for holders of Allowed PIERS Claims is approximately Two Hundred Fifty Million Dollars ($250,000,000.00).  The amount of the maximum possible recovery can be calculated by subtracting (i) the sum of Allowed Senior Notes Claims and Intercreditor Interest Claims thereon, Allowed Senior Subordinated Notes Claims and Intercreditor Interest Claims thereon, Allowed CCB-1 Guarantees Claims and Intercreditor Interest Claims thereon, and Allowed CCB-2 Guarantees Claims and Intercreditor Interest Claims thereon from (ii) the sum of Allowed Senior Notes Claims and Postpetition Interest Claims thereon, Allowed Senior Subordinated Notes Claims and Postpetition Interest Claims thereon, Allowed CCB-1 Guarantees Claims and Postpetition Interest Claims thereon, Allowed CCB-2

Guarantees Claims and Postpetition Interest Claims thereon, and Allowed PIERS Claims and Postpetition Interest Claims thereon.  For clarity, applying the stated formula, the maximum possible recovery for holders of Allowed PIERS Claims, assuming an Effective Date of February 29, 2012, is calculated as $7.114 billion less $6.863 billion.  To the extent the Effective Date is delayed past February 29, 2012, however, such amount is reduced by $14 million to $16 million every month due to the difference between the federal judgment rate and contract rate.

7.	Releases

As set forth in more detail in Section VI.O hereof, the Seventh Amended Plan provides for certain releases of Claims by the Debtors, Creditors’ Committee, Equity Committee and by holders of Claims and Equity Interests.  The releases in the Seventh Amended Plan are (i) essential to the success of the Debtors’ reorganization, (ii) based on a critical financial contribution of the Released Parties, (iii) necessary to make the Seventh Amended Plan feasible, and (iv) fair to Creditors.  The releases are integral to obtaining the value provided pursuant to (i) the Global Settlement Agreement and (ii) the compromise and settlement reached during the Mediation, both of which are deliverable pursuant to the Seventh Amended Plan.  Accordingly the releases constitute an essential component of the compromises reached among the parties to the Global Settlement Agreement and the Mediation, and an essential component of the Seventh Amended Plan.  As set forth in Section VI.O.5.b hereof, except with respect to Classes 1, 4, and 7, any holder of a Claim or Equity Interest that elects to opt out of, or fails to elect to opt in to, as the case may be, the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan) will not receive a distribution.

C.	Approximate Amounts of Certain Fees and Expenses Incurred, Payment of Which May Be Requested Pursuant to Sections 31.12 and 41.18 of the Seventh Amended Plan

1.	Section 31.12 of the Seventh Amended Plan

Section 31.12 of the Seventh Amended Plan, entitled “Payment of Trustees Fees and Expenses,” provides, among other things, that, upon entry of an order of the Bankruptcy Court authorizing payment thereof, upon notice and a hearing, the Disbursing Agent, unless otherwise stayed, shall pay the Trustee Claims, which consist of the Claims of the Senior Notes Indenture Trustee, Senior Subordinated Notes Indenture Trustee, CCB-1 Trustee, CCB-2 Trustees, PIERS Trustee, and Trust Preferred Trustees, pursuant to the Senior Notes Indenture, Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and PIERS Guarantee Agreement, and Trust Preferred Securities documents, respectively, for indemnification and for reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses.  In May 2011, each of the Trustees filed a motion requesting, among other things, partial liquidation and allowance of fees and expenses respectively earned/incurred by the Trustees and their attorneys through March or April 2011 (as applicable) (collectively, the “Trustees’ First Fee Motions”).  Pursuant to the Trustees’ First Fee Motions, the Trustees requested allowance of fees in the aggregate amount of approximately $9.6 million.  By separate orders, the Bankruptcy Court granted the Trustees’ First Fee Motions.

In August, 2011, the Trustees each filed motions requesting further, partial liquidation and allowance of the fees and expenses each Trustee respectively earned/incurred during the four-month period ending July 31, 2011 or August 31, 2011 (as applicable) (collectively, the “Trustees’ Second Fee Motions”), which fees and expenses aggregate to approximately $2.4 million.  In October 2011, by separate orders, the Bankruptcy Court granted the Trustees’ Second Fee Motions.

2.	Section 41.18 of the Seventh Amended Plan

Section 41.18 of the Seventh Amended Plan, entitled “Payment of Fees and Expenses of Certain Creditors,” provides that, within ninety (90) days of the Effective Date, (i) Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), (ii) Blank Rome LLP (“Blank Rome”), (iii) White & Case LLP (“White & Case”), (iv) Kasowitz, Benson, Torres & Friedman LLP (“Kasowitz”), (v) Zolfo Cooper (“Zolfo”), (vi) Kramer, Levin, Naftalis & Frankel LLP and (vii) in accordance with Section 21.1(a) of the Seventh Amended Plan, Wilmer Cutler Pickering Hale & Dorr LLP (“Wilmer Hale”), Pachulski Stang Ziehl & Jones LLP (“Pachulski”), and Boies, Schiller & Flexner LLP (“Boies Schiller” and, collectively with Fried Frank, Blank Rome, White & Case, Kasowitz, Zolfo, Wilmer Hale, and Pachulski, the “Section 41.18 Professionals”), to the extent the clients with respect to the Section 41.18 Professionals seek reimbursement for the payment of fees and expenses incurred, shall file with the Bankruptcy Court an application (for purposes of reviewing the reasonableness of the amounts requested therein), together with detailed invoices annexed thereto, requesting payment for reasonable fees and expenses incurred during the period from the Petition Date through and including the Effective Date, in connection with the Chapter 11 Cases, the Global Settlement Agreement, the Seventh Amended Plan, or the transactions contemplated therein (including, without limitation, investigating, negotiating, documenting, and completing such transactions and enforcing, attempting to enforce, and preserving any right or remedy contemplated under the Global Settlement Agreement and in the Chapter 11 Cases), and that, within ten (10) Business Days of the entry of a Final Order by the Bankruptcy Court approving the payment thereof, in whole or in part, the Disbursing Agent shall pay such fees and expenses so approved.  The Debtors have been informed by the Section 41.18 Professionals that the Section 41.18 Professionals project that they will request an aggregate total of at least29 $37.3 million on account of fees for services rendered and expenses incurred through the date hereof in connection with the Chapter 11 Cases, the Global Settlement Agreement, the Seventh Amended Plan, or the transactions contemplated therein.  As summarized in Section VI.B.18.a below, up to $10 million of Cash distributed on account of the BB Liquidating Trust Interests will be used to satisfy the fees and expenses of Wilmer Hale, Pachulski, and Boies Schiller (which currently account for approximately $7.9 of the total amount the Section 41.18 Professionals project they will request).

IV.

OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Corporate History and Past and Current Organizational Structure and Assets

1.	Overview

WMI is a holding company incorporated in the State of Washington and headquartered at 925 Fourth Avenue, Suite 2500, Seattle, Washington 98104.30  WMI is the direct parent of WMI Investment (discussed below).

Prior to the Petition Date, WMI was a multiple savings and loan holding company that owned WMB and such bank’s subsidiaries, including FSB.  WMB primarily provided banking services to consumers and small businesses in major U.S. markets.  WMI was the largest savings and loan holding

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29 Some of the Section 41.18 Professionals have not provided current accountings of fees and expenses.

30 The Debtors anticipate relocating to 1201 Third Avenue, Suite 3000, Seattle, Washington 98101 by the end of January 2012.

company and WMB, together with its subsidiaries, was the seventh largest U.S.-based bank.  As of the Petition Date, WMI also had several non-debtor subsidiaries.  Like all savings and loan holding companies, prior to the Petition Date, WMI was subject to regulation by the OTS.  WMB and FSB, in turn, like all depository institutions with federal thrift charters, were subject to regulation and examination by the OTS.  In addition, WMI’s banking and non-banking subsidiaries were overseen by various federal and state authorities, including the FDIC.

On September 25, 2008, the OTS, by order number 2008-36, closed WMB, appointed the FDIC Receiver as receiver for WMB and advised that the FDIC Receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of FSB, to JPMC pursuant to the Purchase and Assumption Agreement in exchange for payment of $1.88 billion and the assumption of all of WMB’s deposit liabilities, including those deposit liabilities owed to the Debtors.  Shortly thereafter, JPMC assumed all of FSB’s deposit liabilities by merging FSB with its own banking operations.

Prior to the Receivership, WMI’s equity securities were registered with the United States Securities and Exchange Commission (the “SEC”) and were traded on the New York Stock Exchange (NYSE) under the symbol “WM.”  Accordingly, WMI was subject to the informational disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and filed annual, quarterly and current reports and other information with the SEC.  WMI has adopted so-called “modified Exchange Act reporting” under the SEC Staff’s Legal Bulletin No. 2 and, accordingly, no longer files Form 10-Q and 10-K reports.  Instead, WMI files its monthly operating reports (the “MORs”) with the Bankruptcy Court and furnishes the MORs to the SEC under cover of Form 8-K.  WMI also files 8-K reports as necessary to report “line items” and material developments concerning WMI and WMI’s chapter 11 case.

2.	List of WMI’s Current Directors

As set forth in WMI’s public filings with the SEC, available at www.sec.gov, WMI’s current directors are Stephen E. Frank, Alan Fishman, Margaret Osmer McQuade, Phillip Matthews, Regina T. Montoya, Michael K. Murphy, William G. Reed, Jr., Orin Smith, and James H. Stever.

3.	WMI’s Consolidated Corporate Organizational Structure

On the Petition Date, in addition to WMB,31 WMI owned, directly and indirectly, thirty-three (33) subsidiaries (the “Non-Banking Subsidiaries”).  For the avoidance of doubt, Second and Union LLC is not now and has never been an asset of the Debtors’ estates.  (See Debtor’s Response to the Letter of Joe Schorp Requesting Information Regarding Second and Union LLC [D.I. 6811].)  A complete list of the Non-Banking Subsidiaries, as well as information regarding their organizational relationships, financial information and a summary of their respective operations, is set forth below.  During the pendency of the Chapter 11 Cases, in addition to monetizing assets at such Non-Banking Subsidiaries, the Debtors have undertaken three corporate reorganizations in order to consolidate WMI’s corporate structure.  Upon completion of each of these reorganizations, available cash has been either distributed to WMI in accordance with applicable law or paid to WMI in satisfaction of an intercompany obligation.

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31 Although, as of the date hereof, WMB remains a subsidiary of WMI, the FDIC seized all of WMB’s assets on September 25, 2008, including all of WMB’s subsidiaries, and sold substantially all of WMB’s assets to JPMC pursuant to the Purchase and Assumption Agreement.  Accordingly, none of WMB’s subsidiaries are considered subsidiaries of WMI.

After giving effect to these reorganizations, WMI owned (and continues to own) seven directly-owned Non-Banking Subsidiaries.  Below are visual representations of WMI’s corporate organizational chart (i) prior to the FDIC Receiver’s seizure of all of WMB’s assets on September 25, 2008 and JPMC’s purchase, pursuant to the Purchase and Assumption Agreement, of substantially all of such assets (including FSB and all other subsidiaries owned, directly and indirectly, by WMB), (ii) as of the Petition Date, and (iii) as of the date of the filing of this Disclosure Statement.

a.	WMI and WMB Combined Organizational Chart Prior to FDIC Seizure32

The organizational chart on the following page reflects the combined WMI and WMB structure prior to the FDIC seizure and JPMC’s acquisition of WMB’s assets.

[AREA INTENTIONALLY LEFT BLANK]

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32 The Non-Banking Subsidiaries are denoted in blue; WMB’s direct and indirect subsidiaries are denoted in green; Subsidiaries are indented to the right underneath the parent, colored arrows to the left of a company box indicate a multiple parent relationship and colored arrows to the right of a company box indicate a subsidiary interest in another subsidiary.

b.	WMI Organizational Chart as of Petition Date33

WMB’s banking operations and its subsidiaries (including FSB) were seized by the FDIC Receiver and then acquired by JPMC on September 25, 2008 pursuant to the Purchase and Assumption Agreement.  The organizational chart below reflects WMI and the 33 Non-Banking Subsidiaries as of the Petition Date, September 26, 2008.   It should be noted that the Washington Mutual Capital Trust 2001 is a trust related to the PIERS Units (defined below), further described in Section IV.B.5 of this Disclosure Statement, and is not considered one of the 33 Non-Banking Subsidiaries.

[AREA INTENTIONALLY LEFT BLANK]

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33 Subsidiaries are indented to the right underneath the parent, colored arrows to the left of a company box indicate a multiple parent relationship, and colored arrows to the right of a company box indicate a subsidiary interest in another subsidiary.

c.	WMI Current Organizational Chart34

The organizational chart below reflects the remaining seven Non-Banking Subsidiaries, after the three corporate reorganizations, owned by WMI as of the date of the filing of this Disclosure Statement.

4.	Analysis of Subsidiary Equity

The following chart lists the Non-Banking Subsidiaries owned by WMI as of the Petition Date, a summary in the change in equity value at those subsidiaries from the Petition Date, September 26, 2008, through to, and including, October 31, 2011, and WMI’s estimate of the current market value of

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34 Colored arrows to the left of a company box indicate a multiple parent relationship and colored arrows to the right of a company box indicate a subsidiary interest in another subsidiary.

assets remaining in each remaining Non-Banking Subsidiary.35  This summary is further supplemented by (i) a reconciliation of the change in equity, (ii) background information for all Non-Banking Subsidiaries, and (iii) balance sheets for Non-Banking Subsidiaries as of October 31, 2011, each of which are set forth in the following sections.  It should be noted that the financial information referenced in (iii) is not included for WMI Investment or WMMRC, as adequate information on this has been previously provided elsewhere in this Disclosure Statement or in the Debtors’ MORs.

[AREA INTENTIONALLY LEFT BLANK]

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35 Of WMI’s seven remaining Non-Banking Subsidiaries, WMMRC, which is currently operating on a run-off basis, WMMRC is the only Non-Banking Subsidiary with ongoing operations.  Refer to Articles IV.A.6, VII, and VIII of this Disclosure Statement for additional information regarding WMMRC.  After the Effective Date, WMMRC will be Reorganized WMI’s sole operating entity.  Pursuant to the September Opinion, the Bankruptcy Court determined, based upon the evidence presented at the July Confirmation Hearing, that the enterprise value of Reorganized WMI is $210 million.  For each of the Non-Banking Subsidiaries other than WMMRC, the market value stated is a sum of, where applicable, (i) cash, (ii) notes receivable being paid by JPMC, carried at current market value, and (iii) in some cases, certain other de minimis assets and liabilities, less certain disbursements for expenses related to mergers with other Non-Banking Subsidiaries or dissolution, as applicable. The principal difference between the book value and the stated market value results from the fact that intercompany balances do not represent additional value to the Debtors’ estates.

		WMI Owned	Equity Owned	Total	Change in	WMI Owned	Equity Owned	Total	Current
		Equity Value	by WMI sub(s)	Equity	WMI Owned	Equity Value	by WMI sub	Equity	Market
	Subsidiary	9/26/2008	9/26/2008	9/26/2008	Equity Value	10/31/2011	10/31/2011	10/31/2011	Value

	Direct Ownership by WMI

1	WMI Investment Corp	$977,488,380	$-	$977,488,380	$(63,886,758)	$913,601,622		$913,601,622	$276,280,776
2	WMMRC	307,514,652	-	307,514,652	(81,703,877)	225,810,775		225,810,775	210,000,000
3	WaMu 1031 Exchange	5,772,391	-	5,772,391	(4,262,995)	1,509,396		1,509,396	1,250,000
4	WM Citation Holdings LLC	1,517,346	-	1,517,346	224,533,259	226,050,605		226,050,605	100,128,104
5	Ahmanson Obligation Company	25,078,216	-	25,078,216	(19,412,316)	5,665,899		5,665,899	8,966,631
6	WMI Rainier LLC	2,251,450	-	2,251,450	5,469,263	7,720,713		7,720,713	9,101
7	HS Loan Corp	59,475,241	23,639,103	83,114,344	732,152	60,207,393	23,930,026	84,137,419	84,070,169
8	Marion Insurance	66,661,014	-	66,661,014	(66,661,014)	(D)		-
9	ACD 2	102,798,532	-	102,798,532	(102,798,532)	(A)		-
10	Great Western Service Corp Two	108,915,537	-	108,915,537	(108,915,537)	(A)		-
11	Providian Services Corp	-		-	-	(B)		-
12	HS Loan Partners LLC	65,819,076	6,128,503	71,947,580	(65,819,076)	(C)		-
13	Ahmanson Developments Inc	5,338,733	-	5,338,733	(5,338,733)	(B)		-
14	PCA Asset Holdings LLC	19,041,342	3,700,943	22,742,285	(19,041,342)	(C)		-
15	Ahmanson Residential Development	147,546,544	-	147,546,544	(147,546,544)	(A)		-
16	WM Funds Disbursement Inc.	13	-	13	(13)	(B)		-
17	HF Ahmanson & Co	-	-	-	-	(B)		-
	Investment in Subsidiaries - MOR 3	1,895,218,467	33,468,550	1,928,687,017	(454,652,065)	1,440,566,402		1,464,496,428	680,704,781

	Indirect Ownership by WMI *

18	WM Aircraft Holdings LLC		28,098,191	28,098,191		(C)		-
19	SoundBay Leasing LLC		-	-		(F)		-
20	Riverpoint Associates		43,449,882	43,449,882		(C)		-
21	Flower Street		21,326,909	21,326,909		(A)		-
22	Robena Feedstock		-	-		(B)		-
23	Providian Services LLC		-	-		(B)		-
24	ACD 3		17,298,992	17,298,992		(A)		-
25	Ahmanson GGC LLC		84,628,326	84,628,326		(A)		-
26	ACD 4		12,931	12,931		(C)		-
27	Ahmanson Residential 2		13,588,545	13,588,545		(A)		-
28	Sutter Bay Associates LLC		86,030,852	86,030,852		(A)		-
29	Sutter Bay Corp		60,708,905	60,708,905		(A)		-
30	Robena LLC		-	-		(B)		-
31	WMGW Delaware Holdings		-	-		(D)		-
32	WMFHA Delaware Holdings		6,959,522	6,959,522		(E)		-
33	WM Finance LLC		1,525,671	1,525,671		(C)		-

Notes:

*	Equity value alrady reflected via direct ownership balances.
(A)	Merged into WM Citation Holdings LLC in December 2008
(B)	Merged into WMI Rainier LLC in December 2008
(C)	Merged into WM Citation Holdings LLC in April 2009
(D)	Merged into WM Citation Holdings LLC in June 2010
(E)	Merged into PCA Asset Holdings LLC in December 2008
(F)	Dissolved in June 2010
(G)	Reorganized WMI valuation is $210 million, which includes value of WMMRC.

a.	Reconciliation of Change in “Investment in Subsidiaries”

WMI’s “Investment in Subsidiaries,” as shown on WMI’s balance sheet (set forth in each of the Debtors’ MORs), and in the preceding chart, reflects the total book equity of the Non-Banking Subsidiaries.  The total change in “Investment in Subsidiaries” from the Petition Date to October 31, 2011 is approximately $455 million, as explained below.

Investment in Subsidiaries – 9/26/2008	$1,895,218,467	Notes

Income / (Loss) from Subsidiaries	(205,040,767)	(1)
Cash Distributed to WMI	(386,865,257)	(2)
Paid Notes and Tax Payables to WMI	72,236,573	(2)
Distribution of Remaining Marion Business to WMI	(16,443,787)	Reported in Dec 2009 MOR36
Change in Other Comprehensive Income (“OCI”)	64,183,030	(3)
Other Miscellaneous Changes	17,278,143

Cumulative Change from Petition Date	(454,652,065)

Investment in Subsidiaries – 10/31/2011	$1,444,609,697

Notes to the chart follow on the next page.

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36 (See Note 4 to the “Financial Statements” in the December 2009 MOR [D.I. 2280].)

NOTES

(1)	INCOME / (LOSS) FROM SUBSIDIARIES -- BY SUBSIDIARY
	WMMRC	(103,875,342)
	Marion	18,850,206
	WAMU 1031 Exchange	(262,995)
	Ahamansan Obligation Corporation	(2,032,316)	Incl. loan sale
	Citation	2,105,694	Incl. aircraft sale
	WMIIC	(122,719,199)
	Other subs	2,893,185

	Cumulative to Date	(205,040,767)	Per Oct-2011 Monthly
			Operating Report

(2)	CASH DISTRIBUTED TO WMI

As noted previously, the significant asset held by these non-banking subsidiaries was cash.
Upon completion of the corporate reorganizations described herein, such cash was distributed to WMI.

Entity	Dividends	Notes & Taxes	Total

Total from WM Citation Holdings LLC	235,628,684	51,497,188	287,125,872
(after merger)
Marion	60,000,000	13,739,385	73,739,385
AOC	15,000,000	7,000,000	22,000,000
Wamu 1031 Exchange	4,000,000	-	4,000,000

Summary	314,628,684	72,236,573	386,865,257

Total Cash reported
on MOR's as received
from subsidiaries

(3)	CHANGE IN OCI
Unrealized gains and losses in securities are recorded in Other Comprehensive Income within equity. When that value changes at a subsidiary, WMI's Investment in Subsidiary balance changes as well. However, this is a change on the balance sheet of the subsidiaries and is not reported on
WMI's income statement.

Securities were held at WMI Investment Corp, Marion and WMMRC. The change in balance would result from both changes in values of the securities held as well as the liquidation of the securities and the realization of actual gains and losses.

5.	Assets of WMI Investment

WMI Investment is a Delaware corporation that, as of the Petition Date, held a variety of securities and investments.  Certain entities have argued that the Debtors must more fully disclose the assets of WMI Investment, including all securities held by WMI Investment, and the divestiture of any such assets since the Petition Date.

Information regarding the assets of WMI Investment has been disclosed by the Debtors in every monthly operating report (“MOR”) filed subsequent to the Petition Date, each of which was also filed with the Securities and Exchange Commission (the “SEC”) under the cover of a form 8-K, and in WMI Investment’s schedule of assets and liabilities, first filed with the Bankruptcy Court on December 19, 2008 (the “WMI Investment Schedule”).  As detailed in the WMI Investment Schedule, WMI Investment’s assets consisted, as of the Petition Date, of:

•	a $566 million intercompany receivable from WMI (which, pursuant to Section 32.2 of the Seventh Amended Plan, will be extinguished, unless otherwise agreed or resolved);

•
a membership interest in JPMC Wind Investment Portfolio LLC with a book value of $65 million37 (which WMI Investment will transfer to JPMC pursuant to the Global Settlement Agreement) (see Sections IV.A.9.a and V.B.3.b(iii) below);

•	$53 million of cash on deposit at JPMC (which the Debtors will receive free and clear pursuant to the Global Settlement Agreement) (see Section V.B.3.b(i) below);

•	a tax receivable from WMI in the amount of $22 million38 (which, pursuant to Section 32.2 of the Seventh Amended Plan, will be extinguished, unless otherwise agreed or resolved); and

•	$266 million of investments and $4 million of accrued interest.

After the Petition Date, the Debtors were required to liquidate the $266 million of investments held by WMI Investment to comply with section 345(b) of the Bankruptcy Code, which governs investment requirements for bankrupt companies.  The conversion of these assets to cash was disclosed in the Schedule of Cash Receipts and Disbursements included as part of the MORs filed with the Bankruptcy Court and the SEC with respect to November 2008 through December 2008, as “Cash Receipts” from the “Sale of Assets/Securities.”  Furthermore, the applicable balance sheets set forth in each MOR during that period illustrated the increase of cash and the reduction of securities.  Each of these documents are publicly available on the Bankruptcy Court’s docket, as well as on the website maintained by the Debtors’ solicitation and voting agent, Kurtzman Carson Consultants, LLC, at www.kccllc.net/wamu, and the SEC, at www.sec.gov. 39

_______________________________
37 The book value of WMI Investment’s membership interest in JPMC Wind Investment Portfolio LLC is now approximately $49 million.

38 This amount is included in, and is not incremental to, the estimated total amount of Tax Refunds to be received by the Debtors.

39 At a hearing before the Bankruptcy Court held on March 21, 2011, Bettina Haper asserted that the Debtors’ liquidation of WMI Investment’s securities, discussed herein, was unauthorized.  On October 2, 2008, the Debtors filed the Motion of Debtors for (I) Authorization to Maintain Existing Bank Accounts and Business Forms, and (II) for an Extension of Time to Comply with Section 345(b) of the Bankruptcy Code [D.I. 16].  On October 8, 2008, the

Pursuant to Sections 1.140 and 27.3 of the Seventh Amended Plan, all assets of WMI Investment will be contributed to the Liquidating Trust.

6.	WM Mortgage Reinsurance Company, Inc. (“WMMRC”)

WM Mortgage Reinsurance Company, Inc. (previously defined as “WMMRC”), a Hawaiian corporation and non-debtor, wholly-owned subsidiary of WMI, is a captive reinsurance company, created to reinsure the risk associated with residential mortgages that were originated or acquired by WMB.  Mortgage insurance for WMB-originated or acquired loans had historically been provided by seven mortgage insurance companies (collectively, the “Mortgage Insurers”), although currently WMMRC is party to mortgage reinsurance agreements with only six mortgage insurance companies.  WMMRC entered into reinsurance agreements (the “Reinsurance Agreements”) with each Mortgage Insurer, pursuant to which it would share in the risk, in the form of Claim losses, in exchange for a portion of the premiums generated from the residential mortgage loan portfolio held by the Mortgage Insurer.40

Pursuant to each Reinsurance Agreement, WMMRC established a trust account with US Bank N.A. (defined above as the “WMMRC Trusts”), for the benefit of the Mortgage Insurer, to hold premiums collected and to secure WMMRC’s obligations to each Mortgage Insurer with respect to the insured loans.  WMMRC was historically party to seven trust agreements—one for each Reinsurance Agreement to which it was a party.  As of October 31, 2011, the value of the six remaining Trust’s assets was estimated to be $344 million.

Each Reinsurance Agreement requires that WMMRC maintain a certain minimum amount of capital in the applicable Trust (the “Reinsurance Reserve”), which amount is determined by applicable law, as well as each Mortgage Insurer’s calculation of reserves needed, which is generally inclusive of reserves for known delinquencies within the loan portfolio and a percentage of the remaining aggregate risk exposure contained in each portfolio.  Minimum capital requirements fluctuate on a

_______________________________
 below.)  The Securities Sales Objection, however, was filed by the U.S. Trustee in response to a motion by the Debtors regarding the sale of WMI’s limited partner interests in venture capital funds held directly by WMI—not by WMI Investment.  (See Motion of Debtors Pursuant to Sections 105(a) and 363 of the Bankruptcy Code for Order Approving Procedures for Sale of the Debtors’ Interests in Certain Investments Free and Clear of Liens, Claims and Encumbrances and Without Further Court Approval [D.I. 334] (the “Securities Sales Motion”).)  The Bankruptcy Court approved the Securities Sales Motion, with certain modifications, by order, dated January 5, 2009 [D.I. 536].  Pursuant to the order, the Debtors were authorized to sell the limited partner interests held by WMI without seeking court approval of each sale, but were required to give notice of any such sale prior thereto.

40One of WMMRC’s Reinsurance Agreement counterparties is PMI Mortgage Ins. Co., Inc. (“PMI Mortgage”), which Entity was seized by Arizona state regulators on October 20, 2011.  The Debtors understand that, although PMI Mortgage has ceased writing new business, PMI Mortgage will continue to insure its existing mortgage loan portfolio on a runoff basis, and will continue to make payments of premium income to WMMRC pursuant to the Reinsurance Agreement.

monthly basis and are reflected in monthly “cession statements” provided by each Mortgage Insurer to WMMRC.  By order dated December 3, 2008, the Bankruptcy Court approved a loan from WMI to WMMRC in the amount of approximately $11.9 million in order to maintain an adequate Reinsurance Reserve in one of its Trusts.

As of the Petition Date, due to the FDIC’s seizure of WMB’s assets and the sale of substantially all of WMB’s assets to JPMC, all the WMMRC Trusts are operating on a “run-off” basis because WMMRC has ceased to reinsure any newly originated loans.

WMMRC’s failure to maintain adequate Reinsurance Reserves could result in the Mortgage Insurers’ election to terminate the Reinsurance Agreements on a “cut-off” basis, in which case WMMRC would no longer be liable for the reinsured loans and would no longer receive reinsurance premiums with respect thereto.  WMMRC would, however, be liable for the Reinsurance Reserve, which may, in certain cases, result in the extinguishment of all assets on account in the Trust at issue.  As described in Section V.B.6.h hereof, WMMRC was named as a defendant in the Alexander & Reed Action.

Refer to Articles VII and VIII of this Disclosure Statement for additional information regarding WMMRC.  Pursuant to the Seventh Amended Plan, WMMRC will not be transferred to the Liquidating Trust but, rather, will be the sole operating subsidiary of Reorganized WMI.

7.	Assets of WMI’s Non-Debtor Subsidiaries, Other than WMMRC

Pursuant to applicable law, and as stated by the Bankruptcy Court at the March 21, 2011 hearing, the Bankruptcy Court’s jurisdiction is limited to assets of the Debtors and not to those of any non-Debtor subsidiary.  However, because the value of the Debtors’ interests in such non-Debtor subsidiaries and non-Debtor assets, including WMMRC, ultimately accretes to the benefit of the Debtors’ chapter 11 estate, the Debtors have reflected such value in their liquidation and recovery analyses.  To provide parties in interest with additional information, set forth below is information related to WMI’s direct and indirect subsidiaries as of the Petition Date, including WMMRC, as well as historical information regarding any transfers of assets by WMI’s non-Debtor subsidiaries from and after the Petition Date.  Pursuant to Section 1.140 of the Seventh Amended Plan, WMI’s Equity Interest in all of its subsidiaries, except for WMI Investment, WMMRC and WMB, will be transferred to the Liquidating Trust.  For the avoidance of doubt, and as set forth in more detail below, with the exception of a few de minimis residential real estate properties held by Ahmanson Obligation (defined below) as a result of mortgage foreclosures, neither the Debtors nor their non-Debtor subsidiaries hold any real estate.

The general background and status of the Non-Debtor Non-Banking Subsidiaries set forth below is delineated as follows:  (a) subsidiaries currently owned by WMI, (b) subsidiaries merged on or prior to December 30, 2008, (c) subsidiaries merged in April 2009, and (d) subsidiaries merged or liquidated on June 30, 2010.

a.	Currently Owned WMI Non-Banking Subsidiaries, Other than WMMRC

WaMu 1031 Exchange. Prior to the Petition Date, WaMu 1031 Exchange (“WaMu 1031”) facilitated Section 1031 exchanges for residential and commercial property owners.  Specifically, WaMu 1031 provided qualified intermediary services to assist real estate investors in deferring capital gains taxes with respect to real estate transactions involving investment properties.  WaMu 1031 Exchange was formed as a combination of three predecessor 1031 exchange companies and processed 15,000 exchanges annually, with each exchange averaging $300,000 to $400,000 in size.  WaMu 1031 ceased facilitating exchanges, however, in July 2009.  The company has been undergoing a wind-down process and currently has no employees, offices or assets other than cash.  Since the Petition Date, WaMu 1031 has paid $4 million to WMI, either as distributions or in satisfaction of obligations to WMI.  WaMu 1031’s balance sheet as of October 31, 2011 is shown below in Section IV.IV.8.

WM Citation Holdings, LLC.  WM Citation Holdings, LLC (“WM Citation”) is a Delaware limited liability company formed in July 2001.  As of the Petition Date, WM Citation held partial interests in three corporate aircraft managed by NetJets, which interests were sold immediately after the commencement of the Chapter 11 Cases.  The aggregate sale proceeds were approximately $3 million after NetJets broker fees, and the eventual buyers were NetJets and JPMC.  Over the course of the reorganizations, WM Citation also has been utilized to consolidate other Non-Banking Subsidiaries and, as a result, has accumulated various assets and cash through those reorganizations.  Since the Petition Date, WM Citation along with the Non-Banking Subsidiaries that have merged into it have paid $287 million to WMI, either as distributions or in satisfaction of obligations to WMI.

Through the consolidation process of merging PCA Asset Holdings and HS Loan Partners into WM Citation, WM Citation owns two note receivables payable by WMB which continue to accrue monthly interest.  Pursuant to the Global Settlement Agreement, JPMC will pay all obligations of WMB, WMB’s subsidiaries, or JPMC under the Revolving Notes set forth on Exhibit “V” thereto.  (See Global Settlement Agreement § 2.16 and Section V.B.3.b(v) below.)  Specifically, Exhibit “V” to the Global Settlement Agreement includes the following Revolving Notes which relate to WM Citation: (i) $73,670,153 under that certain Revolving Master Note, dated as of December 22, 2005, by and between WMB, as borrower, and WM Citation (as successor to HS Loan Partners), as lender, and (ii) $13,576,245 under that certain Registered Security, Note A, dated as of December 17, 2004, by and between University Street, Inc., as payor and predecessor in interest to WMB, and WM Citation (as successor to WMRP Delaware Holdings LLC), as payee, and predecessor in interest to PCA Asset Holdings LLC.

WM Citation owned six (6) multi-family home mortgages through the mergers of Flower Street, Sutter Bay Corporation and HS Loan Partners into WM Citation.  Collectively, through a competitive auction process, 14 multi-family loan mortgages, consisting of eight (8) owned by H.S. Loan Corporation and the 6 owned by WM Citation, were sold in June 2009 and generated approximately $3.5 million in proceeds after fees and expenses.

Through the consolidation process, WM Citation became the eventual owner of WM Aircraft’s 72% interest in SoundBay Leasing LLC (“SoundBay Leasing”).  SoundBay Leasing owned a 1986 Boeing 767-223ER, which was leased by American Airlines.  The lease term expires at the beginning of 2012.  Through an airline broker, SoundBay Leasing auctioned the plane, received six (6) bids, and generated gross proceeds of $5.1M in January 2010, of which WM Citation retained 72%.

WM Citation’s balance sheet, as of October 31, 2011, is shown below in Section IV.A.8.

Ahmanson Obligation Company.  Ahmanson Obligation Company (“Ahmanson Obligation”) is a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  Prior to the Petition Date, Ahmanson Obligation generally purchased loans that had been sold with recourse by WMI affiliates.  Both Freddie Mac and Fannie Mae filed Claims against WMI, which guaranteed recourse obligations of Ahmanson Obligation.  Ahmanson Obligation settled a $53 million recourse Claim with Freddie Mac for $250,000 in March 2010 and a $17 million recourse Claim with Fannie Mae for $50,000 in September 2010.

As of the Petition Date, Ahmanson Obligation held approximately $18 million in unpaid principal balance (“UPB”) on outstanding mortgage loans.  In July 2010, through a third party advisor, Ahmanson Obligation engaged outside buyers in a competitive bidding process and received nineteen

(19) bids for a majority of these loans.  Total proceeds on the sale of approximately 220 loans, or approximately $14 million in UPB, were $10.3 million after fees and expenses.  Ahmanson Obligation currently has 50 remaining loans on the balance sheet with a total UPB of approximately $2 million.  These loans are currently in the process of being sold or prepared for sale.  In addition, all previous loans or owned real estate through the loan foreclosure process has either been sold or reclassified.

Since the Petition Date, Ahmanson Obligation has paid $22 million to WMI, either as distributions or in satisfaction of obligations to WMI.  Ahmanson Obligation’s balance sheet, as of October 31, 2011, is shown below in Section IV.A.8.

WMI Rainier LLC.  WMI Rainier LLC (“WMI Rainier”) is a Washington limited liability company formed in April 2006.  Prior to the Petition Date, the company primarily served as a consolidation subsidiary for use in merging former WMI subsidiaries out of existence.  Over the course of  the reorganizations after the Petition Date, the company acquired Ahmanson Developments, Inc. which had potential liabilities related to the BKK Litigation and certain warranty obligations.  The BKK Litigation and the Claims associated with it are further described in Section V.B.6.j of this Disclosure Statement.  Pursuant to a pending settlement with JPMC and the plaintiffs, WMI will pay JPMC $1.49 million on behalf of WMI Rainier in exchange for a release by JPMC of all Claims against WMI and the Non-Banking Subsidiaries related to the BKK Litigation.  In addition, JPMC will indemnify the WMI Entities for any loss related to the BKK Litigation not covered by insurance; provided, that such indemnification is limited to an amount of up to $1.49 million with respect to liabilities of WMI Rainier or its predecessor ADI (defined below) or Oxford Investment Corp. (See Certification of Counsel Regarding Order Approving Settlement Agreement Between Debtors, JPMorgan Chase Bank N.A., California Department of Toxic Substances Control, the BKK Joint Defense Group and Certain of That Group's Individual Members, Exhibit A [D.I. 6261].)

The Debtors recently learned that, through ADI’s (defined below) historical real estate development activities, WMI Rainier may own two parcels of land in Riverside County, California.  Both parcels are approximately two acres each and consist of narrow strips of land abutting alongside a highway.  Additionally, such parcels are designated as utility corridors and zoned as “open space limiting development” and encumbered by the City of Corona and Riverside County.  These utility corridors were most likely intended to be conveyed to the city during development and have zero value or assessed property tax.

WMI Rainier LLC’s balance sheet, as of October 31, 2011, is shown below in Section IV.A.8.

H.S. Loan Corporation.  H.S. Loan Corporation (“H.S. Loan”) is a California corporation and was acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  As of the Petition Date, the company owned 8 multi-family home mortgages.  Collectively, through a competitive auction process, 14 multi-family loan mortgages, consisting of the 6 owned by H.S. Loan and 8 owned by WM Citation (previously owned by Flower Street, Sutter Bay Corp. and HS Loan Partners at the Petition Date), were sold in June 2009 and generated approximately $3.5 million in proceeds after fees and expenses.

As of the Petition Date, H.S. Loan also owned a note receivable asset payable by WMB, which continues to accrue monthly interest. Pursuant to the Global Settlement Agreement, JPMC will pay all obligations of WMB, WMB’s subsidiaries, or JPMC under the Revolving Notes as set forth on Exhibit “V” thereto.  (See Global Settlement Agreement § 2.16 and Section V.B.3.b(v) below.)  Exhibit “V” to the Global Settlement Agreement includes the following Revolving Note which relates to H.S. Loan:

$82,048,081 under that certain Revolving Master Note, dated as of December 22, 2005, by and between WMB, as borrower, and H.S. Loan, as lender.

JPMC owns a minority interest in H.S. Loan of approximately 1.33% and will convey such minority interest to WMI upon implementation of the Global Settlement Agreement, as set forth in Section V.B.3.b(iv) below.

H.S. Loan’s balance sheet as of October 31, 2011 is shown below in Section IV.A.8.

b.	WMI Subsidiaries Merged at December 31, 2008

ACD 2 (Merged into WM Citation).  ACD 2 was a California corporation acquired as a part of the H.F. Ahmanson & Co. acquisition in October 1998.  ACD 2 was incorporated in September 1992 to engage in real estate development.  As of the Petition Date, ACD 2 did not have any ongoing operations or hold any real estate.

Great Western Service Corporation Two (Merged into WM Citation).  Great Western Services Corporation Two (“GWSCT”) was a California corporation acquired as part of the Great Western Bank acquisition in July 1997.  At the Petition Date, GWSCT held one subsidiary, Washington Mutual Finance Group, LLC, which was involved in class action litigation in Mississippi, described below.

Providian Services Corporation (Merged into WMI Rainier).  Providian Services Corporation (“PSC”) was a Delaware corporation acquired as part of the Providian acquisition in October 2005.  PSC was incorporated in June 1998 to hold certain investments in the Robena coal project transaction.  As of the Petition Date, PSC was not active and did not have any assets.

Ahmanson Developments, Inc. (Merged into WMI Rainier).  Ahmanson Developments, Inc. (“ADI”) was a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  ADI was incorporated in August 1971 to engage in real estate development.  As of the Petition Date, ADI was no longer active in development, but continued to hold warranty liabilities on various development projects.  ADI had potential liabilities related to the BKK Litigation as well as certain outstanding warranty liabilities, but transferred all liabilities to WMI Rainier when it merged with WMI Rainier through the consolidation process.  Refer to the above discussion of WMI Rainier for further explanation.

Ahmanson Residential Development (Merged into WM Citation).  Ahmanson Residential Development (“ARD”) was a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  Prior to the Petition Date, ARD owned a real estate development project in Owing Mills, Maryland.  As of the Petition Date ARD did not have any ongoing operations or hold any real estate.

WM Funds Disbursements, Inc. (Merged into WMI Rainier).  WM Funds Disbursements, Inc. (“WM Funds Disbursements”) was a Nevada corporation acquired as part of the Commercial Capital Bancorp Inc. acquisition in October 2006.  WM Funds Disbursements did not engage in business activities prior to 2007.  As of April 2007, WM Funds Disbursement’s name was changed to its current name, “WM Fund Disbursements, Inc.,” and it was repurposed to make employee benefit payments to people who were employees of WM Advisors, Inc., WM Funds Distributor, Inc. and WM Shareholder Services, Inc. before WMI and/or its affiliates sold those companies.  WM Funds Disbursements also held a small equity stake in Providian Technology Services Private Limited.  The equity stake was believed to have no value and WM Funds Disbursements disposed of it in September 2009.

H.F. Ahmanson & Company (Merged into WMI Rainier).  H.F. Ahmanson & Co. was a Nevada corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  As of the Petition Date, H.F. Ahmanson & Co. was not active and did not have any assets.

Flower Street Corporation (Merged into WM Citation).  Flower Street Corporation (“Flower Street”) was a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  Flower Street was formed in November 1996 to engage in real estate development.  As of the Petition Date, Flower Street (a) had divested itself of any of its Los Angeles real estate assets and (b) owned a few multi-family home mortgages.  Through the consolidation process these mortgages were sold to WM Citation.  See the above discussion of WM Citation for further detail on the sale and proceeds.

Robena Feedstock LLC (Merged into WMI Rainier).  Robena Feedstock LLC (“Robena Feedstock”) was a Delaware limited liability company acquired as part of the Providian acquisition in October 2005.  The company was formed in June 1998 to own a wash plant associated with the coal agglomeration plant owned by Robena LLC.  As of the Petition Date, the company was not active and did not have any assets.

Providian Services LLC (Merged into WMI Rainier).  Providian Services LLC was a Delaware limited liability company acquired as part of the Providian acquisition in October 2005.  The company was formed in June 1998 to hold a limited partnership interest in Robena LP.  As of the Petition Date, the company was not active and did not have any assets.

ACD 3 (Merged into WM Citation).  ACD 3 was a California corporation acquired as a part of the H.F. Ahmanson & Co. acquisition in October 1998. ACD 3 was incorporated in January 1994 to develop real estate.  As of the Petition Date, ACD 3 did not hold any real estate or any other assets.

Ahmanson GGC LLC (Merged into WM Citation).  Ahmanson GGC was a California limited liability company originated as a limited partnership formed in December 1996 by H.F. Ahmanson & Co.  Ahmanson GGC converted to a limited liability company in June 1999.  As of the Petition Date, Ahmanson GGC operated as a holding company for WM Aircraft Holdings LLC.

Ahmanson Residential 2 (Merged into WM Citation).  Ahmanson Residential 2 was a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  Prior to the Petition Date, Ahmanson Residential 2 historically engaged in real estate development.  As of the Petition Date, Ahmanson Residential 2 did not have ongoing operations or hold any real estate.

Sutter Bay Associates LLC (Merged into WM Citation).  Sutter Bay Associates was a California limited liability company originated as a limited partnership formed by H.F. Ahmanson & Co. in December 1994.  Sutter Bay Associates converted to a limited liability company in June 1999.  As of the Petition Date, Sutter Bay Associates was a holding company for WaMu entities that leased commercial aircraft.

Sutter Bay Corporation (Merged into WM Citation).  Sutter Bay Corporation was a California corporation acquired as part of the H.F. Ahmanson & Co. acquisition in October 1998.  Sutter Bay Corporation was incorporated in November 1996 to engage in real estate development.  As of the Petition Date, Sutter Bay Corporation owned a few multi-family home mortgages, but did not hold any real estate.  Through the consolidation process these mortgages were sold to WM Citation.  See the above discussion of WM Citation for further detail on the sale and proceeds.

Robena LLC (Merged into WMI Rainier).  Robena LLC was a Delaware limited liability company acquired as part of the Providian acquisition in October 2005.  Robena LLC was formed in March 1998 to own a coal agglomeration plant.  As of the Petition Date, Robena LLC was not active and did not have any assets.

WMHFA Delaware Holdings LLC (Merged into PCA Asset Holdings).  WMHFA Delaware Holdings LLC was a Delaware limited liability company formed in June 1999.  As of the Petition Date, WMHFA Delaware Holdings LLC did not hold any assets or liabilities.

c.	WMI Subsidiaries Merged at April 30, 2009

HS Loan Partners LLC (Merged in WM Citation).  HS Loan Partners LLC was a California limited liability company originated as a limited partnership formed in December 1996 by H.F. Ahmanson & Co.  HS Loan Partners LLC converted to a limited liability company in June 1999.  As of the Petition Date, HS Loan Partners LLC owned a note receivable asset payable by WMB which continues to accrue monthly interest.  Through the consolidation process this asset now is owned by WM Citation and is discussed more fully in the above discussion of WM Citation.  As of the Petition Date, HS Loan Partners LLC owned 1 multi-family home mortgage.  Through the consolidation process this mortgage was sold to WM Citation.  See the above discussion of WM Citation for further detail on the sale and proceeds.

PCA Asset Holdings LLC (Merged in WM Citation).  PCA Asset Holdings LLC (“PCA”) was a California limited liability company formed in January 2005.  PCA served as a holding company for real estate that was to be sold to third parties.  As of the Petition Date, PCA owned a note receivable asset payable by WMB (acquired by JPMC and outlined in the Global Settlement Agreement) which continues to accrue monthly interest.  Through the consolidation process this asset now is owned by WM Citation and is discussed more fully in the above discussion of WM Citation.  As of the Petition Date, PCA did not have any ongoing operations or hold any real estate.

WM Aircraft Holdings LLC (Merged in WM Citation).  WM Aircraft was a Delaware limited liability company was formed in December 2000 to act as a holding company.  As of the Petition Date, the company directly held a 72% interest in SoundBay Leasing.  This 72% interest was merged into WM Citation through the consolidation process.

Riverpoint Associates (Merged in WM Citation).  Riverpoint Associates (“Riverpoint”) was a California general partnership acquired as part of the H.F. Ahmanson & Co., acquisition in October 1998.  Riverpoint was formed to engage in real estate development.  As of the Petition Date, Riverpoint did not have ongoing operations or hold any real estate.

ACD  4 (Merged in WM Citation).  ACD 4 was a California corporation acquired as a part of the H.F. Ahmanson & Co. acquisition in October 1998.  ACD 4 was incorporated in October 1993 to develop real estate.  As of the Petition Date, ACD 4 did not have any ongoing operations or any assets.

Washington Mutual Finance Group, LLC (Merged into WM Citation).  WM Finance Group was a Delaware limited liability company formed in April 2000 to engage in mortgage lending in Kentucky, Maryland, Mississippi, North Carolina, Tennessee, Virginia and West Virginia.  Substantially all of WM Finance Group’s assets were sold to CitiFinancial Credit company in March 2004.  As of the

Petition Date, the company existed to address certain Mississippi class action litigation arising from Mississippi loans, which since has been resolved.

d.	WMI Subsidiaries Merged or Dissolved at June 30, 2010

Marion Insurance Company, Inc. (Merged into WM Citation).  Marion Insurance Company (“Marion”), a Vermont corporation and non-debtor, wholly-owned subsidiary of WMI, was a captive reinsurance company, incorporated in September 2000 to act as a Vermont domiciled captive insurance company to reinsure the risk associated with lender placed hazard insurance policies, accidental death and dismemberment and mortgage life insurance.  Prior to the Petition Date, Marion reinsured mortgage life, disability, and accidental death insurance written on mortgagees of WMB’s banks as well as lender placed hazard-related coverage on loans in the banks’ servicing portfolios.

In February 2009, the insurance commissioner of Vermont notified Marion that it was no longer in compliance with Vermont captive law because it no longer reinsured the risks of its affiliates, and therefore required that Marion no longer provide reinsurance as a Vermont captive.  In response to this directive, in early 2009, Marion began the process of commuting its existing reinsurance contracts with four separate companies.  By the beginning of June 2010, Marion had successfully commuted all reinsurance agreements with the four companies, including its reinsurance agreement with Assurant.  As part of its commutation effort with Assurant, Marion created and deposited $17 million into a trust for the benefit of Assurant to pay remaining Claims over the next two years.  Per the insurance commissioner’s requirements, Marion subsequently distributed the trust to WMI to ensure the successful wind-down of the Marion entity.  In March 2011, the Assurant Trust distributed $7.7 million to WMI.  The term of the trust expires on December 31, 2011, after which the remaining assets, currently approximately $6.4 million,  will revert, unrestricted, to WMI.   In total, since the Petition Date, Marion has paid $74 million to WMI, either as distributions or in satisfaction of obligations to WMI.

As of June 30, 2010, Marion surrendered its Vermont insurance license and merged out of existence as part of the ongoing WMI subsidiary wind-down process.

SoundBay Leasing LLC (Dissolved).  SoundBay Leasing was a Delaware limited liability company formed in December 2000 to be a joint venture with Bank of America involved in the leasing of aircraft and other equipment.  As of the Petition Date, SoundBay Leasing owned a 1986 Boeing 767-223ER which was leased by American Airlines.  The asset was sold in June 2010.  For further information on the sale, refer to the above discussion of WM Citation.

WMGW Delaware Holdings LLC (Merged into WM Citation).  WMGW Delaware Holdings LLC (“WMGW”) was a Delaware limited liability company formed in June 1999 to engage in commercial leasing and lending.  As of the Petition Date, WMGW did not hold any assets or leases.

8.	WMI Non-Debtor Subsidiary Balance Sheets

Balance sheets as of October 31, 2011 for all the WMI subsidiaries, save WMI Investment and WMMRC, are below.  For financial information regarding WMMRC, refer to Article VII of this Disclosure Statement.  For WMI Investment’s balance sheet, refer to the Debtors’ MORs.

WaMu 1031 Exchange Balance Sheet
(Unaudited)

	October 31, 2011
ASSETS
Cash	$1,421,987.48
TOTAL ASSETS	1,421,987.48
LIABILITIES & EQUITY
Liabilities
Accounts Payable	-
Taxes Pay / (Rec) and Deferreds -- Intercompany	(76,446.62)	(1)
Other Accrued Liabilities	(10,961.84)
Total Liabilities	(87,408.46)

Total Equity	1,509,395.94
TOTAL LIABILITIES & EQUITY	$1,421,987.48

NOTES:

(1)	All tax balances represent intercompany balances with WMI per the tax sharing agreement. However, prior to the seizure, balances had not been reconciled on an individual company basis. Current balances represent the balances as of 9/26/2008.
No adjustments have been made to the balances since the seizure awaiting final determination of the rights of ownership and the correct amounts. Per the
Global Settlement Agreement, net tax refunds for WMI and its non-banking subsidiaries will be paid to WMI based on the agreed upon -percentages. Further, the Seventh
Amended Plan provides that all intercompany balances will be extinguished as of the
Effective Date.

WM Citation Holdings, LLC Balance Sheet
(Unaudited)

	October 31, 2011
ASSETS
Cash	$2,030,163.64
Other Assets
Investment in Subsidiaries	23,930,026.18	(1)
Intercompany Notes -- WMI	114,473,051.68	(2)
Intercompany Notes -- WMB and Subs	98,720,488.36	(3)
Total Other Assets
TOTAL ASSETS	239,153,729.86

LIABILITIES & EQUITY
Liabilities
Accounts Payable	-
Taxes Pay / (Rec) and Deferreds -- Intercompany	12,209,467.42	(4)
Payroll & Benefits Accruals	843,854.00	(5)
Other Accrued Liabilities	49,803.38
Total Liabilities	13,103,124.80

Total Equity	226,050,605.06
TOTAL LIABILITIES & EQUITY	$239,153,729.86

NOTES:

(1)	Investment in HS Loan Corporation. Balance is eliminated in consolidation.

(2)	Per the Seventh Amended Plan, all intercompany balances within
WMI and its non-banking subsidiaries will be extinguished.

(3)	Per the Global Settlement Agreement, JPMC will pay WMI for notes receivable from WMB and subs.

(4)	All tax balances represent intercompany balances with WMI per the tax sharing agreement. However, prior to the seizure, balances had not been reconciled on an individual company basis. Current balances represent the balances as of 9/26/2008.
No adjustments have been made to the balances since the seizure awaiting final determination of the rights of ownership and the correct amounts. Per the
Global Settlement Agreement, net tax refunds for WMI and its non-banking subsidiaries will be paid to WMI based on the agreed upon -percentages. Further, the Seventh
Amended Plan provides that all intercompany balances will be extinguished as of the
Effective Date.

(5)	Represents post-retirement medical benefits recorded on WMI-non-banking subsidiaries as of 9/26/08. Per the Global Settlement Agreement, JPMC is assuming this
Plan.

Ahmanson Obligation Company Balance Sheet
(Unaudited)

	October 31, 2011
ASSETS
Cash	$8,731,923.74
Loans -- Secured by Real Estate	541,716.14	(1)
TOTAL ASSETS	9,273,639.88

LIABILITIES & EQUITY
Accounts Payable	3,060.00
Taxes Pay / (Rec) and Deferreds -- Intercompany	3,604,680.81	(2)
Total Liabilities	3,607,740.81

Total Equity	5,665,899.07
TOTAL LIABILITIES & EQUITY	$9,273,639.88

NOTES:

(1)	Represents 53 loans secured by homes and manufactured housing. The remaining loans have not yet been sold due to documentation or performance issues which existed as of the seizure.
Gross book value	$1,993,656.01
Proceeds receivable -- from servicer	43,944.22
Loan Loss Reserve	(1,495,884.09)

Net book value -- Loans -- Secured by Real Estate	$541,716.14

(2)	All tax balances represent intercompany balances with WMI per the tax sharing agreement. However, prior to the seizure, balances had not been reconciled on an individual company basis. Current balances represent the balances as of 9/26/2008.
No adjustments have been made to the balances since the seizure awaiting final determination of the rights of ownership and the correct amounts. Per the Global
Settlement Agreement, net tax refunds for WMI and its non-banking subsidiaries will be paid to WMI based on the agreed upon -percentages. Further, the Seventh Amended Plan provides that all intercompany balances will be extinguished as of the Effective Date.

WMI Rainier LLC Balance Sheet
(Unaudited)

	October 31, 2011
ASSETS
Cash	$1,642,851.91	(1)
Intercompany Notes -- WMI	2,430,365.36	(2)

TOTAL ASSETS	4,073,217.27

LIABILITIES & EQUITY
Liabilities
Intercompany Payables -- WMI	50,000.00	(2)
Taxes Pay / (Rec) and Deferreds -- Intercompany	(3,707,495.73)	(3)
Other Prepetition Liabilities	10,000.00
Total Liabilities	(3,647,495.73)

Total Equity	7,720,713.00

TOTAL LIABILITIES & EQUITY	$4,073,217.27

NOTES:

(1)	Per the pending agreement with BKK and JPMC, $1,490,000 will be paid to JPMC in exchange for a release of all obligations related to the BKK litigation.

(2)	Per the Seventh Amended Plan, all intercompany balances within WMI and its non-banking subsidiaries will be extinguished.

(3)	All tax balances represent intercompany balances with WMI per the tax sharing agreement. However, prior to the seizure, balances had not been reconciled on an individual company basis. Current balances represent the balances as of 9/26/2008.
No adjustments have been made to the balances since the seizure awaiting final determination of the rights of ownership and the correct amounts. Per the
Global Settlement Agreement, net tax refunds for WMI and its non-banking subsidiaries will be paid to WMI basedon the agreed upon -percentages. Further, the Seventh
Amended Plan provides that all intercompany balances will be extinguished as of the
Effective Date.

H.S. Loan Corporation Balance Sheet
(Unaudited)
	October 31, 2011
ASSETS
Cash	$982,162.45
Intercompany Notes -- WMI	1,397,644.18	(1)
Intercompany Notes -- WMB and Subs	83,190,934.06	(2)

TOTAL ASSETS	85,570,740.69
LIABILITIES & EQUITY
Taxes Pay / (Rec) and Deferreds -- Intercompany	1,433,321.98	(3)
Total Liabilities	1,433,321.98

Total Equity	84,137,418.71

TOTAL LIABILITIES & EQUITY	$85,570,740.69

NOTES:

(1)	Per the Seventh Amended Plan, all intercompany balances within WMI and its non-banking subsidiaries will be extinguished.

(2)	Per the Global Settlement Agreement, JPMC will pay WMI for notes receivable from WMB and subs.

(3)	All tax balances represent intercompany balances with WMI per the tax sharing agreement. However, prior to the seizure, balances had not been reconciled on an individual company basis. Current balances represent the balances as of 9/26/2008.
No adjustments have been made to the balances since the seizure awaiting final determination of the rights of ownership and the correct amounts. Per the
Global Settlement Agreement, net tax refunds for WMI and its non-banking subsidiaries will be paid to WMI based on the agreed upon -percentages. Further, the Seventh
Amended Plan provides that all intercompany balances will be extinguished as of the
Effective Date.
9.	Other Assets

a.	Wind Energy Investment

WMI Investment’s assets include, among other things, an indirect membership interest (the “Wind Interest”) in a portfolio holding company, JPMC Wind Investment Portfolio LLC (“JPMC Wind Investment”), which owns an Equity Interest in each of (i) Airtricity Sand Bluff WF Holdco, LLC, which owns the Airtricity-Sand Bluff wind farm, near Sterling City, Texas, (ii) UPC Hawaii Wind Partners II, LLC, which owns the UPC-Kaheawa Pastures wind farm, located in Maui, Hawaii, (iii) Whirlwind Energy, LLC, which owns the RES-Whirlwind wind farm, located in Floyd County, Texas, and (iv) Buffalo Gap Holdings 2, LLC, which owns the AES-Buffalo Gap 2 wind farm, located in Nolan and Taylor Counties, Texas (collectively, the “Projects”).  The Debtors retained CP Energy Group, LLC, a financial advisory and commercial asset management firm that focuses on the renewable energy sector, to assist with the marketing and sale of the Wind Interest.

The Debtors, with CP Energy’s assistance, undertook an extensive marketing process for the Wind Interest.  As a result of such process, the Debtors determined that an expression of interest submitted by Goldman, Sachs & Co. (“Goldman”) was the highest and best expression of interest remitted as of that date.  Accordingly, on September 4, 2009, the Debtors filed a motion with the Bankruptcy Court to allow them to enter into a letter of intent with Goldman, to grant Goldman exclusivity and pay for due diligence expenses, in connection with Goldman’s potential purchase of the Wind Interest.  Specifically, the Debtors requested authorization to reimburse Goldman for its reasonable out-of-pocket professional fees and expenses in an amount no to exceed $300,000, provided, that, WMI Investment would only be required to reimburse Goldman if the purchase price, as set forth in definitive agreements, as the same may have been adjusted in accordance therewith, was greater than $15 million.  The Bankruptcy Court granted the motion on September 25, 2009, however, commercial terms were never reached.  Prior to the Bankruptcy Court’s ruling, on September 18, 2009, JPMC Wind Investment filed a reservation of rights with respect to its right of first refusal regarding any transfer of the Wind Interest.

Pursuant to the Global Settlement Agreement and a sale under section 363 of the Bankruptcy Code, WMI Investment will be deemed to have sold, transferred and assigned to JPMC, or its designee, any and all of WMI Investment’s right, title and interest in and to the Wind Interest, free and clear of the liens, Claims, interests and encumbrances.

b.	Strategic Capital Fund Investments

As of the Petition Date, WMI held investments in its Strategic Capital Fund (the “SCF”), comprised of certain Equity Interests (the “Preferred & Common Stock”) and WMI’s interest, as a limited partner, in ten (10) venture capital funds (the “LP Investments” and, together with the Preferred & Common Stock, the “Investments”).  The venture capital funds primarily invested in companies in the technology and financial technology industries.  By order, dated January 5, 2009, the Bankruptcy Court approved procedures for the sale of the Investments.  The Investments were sold for $12.3 million in cash and the purchasers assumed approximately $8.7 million in indebtedness.  As additional consideration, WMI received a beneficial interest in an unsecured and subordinated promissory note of approximately $807,000, paid down in September 2011 to approximately $312,200, which currently earns interest at 8%, of which interest at 3.2% is paid in cash and interest at 4.8% is “payment-in-kind” through July 2012.  Thereafter, such promissory note will earn interest at 12% through July 2013 and 14% until maturity in July 2014.

c.	Visa Shares

As of the Petition Date, WMI held 3.147 million Class B shares (the “Visa Shares”) of Visa Inc. (“Visa”) issued pursuant to Visa’s initial public offering.  The Visa Shares were set forth on the Schedules and/or WMI’s books and records as of the Petition Date.  Class B shares were derived from participating member’s interests in Visa U.S.A. prior to the initial public offering.  The value of these shares is contingent on the outcome of certain litigation, including that certain Interchange litigation discussed in Section V.B.6.i hereof.  In the JPMC Adversary Proceeding, JPMC has asserted that it is entitled to the beneficial ownership of the Visa Shares, which the Debtors dispute.

Pursuant to the Global Settlement Agreement, and as set forth in Section V.B.3.b(iii) below, JPMC will pay WMI $25 million and WMI will be deemed to have transferred to JPMC all of WMI’s right, title and interest in and to the Visa Shares.  WMI will retain the right to all dividends that pre-date the effective date of the Global Settlement Agreement.  JPMC will also assume the liabilities and obligations of the Debtors arising from or relating to the Interchange Litigation, other than Claims, liabilities and obligations associated with directors’ and officers’ liability in connection with the Interchange Litigation.  JPMC has also agreed to pay or fund the payment of the Assumed Liabilities portion of any proofs of Claim related to the Interchange Litigation, to the extent such portion becomes an Allowed Claim.  Furthermore, pursuant to the Global Settlement Agreement, WMI will not, without obtaining JPMC’s prior written consent, which consent shall not be unreasonably withheld, (a) commence or continue any Claim objection proceedings, or (b) enter into, or seek Bankruptcy Court approval of, any settlement agreement with Visa U.S.A.

B.	The Debtors’ Capital Structure And Significant Prepetition Indebtedness

1.	Overview

As of the Petition Date, WMI had, among other indebtedness, outstanding principal unsecured indebtedness totaling approximately $6.45 billion, with $4.1 billion attributable to nine issuances of senior unsecured notes (the “Senior Notes”), $1.6 billion attributable to three issuances of senior subordinated unsecured notes (the “Senior Subordinated Notes”), and $789 million attributable to junior subordinated unsecured debentures (the “Junior Subordinated Debentures”) issued in connection with certain trust preferred equity redeemable securities (defined below as the “PIERS Preferred Securities”).  As of the Petition Date, WMI also had preferred and common stock issued and outstanding, as described below.

2.	Senior Notes

All nine issuances of the Senior Notes, described below, were issued pursuant to that certain Senior Debt Securities Indenture, dated as of August 10, 1999, as supplemented and amended by that certain First Supplemental Indenture and that certain Second Supplemental Indenture, dated as of August 1, 2002 and November 20, 2002, respectively (collectively, the “Senior Notes Indenture”).  The Senior Notes rank equally with all other unsecured and unsubordinated indebtedness of WMI.  Certain of the Senior Notes issued by WMI pursuant to the Senior Notes Indenture have a fixed rate of interest (the “Fixed Rate Notes”), while others have floating rates of interest (the “Floating Rate Notes”).

By order, dated December 17, 2009, the Bankruptcy Court approved that certain stipulation and agreement, dated November 17, 2009, between the Debtors and the Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”), as successor indenture trustee (the “Senior Notes Indenture Trustee”) under the Senior Notes Indenture (the “Senior Notes Indenture Stipulation”), pursuant to which the proof of claim filed by the Senior Notes Indenture Trustee, on behalf of itself and holders of Senior Notes, was allowed in the following amounts:

Notes Issuance	Maturity Date	Issued Amount	Allowed Principal	Allowed Accrued Interest41	Allowed Total Amount
4.00% Fixed Rate Senior Notes	January 15, 2009	$1,000,000,000.00	$804,984,292.60	$6,351,912.45	$811,336,205.05
Floating Rate Senior Notes	August 24, 2009	$500,000,000.00	$358,645,000.00	$911,252.44	$359,556,252.44
4.20% Fixed Rate Senior Notes	January 15, 2010	$600,000,000.00	$504,220,132.10	$4,178,270.72	$508,398,402.82
Floating Rate Senior Notes	January 15, 2010	$250,000,000.00	$175,500,000.00	$1,099,878.10	$176,599,878.10
5.50% Fixed Rate Senior Notes	August 24, 2011	$400,000,000.00	$361,181,452.96	$1,766,795.55	$362,948,248.51
5.0% Fixed Rate Senior Notes	March 22, 2012	$400,000,000.00	$374,791,867.96	$208,722.22	$375,000,590.18
Floating Rate Senior Notes	March 22, 2012	$450,000,000.00	$363,350,000.00	$141,454.17	$363,491,454.17
Floating Rate Senior Notes	September 17, 2012	$500,000,000.00	$446,815,000.00	$359,267.16	$447,174,267.16
5.25% Fixed Rate Senior Notes	September 15, 2017	$750,000,000.00	$726,744,896.63	$1,171,426.67	$727,916,323.30
$4,132,421,621.73

Pursuant to the Senior Notes Indenture Stipulation, the Senior Notes Indenture Trustee was also permitted and directed to file an additional proof of claim against WMI (the “Remaining Senior Notes Indenture Trustee Claim”) on account of its Claims (i) as indenture trustee pursuant to that certain indenture, dated May 1, 1999, between WMB, as successor to Providian Financial Corporation, and BNY Mellon, with respect to 2.75% Convertible Cash to Accreting Senior Notes due March 15, 2016 (the “Providian Notes”), as supplemented on various dates (the “Providian Indenture”), for amounts that may be due and owing pursuant to the Providian Indenture (the “Providian Notes Claim”), (ii) as Property Trustee under that certain Amended and Restated Declaration of Trust, dated April 30, 2001, between WMI and BNY Mellon, with respect to the Junior Subordinated Debentures (defined below) (the “Junior Subordinated Debentures Claim”), and (iii) for the continuing accrual of interest and various other unliquidated amounts allegedly due and owing under the Senior Notes Indenture for both the pre- and

_______________________________
41 Interest is calculated as of the Petition Date.

postpetition periods (including, but not limited to, the fees and expenses of the Senior Notes Indenture Trustee and its professionals).  The Senior Notes Indenture Trustee and the Debtors reserved all rights with respect to this Remaining Senior Notes Indenture Trustee Claim, except with respect to any objections based on timeliness, which were waived with prejudice.

3.	Senior Subordinated Notes

All three issuances of the Senior Subordinated Notes were issued pursuant to that certain Subordinated Debt Securities Indenture, dated as of April 4, 2000, as supplemented and amended by that certain First Supplemental Indenture and that certain Second Supplemental Indenture, dated as of August 1, 2002 and March 16, 2004, respectively (collectively, the “Senior Subordinated Notes Indenture”).  The Senior Subordinated Notes are contractually subordinated in right of payment to the prior payment in full of all senior indebtedness, including the Senior Notes.

By order dated December 17, 2009, the Bankruptcy Court approved that certain stipulation and agreement, dated November 17, 2009, between the Debtors and Law Debenture Trust Company of New York, as successor indenture trustee (the “Senior Subordinated Notes Indenture Trustee”) under the Senior Subordinated Notes Indenture (the “Senior Subordinated Notes Indenture Stipulation”), pursuant to which the proof of claim filed by the Senior Subordinated Notes Indenture Trustee, on behalf of itself and holders of debt issued by WMI pursuant to the Senior Subordinated Notes Indenture, was reduced and allowed solely in the following amounts:

Notes Issuance	Maturity Date	Issued Amount	Allowed Principal	Allowed Accrued Interest42	Allowed Total Amount
8.25% Senior Subordinated Notes	April 1, 2010	$500,000,000.00	$451,870,530.25	$18,133,500.00	$470,004,030.25
4.625% Senior Subordinated Notes	April 1, 2014	$750,000,000.00	$729,187,229.50	$16,449,467.71	$745,636,697.21
7.250% Senior Subordinated Notes	November 1, 2017	$500,000,000.00	$437,962,198.47	$12,862,043.75	$450,824,242.22
$1,666,464,969.68

Pursuant to the Senior Subordinated Notes Indenture Stipulation, the Senior Subordinated Notes Indenture Trustee was deemed to have filed an additional proof of claim against WMI (the “Remaining Senior Subordinated Notes Indenture Trustee Claim”) on account of its Claims for the continuing accrual of interest and various other unliquidated amounts allegedly due and owing under the Senior Subordinated Notes Indenture for both the pre- and postpetition periods, including, but not limited to, the fees and expenses of the Senior Subordinated Notes Indenture Trustee and its professionals and the Senior Subordinated Notes Indenture Trustee and the Debtors reserved all rights with respect to this

_______________________________
42 Interest is calculated as of the Petition Date.

Remaining Senior Subordinated Notes Indenture Trustee Claim, except with respect to any objections based on timeliness, which were waived with prejudice.

4.	Guarantees of Commercial Capital Bank, Inc. Securities (the “CCB Guarantees”)

Pursuant to certain Guarantee Agreements, each dated as of November 1, 2007, WMI guaranteed (the “CCB Guarantees”) the payment of the obligations and liabilities under certain agreements and approximately $68 million principal amount of junior subordinated deferrable interest debentures acquired by HFC Capital Trust I, CCB Capital Trust IV, CCB Capital Trust V, CCB Capital Trust VI, CCB Capital Trust VII, CCB Capital Trust VIII, and CCB Capital Trust IX (collectively, the “CCB Securities”), issued in two tiers, namely, common (the “CCB Common Securities”) and preferred (the “CCB Preferred Securities”), which obligations were assumed by WMB when WMB acquired the assets of New American Capital, Inc. (“NACI”) in November 2007.  Specifically, in November 2007, NACI merged with and into Mercer Acquisition LLC, a wholly-owned subsidiary of WMB, and Mercer Acquisition LLC subsequently distributed all of its assets, and assigned all of its liabilities, to WMB.  Thereafter, WMB became the primary obligor on the CCB Securities.  In addition, as of the Receivership Date, WMB held the CCB Common Securities.

WMI anticipates that Claims relating to the full outstanding amount of the CCB Guarantees will be allowed as Claims against its estate.  Pursuant to the Seventh Amended Plan, however, the Receivership will not retain any distribution on account of the CCB Common Securities, and the Liquidating Trust will redistribute any such distribution in accordance with the priorities set forth in the Subordination Model attached as an exhibit to the Seventh Amended Plan, a copy of which is set forth in Section III.B.6.d hereof.

5.	Junior Subordinated Debentures Related to the PIERS Claims

a.	Overview

In accordance with that certain Amended and Restated Declaration of Trust, dated as of April 30, 2001, WMI, as sponsor, established Washington Mutual Capital Trust 2001 (“WMCT 2001”) to issue Trust Preferred Income Equity Redeemable Securities SM (the “PIERS Units”) to investors.  WMCT 2001 is a statutory business trust created under the Delaware Business Trust Act and, as of the date hereof, continues to exist as an independent separate entity, duly formed and in good standing.  WMI owns the common securities (the “PIERS Common Securities”) of such trust.  As discussed below, WMI’s primary role in the transaction was to issue the Junior Subordinated Debentures (defined below), which comprised the sole assets of WMCT 2001.  At issuance, and all times thereafter, these Junior Subordinated Debentures have, for all purposes, been treated as and reported as debt.

In the second quarter of 2001, WMCT 2001 issued (i) 23 million PIERS Units, having a total price of $1.15 billion, to investors, and (ii) 711,300 PIERS Common Securities, with a face value of approximately $35 million, to WMI.  Each PIERS Unit consists of a preferred security (the “PIERS Preferred Security”) having a stated liquidation preference of $50.00 and a stated coupon of 5.375%, in addition to a detachable warrant to purchase 1.2081 shares of common stock of WMI at any time prior to the close of business on May 3, 2041.  The PIERS Units were issued at an initial purchase price of $50.00, with $32.33 allocated to the PIERS Preferred Securities and the balance (or $17.67) attributable to “original issue discount” related to the value of the aforementioned warrant.  The PIERS Preferred Securities were issued at a substantial discount and WMI made monthly accounting entries to accrete the discount and increase the balance over time.  Thus, by maturity date of 2041, the debt would equal $1.15 billion.

The PIERS Common Securities are junior in right of payment to the prior payment in full of the PIERS Preferred Securities.  Pursuant to that certain Guarantee Agreement, dated as of April 30, 2001, the PIERS Preferred Securities issued by WMCT 2001 were guaranteed by WMI to the extent WMCT 2001 fails to satisfy its obligations to holders of the PIERS Preferred Securities.

The proceeds from the issuance of the PIERS Preferred Securities, together with the proceeds of the related issuance of PIERS Common Securities, were invested by WMCT 2001 in junior subordinated deferrable interest debentures issued by WMI (the “Junior Subordinated Debentures”), pursuant to that certain Indenture, dated as of April 30, 2001, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 2001, each of which is between WMI and BNY Mellon as Indenture Trustee (the “Junior Subordinated Notes Indenture”).  Pursuant to such investment, WMCT 2001 acquired approximately $1.185 billion of 5.375% Junior Subordinated Debentures, due in 2041.  The Junior Subordinated Debentures are subordinated in right of payment to the prior payment in full of all senior indebtedness, as defined in the indenture governing the Junior Subordinated Debentures.

A schematic of the foregoing transaction is as follows:
$1.15 B
Investment
23,000,000
PIERS Units
100% of C/S
(711,300 Shares)
3% of Total Capital
($35.565 mm)
$1.185565 B of
Subordinated Notes
Total Proceeds
($1.185565 B)
External Investors
Washington Mutual, Inc.
Washington Mutual Capital Trust 2001
Step 1B
Step 1A
Step 2
Wells Fargo Bank, National Association as (a) successor indenture trustee for the Junior Subordinated Debentures and (b) successor Guarantee Trustee under that certain Guarantee Agreement, dated as of April 30, 2001 (the “Junior Subordinated Debentures Trustee”), timely filed a proof of claim against WMI for obligations relating to, among other things, the PIERS Preferred Securities, the PIERS Common Securities, and the Junior Subordinated Debentures and WMI’s guarantee of such obligations.  On December 18, 2009, the Debtors objected to the proof of claim on the grounds that the amounts asserted in the proof of claim did not account for the original issue discount with which the PIERS Preferred Securities, PIERS Common Securities, and the Junior Subordinated Debentures were issued. By order dated, January 28, 2010, the Bankruptcy Court reduced and allowed the Junior Subordinated Debentures Trustee’s Claim with respect to the Junior Subordinated Debentures in the aggregate amount of $789,353,506.50, as follows:

Notes Issuance	Maturity Date	Allowed Principal	Allowed Accrued Interest43	Allowed Total Amount
Preferred Securities	May 1, 2041	$756,230,623.24	$9,443,576.39	$765,674,199.63
Common Securities44	May 1, 2041	$23,387,254.01	$292,052.86	$23,679,306.87
$789,353,506.50

b.	Classification of PIERS Claims Pursuant to the Seventh Amended Plan

Pursuant to the Seventh Amended Plan, the PIERS Claims are classified and treated as indebtedness.  Pursuant to the September Opinion, the Bankruptcy Court ruled that the PIERS Claims are properly classified as debt.  (See September Opinion at 108 (“[I]t is clear that the PIERS are debt, not equity.”).)   No value is being distributed to PIERS Preferred Security holders pursuant to the Seventh Amended Plan on account of the warrant component of the PIERS Preferred Securities.  Further, WMI is not retaining any payments it receives on account of the PIERS Common Securities.  (See Seventh Amended Plan § 20.1.)

6.	Preferred Equity Interests

a.	Series K Preferred Stock.

On September 18, 2006, WMI issued 20,000,000 depositary shares of its Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, with no par value (the “Series K Preferred Stock”).  The Series K Preferred Stock has a face value of $500 million.  Ownership of the Series K Preferred Stock is held in the form of depositary shares, each of which represents a 1/40,000th ownership interest in one share of the Series K Preferred Stock.  The Series K Preferred Stock dividend rate is adjustable each quarter and is calculated at the 3-month LIBOR plus 70 basis points.  The Series K Preferred Stock ranks senior to common shares both as to dividend and liquidation preferences, in parity to all series of preferred stock and junior to all senior and subordinated indebtedness of WMI.  Except under limited circumstances, the Series K Preferred Stock does not have voting rights.  As of the Petition Date, 500 shares of Series K Preferred Stock were issued and outstanding.  The number of outstanding shares of Series K Preferred Stock has not changed since the Petition Date.

b.	Series R Preferred Stock

On December 17, 2007, WMI issued 3,000,000 shares of its 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock (the “Series R Preferred Stock”).  The Series R Preferred Stock has an aggregate face value of $3 billion.  The Series R Preferred Stock ranks senior to common shares both as to dividend and liquidation preferences, in parity to all series of preferred stock and junior to all senior and subordinated indebtedness of WMI.  Except under limited circumstances, the Series R Preferred Stock does not have voting rights.  Pursuant to its terms, each share of Series R Preferred Stock is convertible to a certain number of shares of WMI’s common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments.  As of the Petition Date, 3,000,000 shares of Series

_______________________________
43 Interest is calculated as of the Petition Date.

44 These securities are owned by WMI.

R Preferred Stock were issued and outstanding.  The number of outstanding shares of Series R Preferred Stock has not changed since the Petition Date.

c.	Series I, J, L, M and N Preferred Stock (the “REIT Series”)

In February of 2006, Washington Mutual Preferred Funding LLC (“WMPF”) was formed to issue securities qualifying for regulatory capital under applicable banking rules and regulations.  The only assets of WMPF were indirect interests in various residential mortgage and home equity loans and other permitted investments.  In 2006 and 2007, WMPF issued approximately $4,000,000,000 liquidation preference value of perpetual fixed and fixed-to-floating rate preferred securities (representing 40,000 shares) which were acquired by various issuer trusts which issued the Trust Preferred Securities in a like amount to investors.  Specifically, the Trust Preferred Securities include those certain (i) Washington Mutual Preferred Funding (Cayman) I Ltd. 7.25% Perpetual Non-Cumulative Preferred Securities, Series A-1, (ii) Washington Mutual Preferred (Cayman) I Ltd. 7.25% Perpetual Non-Cumulative Preferred Securities, Series A-2, (iii) Washington Mutual Preferred Funding Trust I Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, (iv) Washington Mutual Preferred Funding Trust II Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, (v) Washington Mutual Preferred Funding Trust III Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, and (vi) Washington Mutual Preferred Funding Trust IV Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities.

On September 26, 2008, pursuant to a letter from the OTS, dated September 25, 2008, WMI issued a press release stating that it had exchanged the Trust Preferred Securities issued by WMPF for 4,000,000 depositary shares, each representing 1/1,000th of a share of a related class of WMI’s preferred stock, as applicable, of Perpetual Non-Cumulative Fixed and Fixed-to-Floating Rate Preferred Stock in Series I, J, L, M and N45 (defined in the Seventh Amended Plan as the “REIT Series”)—none of which were outstanding prior to September 25, 2008.  At the direction of the OTS, on September 25, 2008, employees of WMI and WMB executed an Assignment Agreement, which purported to assign the right, title, and interest in the Trust Preferred Securities to WMB as of that date.

The Trust Preferred Securities were subject to a conditional exchange feature whereby they would be transferred to WMI and the prior holders would receive, in exchange, the REIT Series, upon the occurrence of an “Exchange Event,” defined as, among other things:  (i) the undercapitalization of WMB under OTS’ “prompt correction action” regulations, (ii) WMB being placed into receivership, or (iii) the OTS, in its sole discretion, directing the exchange in anticipation of WMB becoming “undercapitalized” or the OTS taking supervisory action limiting the payment of dividends by WMB.

Pursuant to the Global Settlement Agreement, and as more fully set forth therein (a) JPMC or its designee will be deemed to be the sole legal, equitable and beneficial owner of the Trust Preferred Securities, (b) the WMI Entities will be deemed to have sold, transferred, and assigned any and all right, title and interest the WMI Entities may have or may ever have had in the Trust Preferred Securities, (c) any obligation of WMI to transfer the Trust Preferred Securities to WMB, including in accordance with that certain Assignment Agreement will be deemed to have been fully satisfied by the contribution to WMB of the Trust Preferred Securities as of September 25, 2008 and thereafter sold and transferred to JPMC in accordance with the Purchase and Assumption Agreement, and (d) all Claims against the Debtors, the WMI Entities, the JPMC Acquisition Entities, the FDIC Receiver, or FDIC Corporate with respect to the Trust Preferred Securities will be released and withdrawn, with prejudice.

_______________________________
45 As previously stated, the Trust Preferred Securities had a liquidation preference of $4 billion.  Thus, every $1,000 of principal amount of REIT Series is equal to one (1) depositary share.  Every $1,000,000 of principal amount of REIT Series is equal to one (1) share of WMI’s preferred stock.

Please refer to the Global Settlement Agreement for a complete description of the proposed resolution of disputes relating to the Trust Preferred Securities.

Since the Petition Date, WMI has not made any distributions on or in relation to the Trust Preferred Securities or paid any dividends on account of any class of WMI’s equity securities, including preferred stock relating to the Trust Preferred Securities.

7.	Common Stock

WMI has authorized 3,000,000,000 shares of common stock.  As of the close of business on September 26, 2008, WMI had 1,704,958,913 shares of common stock outstanding.  Prepetition, WMI’s common stock was traded on the New York Stock Exchange under the symbol “WM.”

V.

OVERVIEW OF THE CHAPTER 11 CASES

A.	Significant Events Leading To Commencement Of The Chapter 11 Cases

As extensively reported in the financial press, in mid-2007, the United States residential mortgage market began to experience significant disruptions.  These conditions worsened throughout 2007 and 2008, expanding into the broader U.S. credit markets and resulting in greater volatility, less liquidity, widening of credit spreads, significantly depressed volumes in most equity markets, declining asset values, slowed growth in major economies, and declining business and consumer confidence.

In this context, WMI, as the holding company for WMB, a significant originator of residential mortgages, reported decreased earnings and revenue.  Throughout 2007 and the first half of 2008, however, WMI had been able to weather the storm in large part due to WMI’s completion, in April 2008, of a significant recapitalization, which resulted in a $7.2 billion capital infusion (the “Capital Raise”) by several institutional investors (the “Institutional Investors”) including TPG Capital L.P. (the “TPG Investors”).  Pursuant to this transaction, WMI issued 822,857 shares of common stock and 19,928 shares of newly authorized Series T Contingent Convertible Perpetual Non-Cumulative Preferred Stock to the TPG Investors and 175,500,000 shares of common stock and 36,642 shares of newly authorized Series S Contingent Convertible Perpetual Non-Cumulative Preferred Stock to the Institutional Investors, other than the TPG Investors, at $8.75 per share.  Both series of preferred stock were convertible into common stock of WMI and were subsequently converted into WMI common stock prior to the Petition Date.  Upon conversion, the TPG Investors received 227.5 million shares of WMI common stock; the other Institutional Investors received 418.8 million shares of WMI common stock.

In mid-2008, WMB struggled to retain its retail deposit base and attract new deposits.  During this time, Moody’s Investor Service, Standard & Poor’s and Fitch Ratings downgraded the credit ratings assigned to the unsecured, long-term indebtedness of each of WMI and WMB, feeding the speculation that began to circulate in the market that WMI’s and WMB’s operations and capital positions were unstable.  As a result, WMB experienced significant deposit withdrawals of more than $16.7 billion, amounting to more than $2 billion per banking business day, in the ten days immediately prior to the Receivership.

In the midst of these downgrades, the OTS lowered WMB’s supervisory rating of overall condition—commonly referred to as a CAMELS46 rating—rendering WMB ineligible to receive primary

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46 The components of a bank’s condition that factor into its CAMELS rating include: (C) Capital Adequacy; (A) Asset Quality; (M) Management; (E) Earnings; (L) Liquidity; and (S) Sensitivity to market risk (since 1997).

credit from the Federal Reserve Bank’s Discount Window.  WMB was, however, able to receive secondary credit from the Discount Window of the Federal Reserve Bank of San Francisco after it had lost its primary Creditor status, and was able to maintain borrowings up to the time of its seizure by the FDIC upon modified and more restricted borrowing terms.

During this ongoing process, WMI endeavored to pursue a merger or sale transaction with another financial institution and considered other strategic alternatives intended to increase WMI’s capital and liquidity levels.  On September 25, 2008, while WMI was pursuing these alternatives, the OTS appointed the FDIC as receiver for WMB and advised that the receiver was immediately taking possession of WMB’s assets.  The receiver sold substantially all assets of WMB to JPMC pursuant to the Purchase and Assumption Agreement dated the same day.  On the day following the Bank Receivership, the Debtors filed these chapter 11 cases to preserve their assets and maximize the value of their estates for the benefit of their Creditors.

B.	The Chapter 11 Cases

1.	Certain Administrative Matters

a.	“First-Day” Orders

Due to the limited nature of WMI’s operations, few first-day motions were filed on the Petition Date.  The Bankruptcy Court did, however, enter orders authorizing, among other things, (i) the joint administration of the Debtors’ chapter 11 cases; (ii) an extension of time to file the Debtors’ schedules of assets and liabilities and statements of financial affairs; (iii) the waiver of the requirement to file a list of Creditors; and (iv) maintenance by the Debtors of their existing bank accounts and business forms.

b.	Appointment of the Creditors’ Committee

Section 1102 of the Bankruptcy Code requires that as soon as practicable after the commencement of a chapter 11 case, the United States Trustee shall appoint an official committee of unsecured Creditors.  On October 15, 2008, the U.S. Trustee appointed the following members to form the Creditors’ Committee:  The Bank of New York Mellon Trust Company, N.A., Law Debenture Trust Company of New York, Wells Fargo Bank, N.A., and Wilmington Trust Company.47

The Creditors’ Committee retained Pepper Hamilton LLP and Akin Gump Strauss Hauer & Feld LLP as co-counsel.  The Creditors’ Committee also retained FTI Consulting, Inc. as its financial advisors.

c.	Appointment of the Equity Committee

On January 11, 2010, the U.S. Trustee formed the Equity Committee.  Immediately thereafter, the Debtors filed a motion to disband the Equity Committee, which motion was denied by the Bankruptcy Court by order, dated February 17, 2010.  As of the date hereof, the Equity Committee is comprised of three members.  The Equity Committee originally retained Venable LLP and Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”) as its counsel.  The Equity Committee also retained Peter J. Solomon Company as its financial advisor.  On March 4, 2010, Benesch withdrew as Delaware counsel to the Equity Committee.  The Bankruptcy Court entered an order authorizing the retention of
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47 Verizon Services Corp. was originally appointed to, but is no longer a member of, the Creditors’ Committee.

Ashby & Geddes, P.A. as Delaware counsel to the Equity Committee on April 8, 2010.  The Equity Committee also retained Susman Godfrey LLP as its lead counsel, replacing Venable LLP.  Pursuant to an order, dated May 24, 2011, the Equity Committee retained Sullivan Hazeltine Allinson LLC as Delaware special conflicts counsel.  In addition, on May 16, 2011, the Equity Committee filed an application to retain BDO USA, LLP (“BDO”) as tax advisor to the Equity Committee, which application the Bankruptcy Court approved, by order, dated June 6, 2011.  Pursuant to an order dated July 12, 2011, the Equity Committee also retained Schwabe, Williamson & Wyatt as corporate and securities counsel.

d.	Retention of Professionals

On October 30, 2008 and November 6, 2009, the Bankruptcy Court authorized the Debtors to retain Richards, Layton & Finger, P.A. and Weil, Gotshal & Manges LLP as their attorneys, effective as of the Petition Date.  The Bankruptcy Court also authorized the Debtors to employ and retain, among others, the following firms:  (a) Davis Wright Tremaine LLP, as special counsel; (b) Elliott Greenleaf, as special litigation counsel and conflicts counsel; (c) Gibson, Dunn & Crutcher LLP, as special tax counsel; (d) John W. Wolfe, P.S., as special counsel; (e) Miller & Chevalier Chartered, as special tax counsel; (f) Bingham McCutchen LLP, as successor in interest to McKee Nelson LLP, as special tax counsel; (g) Perkins Coie LLP, as special counsel; (h) Quinn Emanuel Urquhart & Sullivan, LLP, as special litigation counsel and conflicts counsel; (i) Shearman & Sterling LLP, as special tax counsel; (j) Silverstein & Pomerantz LLP, as special tax counsel; (k) Simpson, Thacher & Bartlett LLP, as special counsel, and (l) Klee, Tuchin, Bogdanoff & Stern LLP as special litigation counsel.

The Bankruptcy Court has also authorized the Debtors to employ and retain (a) Alvarez & Marsal North America, LLC, as restructuring advisors to the Debtors; (b) CP Energy Group, LLC, as investment banker; (c) Domain Assets, LLC d.b.a. Consor Intellectual Asset Management, as intellectual property consultants; (d) Grant Thornton LLP, as tax advisors; (e) Kurtzman Carson Consultants LLC, as Claims and noticing agent; (f) PricewaterhouseCoopers LLP, as special accountants; (g) Blackstone, as financial advisor; (h) Ernst & Young LLP as accounting, tax and reporting service provider; and (i) Valuation Research Corporation, as valuation service provider for certain of the Debtors’ assets.

In addition, the Bankruptcy Court authorized the Debtors to employ professionals utilized in the ordinary course of business, including Arnold & Porter LLP, as litigation counsel; Corporate Counsel Solutions PLLC, to provide information technology and other general contract related legal services; Goodwin Procter LLP, as litigation counsel; Milliman USA, Inc., as reinsurance advisor; The Law Firm of David H. Zielke, PS, as structured finance advisor; Howard IP Law Group, PC, as legal specialist in patent matters; the public relations services of Joele Frank, Wilkinson Brimmer Katcher; Bass, Berry & Sims PLC, as Tennessee tax counsel; Budsberg Law Group, PLLC, as Washington state counsel; and Jenner & Block LLP, as counsel with respect to director and officer insurance issues.

e.	Schedules/Bar Date

On December 19, 2008, the Debtors filed with the Bankruptcy Court their schedules of assets and liabilities (the “Schedules”) and statements of financial affairs (the “SOFAs”).  On January 27, 2009 and February 24, 2009, WMI filed with the Bankruptcy Court its first and second, respectively, amended Schedules.  On January 14, 2010, WMI filed with the Bankruptcy Court further amendments to its SOFAs.  By order, dated January 30, 2009, the Bankruptcy Court established March 31, 2009 as the deadline for filing proofs of Claim against the Debtors.  Over 4,050 proofs of Claim have been filed against the Debtors in these chapter 11 cases.

In the January Opinion, the Bankruptcy Court found that, pursuant to sections 726(a) and 1129 of the Bankruptcy Code, the Debtors must satisfy Late-Filed Claims prior to paying Postpetition

Interest Claims.  Accordingly, the Debtors created Class 12A for Late-Filed Claims (i.e., a Claim against any of the Debtors or the Debtors’ estates, (i) proof of which was filed subsequent to March 31, 2009, but prior to the commencement of the hearing on confirmation of the Seventh Amended Plan, and that does not merely amend or supersede any Claim that was filed prior to such date, and (ii) which has not been listed by such Debtor in its Schedules48 as liquidated in amount and not disputed or contingent).  Treatment of Late-Filed Claims pursuant to the Seventh Amended Plan is described in greater detail in Section VI.B.13 of this Disclosure Statement.

f.	Vendor Stipulation/Executory Contracts and Unexpired Leases

Section 365 of the Bankruptcy Code grants a debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the counterparty to the agreement may file a Claim for damages incurred by reason of the rejection.  Such Claim is a general unsecured Claim against a debtor’s estate.

Prior to the Petition Date, WMI was party to numerous contracts, many of which were for the benefit of WMB.  As a result of the FDIC’s seizure of WMB’s assets, WMI determined that many of these contracts were no longer needed.  However, to assist JPMC with the integration of WMB’s business and to mitigate potential administrative Claim exposure against the Debtors’ estates, the Debtors and JPMC entered into a stipulation regarding certain vendor contracts (the “Vendor Stipulation”), which was approved by the Bankruptcy Court by order dated October 16, 2008.  Pursuant to the Vendor Stipulation, the Debtors and JPMC agreed that, among other things, (i) JPMC was authorized to negotiate new agreements with WMI’s vendors, (ii) JPMC would pay such vendors for goods and services provided after the Petition Date, and (iii) the Debtors would cooperate with JPMC to ensure continued performance by the vendors.  In addition, JPMC is required to give WMI notice twenty (20) days prior to the date it no longer wishes to avail itself of the benefits of certain vendor contracts, after which JPMC is relieved of the related liability.  In most instances, upon the Debtors’ receipt of such notice from JPMC, the identified contracts were rejected.  Pursuant to the Global Settlement Agreement, on the effective date thereof, the Vendor Stipulation will be terminated and deemed of no further force and effect.

On March 25, 2009, the Bankruptcy Court entered an order establishing procedures for the rejection of executory contracts and unexpired leases.  The approved procedures permit the Debtors to reject an executory contract on 10 days notice, without the additional expense to the Debtors’ estates and the attendant delay that would result if the Debtors were required to proceed by separate motion and hearing for every executory contract and unexpired lease they determined to reject.  Pursuant to these  procedures, the Debtors have rejected numerous unnecessary and economically burdensome contracts.

In addition, to date, outside of the context of the Vendor Stipulation and contracts assigned in conjunction with a sale or settlement, by order dated February 16, 2009, the Bankruptcy Court authorized the Debtors to (i) assume one unexpired lease of nonresidential real property and (ii) assume and assign to JPMC two unexpired leases of nonresidential real property.

2.	Litigation with the FDIC and JPMC

The following is a general overview of the litigation between the Debtors, JPMC and the FDIC that is resolved pursuant to the Global Settlement Agreement.  Pursuant to the Global Settlement Agreement, and to the extent and on the terms set forth therein, the parties have agreed to release each

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48 The Debtors filed Schedules on December 19, 2008, which were amended pursuant to filings dated January 27, 2009 and February 24, 2009 [Docket Nos. 475, 477, 619, and 709].

other of the claims described below.  As stated, the Bankruptcy Court has approved the Global Settlement Agreement, but the effectiveness of that agreement remains conditioned on, among other things, confirmation and consummation of a plan of reorganization premised upon that agreement.

a.	The D.C. Action

On December 30, 2008, the Debtors, on their own behalf, and on behalf of each of WMI’s direct and indirect non-banking subsidiaries filed a proof of claim against the FDIC Receiver in connection with WMB’s receivership, asserting claims on behalf of the Debtors’ chapter 11 estates (the “Debtors’ claims”).  The Debtors’ proof of claim requested, among other things, compensation for the Debtors’ Equity Interest in WMB, recognition of ownership interests in WMI’s assets claimed by the FDIC, allowance of a protective claim for payment of the Debtors’ deposits, payments of amounts owed to WMI by WMB and the avoidance of certain transfers made by WMI to WMB as a preference or fraudulent transfer, which were transferred or claimed by the FDIC and/or JPMC, and for other money owed by WMB.  By letter, dated January 23, 2009, the FDIC notified the Debtors that the FDIC had disallowed the Debtors’ proof of claim in its entirety.  The FDIC’s letter also notified the Debtors of their right pursuant to 12 U.S.C. § 1821(d)(6)(A) to challenge the disallowance of their Claim by commencing a lawsuit within sixty (60) days of the notice of disallowance.

Consistent therewith, on March 20, 2009, the Debtors initiated the D.C. Action by filing a complaint in the D.C. District Court (Case No. 09-cv-00533 (RMC)), as required pursuant to 12 U.S.C. § 1821, against the FDIC Receiver and FDIC Corporate.  In addition to appealing the disallowance of their proof of claim, the Debtors’ complaint alleged, among other things, that the FDIC sold WMB’s assets for less than they were worth, and as a result, the FDIC breached its statutory duty under the Federal Deposit Insurance Act to maximize the net present value of WMB’s assets.  The Debtors’ complaint further alleged that the FDIC’s failure to compensate the Debtors for what they would have received in a straight liquidation constitutes (i) a taking of the Debtors’ property without just compensation in violation of the Fifth Amendment of the U.S. Constitution and (ii) a conversion of the Debtors’ property in violation of the Federal Tort Claims Act.

By motions, dated June 11, 2009 and June 15, 2009, the FDIC Receiver and FDIC Corporate, respectively, filed motions to dismiss the D.C. Action, which motions were opposed by the Debtors.  Contemporaneously with their motions to dismiss, the FDIC filed an answer to the Debtors’ complaint, as amended, and counterclaims against the Debtors.  The Debtors opposed the FDIC’s motions to dismiss and thereafter, by motion dated July 27, 2009, moved to dismiss the amended counterclaims asserted by the FDIC and to stay the remainder of the D.C. Action, in its entirety, in favor of the pending adversary proceedings in the Bankruptcy Court (the “Debtors’ Motion to Stay/Dismiss”).  The FDIC and JPMC both opposed the Debtors’ Motion to Stay/Dismiss.  On January 7, 2010, the D.C. District Court granted the Debtors’ Motion to Stay/Dismiss in part and denied all the pending motions to dismiss.  Accordingly, the D.C. Action was stayed in its entirety pending outcome of the adversary proceedings pending in the Bankruptcy Court.

JPMC and certain WMB Notes Holders were permitted to intervene in the D.C. Action.  The Creditors’ Committee also filed a motion to intervene which was opposed by the FDIC, JPMC and the WMB Notes Holders.  The Bankruptcy Court did not rule on the Creditors’ Committee’s proposed intervention.

b.	The Adversary Proceedings

As described above, during the course of the chapter 11 cases, the Debtors have engaged in extensive litigation with JPMC.  All such litigation relates to or arises from JPMC’s purchase of WMB’s assets.

(i)	The JPMC Adversary Proceeding

On March 24, 2009, JPMC commenced the JPMC Adversary Proceeding against the Debtors and the FDIC, styled JPMorgan Chase Bank, N.A. v. Washington Mutual, Inc., et al., Adversary Pro. No. 09-50551(MFW) (the “JPMC Adversary Proceeding”), in the Bankruptcy Court seeking a declaratory judgment with respect to the ownership of certain disputed assets.  Those assets and interests include, among others, the Trust Preferred Securities, the right to the Tax Refunds, the Disputed Accounts, certain judgment awards arising from the Goodwill Litigation (as described below), assets of the trusts supporting deferred compensation arrangements covering current and former employees of WMB, equity interests in Visa Inc., certain intellectual property and certain contractual rights.

On May 29, 2009, the Debtors filed an answer to JPMC’s complaint and asserted various counterclaims against JPMC claiming ownership rights over disputed assets and seeking avoidance of certain prepetition transfers of assets to WMB and, subsequently to JPMC.  JPMC moved to dismiss the counterclaims asserted by the Debtors against JPMC, which motion was opposed by the Debtors, and denied by the Bankruptcy Court by order dated September 14, 2009.  On September 18, 2009, JPMC sought leave to appeal the Bankruptcy Court’s ruling, which was opposed by the Debtors.  JPMC filed an answer to the Debtors’ counterclaims on September 21, 2009.

The Debtors estimated that certain of their claims and the claims asserted against them in the JPMC Adversary Proceeding could take at least one year, and as much as four years, to fully litigate, depending upon the circumstances and whether the parties to the litigation pursued any appeals.

(ii)	Turnover Action

On April 27, 2009, the Debtors commenced the Turnover Action against JPMC, styled Washington Mutual, Inc. et al. v. JPMorgan Chase Bank, N.A., Adversary Pro. No. 09-50934(MFW) (the “Turnover Action”), in the Bankruptcy Court to recover approximately $4 billion that WMI and WMI Investment had on deposit at WMB and FSB (i.e., the Disputed Accounts), including an Admin Account, which are now held by JPMC, after assuming all the deposit liabilities of WMB and FSB.

JPMC filed a motion to dismiss the Turnover Action, or, in the alternative to consolidate the Turnover Action with the JPMC Adversary Proceeding, which motion was opposed by the Debtors.  The FDIC and JPMC also filed motions to stay the Turnover Action and the JPMC Adversary Proceeding, asserting that the Claims must be resolved by the D.C. District Court.  At a hearing held before the Bankruptcy Court on June 24, 2009, both of JPMC’s motions and the FDIC’s motion were denied.  Orders were entered to this effect on July 6, 2009.  Both JPMC and the FDIC have sought leave to appeal the orders denying their motions to dismiss or stay the JPMC Adversary Proceeding and the Turnover Action, which were opposed by the Debtors.  JPMC filed counterclaims, as amended, in the Turnover Action on or about August 10, 2009.  The Debtors moved to dismiss those counterclaims, which motion is still pending.

By order dated August 28, 2009, the Bankruptcy Court permitted the WMB Notes Holders to intervene in the JPMC Adversary Proceeding and the Turnover Action.

The parties completed briefing on the Debtors’ motion for summary judgment in the Turnover Action, which motion and the oppositions thereto—filed by the FDIC Receiver, JPMC, and the WMB Notes Holders—were considered at a hearing before the Bankruptcy Court on October 22, 2009.  Prior to its approval of the Global Settlement Agreement, the Bankruptcy Court’s decision with respect to the Debtors’ summary judgment motion remained sub judice, although the Bankruptcy Court indicated that it was prepared to rule.

c.	FDIC Motion for Relief from Stay

On November 4, 2009, the FDIC Receiver filed a motion for relief from the automatic stay to permit the FDIC Receiver to exercise its purported contractual right under the Purchase and Assumption Agreement to direct JPMC to return the Deposits to the FDIC Receiver.  The Debtors opposed such relief.

d.	The Texas Litigation and the Debtors’ 2004 Examination Requests

On or about February 16, 2009, various insurance company plaintiffs, including American National Insurance Company, filed suit in the 122nd District Court of Galveston County, Texas, in the case captioned American Nat’l Ins. Co., et al. v. JPMC Chase & Co., et al. (Case No. 09-CV-0199) (the “Texas Litigation”).  In their complaint, the plaintiffs asserted various causes of action against JPMC in connection with its acquisition of WMB’s assets.  Specifically, the plaintiffs asserted that there was a premeditated plan by JPMC designed to damage WMB and FSB, and thereby enable JPMC to acquire WMI’s banking operations at a “fire sale” price.  The causes of action asserted by the plaintiffs include various theories of business tort and tortious interference.  JPMC has disputed and contested these allegations.  Subsequent to the filing of the Texas Litigation, JPMC and the FDIC Receiver, an intervening defendant, removed the action to the United States District Court for the Southern District of Texas (Case No. 09-00044).  Upon the motion of the FDIC Receiver, by order, dated September 9, 2009, the United States District Court for the Southern District of Texas then transferred the Texas Litigation to the D.C. District Court (Case No. 09-cv-01743 (RMC)).  On April 13, 2010, the D.C. District Court entered an order granting motions to dismiss filed by JPMC and the FDIC Receiver, and stating that (i) the FDIC Receiver was a necessary party to that lawsuit but that (ii) the plaintiffs failed to pursue their Claims against the FDIC Receiver administratively through the exclusive receivership Claims process, such that the plaintiffs’ Claims were barred by the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”).  On May 10, 2010, the plaintiffs filed a motion to alter or amend the April 13, 2010 judgment and requested leave to file an amended complaint.  On June 4, 2010, each of the FDIC and JPMC filed oppositions to plaintiffs’ motion and, on July 19, 2010, the D.C. District Court entered an order denying plaintiffs’ motion, which order the plaintiffs have appealed.

In connection with the Texas Litigation, on May 1, 2009, the Debtors filed a motion (the “Rule 2004 Motion”), pursuant to Bankruptcy Rule 2004, seeking entry of an order directing the examination of JPMC.  JPMC opposed the Rule 2004 Motion.  By Opinion and Order, dated June 24, 2009, the Bankruptcy Court granted the Rule 2004 Motion.  JPMC’s subsequently-filed motion for reconsideration of this Court’s Opinion and Order was denied.  Thereafter, JPMC began producing documents to the Debtors for their review.

As a result of the review of certain of the documents produced by JPMC, the Debtors determined that additional fact investigation was necessary.  On December 14, 2009, the Debtors filed a motion, pursuant to Bankruptcy Rule 2004, seeking court authority to conduct additional examinations of witnesses and request the production of documents from various third-parties (the “Third Party 2004 Motion”), including, among others, the FDIC, the OTS, the U.S. Department of the Treasury, and former U.S. Treasury secretary Henry M. Paulson, Jr.  The Third Party 2004 Motion was denied by the

Bankruptcy Court.  Certain third parties, however, agreed to provide documents responsive to the Debtors’ requests on a consensual basis.

3.	The Global Settlement Agreement

a.	Overview

As noted above, the Seventh Amended Plan incorporates, and is expressly conditioned upon the effectiveness of, the Global Settlement Agreement, which the Bankruptcy Court approved in both the January Opinion and the September Opinion, and which proposes to compromise and settle certain significant issues in dispute among the parties thereto.

Pursuant to the terms of the Global Settlement Agreement, the Debtors, JPMC, the FDIC Receiver, FDIC Corporate, and the Creditors’ Committee have agreed to compromise, settle and release, as to the parties thereto, certain disputes among such parties including, but not limited to the disputes at issue in (i) the D.C. Action, (ii) the JPMC Adversary Proceeding, (iii) the Turnover Action, (iv) the Rule 2004 Motion, (v) the proof of claim filed by the Debtors and each of WMI’s direct and indirect non-banking subsidiaries with the FDIC Receiver, (vi) the proofs of Claim filed in these Chapter 11 Cases by JPMC and the FDIC Receiver, (vii) the transfer of the Trust Preferred Securities and the consequent issuance of the REIT Series, and (viii) certain other disputed assets and liabilities.  The Global Settlement Agreement is incorporated into this Disclosure Statement by reference as if fully set forth herein.

b.	Certain Terms of the Global Settlement Agreement

(i)	Treatment of the Disputed Accounts

In partial consideration for the assets sold pursuant to the Global Settlement Agreement and the releases and other benefits provided to the Released Parties pursuant to the Seventh Amended Plan, the JPMC Entities (as defined in the Global Settlement Agreement), the FDIC Receiver and FDIC Corporate will (i) waive any and all Claims, rights and liabilities with respect to the funds, in excess of $4 billion, in the Disputed Accounts, and (ii) take such actions, if any, as may be reasonably requested by WMI, including, without limitation, filing with the Bankruptcy Court such notices or pleadings setting forth the waiver of any and all interests in the Disputed Accounts.  The FDIC Receiver and FDIC Corporate will waive and release any and all interest in and any and all rights to seize or set off against the Disputed Accounts and any funds contained therein in accordance with Section 9.5 of the Purchase and Assumption Agreement including, without limitation, by withdrawing with prejudice the motion filed by the FDIC Receiver seeking relief from the automatic stay imposed by section 362 of the Bankruptcy Code to permit the FDIC Receiver to exercise its purported contractual right, pursuant to the Purchase and Assumption Agreement, to direct JPMC to transfer the funds on deposit in the Disputed Accounts to the FDIC Receiver (the “FDIC Stay Relief Motion”).  JPMC will pay to WMI or such other of the WMI Entities (as defined in the Global Settlement Agreement) as WMI will designate, the amounts contained in the Disputed Accounts as of the effective date of the Global Settlement Agreement, net of eighty percent (80%) of the amounts received by WMI during the period from the Petition Date up to and including the date of the Global Settlement Agreement attributable to refunds of taxes deposited in the Disputed Accounts (including the interest component of any such refunds and interest, if any, earned thereon), free and clear of all liens, Claims, interests and encumbrances of any Person.

In addition, JPMC, as successor to WMB, will (i) release any security interest in or lien upon that certain administrative account, having a balance, as of the Petition Date, in the approximate amount of $52.6 million (the “Admin Account”) and the monies contained therein and (ii) release and otherwise transfer the Admin Account and the funds contained therein in accordance with the direction of WMI.

(ii)	Allocation of the Tax Refunds

WMI believes that, in total, the Tax Group is entitled to federal and state Tax Refunds, net of tax payments estimated to be owed to taxing authorities, of approximately $5.5 to $5.8 billion in taxes in the aggregate, including interest through a projected future date of receipt.  Over 90% of this amount reflects the federal income tax refunds already received, with certain unrelated federal tax refund litigation still pending.49  On August 27, 2010, the Bankruptcy Court approved a Stipulation Regarding Establishment of Segregated Account for Tax-Related Payments, among the Debtors, the FDIC Receiver and JPMC, pursuant to which the parties agreed to a protocol for the deposit and retention of the Tax Refunds, as they are received, in a segregated interest bearing account, pending approval and consummation of the Global Settlement Agreement.  This account has been established and all Tax Refunds received since the execution of the Global Settlement Agreement have been deposited therein.  This includes federal Tax Refunds (approximately $5.278 billion in amount),50 and state Tax Refunds totaling approximately $4.3 million.

Allocation of the Tax Refunds.  The ownership of the Tax Refunds is in dispute.  Pursuant to the Global Settlement Agreement, the parties thereto have agreed to share the Tax Refunds as follows:

The First Portion.  The amount of net Tax Refunds (including state and local income taxes) that are received, and would have been receivable absent the Worker, Homeownership, and Business Assistance Act of 2009’s extension of the federal net operating loss (“NOL”) carryback period (the “First Portion”) will be allocated as follows:  20% of such refunds allocated to the Debtors and the remaining 80% of such refunds to JPMC.  The Debtors currently estimate that the First Portion of the Tax Refunds will be approximately $2.7 to $3.0 billion in the aggregate, approximately $540 to $600 million of which will be allocated to the Debtors’ estates.

The Second Portion.  Any additional net Tax Refunds, attributable to the Worker, Homeownership, and Business Assistance Act of 2009, will be allocated as follows:  69.643% of such refunds will be allocated to WMI and 30.357% of such refunds will be allocated to the FDIC Receiver.

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49 Certain of the pending federal tax refund litigations relate to claimed deductions for the amortization and abandonment of certain assets in certain tax years of a predecessor company in the time period 1991 through 1998.  These assets were acquired by the predecessor company in exchange for its acquisition of certain failed institutions in the early 1980’s.  The first of these refund claims was filed in the U.S. District Court of Western Washington at Seattle (“District Court”).  In this case, the Debtors and the Government each filed a Motion for Summary Judgment seeking a determination as to whether the Tax Group was entitled to a tax basis in the specified assets.  The District Court ruled in favor of the Government.  Washington Mutual, Inc. v. United States, No. C06-1550-JCC (W.D. Wash. August 12, 2008).  The Debtors appealed this decision to the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”), which reversed the decision of the District Court.  Washington Mutual, Inc. v. U.S., 636 F.3d 1207  (9th Cir. March 3, 2011).  The Ninth Circuit remanded the case to the District Court to determine the amount of tax basis and the corresponding amount of tax refunds.  The government did not appeal the Ninth Circuit decision to the United States Supreme Court.  A trial to determine the amount of tax basis and refund is scheduled to commence on March 26, 2012 in the District Court.

50 The Debtors estimate that, in the aggregate, another $200 million to $500 million of net Tax Refunds could be recovered through ongoing tax litigation and negotiation.  Because such refunds are part of the First Portion (as defined below), WMI’s portion of these refunds would be 20% of the total received.

As described more fully in Sections III.B.6.b and V.B.5.g(i) hereof, pursuant to the terms of the Seventh Amended Plan, a certain portion of WMI’s share of such refunds will be distributed to certain holders of WMB Senior Notes, in the aggregate amount of Three Hundred Thirty-Five Million Dollars ($335 million).  The Debtors have received the Second Portion of the Tax Refunds in the amount of $2.779 billion, approximately $1.94 billion of which would be allocated to the Debtors’ estates, including any distribution that may be payable to holders of WMB Senior Notes.

Per the Global Settlement Agreement, the Debtors currently estimate that their share of the total estimated Tax Refunds will be approximately $2.17 billion, after the distribution that may be payable to holders of WMB Senior Notes.

(iii)	Transfer of Assets to JPMC

Pursuant to the Global Settlement Agreement, WMI, WMI Investment, Ahmanson Obligation Company, H.S. Loan Corporation, WAMU 1031 Exchange, WMMRC, WM Citation Holdings, LLC, WMI Rainier LLC and Washington Mutual Capital Trust 2001 (collectively, the “WMI Entities”), the FDIC Receiver and the Receivership, will sell, transfer, and assign (or cause to be sold, transferred or assigned) to the JPMC Entities, and the JPMC Entities will acquire, pursuant to the Seventh Amended Plan and sections 363 and 365 of the Bankruptcy Code, free and clear of all liens, Claims and encumbrances, or otherwise waive and relinquish any and all right, title and interest any of the WMI Entities, the FDIC Receiver and the Receivership may have in the following assets, each of which is described in detail herein:  (i) the Trust Preferred Securities, (ii) the Washington Mutual, Inc. Flexible Benefits Plan (the “Medical Plan”) and any checks made out to or received by WMI or otherwise for the benefit of the Medical Plan including pharmacy rebates in connection with contracts associated with the Medical Plan which includes uncashed checks in an amount equal to the pharmacy rebates received by the WMI Entities from and after the Petition Date currently estimated to be approximately $776,000, (iii) those certain JPMC Rabbi Trusts, set forth in the Global Settlement Agreement and the Seventh Amended Plan, and certain JPMC Policies (i.e., BOLI/COLI policies and the proceeds thereof), as identified in the Global Settlement Agreement and as defined in the Seventh Amended Plan, (iv) the two defined benefit plans sponsored by WMI, the WaMu Pension Plan (the “WaMu Pension Plan”) and the Retirement Income Plan for the Salaried Employees of Lakeview Savings Bank (the “Lakeview Pension Plan” and, together, the “Pension Plans”) and all of WMI’s interest in the assets contained in any Pension Plan-related trusts or assets that are otherwise associated with such plans (subject to the correction and satisfaction of certain potential defects and remediation obligations, as set forth in the Global Settlement Agreement), (v) the proceeds of litigation commenced by Anchor Savings Bank FSB, described herein, (vi) the Visa Shares and the VISA Strategic Agreement (as defined in the Global Settlement Agreement), (vii) certain intellectual property identified in the Global Settlement Agreement and as described below, (viii) WMI Investment’s indirect membership interest in a portfolio holding company, JPMC Wind Investment Portfolio LLC, which owns an Equity Interest in certain wind investment projects, discussed below, (ix) certain bonds issued by certain insurance or bonding companies on behalf of WMB and FSB, pursuant to that certain general agreement of indemnity, dated as of June 14, 1999, executed and delivered by WMI, and (x) certain Tax Refunds (as discussed herein and as set forth in Section 2.4 of the Global Settlement Agreement), in each case, free and clear of all liens, Claims, interests and encumbrances, except for any Claim that is an Allowed JPMC Assumed Liability.

(iv)	Transfer of Assets to the Debtors

The Global Settlement Agreement provides that the JPMC Entities will sell, transfer, and assign to the WMI Entities, and the WMI Entities will acquire, pursuant to the Seventh Amended Plan and sections 363 and 365 of the Bankruptcy Code, any and all right, title and interest any of the JPMC Entities may have in (i) certain rabbi trusts and certain BOLI-COLI policies and the proceeds thereof, identified in the Global Settlement Agreement, (ii) the stock of H.S. Loan Corporation, 98.67% of which is owned by WMI and 1.33% of which is owned by WMB, (iii) the WMI Intellectual Property (as defined in the Global Settlement Agreement), and (iv) WMI’s portion of the Tax Refunds, as set forth herein and in Section 2.4 of the Global Settlement Agreement, in each case, free and clear of all liens, claims, interests and encumbrances of any entity.

(v)	Additional Consideration to the Debtors

As additional consideration for the asset sale and compromise and settlement embodied in the Global Settlement Agreement, and as further consideration for the releases and other benefits provided to JPMC pursuant to the Seventh Amended Plan, the parties have agreed that (i) JPMC will pay WMI $25 million for WMI’s 3.147 million Class B shares of Visa Inc., WMI will retain all dividends with respect thereto received prior to the effective date of the Global Settlement Agreement, and JPMC will assume liabilities of the WMI Entities relating to that certain “Interchange” litigation (described in Section V.B.6.i below), as set forth in the Global Settlement Agreement; (ii) JPMC will (a) assume all obligations of WMB, WMB’s subsidiaries or JPMC to subsidiaries of WMI pursuant to certain intercompany notes, resulting in a net amount of approximately $180 million of principal and interest which will be paid by JPMC to WMI, (b) JPMC, the FDIC Receiver and WMI will waive all remaining intercompany claims, resulting in a net amount of approximately $9 million of WMI receivables that WMI has agreed to waive, and (c) each of JPMC and the FDIC Receiver will waive their Claims against WMI, which total approximately $274 million, regarding certain disputed liabilities related to the funding of the WaMu Pension Plan; (iii) JPMC will cause its affiliates to continue providing loan servicing with respect to certain mortgage loans owned by the Debtors or their affiliates and the remittal of checks and payments received in connection therewith; (iv) JPMC will (a) assume any and all liabilities and obligations of the WMI Entities for remediation or clean-up costs and expenses, in excess of applicable and available insurance, arising from or relating to that certain litigation styled California Dept. of Toxic Substances Control, et al. v. American Honda Motor Co., Inc., et al., No. CV05-7746 CAS (JWJ), currently pending in the United States District Court for the Central District of California (the “BKK Litigation”), and certain agreements related thereto (the “BKK Liabilities”), (b) pay or fund the payment of BKK Liabilities to the extent such liabilities are not covered by applicable insurance policies, (c) defend the Debtors against and reimburse the Debtors for any distribution which the Debtors become obligated to make on account of remediation or clean-up costs and expenses not otherwise covered by the BKK-Related Policies (as defined in the Global Settlement Agreement) and/or reimbursed by the BKK-Related Carriers (as defined in the Global Settlement Agreement), and (d) indemnify (subject to certain limitations with respect to WMI Rainier LLC) the WMI Entities for the BKK Liabilities to the extent that such liabilities are not covered by applicable insurance policies; provided, however, that nothing in the Seventh Amended Plan or the Confirmation Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or Claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation; (v) JPMC will assume the JPMC Assumed Liabilities (as defined the Seventh Amended Plan), namely certain liabilities in connection with the assets it receives pursuant to the Global Settlement Agreement and, on or after the Effective Date of the Seventh Amended Plan, JPMC will pay or fund the payment of certain Allowed Claims arising from or relating to such liabilities (defined as Allowed JPMC Assumed Liability Claims in the Seventh Amended Plan); (vi) the JPMC Entities, the FDIC Receiver and FDIC Corporate (as applicable) will be deemed to have waived and released any and all rights and claims relating to any claims or causes of action associated with the American Savings Litigation, including rights and claims to the Registry Funds and the American Savings Escrow (discussed below); (vii) JPMC has agreed to (a) pay or otherwise satisfy any proofs of claim filed against the Debtors by vendors with respect to services, software licenses, or goods provided to WMB and its subsidiaries (whether prior or subsequent to JPMC’s acquisition of the assets of WMB) pursuant to contracts between WMB and/or one or more of its subsidiaries and such vendors (to the extent such portion of any such Claim becomes an

Allowed Claim and to the extent payable, in whole or in part, by the Debtors), (b) pay to WMI $50 million, which funds will be deposited into an escrow account to be used by the Debtors for the satisfaction of Claims against WMI by vendors with respect to services, software licenses or goods asserted to have been provided by the counterparties to or for the benefit of WMB or its subsidiaries prior to the Petition Date pursuant to agreements between WMI and such vendors to the extent such portion of any such Claim becomes an Allowed Claim and to the extent payable, in whole or in part, by the Debtors (the “Vendor Escrow”), and (c) to the extent that any funds remain in escrow following (1) the payment or satisfaction of all WMI Vendor Claims (including, without limitation, the withdrawal, with prejudice, of all related proofs of Claim) and (2) the payment of all fees and expenses associated with such escrow, such excess funds will be distributed equally to WMI and JPMC.  The Debtors reviewed all WMI Vendor Claims and estimate that the aggregate amount of all WMI Vendor Claims will be less than $50 million.

(vi)	JPMC Claims

The JPMC Entities filed over 40 proofs of claim against the Debtors’ chapter 11 estates.  In large part, JPMC’s proofs of claim are filed in unliquidated amounts.  The JPMC Allowed Unsecured Claim will be deemed an Allowed Claim against WMI and will be classified with and treated in the same manner as other Allowed General Unsecured Claims under the Seventh Amended Plan, including, without limitation, with respect to distributions pursuant to the Seventh Amended Plan; provided, however, that, in partial consideration for the releases and other benefits provided to JPMC pursuant to the Seventh Amended Plan and the Global Settlement Agreement, JPMC will waive any distribution JPMC otherwise would be entitled to receive on account of the JPMC Allowed Unsecured Claim.

(vii)	Additional Consideration to the FDIC

Except as provided above in connection with the allocation of the second portion of the federal income tax refunds attributable to the Worker, Homeownership, and Business Assistance Act of 2009 and as set forth in Section 2.4 of the Global Settlement Agreement and the Seventh Amended Plan, the FDIC Receiver will not be entitled to receive distributions on account of its proof of claim filed against the Debtors (previously defined as the “FDIC Claim”) or otherwise.  In further consideration for the satisfaction, settlement, release and discharge of, and in exchange for, the FDIC Claim, the FDIC Receiver, FDIC Corporate and the Receivership will receive the releases set forth in the Global Settlement Agreement and the Seventh Amended Plan.

(viii)	JPMC Settlement with the Releasing REIT Trust Holders

Pursuant to the Global Settlement Agreement and in consideration for certain releases by Releasing REIT Trust Holders described in the next paragraph, JPMC will pay, or transfer to the Disbursing Agent for payment to each Releasing REIT Trust Holder cash in an amount equal to $12,500.00 (calculated by dividing $50 million by the number of issued and outstanding shares of REIT Series) times the number of shares of REIT Series held by such Releasing REIT Trust Holder on the on the voting record date for the Sixth Amended Plan 51; provided, however, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders pursuant to Section 2.24 of the Global Settlement Agreement may be paid in shares of common stock of JPMC, having an aggregate value equal to the

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51 Each Releasing REIT Trust Holder shall receive from JPMC, or from the Disbursing Agent on behalf of JPMC, $12,500.00 in cash or stock for every One Million Dollars ($1,000,000.00) in principal amount outstanding of Trust Preferred Securities related to the REIT Series shares they hold on the voting record date for the Sixth Amended Plan.

amount of cash to be paid pursuant to Section 2.24 of the Global Settlement Agreement, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.

The Seventh Amended Plan defines a “Releasing REIT Trust Holder” as a holder of REIT Series that (i) voted to accept the Sixth Amended Plan and, to the extent such holder is a holder of REIT Series as of the Voting Record Date with respect to solicitation of acceptances to the Seventh Amended Plan, votes to accept the Seventh Amended Plan and grants the releases set forth in the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan), (ii) did not interpose an objection to confirmation of the Sixth Amended Plan as it related to the REIT Series or the Trust Preferred Securities, (iii) with respect to the Seventh Amended Plan, does not otherwise interpose an objection to confirmation of the Seventh Amended Plan as it relates to the REIT Series or the Trust Preferred Securities, (iv) acknowledges that JPMC or its designee is the sole legal, equitable and beneficial owner of the Trust Preferred Securities for all purposes and that such REIT Series holder has no legal, equitable or beneficial interest in the Trust Preferred Securities, and (v) in connection with the solicitation of acceptances to the Sixth Amended Plan, executed and delivered the release of claims against the “Releasees”, as set forth in Section 2.24 of the Global Settlement Agreement and as incorporated into the Ballots distributed to holders of REIT Series (such releases, the “REIT Releases”).

The Sixth Amended Plan provided that if the holders of REIT Series had voted to accept the Sixth Amended Plan, “Releasing REIT Trust Holder” would have been deemed to include each and every holder of the REIT Series and each such holder would have been deemed to have executed and delivered the release of Claims set forth in Section 2.24 of the Global Settlement Agreement (i.e., the REIT Releases), and receive the requisite payment from JPMC.  In connection with the solicitation of votes and elections with respect to the Sixth Amended Plan, however, the class of REIT Series voted to reject the Sixth Amended Plan.  Accordingly, only REIT Series holders for which items (i) through (v) above apply will be (a) bound by the REIT Releases and (b) receive the payment from JPMC.

Pursuant to the solicitation of the Sixth Amended Plan, holders of REIT Series holding approximately twenty-five percent (25%) of the REIT Series shares elected to grant the REIT Releases and, thus, share in the JPMC distribution.  The Debtors did not resolicit elections to grant the REIT Releases from holders of REIT Series in connection with the Debtors’ solicitation of the Modified Sixth Amended Plan and will not do so in connection with the Seventh Amended Plan.  Nonetheless, as must all holders Claims and Equity Interests, holders of REIT Series must submit Non-Debtor Release Elections (as defined in Section XI.B.1.a hereof) to receive a distribution from the Debtors.

Accordingly, REIT Release elections submitted by holders of REIT Series in connection with the solicitation of votes and elections with respect to the Sixth Amended Plan will be the only elections honored for determining which holders are entitled to receive the above-described supplemental distribution from JPMC.  Such elections will remain binding and effective on such holders, and such holders will be deemed “Releasing REIT Trust Holders” pursuant to the Seventh Amended Plan.  Notwithstanding the foregoing, all holders of REIT Series, including those deemed “Releasing REIT Trust Holders,” must submit or resubmit, as the case may be, Non-Debtor Release Elections in connection with the solicitation of votes and elections on the Seventh Amended Plan to receive a distribution from the Debtors.  Any and all prior Non-Debtor Release Elections will be disregarded for this purpose with respect to the Seventh Amended Plan.

(ix)	JPMC Reservation of Rights

The Global Settlement Agreement described in this Disclosure Statement has been incorporated into and made part of the Seventh Amended Plan in order to resolve the outstanding substantive, procedural and jurisdictional disputes among the parties thereto.  In the event this Disclosure

Statement is not approved in a form acceptable to JPMC, or the Global Settlement Agreement is not approved and the Seventh Amended Plan is not confirmed by the Bankruptcy Court, and either the Global Settlement Agreement or the Seventh Amended Plan does not become effective, JPMC has reserved all of its rights with respect to all the disputes among the parties, including, without limitation, the right to dispute any of the statements and characterizations contained in this Disclosure Statement.  Without limiting the generality of the foregoing, JPMC has advised the Debtors that absent (i) approval of the Global Settlement Agreement, (ii) confirmation of the Seventh Amended Plan, and (iii) the occurrence of the Effective Date, JPMC (a) continues to object to the jurisdiction of the Bankruptcy Court to hear and determine Claims or matters relating to the Receivership, whether in the pending litigations or otherwise, and (b) reserves all rights to disagree with or otherwise dispute any of the facts or characterizations as set forth by the Debtors in this Disclosure Statement or otherwise.

4.	The Appointment of the Examiner and the Examiner’s Report

On April 26, 2010, the Equity Committee filed a motion [D.I. 3579] for the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code (the “Examiner Motion”) to investigate (i) the extent to which there are potential claims and causes of action held by the Debtors’ estates against any person or entity, and the merit and value of those claims, arising from circumstances leading to the OTS’s closure of WMB and appointment of the FDIC Receiver and the FDIC’s sale of WMB’s assets to JPMC, (ii) the extent to which there are potential claims and causes of action held by the Debtors’ estates arising from breach of fiduciary duty or other legal duties by WMI’s officers, directors, and employees, (iii) the disputes at issue in the Turnover Action, (iv) the existence and valuation of WMI tax attributes, principally its NOLs, and the meaning and impact of the Tax Sharing Agreement on the disputes, (v) the proper ownership, valuation and asset affiliation of the Trust Preferred Securities, (v) the communications and negotiations that led to the Global Settlement Agreement, (vi) the Debtors’ potential claims for fraudulent conveyance or for the recovery of preferential transfers, including those related to WMI’s capital contributions to WMB, and (vii) the merits and valuation of any other claims of the Debtors that would be released pursuant to the Global Settlement Agreement and the nature and valuation of any other assets that would be transferred to JPMC pursuant or the FDIC Receiver pursuant thereto.

On May 4, 2010, the Debtors filed an objection [D.I. 3626] to the Examiner Motion and objections were also filed by JPMC, the Creditors’ Committee and the WMI Noteholders Group.  Responsive papers were also filed by the U.S. Trustee, the FDIC, and the WMB Notes Holders, among others [D.I. 3625, 3627, 3626, 3629, & 3633].  At a hearing, held on May 5, 2010, the Bankruptcy Court denied the Examiner Motion and entered an order to this effect [D.I. 3633].  The Equity Committee moved [D.I. 3929] for permission to appeal the Bankruptcy Court’s decision directly to the United States Court of Appeals for the Third Circuit (the “Third Circuit”), which motion was opposed by the Debtors and the Creditors’ Committee [D.I. 4386 & 4397].  On June 7, 2010, the Bankruptcy Court entered an order certifying the Equity Committee’s appeal directly to the Third Circuit [D.I. 4639].  On July 7, 2010, the Equity Committee filed a petition with the Third Circuit requesting that the Third Circuit hear the appeal and, on July 19, 2010, the Debtors filed an opposition to such petition.  Notwithstanding its pending appeal, on June 8, 2010, the Equity Committee filed a renewed motion for the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code (the “Renewed Examiner Motion”) [D.I. 4644].  The Debtors and other parties in interest filed objections to the Renewed Examiner Motion.  [D.I. 4680, 4681, 4682, 4683, 4685, 4686, & 4728]  Notwithstanding the Debtors’ objection to the Renewed Examiner Motion, in the interest of cooperation and of providing guidance to the Bankruptcy Court and parties in interest with respect to their assessment of the Sixth Amended Plan and the Global Settlement Agreement, the Debtors consented to, and the Bankruptcy Court directed, the appointment of an examiner to investigate (i) the claims and assets that may be property of the Debtors’ estates that are proposed to be conveyed, released or otherwise compromised and settled pursuant to the Global Settlement Agreement, and (ii) such other claims, assets and causes of action that will be retained by the Debtors and/or the proceeds thereof, if any, distributed to Creditors and/or equity interest holders pursuant to the Sixth Amended Plan, and the claims and defenses of third parties thereto [D.I. 5120].  The U.S. Trustee chose, and the Bankruptcy Court approved of, Joshua R. Hochberg (the “Examiner”).  Based upon the appointment of the Examiner, the pending appeal filed by the Equity Committee was dismissed.

Pursuant to the order directing his appointment, the Examiner investigated and prepared a report, filed on November 2, 2010 [D.I. 5735] and made publicly available by the Debtors on the same day at www.kccllc.net/wamu (with the exception of certain confidential information contained therein) [D.I. 5791], in which the Examiner concluded that the Global Settlement Agreement is fair, reasonable, and in the best interests of the Debtors’ estates.  Certain of the Examiner’s findings are set forth below.

a.	Certain Claims and Assets Settled Pursuant to the Global Settlement Agreement

With respect to the $4 billion on deposit in the Disputed Accounts, the Debtors had made a substantial showing they were entitled to the entire Deposits.  Nevertheless, the Examiner concluded that, even if the Debtors prevailed in recovering the Deposits, “there still is a maze of legal issues that remain to be litigated and that could prevent an expeditious recovery of the Deposits.”  With respect to the disputed Tax Refunds, the Examiner concluded that “WMB has meritorious claims to all or most of these refunds” and “WMI ultimately will not be entitled to retain most of the refunds.”  With respect to the Trust Preferred Securities, the Examiner concluded that (a) significant arguments supported the conclusion that the Trust Preferred Securities were automatically conveyed to WMI, (b) it was unlikely that WMI could avoid the prepetition down streaming of the Trust Preferred Securities to WMB by WMI, and (c) even if such transfer was avoided, there would be no material improvement for the estates’ other Creditors and equity interest holders, because such avoidance would lead to an equivalent corresponding claim.  With respect to the BOLI/COLI Policies, the Examiner concluded that the vast majority of such policies belonged to WMB and were conveyed to JPMC when it purchased WMB’s assets.  Finally, the Examiner concluded that potential avoidance and fraudulent conveyance actions, which could result in the return of as much as $6.5 billion to the Debtors, would likely fail or would lead to an equivalent corresponding claims and, hence, be of no material benefit to the estates’ other Creditors and equity interest holders.

b.	Certain Potential Claims and Causes of Action Against Non-Debtors

With respect to JPMC, the Examiner investigated potential claims that JPMC (a) breached contractual obligations to WMI, (b) tortiously interfered with WMI’s or WMB’s business, and (c) conspired with others in violation of antitrust laws.  The Examiner “did not uncover facts likely to support viable claims against JPMC that would generate significant benefits for the Debtors” and concluded that “it would be difficult to establish that JPMC’s actions caused the demise of WMB or resulted in damages to WMB and WMI.”

With respect to the FDIC, the Examiner investigated potential claims that the FDIC (a) breached statutory or fiduciary duties as receiver by selling WMB for less than possible, (b) breached statutory or fiduciary duties by conducting an unfair bidding process in conjunction with the seizure and sale of WMB, and (c) tortiously interfered with WMI’s business expectancy by prematurely disclosing to JPMC and other third parties the intended seizure of WMB.  The Examiner concluded that it was highly unlikely that any claims against the FDIC would succeed.  Specifically, the Examiner found that the bidding process for WMB was reasonably fair and that JPMC was the only potential bidder willing to pay anything for WMB’s assets without substantial government guarantees.

Finally, the Examiner investigated whether WMI was insolvent throughout 2008, including an evaluation of WMB’s liquidity.  The Examiner concluded that WMB’s liquidity on September 25, 2008 was questionable and whether it would have survived if it had not been seized is open to debate; as such, the OTS reached reasonable conclusions that WMB was unlikely to meet its depositors’ demands and was operating in an unsafe and unsound condition.  Additionally, there were no viable claims that could be made against OTS based on the theory that they improvidently closed WMB.

5.	Certain Significant Litigations

a.	The Equity Committee’s Actions to Compel a Shareholders’ Meeting

On March 3, 2010, the Equity Committee commenced an action in the Bankruptcy Court, styled Official Committee of Equity Security Holders v. WMI, et al., Adv. Pro. No. 10-50731 (MFW), seeking to compel WMI to convene and hold an annual shareholders’ meeting for the nomination and election of its board of directors under Washington law (the “Action to Compel a Shareholders’ Meeting”).  On March 11, 2010, the Equity Committee filed a motion for summary judgment, seeking an order requiring WMI to convene and hold such a meeting [Adv. Proc. No. 10-50731, D.I. 3].  In the alternative, the Equity Committee sought relief from the automatic stay to seek such relief in Washington state court.  The Debtors opposed the Equity Committee’s motion [Adv. Proc. No. 10-50731, D.I. 9].  At a hearing before the Bankruptcy Court on April 21, 2010, the Bankruptcy Court determined that the automatic stay was not applicable, but did not consider the Equity Committee’s summary judgment motion.

On April 26, 2010, plaintiffs Michael Willingham and Esopus Creek Value L.P., each of whom were then members of the Equity Committee, filed an action against WMI in the Superior Court of the State of Washington, for the County of Thurston.  On May 13, 2010, WMI removed this action to the United States District Court for the Western District of Washington (the “Washington District Court”), from which it was automatically referred to the United States Bankruptcy Court for the Western District of Washington and assigned to Bankruptcy Judge Paul B. Snyder.  On May 14, 2010, WMI filed a motion to transfer venue to the United States District Court for the District of Delaware for referral to the United States Bankruptcy Court for the District of Delaware.  On May 21, 2010, plaintiffs filed a motion to remand the action to Washington state court.  A hearing on the motions to transfer and remand was held on June 11, 2010.  By order, dated June 21, 2010, Judge Snyder of the United States Bankruptcy Court for the Western District of Washington granted WMI’s motion to transfer the case and preserved the issue of remand for determination by this Bankruptcy Court.  On June 28, 2010, plaintiffs withdrew their remand motion.  From July through September 2010, the members of the Equity Committee produced various documents requested by the Debtors, and were also deposed by the Debtors.  On August 23, 2010, by order of the court, this adversary proceeding was consolidated with the Action to Compel a Shareholders’ Meeting  [Adv. Proc. No. 10-50731, D.I. 58]

The Bankruptcy Court’s approval of the Examiner (discussed in Section V. B.4. above) and subsequent approval of the Global Settlement Agreement pursuant to the January Opinion (as reaffirmed in the September Opinion) as fair, reasonable and in the best interests of the Debtors’ estates has mooted the relief sought by the Equity Committee in its Action to Compel a Shareholders’ Meeting.

b.	The Equity Committee Appeal of the Bankruptcy Court’s Approval of the Global Settlement Agreement Pursuant to the January Opinion

On January 19, 2011, the Equity Committee filed a notice of appeal of that portion of the January Opinion finding that the Global Settlement Agreement satisfies the requisite standards for approval [D.I. 6573].  On the same date, the Equity Committee filed a petition seeking certification of direct appeal to the Third Circuit [D.I. 6575].  By order, dated February 8, 2011 [D.I. 6703], the Bankruptcy Court denied the Equity Committee’s motion for a direct appeal to the Third Circuit and, therefore, the Equity Committee’s appeal currently is pending in the United States District Court for the District of Delaware (the “Delaware District Court”), styled as Official Committee of Equity Security Holders v. Washington Mutual, Inc., et al., Civil Action No. 11-158 (earlier defined as the “January Equity Committee Appeal”).

On February 25, 2011, the Equity Committee filed in the Delaware District Court (i) a motion for leave to appeal [January Equity Committee Appeal, D.I. 7] (the “Motion for Leave”) and (ii) a motion for relief from the District Court’s Standing Order requiring mediation of bankruptcy appeals and for the setting of a briefing schedule and calendaring of argument of the Equity Committee’s appeal [January Equity Committee Appeal, D.I. 8] (“Motion for a Briefing Schedule”).

On March 11, 2011, the Debtors filed (i) an opposition to the Motion for Leave and (ii) a cross motion to dismiss the January Equity Committee Appeal for lack of jurisdiction [January Equity Committee Appeal, D.I. 11] (the “Cross Motion to Dismiss”), which JPMC and the Creditors’ Committee joined [January Equity Committee Appeal, D.I. 12-13].  On March 18, 2011, the Equity Committee filed an omnibus reply in support of its Motion for Leave and opposing the Cross Motion to Dismiss [January Equity Committee Appeal, D.I. 16].  On April 4, 2011, the Equity Committee filed a statement asserting that the Motion for Leave has been fully briefed, and requesting oral argument thereon [January Equity Committee Appeal, D.I. 19].  On April 5, 2011, the Debtors responded that the Cross Motion to Dismiss has also fully briefed, and that oral argument is not necessary for the Delaware District Court to decide either motion [January Equity Committee Appeal, D.I. 19].  In the alternative, the Debtors further requested that, if the Delaware District Court elects to hear oral argument on the Motion for Leave, it schedule argument on the Cross Motion to Dismiss concurrent therewith.  The Debtors have also opposed the Motion for a Briefing Schedule [January Equity Committee Appeal, D.I. 9], which the Creditors’ Committee joined [January Equity Committee Appeal, D.I. 10].  On March 21, 2011, the Equity Committee requested oral argument on the Motion for a Briefing Schedule [January Equity Committee Appeal, D.I. 17].  The Delaware District Court has not yet ruled on this request or on any of the pending motions.

c.	The TPS Action

Pursuant to the Global Settlement Agreement, upon the effective date thereof, the Debtors will be deemed to have transferred, as of the Petition Date, any and all rights they may have or may ever have had in the Trust Preferred Securities to JPMC, free and clear of liens, and JPMC will be deemed to be the sole legal, equitable and beneficial owner thereof.

The Trust Preferred Securities were subject to a conditional exchange (the “Conditional Exchange”) feature whereby they would be transferred to WMI and the prior holders would receive, in exchange, depositary shares, each representing 1/1,000th of a share of a related series of preferred stock of WMI, upon the occurrence of one or more certain exchange events, including, among other things:  (i) the undercapitalization of WMB under OTS’ “prompt correction action” regulations, (ii) WMB being placed into receivership, or (iii) the OTS, in its sole discretion, directing the exchange in anticipation of WMB becoming “undercapitalized” or the OTS taking supervisory action limiting the payment of dividends by WMB (each, an “Exchange Event”).  WMI had a written commitment to the OTS that, upon the occurrence of the Conditional Exchange, WMI would automatically contribute the Trust Preferred Securities to WMB (the “Downstream Undertaking”).

On September 26, 2008, in accordance with the terms governing the Trust Preferred Securities and as directed in a letter from the OTS, dated September 25, 2008, WMI issued a press release stating that an Exchange Event had occurred and that the Trust Preferred Securities would be exchanged for depositary shares, each representing 1/1,000th of a share of a related series of WMI’s preferred stock, as applicable, of Perpetual Non-Cumulative Fixed or Fixed-to-Floating Rate Preferred Stock (as the case may be) in Series I, J, L, M and N (defined in the Seventh Amended Plan as the “REIT Series”)—none of which were outstanding prior to September 25, 2008.  At the direction of the OTS, on September 25, 2008, employees of WMI and WMB executed an Assignment Agreement which purported to assign the right, title and interest in the Trust Preferred Securities to WMB as of that date (the “Assignment Agreement”).

On July 6, 2010, certain entities that assert interests in the Trust Preferred Securities (the “TPS Plaintiffs”) commenced an adversary proceeding (the “TPS Action”) against JPMC, WMI, WMPF, Washington Mutual Preferred Funding (Cayman) I Ltd., Washington Mutual Preferred Funding Trust I, Washington Mutual Preferred Funding Trust II, Washington Mutual Preferred Funding Trust III and Washington Mutual Preferred Funding Trust IV (collectively, the “TPS Defendants”) seeking, among other relief, a declaratory judgment that (i) the Conditional Exchange52 was never consummated and cannot be consummated, (ii) neither WMI nor JPMC has any right, title or interest in the Trust Preferred Securities, (iii) the Trust Preferred Securities and any Claim thereto do not constitute property of WMI’s estate, and (iv) the Trust Preferred Securities remain with investors who held such securities immediately prior to 8:00 a.m. on September 26, 2008.

By separate motions, each dated November 2, 2010, WMI and JPMC sought summary judgment with respect to the TPS Plaintiffs’ Claims asserted in Counts I through VI in the TPS Action [TPS Action, D.I. 105 & 109].  On January 7, 2011, the Bankruptcy Court issued an opinion [TPS Action, D.I. 179] and entered an accompanying order [TPS Action, D.I. 180] (together, the “TPS Order”) granting the TPS Defendants’ motions for summary judgment and holding, inter alia, that “the Conditional Exchange occurred on September 26, 2008” and that “the certificates held by the TPS holders are no longer TPS but are deemed to be Depositary Shares tied to WMI Preferred Shares.”  (TPS Order at 13 & 19.)  The Bankruptcy Court also held that “Plaintiffs cannot establish that there was any misrepresentation that WMI would retain the TPS if it got them in the Conditional Exchange.”   (Id. at 16.)  On January 21, 2011, the TPS Plaintiffs voluntarily dismissed the remaining counts, Counts VII through IX, of the TPS Action without prejudice [TPS Action, D.I. 186].

On January 14, 2011, certain of the TPS Plaintiffs appealed the TPS Order to the Delaware District Court [TPS Action, D.I. 182] (the “TPS Appeal”).  On March 10, 2011, the Delaware District Court ordered the parties to adhere to the Delaware District Court’s Standing Order requiring mediation of bankruptcy appeals and to adhere to the local rules governing page limits of bankruptcy appeals [TPS Appeal Case No. 1:11-cv-00124-GMS].  A mediation was held on March 31, 2011, but the parties were not able to reach a resolution.  The parties have completed briefing, and the TPS Plaintiffs have requested oral argument [TPS Appeal, D.I. 42].  The Delaware District Court has not yet ruled on this request.

d.	The Dime Warrants Action

On April 12, 2010, Broadbill Investment Corp. (“Broadbill”) commenced an adversary proceeding against WMI seeking a ruling that the holders of the Dime Warrants have allowed Claims

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52 The Trust Preferred Securities were subject to a conditional exchange (the “Conditional Exchange”) feature whereby they would be transferred to WMI and the prior holders would receive, in exchange, depositary shares, each representing 1/1,000th of a share of a related series of preferred stock of WMI, upon the occurrence of one or more certain exchange events.

against—and not Equity Interests in—WMI (the “Dime Warrants Action”).  As issued, the Dime Warrants were warrants for shares of Dime Inc. common stock related to the Anchor Litigation (discussed below).  As a result of the merger of Dime Inc. into WMI, the Dime Warrants are now exchangeable for and into shares of Common Equity Interests in WMI upon the occurrence of certain conditions precedent.

                      On June 16, 2010, the Debtors filed the 43rd and 44th Omnibus Objections in their chapter 11 cases, seeking to disallow approximately 190 Claims filed by putative Dime Warrants holders, including Broadbill and Nantahala Capital Partners LP (“Nantahala”), arguing that the Claims are not actual Claims, but rather Equity Interests, and, in the alternative, that the Claims must be subordinated pursuant to section 510(b) of the Bankruptcy Code [D.I. 4749, 4750].  On June 24, 2010, the Debtors moved to stay the Dime Warrants Action and to consolidate the Dime Warrants Action with the proceedings to resolve the Debtors’ 43rd and 44th Omnibus Objections [Dime Warrants Action, D.I. 23].  On June 30, 2010, the Bankruptcy Court approved a stipulation allowing Nantahala and Blackwell Capital Partners, LLC (“Blackwell”) to intervene as plaintiffs in the Dime Warrants Action [Dime Warrants Action, D.I. 27].  Pursuant to the stipulation, (i) on September 3, 2010, Broadbill and Nantahala filed a complaint, asserted to be on behalf of a putative class of all Dime Warrant holders, and purporting to name themselves as class plaintiffs, which superseded the prior complaint, and (ii) the Debtors withdrew without prejudice the aforementioned motion to stay and to consolidate, and adjourned the omnibus objections sine die [Dime Warrants Action, D.I. 52].

                      The Debtors believe the causes of action in the class complaint are wholly without merit.  On September 17, 2010, WMI filed and, on September 24, 2010, amended, an answer to the class complaint as well as counterclaims arguing that the Claims asserted by the Dime Warrants holders are subject to subordination pursuant to section 510(b) of the Bankruptcy Code [Dime Warrants Action, D.I. 56, 57].  Shortly thereafter, WMI served its First Set of Interrogatories and Requests for Production of Documents on Broadbill, Nantahala, and Blackwell [Dime Warrants Action, D.I. 58-60], and later served its Second Set of Interrogatories and Requests for Production of Documents on the same plaintiffs [Dime Warrants Action, D.I. 170].  In addition, on October 29, 2010, WMI filed a motion for summary judgment on the class complaint (the “Dime Warrants Summary Judgment Motion”), and argued therein that the warrant agreement that governs the Dime Warrants is unambiguous and merely grants the Dime Warrants holders the right to receive common stock of WMI upon the occurrence of a triggering event, such that the Dime Warrants represent interests in the equity of WMI, not cash or other property, and that, accordingly, the Dime Warrants holders hold Equity Interests, not Claims [Dime Warrants Action, D.I. 68, 69].  In a memorandum of opposition filed on November 17, 2010, the plaintiffs in the Dime Warrants Action contended that summary judgment was not appropriate on the basis that the issues presented in the Dime Warrants Action cannot be decided as a matter of law, based on the terms of the applicable warrant agreement but, rather, that the Bankruptcy Court must hear and consider evidence regarding the parties’ intent with respect to the relevant provisions of that agreement to interpret the Dime Warrant holders’ rights thereunder [Dime Warrants Action, D.I. 86].

                      On January 7, 2011, the Bankruptcy Court issued an opinion [Dime Warrants Action, D.I. 145] regarding the Dime Warrants Action (the “Dime Warrants Opinion”) and an accompanying order [Dime Warrants Action, D.I. 146] denying the Dime Warrant Summary Judgment Motion, finding “genuine issues of material fact, including whether the agreements were intended to convey only an Equity Interest or offered an option to receive property and whether the events triggering such an option occurred in this case.”  The Bankruptcy Court held a status and scheduling conference regarding the Dime Warrants Action on February 25, 2011, and entered a scheduling order on that same day [Dime Warrants Action, D.I. 161].  The Bankruptcy Court later entered an Amended and Restated Scheduling Order, requiring the filings of dispositive motions and a joint pretrial memorandum by August 19, 2011, and scheduling the commencement of trial for September 12, 2011 [Dime Warrants Action, D.I. 229].  The plaintiffs in the Dime Warrants Action then filed a second amended class complaint on March 1, 2011, which, among other things, named additional defendants [Dime Warrants Action, D.I. 162].  That same day, Aurelius Capital Management LP (“Aurelius”) moved to intervene as a defendant, [Dime Warrants Action, D.I. 163], which motion remains pending.  On March 18, 2011, WMI filed a second amended answer and counterclaims to that complaint [Dime Warrants Action, D.I. 171].

                      At a hearing held on March 21, 2011, the Bankruptcy Court ordered the parties to attempt to resolve the Dime Warrants Action through mediation and, upon agreement of the parties, entered an order appointing Alan W. Kornberg as mediator [Dime Warrants Action, D.I. 176].  The Bankruptcy Court also authorized Aurelius to participate in the mediation [Dime Warrants Action, D.I. 191].  On April 8, 2011, the parties each submitted mediation statements to Mr. Kornberg and, on April 14, 2011, attended a mediation session.  The mediation, however, was not successful and, therefore, on May 26, 2011, the parties agreed to terminate mediation.

                      On March 28, 2011, WMI filed a motion to compel production of documents and answers to interrogatories [Dime Warrants Action, D.I. 177] (the “Motion to Compel”).  The plaintiffs in the Dime Warrants Action filed their opposition on April 22, 2011 [Dime Warrants Action, D.I. 196], and, on April 27, 2011, WMI filed its reply [Dime Warrants Action, D.I. 198].  On May 2, 2011, the Bankruptcy Court heard oral arguments on the Motion to Compel, granted it in part, denied it in part, and then entered an order accordingly on May 17, 2011 [Dime Warrants Action, D.I. 210].

Simultaneously, on April 1, 2011, certain defendants that are and/or were directors of WMI (the “WMI Director Defendants”) filed a motion to dismiss the second amended class complaint (the “Motion to Dismiss”), arguing, among other things, that the WMI Director Defendants were non-signatories to the applicable warrant agreement, did not intend to be bound by it, and were therefore not liable for any cause of action arising under it [Dime Warrants Action, D.I. 180].  The Dime Warrants holders filed their opposition on April 22, 2011 [Dime Warrants Action, D.I. 197], and the WMI Director Defendants filed their reply on April 27, 2011 [Dime Warrants Action, D.I. 199].  The Court heard oral arguments on the WMI Director Defendants’ Motion to Dismiss on June 8, 2011, denied it, and later entered an order accordingly [Dime Warrants Action, D.I. 234].

Separately, on May 16, 2011, Broadbill filed a notice that it has withdrawn as plaintiff in the Dime Warrants Action [Dime Warrants Action, D.I. 209].  Shortly thereafter, the other named plaintiffs filed a motion seeking to add Axicon Partners LLC, Brennus Fund Limited, Costa Brava Partnership III LP, and Sonterra Capital Master Fund, Ltd., as additional named plaintiffs (collectively, the “Additional Named Plaintiffs”) [Dime Warrants Action, D.I. 217].  On June 8, 2011, the Bankruptcy Court entered the Amended and Restated Scheduling Order, [Dime Warrants Action, D.I. 229], granting that motion, Broadbill’s request to withdraw as plaintiff, and plaintiffs’ request to file a third class complaint.  That same day, Nantahala, Blackwell, and Additional Named Plaintiffs filed a third amended class complaint, [Dime Warrants Action, D.I. 230], which, among other things, added Additional Named Plaintiffs as named plaintiffs.

Commencing September 12, 2011, a trial of the Dime Warrants Action was held before the Bankruptcy Court.  Closing arguments were held on November 23, 2011.  The matter is currently sub judice.

                      Depending on the outcome of the Dime Warrant Litigation, the interests of Dime Warrants holders could be treated as (i) Equity Interests, in which case such holders will receive the treatment provided pursuant to the Seventh Amended Plan for holders of Dime Warrants in Class 21, or (ii) Claims against the Debtors—either as (a) General Unsecured Claims or, if subordinated pursuant to section 510(b) of the Bankruptcy Code, as (b) Subordinated Claims in Class 18, or (c) Claims subordinated to the level of Common Equity Interests.  As set forth in Sections V.B.5.h and VI.C.3.a below, because the Dime Warrants holders’ Claims are Disputed Claims, the Liquidating Trustee will reserve funds on account of such Claims.

In addition, as set forth in Section VI.C.3.d below, the Seventh Amended Plan provides that, from and after the Effective Date, (i) until such time as the Dime Warrant Litigation is determined, pursuant to a Final Order, or a compromise and settlement is approved, pursuant to a Final Order, by the Bankruptcy Court with respect to the Dime Warrant Litigation, there will be held in the Disputed Equity Escrow by the Liquidating Trustee, as escrow agent, for the benefit of each holder of a Dime Warrant, Reorganized Common Stock, and any dividends, gains or income attributable in respect of such Reorganized Common Stock, in an amount equal to the Pro Rata Share of Reorganized Common Stock that would have been made to the holders of Dime Warrants if such Dime Warrants were Allowed Equity Interests in an amount equal to the lesser of (1) the amount estimated by the Bankruptcy Court as the maximum amount in which the Disputed Claims relating to the Dime Warrants may ultimately become Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (2) the liquidated amount determined, pursuant to an order of the Bankruptcy Court, as the amount in which the Disputed Claims relating to the Dime Warrants are Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (3) the amount established by the United States Court of Federal Claims in the Anchor Litigation, pursuant to a Final Order, as applied in connection with the Dime Warrant Litigation, times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price) and (4) such other amount as may be agreed upon by the plaintiffs in the Dime Warrant Litigation and the Liquidating Trustee; provided, however, the recovery in connection with the Dime Warrant Litigation will not exceed the lesser of (1), (2), (3) and (4) above.

At such time as it is determined, pursuant to a Final Order, that (i) the holders of the Dime Warrants hold Allowed Claims, and such Allowed Claims are not otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee, as escrow agent, will distribute to the holders of Common Equity Interests entitled to receive a distribution in accordance with the Seventh Amended Plan, on a pro rata basis, the shares of the Reorganized Common Stock, together with any dividends, gains or income attributable thereto, in the Disputed Equity Escrow and (ii) the holders of Dime Warrants hold Equity Interests or Allowed Claims, and Allowed Claims are otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee will distribute to the holders of Dime Warrants the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto in the Disputed Equity Escrow.  Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court with respect to the Dime Warrant Litigation becomes a Final Order, but in no event more than ninety (90) days thereafter.

e.	The Equity Committee Standing Motion

As discussed above, on July 12, 2011, the Equity Committee filed the Standing Motion seeking authority to prosecute an action, on the Debtors’ behalf to equitably disallow or, in the alternative, to equitably subordinate the Claims of certain Creditors.  At the July Confirmation Hearing, which, as stated, commenced on July 13, 2011, counsel for the Equity Committee requested that the Court, “take into account the evidence . . . adduced at [the July Confirmation Hearing]” in connection with deciding the Standing Motion.  On August 10, 2011, the Debtors, the Creditors’ Committee certain members of AAOC, and certain other parties filed objections to the Standing Motion, arguing, among other things, that neither the evidence nor the law supported the relief requested.  During Closing Arguments, certain parties presented argument with respect to the Standing Motion.

In the September Opinion, the Bankruptcy Court denied the Standing Motion with respect to the prosecution of equitable subordination claims against AAOC.  With respect to claims for equitable disallowance, the Bankruptcy Court granted the Standing Motion, but, as discussed above in Section I.E, stayed all proceedings related to the Standing Motion pending mediation.

The Mediation commenced on October 19, 2011.  At a status conference held on November 7, 2011, the Bankruptcy Court granted the Mediator’s request for additional time to continue the Mediation.  As a result of the Mediation, and with the assistance of the Mediator, discussions among the Debtors, the Creditors’ Committee, the Equity Committee, AAOC, and certain other creditor constituencies culminated in certain modifications to be made to the Modified Sixth Amended Plan to resolve, among other things, certain plan-related issues and objections, as well as the Standing Motion.

f.	September Opinion Appeals

On September 27, October 4, and October 11, 2011, respectively, each of (i) AAOC, with (a) Aurelius [D.I. 8670] filing individually and AOC filing jointly [D.I. 8673], (ii) the Creditors’ Committee [D.I. 8726] and (iii) the Debtors [D.I. 8785] filed notices of appeal from that portion of the September Opinion granting the Standing Motion with respect to the equitable disallowance claims.  Aurelius [D.I. 8672], AOC [D.I. 8674] and the Creditors’ Committee [D.I. 8727] filed motions for leave to appeal together with such notices, and the Debtors [D.I. 8781] joined the Creditors’ Committee’s motion.  Aurelius’s motion also seeks to appeal that portion of the September Opinion concluding, as discussed in Section I.H.1.a hereof, that the Debtors must pay Postpetition Interest Claims at the federal judgment rate rather than the applicable contract rate.  The Debtors have opposed Aurelius’s motion in this respect [D.I. 8783].

The WMB Noteholders [D.I. 8679] and Normandy Hill Capital L.P. [D.I. 8671] also filed notices of appeal from the September Opinion on September 27, 2011, and, on October 10, 2011, Wells Fargo Bank, National Association, solely in its capacity as the PIERS Trustee, filed its notice of appeal [D.I. 8771].

The Equity Committee, for its part, filed a notice of cross-appeal and a motion for leave to cross-appeal on October 11, 2011, seeking to challenge, among other things, those portions of the September Opinion finding that the Modified Sixth Amended Plan was proposed in good faith and that the settlement with holders of WMB Senior Notes, discussed in more detail in Section V.B.5.g(i) hereof, is fair, reasonable and in the best interests of the Debtors’ estates [D.I. 8790, 8791].  In addition, on October 14, 2011, the Equity Committee filed an opposition to the motions for leave to appeal filed by each of AAOC, the Creditors’ Committee and the Debtors, [D.I. 8811], with respect to which the Creditors’ Committee has filed a reply [D.I. 8866].  In addition, on October 25, 2011, the Debtors [D.I. 8878] and Creditors’ Committee [D.I. 8887] filed oppositions to the Equity Committee’s motion to cross-appeal.

All the motions for leave to appeal, as well as the Equity Committee’s opposition, have been transmitted to, and are pending in, the Delaware District Court.

g.	WMB Notes Claims

Holders of WMB Senior Notes Claims and WMB Subordinated Notes Claims (together, the “WMB Notes Claims”) filed Claims against the Debtors in their Chapter 11 Cases seeking payment of allegedly outstanding amounts due on such notes and asserting Claims for, among other things, (a) corporate veil-piercing, alter ego and similar principles, (b) substantive consolidation, (c) improper claim to purported deposits, (d) undercapitalization of, failure to support, and looting of the bank, (e) misrepresentations and omissions under the applicable securities laws (the “Misrepresentation Claims”), (f) conditional exchange of the Trust Preferred Securities, (g) Tax Refunds and losses, (h) mismanagement and breach of fiduciary and other duties, (i) Claim for Goodwill Litigation award, and (j) fraudulent transfer.  Such Claims are reflected on Exhibit “B” to the Global Settlement Agreement and, as asserted, aggregate approximately $4 billion.53  Certain holders of WMB Notes Claims assert that their Claims are entitled to administrative priority or secured status.

In addition, certain holders of WMB Notes Claims either intervened or sought to intervene in the D.C. Action, the JPMC Adversary Proceeding, and the Turnover Action, each of which is discussed in Section V.B.2 above.

On January 22, 2010, as subsequently corrected, the Debtors filed an objection to certain WMB Notes Claims on the grounds that, inter alia, the holders of such Claims lack standing to assert such Claims against the Debtors and that the asserted Claims are otherwise insufficient as a matter of law [D.I. 2205].  The Creditors’ Committee subsequently filed a joinder to the Debtors’ objection [D.I. 2278].  On March 5, 2010, the holders of certain WMB Notes Claims filed responses to the Debtors’ objections [D.I. 2466, 2469 & 2470].  The Debtors’ reply brief was filed on March 26, 2010 [D.I. 2620]. On April 6, 2010, the Bankruptcy Court conducted an initial hearing to consider the Debtors’ objection.  The Bankruptcy Court, at this hearing, did not dismiss the WMB Notes Claims based on standing and, on April 20, 2010, entered an order memorializing such decision [D.I. 3549].

(i)	Treatment of Holders of WMB Senior Notes Pursuant to the Seventh Amended Plan

Pursuant to the terms of the Seventh Amended Plan and that certain Plan Support Agreement, dated as of October 6, 2010, (the “Plan Support Agreement”), by and among the Debtors and certain holders of WMB Senior Notes that are signatories thereto (collectively, the “Settlement WMB Senior Note Holders”), holders of WMB Senior Notes Claims are divided into two groups:  (1) holders of “WMB Senior Notes Claims” and (ii) “Non-Filing WMB Senior Note Holders.”

“WMB Senior Notes Claims,” classified in Class 17A, are Unsecured Claims arising from or relating to WMB Senior Notes with respect to which a proof of claim was filed against the Debtors on or before the Bar Date.  Each Entity that held a WMB Senior Notes Claim as of the Bar Date was entitled to vote to accept or reject the Sixth Amended Plan and such Entity’s Claim was deemed allowed, for voting purposes only, in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010.  The Debtors did not provide new Ballots to holders of WMB Senior Notes Claims in Class 17A with respect to the solicitation of the Modified Sixth Amended Plan because the modifications incorporated therein did not affect such holders in any way.  Similarly, because the modifications included in the

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53 The Debtors believe that certain of the proofs of claim identified on Exhibit “B” to the Global Settlement Agreement may be duplicative.  The Debtors have not included those Claims that appear to be duplicative in their estimate of the total amount of WMB Notes Claims.

Seventh Amended Plan do not affect such holders, they will not be entitled to vote on the Seventh Amended Plan.  Holders of WMB Senior Notes Claims in Class 17A thus remain bound by their votes on the Sixth Amended Plan and, consequently, Class 17A will be deemed to have voted in favor of the Seventh Amended Plan.  (See Declaration of Robert Q. Klamser with Respect to Tabulation of Votes on and Elections Pursuant to Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, at 10 [D.I. 6090].)

Holders of WMB Senior Notes Claims were also entitled to elect, on their Ballots, whether to grant the releases provided in the Non-Debtor Release Provision, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative Claims arising from or related to such holder’s WMB Senior Notes, as well as any Misrepresentation Claims or other similar Claims for damages arising from the purchase or sale of such holders’ WMB Senior Notes (including, without limitation, any Claim on account of WMB Senior Notes or WMB Subordinated Notes that such holder may have that is determined pursuant to a Final Order to be subordinated in accordance with section 510(b) of the Bankruptcy Code).  To the extent that a holder of a  WMB Senior Notes Claim made such an election, such holder’s WMB Senior Notes Claim will be deemed allowed against the Debtors as an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010,54 and such holder shall receive its Pro Rata Share55 of BB Liquidating Trust Interests, which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million).  Except with respect to the option of submitting Verification Forms (as discussed below), the Debtors did not resolicit release elections from holders of WMB Senior Notes Claims in connection with the solicitation of the Modified Sixth Amended Plan and do not intend to do so with respect to the Seventh Amended Plan.  Accordingly, holders of WMB Senior Notes Claims remain bound by their prior release elections and need not resubmit any such election in order to participate in the distribution of BB Liquidating Trust Interests pursuant to the Seventh Amended Plan.

“Non-Filing WMB Senior Note Holder” is defined in the Seventh Amended Plan as a holder of a WMB Senior Note who did not file a proof of claim against the Debtors as of the Bar Date.  Non-Filing WMB Senior Note Holders were not entitled to vote on the Sixth Amended Plan or the Modified Sixth Amended Plan (and similarly will not be entitled to vote on the Seventh Amended Plan) but, in connection with the Debtors’ solicitation of the Sixth Amended Plan, each such holder received a Non-Filing WMB Senior Note Holders Election Form on which to indicate whether such holder elected to grant the releases set forth in the Non-Debtor Release Provision.  To the extent that any such holder made such an election, it is deemed to be an “Accepting Non-Filing WMB Senior Note Holder” and is entitled to receive its Pro Rata Share of BB Liquidating Trust Interests, as described above, based upon the

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54 Notwithstanding the foregoing, the amount that is deemed allowed against the Debtors as an Allowed WMB Senior Notes Claim will be only for purposes of voting and calculating each holder’s “Pro Rata Share” of BB Liquidating Trust Interests, and will not in any way increase the amount to be distributed to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders in excess of Three Hundred Thirty-Five Million Dollars ($335 million).

55 The Seventh Amended Plan provides that, with respect to the distribution of BB Liquidating Trust Interests to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, “Pro Rata Share” means the proportion that an Allowed WMB Senior Notes Claim or the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by an Accepting Non-Filing WMB Senior Note Holder bears to the aggregate of (i) all Allowed WMB Senior Notes Claims and (ii) the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by Accepting Non-Filing WMB Senior Note Holders.

aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010.  Except with respect to the option of submitting Verification Forms (as discussed below), the Debtors did not resolicit release elections from Non-Filing WMB Senior Note Holders in connection with the solicitation of the Modified Sixth Amended Plan and do not intend to do so with respect to the Seventh Amended Plan.  Accordingly, Non-Filing WMB Senior Note Holders remain bound by their prior release elections and need not resubmit any such election in order to participate in the distribution of BB Liquidating Trust Interests pursuant to the Seventh Amended Plan.

Holders of WMB Senior Notes Claims and Non-Filing WMB Senior Notes Holders that failed for any reason to elect to grant the releases provided in the Non-Debtor Release Provision on or prior to November 18, 2010, including, without limitation, any holder of WMB Senior Notes that elected to not grant such releases, were provided with an opportunity to grant such releases (in order to participate in the distribution of the BB Liquidating Trust Interests) in connection with the Debtors’ solicitation of the Modified Sixth Amended Plan.  In order to do so, each such holder was required, through its Voting Nominee, to (a) submit to the Voting Agent, on or before May 13, 2011 (the voting and election deadline established in connection with the Modified Sixth Amended Plan), an executed Verification Form (as defined in the order approving the Prior Disclosure Statement) attesting to, among other things, the amount of WMB Senior Notes held by such holder as of October 25, 2010 and (b) to the extent such holder is a Non-Filing WMB Senior Note Holder, tender all these WMB Senior Notes into the appropriate election account established at The Depository Trust Company (“DTC”) or instruct Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) to “block” such notes or, to the extent that such holder transferred some or all of such notes after October 25, 2010, requests that the ultimate transferee(s) of such notes tender or block such transferred notes with DTC, Euroclear, or Clearstream, as applicable, on the transferor’s behalf.  Any holder who complied with these requirements will remain bound by such election and need not resubmit any such election in order to participate in the distribution of BB Liquidating Trust Interests pursuant to the Seventh Amended Plan.

Pursuant to the Seventh Amended Plan and the Disclosure Statement Order, the Debtors will not accept any additional release elections from holders of WMB Senior Notes.  The Claim of any holder of a WMB Senior Notes Claim that elected not to grant the releases will not be deemed allowed, and the Debtors, the Liquidating Trustee, and all parties in interest will reserve and maintain all their respective rights to dispute such WMB Senior Notes Claim on any ground.  In addition, Non-Filing WMB Senior Notes Holders that did not elect to grant the releases set forth in the Non-Debtor Release Provision are not entitled to any distribution pursuant to the Seventh Amended Plan.

The Seventh Amended Plan further provides that the first Ten Million Dollars ($10 million) of any distribution on account of the BB Liquidating Trust Interests will be used to pay the legal fees and expenses of the Settlement WMB Senior Note Holders incurred in connection with the Chapter 11 Cases.

For the avoidance of doubt, all the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing Senior Note Holders will be paid either to counsel to or to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and none of the foregoing amounts will revert either to the Debtors or the Reorganized Debtors, or be payable to Creditors in any other Class under the Seventh Amended Plan.  In addition, the Debtors intend to record book entries on account of the BB Liquidating Trust Interests (rather than actually issuing certificates) and anticipate that funds on account of the BB Liquidating Trust Interests will be available for distribution as soon as the relevant parties have consensually released the funds pursuant to Section 2.4 of the Global Settlement Agreement, projected to be shortly after the Effective Date; provided, however, that, to the extent any of the WMB Senior Notes Claims are Disputed Claims as of the Effective Date, the Debtors will reserve BB Liquidating Trust Interests and related funds on account of such Disputed Claims, and funds in such reserve will be released upon final resolution of all such Disputed Claims (the “Final Distribution”).

Pursuant to the September Opinion, the Bankruptcy Court reiterated its approval of the treatment of WMB Senior Notes Holders pursuant to the Seventh Amended Plan on the basis that such treatment “will avoid contentious and expensive securities litigation which could result in a significantly larger judgment against the Debtors.”  (September Opinion at 101-02.)

(ii)	WMB Subordinated Notes Claims in Class 17B Are Not Entitled To Any Distribution Pursuant to the Seventh Amended Plan

Because they are derivative in nature of the claims and causes of action asserted by the FDIC Receiver, FDIC Corporate and the Receivership in the FDIC Claim and the D.C. Action and the Claims and causes of action that have been or may be asserted by the FDIC Receiver, FDIC Corporate and the Receivership against the Debtors and their estates, and in consideration for the distribution to be made to the FDIC Receiver pursuant to the Global Settlement Agreement, on the effective date, all WMB Subordinated Notes Claims (Class 17B), to the extent that they are not Section 510(b) Subordinated WMB Notes Claims, will be deemed disallowed, and holders thereof will not receive any distribution from the Debtors.

(iii)	Subordination of the WMB Subordinated Notes Misrepresentation Claims (the “Section 510(b) Subordinated WMB Notes Claims”)

As stated, certain holders of WMB Subordinated Notes Claims have asserted that they hold claims against WMI arising under the federal securities laws (defined above as the “Misrepresentation Claims”).  On October 17, 2010, the Debtors filed the Fifty-Fifth Omnibus (Substantive) Objection to Claims [D.I. 5616] and the Fifty-Sixth Omnibus (Substantive) Objection to Claims [D.I. 5618] (together, the “Omnibus Objections”).   In the Omnibus Objections, the Debtors objected to all Claims asserted by holders of WMB Subordinated Notes, including the Misrepresentation Claims, on the basis that (i) such Claims are not liabilities of WMI, as they arise from notes issued not by WMI but by WMI’s subsidiary, WMB, (ii) such Claims fail to state a claim upon which relief can be granted, (iii) such Claims are derivative of the claims and causes of action that have been or may be asserted by the FDIC Receiver, FDIC Corporate and the Receivership against the Debtors and their estates, and (iv) even if such Claims did not fail as a matter of law, they should be subordinated pursuant to section 510(b) of the Bankruptcy Code.

At a hearing on the Omnibus Objections, held on January 6, 2011, the Bankruptcy Court ruled from the bench, and subsequently memorialized in the January Opinion (see January Opinion at 103-05), that the Misrepresentation Claims held by holders of WMB Subordinated Notes should be subordinated pursuant to section 510(b) of the Bankruptcy Code.  The Misrepresentation Claims will be treated pursuant to the Seventh Amended Plan as Section 510(b) Subordinated WMB Notes Claims in Class 18 (Subordinated Claims).  As such, pursuant to the Seventh Amended Plan, in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims (in each case, other than Subordinated Claims) are paid in full, each holder of a Misrepresentation Claim, only to the extent that it is determined to be an Allowed Subordinated Claim, is entitled to receive their Pro Rata Share of Liquidating Trust Interests in an aggregate amount equal to each holder’s Allowed Subordinated Claim and Postpetition Interest Claim.

(iv)	The Debtors Preserved the Right to Object that the WMB Subordinated Notes Claims Should Be Disallowed Altogether

The Bankruptcy Court’s January 6, 2011 ruling on the Omnibus Objections was without prejudice to the Debtors’ ability to pursue additional grounds for objection with respect to the WMB Subordinated Notes Claims (including the Misrepresentation Claims), namely, that the WMB Subordinated Notes Claims should be disallowed in their entirety for the independent reasons that such Claims fail to state a claim upon which relief can be granted, are not liabilities of WMI, and are derivative of the Claims and causes of action that have been or may be asserted by the FDIC Receiver, FDIC Corporate and the Receivership against the Debtors and their estates.

h.	Estimation Motion and Estimated Total Amount of Allowed and Disputed General Unsecured Claims

The Seventh Amended Plan provides that, from and after the Effective Date, and until such time as each Disputed Claim has been compromised and settled, estimated by the Bankruptcy Court in an amount constituting the allowed amount, or allowed or disallowed by Final Order of the Bankruptcy Court, the Liquidating Trustee will retain, for the benefit of each holder of a Disputed Claim, Creditor Cash, Liquidating Trust Interests and, to the extent such holder is eligible to receive Runoff Notes and does not elect to opt out of distributions thereof, Runoff Notes, as well as any dividends, gains or income attributable thereto, in an amount equal to the Pro Rata Share of distributions that would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of claim relating to such Disputed Claim, (ii) the amount that the Bankruptcy Court estimates, pursuant to section 502 of the Bankruptcy Code, to be the maximum amount in which such Disputed Claim may ultimately become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee (any assets retained by the Liquidating Trustee allocable to, or retained on account of, Disputed Claims, the “Liquidating Trust Claims Reserve”).

On November 17, 2010, the Debtors filed a motion requesting that the Bankruptcy Court estimate the maximum amount of certain Disputed Claims56 for purposes of establishing the amount of the Liquidating Trust Claims Reserve [D.I. 5971] (the “Estimation Motion”).  As of the date hereof, the majority of all Disputed Claims subject to the Estimation Motion have either been estimated by the Bankruptcy Court or the Debtors have agreed with the respective claimants as to an appropriate reserve and have withdrawn the Estimation Motion with respect to such Claims.  An order was entered with respect to the majority of Disputed Claims subject to the Estimation Motion on December 20, 2010 [D.I. 6377].

With respect to the Disputed Claims asserted by holders of Dime Warrants (the “Dime Warrant Claims”), the Debtors sought to estimate the Dime Warrant Claims at a maximum amount of

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56 The Debtors believed, as of the date of the Estimation Motion, that approximately 400 unliquidated Claims remained pending against their estates that had not been disallowed or withdrawn as a result of omnibus objections and that were not, at that time, the subject of pending omnibus objections.  The Estimation Motion sought to estimate approximately 158 of the 400 pending unliquidated Claims.  As stated in the Estimation Motion, the Debtors believe that all remaining unliquidated Claims (i.e., those pending unliquidated Claims that are neither the subject of the Estimation Motion nor an omnibus objection to Claims) will be resolved pursuant to the Global Settlement Agreement.

$250 million.57  On December 6, 2010, Broadbill, Nantahala and Blackwell, on behalf of themselves and all other Dime Warrant holders, filed an objection to the Estimation Motion, and argued therein that the Bankruptcy Court should estimate the Dime Warrant Claims at a maximum amount of not less than $337 million [D.I. 6423].

On January 6, 2011, a hearing was held on the Estimation Motion with respect to the Dime Warrant Claims.  At the conclusion of the hearing, the Bankruptcy Court stated, on the record, that it estimated the Dime Warrant Claims at a maximum amount of $337 million.  In the Dime Warrant Opinion, however, the Bankruptcy Court stated that it determined that the amount of the reserve for the Dime Warrant Claims must be set at $334 million [Dime Warrant Litigation, D.I. 145].  In the January Opinion issued on the same day, however, the Bankruptcy Court stated that it estimated the Dime Warrant Claims at $347 million.  (January Opinion at 50.)

On January 13, 2011, the Debtors filed a certification of counsel stating that the Debtors believed that the differing amounts of the reserve for Dime Warrant Claims in the January Opinion, the Dime Warrant Opinion, and the Bankruptcy Court’s statements on the record at the Estimation Motion hearing were inadvertent errors and that the Bankruptcy Court had always intended for the reserve for Dime Warrant Claims to be set at $337 million, the amount requested by the Dime Warrant holders [D.I. 6546].  On January 14, 2011, the Bankruptcy Court entered an order regarding the Estimation Motion solely with respect to the Dime Warrant Claims, setting the reserve for such Claims at $347 million [D.I. 6560] (the “Dime Estimation Order”).  On January 21, 2011, the Debtors filed a motion to reconsider the Dime Estimation Order in which the Debtors requested that the Bankruptcy Court estimate the Dime Warrant Claims at a maximum amount of $337 million [D.I. 6602].  The Bankruptcy Court granted such motion by order, dated February 8, 2011 [D.I. 6701].  Accordingly the Liquidating Trustee will reserve $337 million for the Dime Warrants Claims pursuant to the terms of the Seventh Amended Plan until such Claims are allowed or disallowed by Final Order of the Bankruptcy Court.  As stated, the Liquidating Trustee, as escrow agent for the Disputed Equity Escrow, will also reserve Reorganized Common Stock, together with any dividends, gains or income attributable thereto, to distribute to holders of Dime Warrants, if such holders are determined, pursuant to a Final Order, to hold (i) Equity Interests or (ii) Allowed Claims subordinated to the level of Common Equity Interests pursuant to section 510(b) of the Bankruptcy Code or otherwise.

The Estimation Motion remains pending with respect to the following Claims: (i) certain Claims for indemnification filed against the Debtors’ estates by current or former directors or officers, which the Debtors believe will be estimated in an amount to be agreed upon by the Debtors and such claimants, with the balance of such Claims to be subordinated pursuant to section 510(b) of the Bankruptcy Code, and (ii) a Claim filed by Union Bank, National Association (“Union Bank”) pertaining to the Dime Rabbi Trusts, with respect to which the Debtors are currently negotiating a stipulation with Union Bank and JPMC (such that the Claim will be withdrawn by Union Bank and the Debtors will not need to reserve for such Claim, assuming the Seventh Amended Plan is confirmed by the Bankruptcy Court).

The current estimate of the total Allowed General Unsecured Claims and disputed General Unsecured Claims is approximately $850.0 million.

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57 In the disclosure statement for the Sixth Amended Plan, the Debtors indicated that the maximum amount of the Dime Warrant Claims, if allowed, would be in the amount of approximately $184 million.  Upon inclusion of certain possible tax-related amounts, the maximum amount was increased.

i.	Tax Claims

Currently, there are unresolved Tax Claims totaling approximately $320 million asserted against WMI’s estate, of which approximately $233 million are asserted as secured Claims and approximately $84 million are asserted as Priority Tax Claims.  Two proofs of Claims—filed by the Franchise Tax Board of the State of California (“California”), and the Oregon Department of Revenue (“Oregon”)—account for approximately 96.7% of the remaining asserted Secured and Priority Tax Claims.

On October 24, 2008, the Internal Revenue Service (“IRS”) filed a proof of claim with the Bankruptcy Court in the amount of $2,326,616,412, for asserted tax liabilities owing by the Tax Group, which Claim was amended and increased on January 7, 2009 to the amount of $10,287,968,018.  On January 22, 2009, WMI filed an objection to the IRS’s proof of claim [D.I. 584].  WMI worked diligently to bring closure to the tax years for which Claims were asserted, with the objective of eliminating most of the claimed liability—particularly in view of the substantial NOLs incurred by the Tax Group in 2008, which were subsequently carried back five tax years.  As a result of these efforts, the IRS ultimately withdrew its proof of claim.

More specifically, by motion, dated August 13, 2010 [D.I. No. 5286], the Debtors requested and obtained Bankruptcy Court approval of certain settlement agreements with the IRS, pursuant to which substantially all outstanding issues with the IRS regarding the consolidated tax liability of the Tax Group for the 2001 through 2008 tax years were resolved.  The Debtors settled certain disputed issues relating to the IRS’s audit of tax years 2001 through 2003, which resulted in a net tax refund for the Tax Group.  Second, the Debtors settled disputed issues relating to the IRS’s audit of tax years 2004 through 2008 and for WMI’s refunds Claims for tax years 2003 through 2008 based on its election to carry back the 2008 consolidated NOL to offset substantially all of its consolidated taxable income for the tax years 2004 through 2007, and 50% of its consolidated taxable income for 2003 pursuant to the five-year carryback provisions of section 13 of the Worker, Homeownership, and Business Assistance Act of 2009.  Pursuant to these settlements of the 2001 through 2008 tax years, the Tax Group received a net tax refund, after taking into account all adjustments under the terms of the settlements, of approximately $5.173 billion (including interest) for the 2001-08 tax years (which has been placed in escrow, as discussed below).  Finally, the Debtors also settled certain issues relating to the IRS’s audit of the 1997 consolidated tax return of an affiliated tax group for which WMI’s predecessor in interest, H.F. Ahmanson & Company, was the former common parent, resulting in a small refund.  The Bankruptcy Court approved the above settlements on September 7, 2010; and, on September 27, 2010, the U.S. Congress Joint Committee on Taxation (the “Joint Committee”) notified WMI that the Joint Committee had taken no exception to the portion of the settlements that it had not previously reviewed.  Thus, on October 12, 2010, the IRS withdrew its proof of claim against the Debtors’ estates.

On March 26, 2009, California filed a proof of claim against WMI in its chapter 11 cases in the aggregate amount of $2,479,959,945, of which $138,980,870 was asserted as a secured Claim, $1,689,148,149 was asserted as a priority Claim, and $651,830,926 was asserted as a general unsecured Claim.  This Claim predominantly reflects the assumed California franchise tax liability that would result if the amounts claimed under the then pending IRS proof of claim were determined to be owing.  The Debtors have had discussions with the California Franchise Tax Board (“FTB”) regarding California’s proof of claim in light of the amendment of the IRS proof of claim described above.  On May 26, 2010, the FTB filed an amended proof of claim in the aggregate amount of $267,378,281 to reflect the reduction of the IRS Claim, $53,563,334 of which is asserted as a priority Claim.  On September 2, 2010, the FTB amended its Claim again to be in an aggregate amount of $280,519,148, of which $47,819,628 is an asserted priority Claim and $232,699,520 is an asserted secured Claim.  The Debtors anticipate that the final amounts determined to be owed to California will be paid from tax refunds that California will owe to the Tax Group included in the amounts discussed below.

On May 11, 2009, Oregon filed a proof of claim with the Bankruptcy Court for corporate franchise tax liabilities in the amount of $29,381,732, of which $11,110,285 is asserted as a priority Claim and $18,271,438 is asserted as a general unsecured Claim.  On April 12, 2010, the Debtors filed an objection to Oregon’s Claim on the grounds that, inter alia, (i) the underlying tax assessments represented by the proof of claim are completely without merit, (ii) that, notwithstanding (i), above, any liability represented by the proof of claim relate to WMB and not WMI and (iii) since neither WMI nor any of its remaining subsidiaries have any taxable presence in Oregon, WMB’s liability cannot be ascribed to WMI [D.I. 3196].  On April 29, 2010, Oregon filed a response to the Debtors’ objection [D.I. 3599].  Oregon subsequently amended its proof of claim, asserting a priority Claim in the amount of $27,298,904 and a general unsecured Claim in the amount of $2,082,819 [D.I. 3599].  The total amount of Oregon’s Claim, however, is unchanged.  On June 24, 2010, the Debtors filed their forty-fifth omnibus objection to certain claims, including Oregon’s original claim, on the basis that it had been superseded by Oregon’s amended claim [D.I. 4803].  On August 9, 2010, the Court entered an order granting the objection [D.I. 5245].  The Debtors and Oregon agreed to resolve both the amended claim and a related dispute as to the tax assessment on which the amended claim is based before the Bankruptcy Court.  Accordingly, based on such agreement, on November 29, 2011, the Debtors filed an objection to the amended claim and the related tax assessment [D.I. 9113].  At this time, the Bankruptcy Court has not ruled on such objection.

The remaining proofs of Claim asserted by all other state and local tax authorities total approximately $10 million, and are being reviewed and contested, as appropriate.

6.	Certain Other Litigations and Claims

Prior to the Petition Date, WMI and its subsidiaries and affiliates were named in various lawsuits.  Due to the automatic stay, imposed by section 362 of the Bankruptcy Code, prepetition litigation has been stayed, unless otherwise ordered by the Bankruptcy Court.  This section is intended to disclose certain pending litigation or Claims-related litigation involving (i) the Debtors as parties and (ii) their assets, structures, or non-Debtor affiliates, which litigation may impact the value of the Debtors’ estates.

The factual case descriptions below, which are based solely on the Debtors’ view of the proceedings and subject to further review, elaboration, and modification, are included for information purposes only, and others familiar with these proceedings may dispute all or part of these descriptions or assessments.  As with all litigation, there is inherent risk and unpredictability, which makes it impossible to predict with any degree of accuracy the overall impact of the litigation referenced below on the value of the Debtors’ estates.  Many of the cases referenced herein have not pleaded a specified amount of damages.  Thus, it is difficult to predict the likelihood of liability or recovery.  Where appropriate, the Debtors are pursuing settlement strategies to reduce risk and litigation costs to their estates, and to the extent that any such settlements have been reached, they are noted below.

a.	Goodwill Litigation

On August 9, 1989, FIRREA was enacted.  Among other things, FIRREA raised the minimum capital requirements for savings institutions and required a phase-out of the amount of supervisory goodwill that could be included in satisfying certain regulatory capital requirements.  FIRREA represented an abrupt change in federal policy.  The exclusion of supervisory goodwill from the regulatory capital of many savings institutions led them to take actions to replace the lost capital either by issuing new qualifying debt or equity securities or to reduce assets.  A number of these institutions and their investors subsequently sued the United States Government seeking damages based on breach of contract and other theories (collectively, the “Goodwill Lawsuits”).  To date, trials have been concluded and opinions have been issued in a number of Goodwill Lawsuits in the United States Court of Federal Claims.

(i)	American Savings Bank, F.A.

In December 1992, American Savings Bank, F.A. (“ASB”), Keystone Holdings, Inc. (“Keystone”), and certain related parties (the “American Savings Plaintiffs”) filed suit against the United States Government, alleging, among other things, breach of contract as a result of the passage of FIRREA and its implementing regulations as related to their acquisition of ASB.  Keystone and its subsidiaries were thereafter acquired by WMI.  Accordingly, WMI or its subsidiaries succeeded to all the rights of ASB, Keystone, and the related parties in such litigation and will, as a result, receive any recovery from the litigation.

After many years of litigation, on December 18, 2006, the United States Court of Federal Claims (the “Federal Claims Court”) entered a partial judgment against the United States in the approximate amount of $55 million.  (See American Savings Bank, F.A. v. United States, No. 92-872C, currently pending in the United States Court of Federal Claims (the “American Savings Litigation”).)  The judgment was appealed but ultimately affirmed by the United States Court of Appeals for the Federal Circuit on March 6, 2008.  On September 12, 2008, over the Government’s objection, the Federal Claims Court entered the judgment as a partial final judgment in accordance with the Federal Circuit’s affirming order.  The Federal Claims Court then ordered that the judgment be paid to WMI.

On April 1, 2011, the Federal Claims Court entered a judgment against the United States in the approximate amount of $83 million for the breach of a certain Warrant Forbearance related to the American Savings Litigation (together with the $55 million judgment, the “American Savings Judgment”).  The United States then filed a motion with the Federal Claims Court to reconsider such judgment, which was subsequently denied.  Thereafter, the United States appealed the judgment, and the plaintiffs cross-appealed.  Such appeals remain pending.

In the JPMC Adversary Proceeding, filed on March 24, 2009, JPMC asserted, among other things, that WMB and, consequently, JPMC, which purchased certain assets of WMB, is the rightful beneficiary of the American Savings Judgment rather than WMI.  WMI disputes JPMC’s ownership interest in the American Savings Judgment.

On January 6, 2009, the United States filed a motion for an order lifting the automatic stay to allow the Government to setoff the American Savings Judgment against amounts allegedly owed by WMI to the Internal Revenue Service (the “Setoff Motion”).  The Debtors opposed the Setoff Motion and on February 16, 2009, the Bankruptcy Court ordered the American Savings Judgment be paid into the Bankruptcy Court’s registry (the “Registry Funds”), until the proper recipient could be determined.  On August 9, 2010, the United States filed a notice of withdrawal, with prejudice, of any and all rights and interests it has (including setoff rights) with respect to the Registry Funds.

Pursuant to the Global Settlement Agreement, JPMC, the FDIC Receiver, and FDIC Corporate have agreed to waive and release any and all rights and Claims associated with the American Savings Litigation, including, without limitation, any rights and Claims to (A) the Registry Funds, and (B) any funds held in escrow pursuant to that certain Escrow Agreement, dated December 20, 1996, by and among WMI, Keystone Holdings Partners, L.P., Escrow Partners, L.P. and BNY Mellon.

(ii)	Anchor Savings Bank FSB

In January 1995, Anchor Savings Bank FSB (“Anchor”), filed suit against the United States Government for breach of contract arising out of FIRREA and for unspecified damages involving supervisory goodwill related to its acquisition of several troubled savings institutions from 1982-1985 (the “Anchor Litigation”).  The Dime Savings Bank of New York, FSB (“Dime Bank”) acquired Anchor shortly after the case was commenced and Dime Bank assumed the rights under the litigation against the Government.  Dime Bancorp, Inc. (“Dime Inc.”), the parent company to Dime Bank, distributed a Litigation Tracking Warrant™ (a “Dime Warrant”) for each share of its common stock outstanding on December 22, 2000 to each of its shareholders on that date based on the value of the recovery in the Anchor Litigation.  In January 2002, Dime Bank and Dime Inc. merged into WMB and WMI, respectively.  As a result of these mergers, the Dime Warrants are now, when exercisable, exchangeable for shares of WMI’s common stock.  Prior to the Petition Date, the Dime Warrants traded on the Nasdaq National Market under the symbol “DIMEZ.”  On October 30, 2008, WMI received a notice from Nasdaq delisting the Dime Warrants and the Dime Warrants ceased trading on November 6, 2008.  WMI filed a Form 25-NSE with the SEC on November 14, 2008 which removed the Dime Warrants from listing and registration on the Nasdaq.

In a series of decisions issued in 2002, the Federal Claims Court concluded that FIRREA breached the Government’s supervisory goodwill contracts with Anchor.  Thereafter, in a decision dated March 14, 2008, the Federal Claims Court held that Anchor was entitled to recover lost profits and other damages in the amount of approximately $382 million, plus an undetermined amount for a gross-up of tax liabilities.  On July 16, 2008, the court reduced the judgment to approximately $356 million.  On March 10, 2010, the Federal Circuit Court of Appeals affirmed the judgment of approximately $356 million, and also remanded the case to the Court of Federal Claims for further determination of whether that court had made a calculation error and should increase the damage award by as much as an additional $63 million.  Oral argument on this issue was held on September 14, 2011, and the matter is currently sub judice.

Similar to the American Savings Judgment, in the JPMC Adversary Proceeding, JPMC has asserted that it, rather than WMI, is entitled to the damage award relating to Anchor.

Pursuant to the Global Settlement Agreement and sections 363 and 365 of the Bankruptcy Code, WMI will be deemed to have sold, transferred and assigned to JPMC, or otherwise waived or relinquished, any and all right, title and interest it may have in the Anchor Litigation, free and clear of any liens, Claims, interests and encumbrances, including, without limitation, any liens, Claims, interests and encumbrances of holders of the Dime Warrants, and the FDIC Receiver and FDIC Corporate will be deemed to have waived and released any and all rights and Claims associated with the Claims, causes of action, damages, liabilities and recoveries associated with the Anchor Litigation.

b.	Buus Litigation

In Buus, et. al. v. WaMu Pension Plan, et al., No. 07-903 (W.D. Wash.) (the “Buus Litigation”), plaintiffs, representing a class of current and former WaMu Pension Plan (as defined below) participants, claimed that the WaMu Pension Plan’s cash balance formula for calculating pension benefits violates the Employee Retirement Income Security Act of 1974, as Amended, 29 U.S.C. § 1001, et seq. (“ERISA”) and that the WaMu Pension Plan failed to comply with ERISA’s notice and disclosure provisions.  The WaMu Pension Plan and the Plan Administration Committee were named defendants in the Buus Litigation.  On December 18, 2007, the Washington District Court granted in part and denied in part the named defendants’ motion to dismiss plaintiffs’ amended complaint.  Specifically, the Washington District Court held that the WaMu Pension Plan is not discriminatory because it does not reduce the rate of benefit accrual on the basis of age.  The Washington District Court dismissed all claims except for the claim that the WaMu Pension Plan failed to provide notice of reduction in rate of benefit accrual in violation of ERISA § 204(h).  The defendants filed their answer and affirmative defenses to the Amended Class Action Complaint on April 30, 2008.

On October 2, 2008, shortly after the commencement of these Chapter 11 Cases, the Washington District Court entered an order staying the litigation for thirty days and directing the parties to submit a joint status report at the end of such period.  Subsequently, plaintiffs and defendants in the Buus Litigation filed numerous status reports with the Washington District Court, informing that court of, inter alia, the status of the Chapter 11 Cases and the corresponding litigation between the Debtors, the FDIC, and JPMC relating to, among other issues, the disposition of the WaMu Pension Plan and the ownership of the Debtors’ other significant assets.  As set forth above, in the JPMC Adversary Proceeding, JPMC contends that it should be entitled to assume and continue the WaMu Pension Plan but without taking responsibility for the Buus Litigation.

Named plaintiffs in the Buus Litigation, individually and on behalf of the certified class, timely filed proofs of Claim against WMI in these Chapter 11 Cases in connection with the Buus Litigation (the “Buus Claims”).

On September 1, 2009, the Buus plaintiffs filed a motion for relief from the automatic stay to continue prosecuting the Buus Litigation, which motion was timely opposed by the Debtors.  WMI contended that the prosecution of the Buus Litigation should be postponed until the dispute regarding the sponsorship of the WaMu Pension Plan with JPMC is resolved so that the proper party in interest could take responsibility for defending claims asserted in the Buus Litigation.

On June 29, 2010, the Debtors, the Plan Administrative Committee, the WaMu Pension Plan, and the named plaintiffs in the Buus Litigation entered into that certain Buus Class Action Settlement Agreement, which agreement has been consummated.  Pursuant to the settlement, the liabilities of the WaMu Pension Plan to those participants of the WaMu Pension Plan who are members of the settlement classes will be increased by the amount of $20 million, less, among other things, certain fees and expenses associated with implementation of the settlement and fees and expenses of lead plaintiffs’ counsel.  On July 27, 2010, the Washington District Court entered an order preliminarily approving the Buus Class Action Settlement Agreement.  On August 3, 2010, the Debtors filed a motion seeking approval of the Buus Class Action Settlement Agreement by the Bankruptcy Court and disallowance of the Buus Claims and other proofs of Claim filed in these Chapter 11 Cases relating to the Buus Litigation.  By order, dated October 20, 2010, the Bankruptcy Court approved the Buus Class Action Settlement Agreement and disallowed the Buus Claims and other Claims filed against the Debtors in the Chapter 11 Cases asserting rights to recovery on the same or similar bases as asserted in the Buus Litigation.  On October 22, 2010, the plaintiffs filed a motion seeking final approval of the settlement by the Washington District Court.  On October 29, 2010, the Washington District Court held a hearing to consider final approval of the Buus Class Action Settlement Agreement and, on the same day, entered an order approving the settlement and dismissing, with prejudice, all counts asserted in the Buus Litigation.

Pursuant to the Global Settlement Agreement, JPMC agreed that it would support and take such action as was reasonably requested by the Debtors to consummate any settlement of the Buus Litigation provided that such settlement did not impact the assets and liabilities associated with the WaMu Pension Plan in an amount greater than $20 million and JPMC would not be entitled to seek recovery under the applicable insurance policies with respect to Claims arising from or relating to the Buus Litigation.  As more fully described in the Global Settlement Agreement, JPMC and the Debtors have agreed that WMI will transfer sponsorship of any interests it may have in the WaMu Pension Plan to JPMC, and JPMC will assume sponsorship of the WaMu Pension Plan.

c.	Youkelsone Litigation

On January 21, 2009, Nadia Youkelsone, pro se, commenced an adversary proceeding against WMI.  Ms. Youkelsone’s complaint asserts various causes of action, including, but not limited to, abuse of process, breach of contract and implied warranties, unjust enrichment, consequential damages, bad faith and misrepresentation, fraud and deceit related to her residential mortgage with WMB.  The Debtors filed a motion to dismiss Ms. Youkelsone’s complaint on the ground that, among other things, Ms. Youkelsone sued the wrong party because WMB and not WMI was the owner and/or servicer of her mortgage, which motion was granted by the Bankruptcy Court.  Ms. Youkelsone subsequently filed an amended complaint, which the Debtors again moved to dismiss.  On August 13, 2010, the Bankruptcy Court granted the Debtors’ motion to dismiss the amended complaint.  Ms. Youkelsone filed an appeal of this decision.  The appeal has been fully briefed and the parties await a ruling from the Delaware District Court.

d.	ERISA, Securities, and Related Litigation

(i)	The Multi-District Litigation

On November 28, 2007, WMI moved before the Federal Judicial Panel on Multi-District Litigation for an order to consolidate multiple ERISA, securities, and derivative actions (described below), and transfer the consolidated actions to the Washington District Court.  As a result of the November 28th motion, all the federally filed cases pending outside the Western District of Washington were transferred to the Washington District Court and assigned to Judge Marsha J. Pechman for coordinated or consolidated pretrial proceedings with the actions pending in the district.  On May 7, 2008, Judge Pechman entered an order consolidating the ERISA actions into a single case, In re Washington Mutual, Inc. ERISA Litigation, No. C07-1874 MJP (the “Consolidated ERISA Litigation”), and the securities actions into a single case, In re Washington Mutual, Inc. Securities Litigation, No. C08-387 MJP (the “Consolidated Securities Litigation”).  Judge Pechman also consolidated the federally-filed derivative actions on May 21, 2008 into two tracks:  In re Washington Mutual, Inc. Derivative Litigation (Demand Made Actions), No. C08-566 MJP, and In re Washington Mutual, Inc. Derivative Litigation (Demand Futile Actions), No. C07-1826 MJP (collectively, the “Consolidated Federal Derivative Actions”).  Thus, the multi-district litigation, In re Washington Mutual, Inc., Sec., Deriv. & ERISA Litig., No. 2:08-md-1919 (MJP) (the “MDL”), aggregated the Consolidated ERISA Litigation, the Consolidated Securities Litigation, and the Consolidated Federal Derivative Actions.  A scheduling order issued on November 25, 2009 set the discovery and trial-related schedule for both the Consolidated ERISA Litigation and the Consolidated Securities Litigation.  On January 23, 2009, Judge Pechman dismissed the Consolidated Federal Derivative Actions, without prejudice, for lack of standing to bring suit.

(ii)	Consolidated ERISA Litigation

Beginning on November 20, 2007, several ERISA class actions (the “ERISA Actions”) were filed against WMI, certain of its officers and directors, and, in some cases, the Washington Mutual, Inc. Human Resources Committee (the “HRC”), the Plan Administration Committee (the “PAC”), and Plan Investment Committee (the “PIC”) of the WaMu Savings Plan, a tax-qualified plan under section 401(a) of the Internal Revenue Code.  Such ERISA Actions include Bushansky v. Washington Mutual, Inc., et al., No. C07-1874 (W.D. Wa. Filed Nov. 20, 2007), Ware v. Washington Mutual, Inc., et al., No. C07-1997 (W.D. Wash. Filed Dec. 13, 2007), and Marra v. Washington Mutual, Inc., et al., No. C07-2076 (W.D. Wash. Filed Dec. 27, 2007), along with many other ERISA-based litigations stemming from the same set of facts and allegations.  As detailed above, on May 7, 2008, all of those ERISA Actions were consolidated into a single case, the Consolidated ERISA Litigation, proceeding as part of the MDL.  In the Consolidated ERISA Litigation, plaintiffs filed a Consolidated Amended Complaint on August 5,

2008.  On February 19, 2009, after WMI filed for bankruptcy, plaintiffs filed a Second Amended Complaint removing WMI as a defendant due to the automatic stay, while proceeding against other defendants.

In the Second Amended Complaint, the plaintiffs asserted six ERISA-based claims for breaches of fiduciary duty with respect to alleged imprudent investment in WMI stock by the WaMu Savings Plan during the period from October 19, 2005 to September 26, 2008.  Prior to plaintiffs’ removal of WMI as defendant, all six claims were asserted against WMI.  The Second Amended Complaint alleged claims against defendants JPMC, former CEO Kerry Killinger, and members of the HRC, the PAC, and the PIC.  In connection with the claims asserted in the Consolidated ERISA Litigation, plaintiffs Bushansky, Ware, and Marra individually filed proofs of claim against WMI in these Chapter 11 Cases, in addition to a class claim (collectively, the “ERISA Claims”).

On October 5, 2009, Judge Pechman ruled on defendants’ motions to dismiss the Consolidated ERISA Litigation.  All claims were dismissed against Mr. Killinger and JPMC, and certain claims were dismissed as to the HRC, PIC, and PAC defendants.

Subsequent to Judge Pechman’s ruling on the motions to dismiss, plaintiffs moved the court to direct entry of final judgment under Fed. R. Civ. P. 54(c) with respect to the dismissal of JPMC so as to allow plaintiffs the opportunity to appeal the dismissal to the Ninth Circuit Court of Appeals.  The HRC, PIC, and PAC (the “Committee Defendants”) cross-moved for an interlocutory appeal to the Ninth Circuit regarding the denial of their motions to dismiss, but only in the event that plaintiffs’ Rule 54(c) motion is granted.  Also, the HRC defendants moved for reconsideration of that portion of the order denying their motions to dismiss.  On November 30, 2009, Judge Pechman denied the HRC defendants’ motion for reconsideration.  Furthermore, on January 11, 2010, Judge Pechman issued an order denying, without prejudice, plaintiffs’ motion for entry of final judgment against JPMC, allowing plaintiffs to bring a renewed motion after the district court rules on class certification.  The district court’s ruling rendered moot the Committee Defendants’ conditional cross-motion for interlocutory appeal.

Thereafter, on January 15, 2010, all remaining defendants filed answers to the Second Amended Complaint, and the parties subsequently commenced discovery.

On June 18, 2010, the plaintiffs in the Consolidated ERISA Litigation and certain current and former defendants, including WMI and JPMC, entered into an agreement to settle the Consolidated ERISA Litigation, which agreement has been consummated.  Pursuant to the settlement agreement, among other things, certain of WMI’s insurers agreed to make a one-time payment of $49 million to a settlement fund for distribution, net of certain expenses, to members of a class certified by the Washington District Court solely for settlement purposes.  The Washington District Court preliminarily approved the settlement on August 6, 2010.  On August 13, 2010, the Debtors filed a motion with the Bankruptcy Court seeking that court’s approval of the settlement and requesting that the ERISA Claims be expunged, in their entirety, upon consummation of the settlement.  By order, dated October 21, 2010 (as corrected, by order, dated October 22, 2010), the Bankruptcy Court approved the settlement and ordered, among other things, that the ERISA Claims and other claims filed against the Debtors in these Chapter 11 Cases asserting rights to recover on the same or similar bases as asserted in the Consolidated ERISA Litigation are expunged and disallowed in their entirety.  A hearing to consider final approval of the settlement by the Washington District Court was held on November 5, 2010, and the Washington District Court approved the settlement, by order, dated January 7, 2011.  Upon information and belief, the settlement of the ERISA Litigation has been consummated, and the settlement proceeds have been distributed to members of the settlement class.

(i)	Consolidated Securities Litigation

Beginning in November 2007, certain securities class actions were filed against WMI and certain other defendants,58  alleging violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder.  As discussed above, the Washington District Court consolidated these actions, along with any related pending or subsequently filed actions, into the Consolidated Securities Litigation, Lead Case No. C08-0387 MJP, proceeding as part of the MDL.  The Washington District Court appointed Ontario Teachers’ Pension Plan Board (“Ontario Teachers”) as lead plaintiff in the Consolidated Securities Litigation.  On May 13, 2008, Brockton Contributory Retirement System (“Brockton”) commenced an action alleging claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the “Securities Act”) against certain of WMI’s former officers and directors, underwriters and WMI’s former auditor, which action was subsequently consolidated into the Consolidated Securities Litigation.  As a result of the commencement of these Chapter 11 Cases, the Consolidated Securities Litigation has been stayed as to WMI, while proceeding against other defendants.

On June 15, 2009, lead plaintiff filed the Amended Consolidated Class Action Complaint (the “Amended Complaint”), which included Brockton, Pompano Beach Police and Firefighters’ Retirement System, Harlan Seymour, and Police and Fire Retirement System of the City of Detroit as additional named plaintiffs.  The Amended Complaint asserted claims under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, based upon alleged misstatements and omissions by WMI and certain of its former officers and directors, between October 19, 2005 and July 22, 2008, regarding, among other things, the financial condition of WMI and WMB.  The Amended Complaint also asserted claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 against WMI, numerous underwriters and WMI’s former auditor in relation to alleged untrue statements and omissions in the registration statement and offering documents for four public offerings WMI conducted during the class period.

On July 17, 2009, defendants (other than WMI, against which the action had been stayed) filed motions to dismiss the Amended Complaint.  By order, dated October 27, 2009, Judge Pechman sustained the Exchange Act claims against all the defendants against whom they were asserted and dismissed certain of the Sections 11 and 12(a)(2) claims for failure to establish standing, but sustained all other Securities Act claims.

In connection with the claims asserted in the Consolidated Securities Litigation, Ontario Teachers and Brockton filed individual proofs of claim in these Chapter 11 Cases, and Ontario Teachers filed an additional class claim (collectively, the “Securities Plaintiffs’ Claims”).  WMI objected to the Securities Plaintiffs’ Claims on the ground that, among other things, they are subject to mandatory subordination pursuant to section 510(b) of the Bankruptcy Code.  Subsequent to the filing of that objection, WMI and the plaintiffs agreed to a consensual resolution of that objection whereby the plaintiffs would stipulate to the subordination of their claims consistent with section 510(b) of the Bankruptcy Code.  The stipulation was approved by the Bankruptcy Court, by order, dated May 19, 2010.

On April 30, 2010, Ontario Teachers filed a motion for class certification, which was fully briefed and argued to the Washington District Court.  By order, dated October 12, 2010, the district

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58 These actions include Koesterer v. Washington Mutual, Inc., et al., No. C08-0387 MJP; Abrams and Roffe v. Washington Mutual, Inc., et al., No. C08-388 MJP; and Garber v. Washington Mutual, Inc., et al., No. C08-465 MJP.  A fourth putative securities class action complaint, Nelson v. Woods, et al., No. C 07-1809 MJP, was filed in the W.D. Washington District Court and was voluntarily dismissed, without prejudice, on March 3, 2008.

court granted in part and denied in part the motion for class certification.  Coordinated merits depositions commenced on October 4, 2010.

Subsequently, the lead plaintiff and the individual defendants engaged in extensive arm’s length negotiations that included mediation sessions in February and March 2011.  On June 30, 2011, the lead plaintiff, the individual defendants and WMI entered into an agreement to settle the Consolidated Securities Litigation and the Securities Plaintiffs’ Claims on terms that include the use of the proceeds of certain directors and officers insurance policies to fund payment of the $105 million settlement amount.59  The Washington District Court preliminarily approved the settlement, by order, dated July 21, 2011.  On August 4, 2011, the Debtors filed a motion with the Bankruptcy Court seeking approval of the settlement and requesting that the Securities Plaintiffs’ Claims be deemed withdrawn, with prejudice, in their entirety, upon the effective date of the settlement agreement.  The Bankruptcy Court approved the settlement by order, dated September 6, 2011.  A hearing to consider final approval of the settlement by the Washington District Court was held on November 4, 2011 and, on the same day, the Washington District Court entered an order finally approving the settlement.

(ii)	Tag Along Actions

Additional individual securities actions were removed from California state court and Oregon state court and consolidated into the MDL for purposes of discovery.  WMI is not a named defendant in these additional actions.  Only one such case, Angello v. Killinger, et. al, Case No. 37-2011-00087474-CU-PO-CTL (Cal. Super. Ct. S.D. Co.), transferred to Case No. 2:11-cv-1336 (W.D. Wash.), currently is active.  The action styled Sweet v. Killinger, No. C09-1718 MJP, was dismissed, with prejudice, subsequent to consolidation.  The actions styled Flaherty & Crumrine Preferred Income Fund v. Killinger et al., 09-1756 MJP (the “Flaherty Action”) and In re Washington Mutual, Inc. California Securities Litigation, Lead Case No. C09-664 MJP (the “California Securities Litigation”) each were dismissed by the Washington District Court, with prejudice, on May 11, 2011, subject to the execution of agreements to settle such actions.  On June 24, 2011 and July 11, 2011, the respective plaintiffs and defendants in each action, and WMI, entered into agreements to settle the California Securities Litigation and Flaherty Action, respectively, each on terms that include the use of certain directors and officers insurance policies to fund payment of the respective settlement amounts.  The Bankruptcy Court approved both settlements, by separate orders, each dated September 6, 2011.

e.	South Ferry Securities Litigation

Beginning on July 20, 2004, several securities class actions were filed against WMI and certain of its officers and directors on behalf of purchasers of certain WMI securities during the period from April 15, 2003 through June 28, 2004 (the “South Ferry Class Period”).  On November 15, 2004, Judge Coughenour of the Washington District Court consolidated the securities actions into a single case, South Ferry LP #2 v. Killinger, et al., Master File No. CV04-1599 JCC (the “South Ferry Securities Litigation”).  On November 30, 2004, Judge Coughenour appointed lead plaintiffs.  On March 1, 2005, the lead plaintiffs filed a consolidated complaint alleging violations of the federal securities laws.  The claims asserted in the South Ferry Securities Litigation are based on different factual allegations and involve a different class period than those asserted in the Consolidated Securities Litigation, and the cases are not related.

On November 17, 2005, Judge Coughenour denied defendants’ motion to dismiss with
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59 On the same day, lead plaintiff also entered into separate agreements with the underwriters and WMI’s former auditor to settle the Consolidated Securities Litigation respect to WMI and certain individual defendants and granted the motion to dismiss with respect to other individual defendants.  On February 3, 2006, the remaining defendants filed an answer to the complaint.  Subsequent to Judge Coughenour’s ruling on the motion to dismiss, the defendants additionally sought and were granted permission to seek an interlocutory appeal, which the United States Court of Appeals for the Ninth Circuit heard and, on September 9, 2008, decided, ultimately remanding the case to Judge Coughenour.  On October 1, 2009, Judge Coughenour denied the defendants’ post-remand motion to dismiss the action.

The South Ferry Securities Litigation has been stayed as to WMI due to WMI’s bankruptcy filing.  On March 30, 2009, plaintiffs South Ferry LP #2, Metzler Investment GmbH, and Walden Management Co. Pension Plan individually filed proofs of claim against WMI in the Chapter 11 Cases, in addition to a class claim (collectively, the “South Ferry Claims”).  WMI objected to the South Ferry Claims on the ground that, among other things, they are subject to mandatory subordination pursuant to section 510(b) of the Bankruptcy Code.  Subsequent to the filing of that objection, WMI and the plaintiffs agreed to a consensual resolution of that objection whereby the plaintiffs agreed to the subordination of their claims consistent with section 510(b) of the Bankruptcy Code.  The stipulation was approved by the Bankruptcy Court, by order, dated May 19, 2010.

On March 15, 2010, South Ferry LP #2 voluntarily withdrew as lead plaintiff for lack of standing.  On March 22, 2010, lead plaintiffs Metzler and Walden filed a motion seeking to certify a class consisting of all persons who purchased the common stock of WMI during the South Ferry Class Period and who were damaged thereby.  On January 6, 2011, the Washington District Court certified the proposed class and certified Walden as class representative, but denied appointing Metzler as class representative.

Lead plaintiffs and the individual director and officer defendants engaged in mediation and, after additional extensive arm’s length negotiations, on October 5, 2011, lead plaintiffs, the individual defendants and WMI entered into an agreement to settle the South Ferry Securities Litigation and the South Ferry Claims60 on terms that include the use of the proceeds of certain directors and officers insurance policies to fund the payment of the $41.5 million settlement amount.  The settlement was preliminarily approved by the Washington District Court on December 2, 2011, but remains subject to Bankruptcy Court approval and final approval by the Washington District Court.

f.	Cassese Litigation

On June 6, 2005, in the District Court for the Eastern District of New York, Denise Cassese, George Rush and Richard Schroer, as representatives of a nationwide class, filed a class action lawsuit styled Cassese v. Washington Mutual, Inc., No. 05-cv-2724 (ADS)(ARL)(E.D.N.Y.) (the “Cassese Litigation”), against WMI and certain of its subsidiaries regarding the servicing of loans by WMB, or other former subsidiaries of WMI, and the charging of certain fees in connection with requests for payoff statements or the prepayment of such loans.  On April 2, 2009, the class representatives filed a motion in the Bankruptcy Court for relief from the automatic stay in order to continue to pursue their litigation against WMI in the district court, which motion was opposed by the Debtors.  By order, dated September 10, 2009, the Bankruptcy Court modified the automatic stay so as to permit the Cassese Litigation to continue in the district court.

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60 On October 17, 2011, South Ferry LP #2 withdrew its proof of claim, with prejudice, in its entirety.  Pursuant to the terms of the settlement agreement, the remaining South Ferry Claims will be deemed withdrawn upon the effective date of the settlement agreement.

On September 30, 2009, the district court granted plaintiffs’ motion to certify a class against WMI.  WMI subsequently filed a joinder to defendant FDIC’s motion to decertify the class and to its motion for a protective order to stay discovery, pending the motion to decertify.  Additionally, plaintiffs filed a motion to add a plaintiff to the case and to substitute or add JPMC as a defendant.

In connection with the claims asserted in the Cassese Litigation, plaintiffs, their counsel, and counsel for the class filed proofs of Claim against WMI on their own behalf and purportedly on behalf of the class (collectively, the “Cassese Claims”).  The Debtors objected to those proofs of Claim to, among other things, preserve their rights to move to estimate the Cassese Claims for purposes of allowance pursuant to sections 105(a) and 502(c) of the Bankruptcy Code.  On April 5, 2010, plaintiffs responded to the objection, and, on November 17, 2010, WMI filed a motion to estimate, among other unliquidated Claims, the Cassese Claims.  Plaintiffs also filed objections to the Debtors’ Sixth Amended Plan.  On December 16, 2010, WMI filed a certification of counsel wherein it revised its estimate of the Cassese Claims.

On May 13, 2010, the district court issued a decision that, among other things, (1) granted the FDIC’s motion to decertify the class as to WMB/FDIC, but not as to WMI; (2) granted the FDIC’s motion for partial judgment on the pleadings; (3) denied, without prejudice to renew, plaintiffs’ motion to add a plaintiff; and (4) denied, without prejudice to renew, plaintiffs’ motion to substitute JPMC or add it as a defendant.

On May 27, 2010, the plaintiffs’ filed a motion for reconsideration of their motion to add a plaintiff.  In addition, pursuant to Fed. R. Civ. P. 23(f) and Fed. R. App. P. 5, the plaintiffs filed in the United States Court of Appeals for the Second Circuit (the “Second Circuit”) a request for leave to appeal the district court’s decision granting the FDIC’s motion to decertify the class as to WMB/FDIC.  On August 17, 2010, the Second Circuit denied this request.

On June 14, 2010, WMI filed a motion for judgment on the pleadings or, in the alternative, to decertify the class.  In its motion, WMI argued that the district court should dismiss the case on grounds that plaintiffs fail to state any plausible claim for relief against WMI under any veil-piercing or indirect theory of liability.  In addition, because the district court decertified the WMB/FDIC class, WMI moved alternatively to decertify the WMI class.  On October 18, 2010, the district court denied WMI’s motion for judgment on the pleadings and, alternatively, its motion to decertify the WMI class.  WMI timely filed a petition in the Second Circuit pursuant to Fed. R. Civ. P. 23(f) and Fed. R. App. P. 5 to appeal the district court’s October 18, 2010 decision and order, which petition was withdrawn without prejudice to WMI’s right to reinstatement in connection with the settlement agreement described below.

On November 17, 2010, the plaintiffs in the Cassese Litigation filed their Third Amended Class Action complaint.

Subsequently, on February 15, 2011, WMI and the plaintiffs, on behalf of themselves and all others similarly situated, entered into an agreement to settle, among other things, the Cassese Litigation and the Cassese Claims.  Pursuant to the settlement agreement (and with the approval of the Bankruptcy Court, as noted below), among other things, (i) WMI has made a one-time deposit of $13 million (the “Settlement Fund”) into an account for distribution, net of certain expenses and fees, to members of a class certified by the district court for settlement purposes only, and (ii) upon consummation of the settlement agreement, the Cassese Claims will be deemed reduced and allowed, in the aggregate, in an amount equal to the Settlement Fund, and disallowed to the extent such Claims, in the aggregate, exceed the amount of the Settlement Fund, and each of the Cassese Claims will be deemed satisfied in full, such that the holders of the Cassese Claims will have no rights arising under or related to the chapter 11 plan, including any right to receive a distribution from WMI pursuant to the plan or to make elections with respect thereto.  By order, dated March 10, 2011, the district court preliminarily approved the settlement.   On March 31, 2011, the Debtors filed a motion with the Bankruptcy Court seeking approval of the settlement, which settlement was approved by the Bankruptcy Court, by order, dated May 2, 2011.  A hearing to consider final approval of the settlement by the district court was held and, on September 21, 2011, the district court entered a final order and judgment approving the settlement.  Subsequent thereto, several notices of appeal were filed with the Second Circuit.

g.	Mortgage Pass-Through Litigation

On August 4, 2008, New Orleans Employees’ Retirement System and MARTA/ATU Local 732 Employees Retirement Plan (together, the “Mortgage Pass-Through claimants”), on their own behalf and on behalf of a class of persons and entities (the purported “Pass-Through Class”) who purchased certain mortgage-backed certificates issued by twenty-six Washington Mutual Mortgage Pass-Through Trusts (the “Pass-Through Trusts”) pursuant to a registration statement filed by WaMu Asset Acceptance Corp. (“WMAAC”), a wholly-owned subsidiary of WMB, with the SEC on December 20, 2005, as supplemented on January 3, 2006, commenced that certain action styled as New Orleans Employees’ Retirement System, et al. v. Federal Deposit Insurance Corporation, et al., No. C09-134RSM (W.D. Wash.) in Washington state court against WMI, WMAAC, the Pass Through Trusts, and certain individual defendants alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act, 15 U.S.C. § 77a, et seq. (the “Mortgage Pass-Through Litigation”).  Prior to the Petition Date, WMAAC pooled certain mortgage loans originated by WMB and securitized them into mortgage-backed securities (“MBS”).  WMAAC then sold the MBS to the Pass-Through Trusts which, in turn, sold certificates representing interests in the monthly distributions of principal and interest from the underlying mortgages.  In the Mortgage Pass-Through Litigation, the Mortgage Pass-Through claimants allege that WMI and WMAAC systematically and deliberately inflated the appraised values of the properties that secured the underlying mortgages and that by pooling and selling mortgages to the issuing trusts, WMI and WMAAC shifted the undisclosed and increased risk of loss to purchasers of the certificates including the Mortgage Pass-Through claimants and the purported Pass-Through Class.

The Mortgage Pass-Through claimants filed an amended complaint in the Mortgage Pass-Through Litigation on December 16, 2008, which complaint excluded WMI as a defendant due to the automatic stay.  On January 28, 2009, the state court granted the unopposed motion of the FDIC, as receiver, to substitute in the place of WMB as a party defendant.  On January 29, 2009, defendant FDIC filed a notice of removal in the state court, requesting that the action be removed to the Washington District Court.  Concurrently, on January 12, 2009, Boilermakers National Annuity Trust Fund (“Boilermakers”) filed a complaint in the Washington District Court captioned Boilermakers National Annuity Trust Fund v. WaMu Mortgage Pass-Through Certificates, et al., Case No. 09-0037 (the “Boilermakers’ Complaint”).  Like the original complaint filed by the Mortgage Pass-Through claimants, the Boilermakers’ Complaint asserted claims under the Securities Act in connection with certain certificates.  On February 19, 2009, the defendants moved to consolidate their lawsuit with the Mortgage Pass-Through Litigation, and, on August 14, 2009, the Washington District Court ordered consolidation of three related cases – the Boilermakers’ action, the original Mortgage Pass-Through claimants’ action, and a third related action (as consolidated, the “Boilermakers Consolidated Action”).  The court appointed The Policemen’s Annuity and Benefit Fund for the City of Chicago (the “Chicago PABF”) as lead plaintiff for the Boilermakers Consolidated Action on October 23, 2009.

Thereafter, on October 30, 2009, a fourth action was filed by Doral Bank Puerto Rico (“Doral Bank”) in the Washington District Court as a related case to the Boilermakers Consolidated Action (the “Doral Action”).  The allegations set forth in the Doral Action are substantially similar to the collective complaints consolidated in the Boilermakers Consolidated Action.  The Doral Action asserted the same violations of the federal and state securities acts and the same common law claims against certain of the same defendants in the Boilermakers Consolidated Action, but alleged those violations in connection with Washington Mutual Pass-Through Trusts that were not included in the Boilermakers Consolidated Action.  The Doral Action was transferred to Judge Pechman because it was related to the Boilermakers Consolidated Action.

Because of the substantial similarities and relatedness between the Doral Action and Boilermakers Consolidated Action, Doral Bank and Chicago PABF filed a joint motion to consolidate the Doral Action and Boilermakers Consolidated Action on November 19, 2009.  Thereafter, on November 23, 2009, a Consolidated First Amended Securities Class Action Complaint was filed in the Boilermakers Consolidated Action, naming Doral Bank as an additional named plaintiff and incorporating the allegations asserted in the Doral Action.

By order, dated December 18, 2009, the district court denied the motion to consolidate the Doral Action and Boilermakers Consolidated Action pending issuance of notice in the Doral Action and the appointment of lead plaintiff therein.  Thereafter, on December 31, 2009, a First Amended Securities Class Action Complaint was filed in the Doral Action.  On March 24, 2010, the district court consolidated the Doral Action and the Boilermakers Consolidated Action into a single consolidated action, and appointed Chicago PABF and Doral Bank as co-lead plaintiffs in that action.  On April 1, 2010, Chicago PABF and Doral Bank filed the Second Amended Consolidated Complaint alleging violations of Sections 11, 12 and 15 of the Securities Act.  On September 28, 2010, the district court entered an order granting in part and denying in part motions to dismiss that had been filed by certain defendants.

On March 30, 2009, the Mortgage Pass-Through claimants filed a proof of claim against WMI in these Chapter 11 Cases in the approximate amount of $39.8 billion.  On January 18, 2010, Chicago PABF filed an amended proof of claim against WMI, reflecting the then-current Claims based upon the causes of action alleged in the Boilermakers Consolidated Complaint.  The amended proof of claim superseded the March 30, 2009 proof of claim.  The Debtors have objected to the amended proof of claim on various grounds including that the state law claims are preempted, that the claimants have failed to establish loss causation, that WMI was not a controlling person to any entities that committed securities violations, that there were no underlying securities law violations, that the federal claims are barred by the statute of limitations, and that because WMI was removed as a defendant in the Mortgage Pass-Through Litigation, which litigation gives rise to the proof of claim, neither WMI nor WMI Investment have any liability with respect to the allegations contained in the lawsuit.

On March 11, 2011, plaintiffs filed a motion seeking certification of a class of all persons or entities that purchased MBS sold in one hundred twenty three (123) separate tranches of securities in six (6) separate offerings.  Plaintiffs themselves purchased securities in only thirteen (13) of the one hundred twenty three (123) tranches.  On June 30, 2011, certain defendants filed a motion for judgment on the pleadings, seeking to dismiss plaintiffs’ claims with respect to the one hundred ten (110) tranches of securities that plaintiffs did not purchase, on the basis that plaintiffs lacked standing to pursue such claims.  By order, dated October 21, 2011, the Washington District Court (i) granted the defendants’ motion for judgment on the pleadings, finding that plaintiffs lacked standing to pursue claims tied to the MBS tranches that they did not purchase and dismissing such claims, and (ii) granted plaintiffs’ motion for class certification with respect to a class of entities and persons who purchased certificates from the thirteen (13) tranches of MBS that the plaintiffs actually purchased.

h.	Alexander and Reed Putative Class Action

On October 22, 2007, Robert Alexander and James Reed filed a putative class action lawsuit61 against WMI, WMB, FSB, and WMMRC in the United States District Court for the Eastern District of Pennsylvania, styled Alexander v. Washington Mutual, Inc., Case No. 2:07-cv-04426-TON (E.D. Pa. Filed Oct. 22, 2007) (the “Pennsylvania Action”).  The Pennsylvania Action is a putative nationwide class action filed on behalf of a class of certain similarly situated borrowers who obtained loans from WMB or FSB.

Pursuant to the Pennsylvania Action, claimants allege that they obtained mortgage loans from WMB and agreed to pay mortgage insurance (“MI”) on the loans, but the premiums for that insurance were illegally inflated to pay for the mortgage insurer’s improper agreement to reinsure the risk with WMMRC, a wholly owned subsidiary of WMI.  The claimants allege that the premiums ceded to the reinsurer, WMMRC, were excessive for the risk assumed by WMMRC, that no reinsurance risk was in fact assumed by WMMRC, and that the arrangement was instead an illegal kickback to WMB for the referral of the MI business or a split of a settlement service fee, all in violation of Sections 8(a) and 8(b) of the Real Estate Settlement Procedures Act (“RESPA”), 12 U.S.C. § 2607.

In December 2007, defendants in the Pennsylvania Action filed a motion to dismiss on the grounds, among others, that plaintiffs in the Pennsylvania Action do not have standing to sue.  The district court denied the motion to dismiss, but, upon reconsideration, granted certification of the legal questions presented by the motion and resulting order to the United States Court of Appeals for the Third Circuit.  The district court stayed the Pennsylvania Action pending resolution of an interlocutory appeal.  Defendants filed a petition for permission to appeal in August 2008.  The petition for appeal was stayed by the Third Circuit due to the FDIC Receiver’s receivership of FSB and WMI’s petition for bankruptcy.  The action remains stayed as to WMI due to the bankruptcy filing.  The appeal was further stayed as to FSB, pending the resolution of the receivership claims process, to await the resolution of an appeal in Alston v. Countrywide Financial Corp., 585 F.3d 753 (3d Cir. 2009), which raised similar legal issues.  Following resolution of the Alston appeal in October 2009, Alston v. Countrywide Fin. Corp., 585 F.3d 753 (3d Cir. 2009), the petition for appeal in the Pennsylvania Action was denied, and the matter was returned to the district court.  On January 11, 2010, the Pennsylvania Action was removed from the Civil Suspense File and re-opened for final disposition by the district court, and a joint discovery plan was approved on February 2, 2010.

Pursuant to the parties’ joint discovery plan, three additional motions were filed on March 1, 2010.  The FDIC Receiver and WMB filed motions to dismiss the complaint for lack of subject matter jurisdiction.  The FDIC Receiver argues that FIRREA prohibits the district court from awarding the punitive and equitable relief the plaintiffs seek against it.  WMB argues that the district court does not have subject matter jurisdiction over plaintiffs’ claims as to WMB because WMB played no role in the mortgage transactions.  Additionally, the FDIC Receiver filed a motion to strike plaintiffs’ class allegations because FIRREA requires individuals to exhaust the administrative claims process before filing, or becoming a class member of, a lawsuit.

Robert Alexander and James Reed, individually and on behalf of all others similarly situated, filed a proof of claim against WMI in these Chapter 11 Cases, purportedly based on the causes of

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61 Mr. Alexander, along with other persons, had previously filed, on December 22, 2006, a putative class action lawsuit against WMI, WMB, WMB and WMMRC in the United States District Court for the Central District of California, styled, Alexander v. Washington Mutual, Inc., Case No. 06:CV-8175 (N.D. Cal. Dec. 22, 2006), which was voluntarily dismissed, without prejudice, by stipulation, dated August 27, 2007.

action asserted in the Pennsylvania Action.  These claimants also filed a motion for relief from the automatic stay to continue the prepetition class action against WMI.  On March 15, 2010, the Debtors filed an objection to the proof of claim on the grounds that WMI has no liability.  The claimants filed a response to the Debtors’ objection on April 30, 2010.  On February 16, 2011, the claimants withdrew, with prejudice, the motion for relief from the automatic stay, and withdrew, with prejudice, their proof of claim and their objection to the Sixth Amended Plan.

i.	Visa Interchange Litigation

In an action styled In re Payment Card Interchange Fee and Merchant-Discount Antitrust Litigation, Case No. 1:05-md-1720-JG-JO, currently pending in the United States District Court for the Eastern District of New York, and Attridge v. Visa U.S.A. Inc. et al., Case No. CGC-04-436920, currently pending in California Superior Court (together, the “Visa Interchange Litigation”), representative plaintiffs in consolidated class actions allege that Visa U.S.A. Inc. and its member banks, which included WMB, colluded to artificially inflate fees charged to merchants accepting the Visa card.  Visa entered into a loss sharing agreement with its member banks, as well as WMI, pursuant to which Visa agreed to establish an escrow account to pay liabilities stemming from this and other similar litigations.  Visa is entitled to issue new shares to fund the escrow account, resulting in dilution of the Class B shares held by WMI (described below) and others.

JPMC Chase & Co., Chase Bank N.A. and Visa U.S.A. Inc. filed answers to the complaint, and the plaintiffs amended their complaint on January 29, 2009.  Collectively, the defendants filed a motion to dismiss the complaint on March 31, 2009 and a motion opposing the plaintiffs’ motion for class certification on June 25, 2009.  Plaintiffs in this litigation filed a proof of claim against WMI in these Chapter 11 Cases in the approximate amount of $5 billion.

Pursuant to the Global Settlement Agreement, JPMC agreed to assume the liabilities and obligations of the Debtors arising from or relating to the Visa Interchange Litigation, including the assumed liability portion of any proofs of claim related to the Visa Interchange Litigation, to the extent such portion becomes an Allowed Claim.  On June 2, 2010, the Debtors filed an objection to the proof of claim filed by the plaintiffs in the Visa Interchange Litigation and, on June 17, 2010, plaintiffs in the Visa Interchange Litigation withdrew their proof of claim against WMI, with prejudice.

j.	BKK-Related Claims

In the action styled California Dept. of Toxic Substances Control, et al. v. Am. Honda Motor Co., et al., No. CV05-7746 CAS (the “BKK Litigation”), in the United States District Court for the Central District of California, the California Department of Toxic Substances Control (the “CDTSC”) asserted claims related to liability arising from a landfill facility located in West Covina, California.  WMB, as successor to Home Savings Bank, FSB, a prior owner of the landfill facility, was named as a defendant in the BKK Litigation.   Prior to the filing of these Chapter 11 Cases, WMB and other defendants in the BKK Litigation entered into a consent decree with the CDTSC pursuant to which they agreed to perform certain operation, maintenance and monitoring activities at the landfill facility.  After the filing of these Chapter 11 Cases, the CDTSC has filed a claim against the Debtors in a contingent, unliquidated amount (the “CDTSC Claim”) alleging that WMI, as an affiliate of WMB and WMI Rainier LLC, successors to an entity that the CDTSC alleges also owned the landfill site during the relevant time period, are liable for environmental response-related expenses.  The CDTSC represented in its proof of claim that it expects long term remediation costs to be no less than $600 million.

A group of co-defendants in the BKK Litigation (the "BKK Group"), also party to the consent decree, also filed contingent, unliquidated proofs of claims against the Debtors’ estates related to the Debtors’ alleged BKK Litigation liabilities (with the CDTSC Claim, the “BKK Proofs of Claim”).  Several parties to the BKK Litigation, including the BKK Group, also filed objections to the Debtors’ Sixth Amended Plan.

On November 17, 2010, the Debtors filed the Debtors’ Motion to Estimate Maximum Amount of Certain Claims for Purposes of Establishing Reserves Under the Debtors’ Confirmed Chapter 11 Plan (the “Estimation Motion”).  The Estimation Motion sought to estimate the maximum amount of the BKK Proofs of Claim to $0.00.

On December 5, 2010, the Debtors, JPMC, the CDTSC, the BKK Group, and certain of that group’s individual members entered into an agreement (the “BKK Agreement”) to resolve disputes among the parties regarding the BKK Proofs of Claim, the plan objections filed in these Chapter 11 Cases related to the BKK Litigation, and the Estimation Motion as it pertains to the BKK Litigation.  Pursuant to the terms of BKK Agreement, among other things, the CDTSC and the BKK Joint Defense Group agreed to withdraw their plan objections and resolve the Estimation Motion.  On December 7, 2010, the Debtors filed a motion seeking the Bankruptcy Court’s approval of the settlement agreement.  By order, dated April 13, 2011, the Bankruptcy Court approved the BKK Agreement, as modified pursuant to a letter agreement among the parties to the BKK Agreement, and authorized the Debtors to proceed with the BKK Agreement.

k.	Tranquility Claim

On March 27, 2009, Tranquility Master Fund, Ltd. (the “Claimant” or “Tranquility”) filed proof of claim number 2206 against WMI in these Chapter 11 Cases in the approximate amount of $49.6 million.  Claimant alleges that, from 2006 through 2007, it purchased approximately $71 million in certain mortgage backed securities issued by certain special-purpose trusts created by WMB.  Claimant alleges that the mortgage backed securities were issued and sold by WaMu Capital Corp. (“WaMu Capital”), in conjunction with WMB, WaMu Asset Acceptance Corp. (“WaMu Asset Acceptance”), Washington Mutual Mortgage Securities Corp. (“WaMu Mortgage”), and FSB, which Claimant alleges were owned and controlled by WMI.

The mortgage backed securities were backed by mortgage loans originated by WMB and its subsidiaries, as well as by certain third party originators.  Claimant alleges that WMI, WMB, WaMu Capital, WaMu Mortgage and WaMu Asset Acceptance engaged in a scheme with two appraiser companies, Lender Services, Inc and eAppraiseIT, to artificially inflate the appraised value of the homes serving as collateral for the loans originated by WMB and its subsidiaries that underlie the mortgage backed securities at issue.

The Debtors originally objected to the proof of claim on the grounds that the Claimant failed to assert a Claim against those securities issued pursuant to the private placement exemption, that the Claimant failed to plead fraud with particularity, that the Claims lack jurisdiction and should be dismissed, that the Claim fails to establish that WMI was a controlling person or materially assisted in a securities violation, that the Claimant failed to allege loss causation, and that there were no underlying securities law violations of either federal or California law.  The Bankruptcy Court granted the Debtors’ objections and disallowed Tranquility’s federal Claims for those securities issued through a private placement exemption.  Additionally, the Bankruptcy Court disallowed the remainder of Tranquility’s proof of claim based on its failure to plead fraud with particularity but granted Tranquility leave to refile its Claim.  On November 30, 2010, Tranquility refiled its Claim and, on December 23, 2010, the Debtors objected to the amended Claim, incorporating, by reference, the original objection and also asserting that Tranquility’s proof of claim should be subordinated pursuant to section 510(b) of the Bankruptcy Code.  Tranquility filed a response to the Debtors’ objection, and the Debtors filed a reply.  On June 28, 2011, the Bankruptcy Court heard oral argument concerning the Debtors’ objection to the amended claim, and the Bankruptcy Court currently is considering the matter.

l.	D&O Litigation

On March 16, 2011, the FDIC filed a complaint against Kerry K. Killinger, Stephen J. Rotella, David C. Schneider, Linda C. Killinger and Esther T. Rotella in the District Court for the Western District of Washington asserting claims for gross negligence, negligence, breach of fiduciary duty and fraudulent conveyance.  See FDIC v. Killinger, et al., Case No. 2:11-cv-00459 (MJP) (W.D. Wash.) (the “FDIC Litigation”).  On July 1, 2011, defendants filed motions to dismiss the FDIC Litigation.  On August 22, 2011, the FDIC filed a response to the motions to dismiss filed by Kerry K. Killinger, Stephen J. Rotella and David C. Schneider and Linda C. Killinger.  On September 15, 2011, defendants Kerry K. Killinger, Stephen J. Rotella and David C. Schneider and Linda C. Killinger filed replies in support of the motions to dismiss.   The FDIC requested and obtained an extension of time to respond to the separate motion to dismiss filed by Esther Rotella until it received adequate answers to pending jurisdictional discovery.  The parties engaged former U.S. District Judge Layn Phillips in an effort to mediate the dispute.  The parties notified the Washington District Court of certain settlement discussions and, on October 27, 2011, the Washington District Court entered an order vacating the current case schedule and deadlines and granting the parties 60 days to perfect a settlement.  The order directed the parties to submit their request for entry of a final judgment within 60 days of the order.

7.	Government Investigations and Hearings

a.	Investigation by the U.S. Attorney for the Western District of Washington

In October 2008, the United States Attorney for the Western District of Washington, together with other federal authorities including the Federal Bureau of Investigation, the FDIC, the IRS and the Department of Labor, commenced an investigation into the failure of WMB.  WMI cooperated with the government’s investigation, including producing documents responsive to certain subpoenas.  On or about August 5, 2011, the United States Attorney for the Western District of Washington announced that its investigation regarding WMB was closed, with no criminal charges filed against executives of the company.

b.	Investigation by the New York Attorney General

On November 1, 2007, the Attorney General of the State of New York filed a lawsuit against First American Corporation and First American eAppraiseIT (“eAppraiseIT”), styled The People of the State of New York by Andrew Cuomo v. First American Corporation and First American eAppraiseIT, No. 07-406796 (N.Y. Sup. Ct. Filed Nov. 1, 2007).  According to the Attorney General’s complaint, eAppraiseIT is a First American subsidiary that provides residential real estate appraisal services to various lenders, including WMB.  The Attorney General asserts that, contrary to various state and federal requirements and the Uniform Standards of Professional Appraisal Practice, WMB conspired with eAppraiseIT in various ways to falsely increase the valuations done by appraisers eAppraiseIT retained to perform appraisals of real property which would secure WMB loans.  First American Corporation and eAppraiseIT are not affiliates of WMI, and neither WMI nor WMB is a defendant in the case.

On November 17, 2009, by Executive Order No. 13519 President Obama established the Financial Fraud Enforcement Task Force to strengthen the efforts of the Department of Justice, in conjunction with Federal, State, tribal, territorial, and local agencies, to investigate and prosecute significant financial crimes and other violations relating to the current financial crisis and economic recovery efforts, recover the proceeds of such crimes and violations, and ensure just and effective punishment of those who perpetrate financial crimes and violations.  At present, WMI has not been subpoenaed or asked to participate in any investigation, but the sale of substantially all the assets of WMB to JPMC has been a point of interest to the Task Force.

c.	Additional Government Hearings and Reports

The U.S. Senate Permanent Subcommittee on Investigations conducted hearings regarding the collapse of WMB and issued related investigative reports.  These hearings and reports were conducted and issued publicly.  Inspectors general of the U.S. Treasury Department and the FDIC also publicly issued a separate joint report of investigation.

8.	Employee Benefits

a.	Qualified Defined Benefit Plans

WMI is the sponsor of the WaMu Pension Plan and the Lakeview Pension Plan (together, the “Pension Plans”), each of which is intended to be a tax qualified plan pursuant to Section 401(a) of the Internal Revenue Code.

In March 2009, the Pension Benefit Guaranty Corporation (the “PBGC”) filed proofs of Claim against the Debtors with respect to the Pension Plans in connection with the minimum funding contributions, the insurance premiums, interest and penalties (including Flat-Rate and Variable-Rate Premiums and Termination Premiums), and unfunded benefit liabilities.

Refer to Section V.B.6.b above for a description of the Buus Litigation, now settled, involving the WaMu Pension Plan.

In the JPMC Adversary Proceeding, JPMC alleged, among other things, that WMI has no real economic interest in the WaMu Pension Plan and the plan is not material to WMI’s business or reorganization.  JPMC claimed that, pursuant to the Purchase and Assumption Agreement, it purchased all the FDIC Receiver’s interests in the WaMu Pension Plan.  Accordingly, JPMC requested that it be permitted to take over sponsorship of the WaMu Pension Plan, without assuming liability with respect to (i) certain litigation related to the WaMu Pension Plan and (ii) any and all Claims related to the WaMu Pension Plan prior to the date upon which JPMC assumes sponsorship.  Alternatively, JPMC requested that the Bankruptcy Court grant JPMC administrative Claims against the Debtors for contributions made by JPMC to the WaMu Pension Plan from and after the Petition Date.  The Debtors believe that the WaMu Pension Plan is property of the Debtors’ estates, and was not purchased by JPMC under the Purchase and Assumption Agreement.  Moreover, the Debtors contend that, if JPMC did purchase the WaMu Pension Plan, it also should be held responsible for the Claims and litigation related thereto.

Pursuant to the Global Settlement Agreement, and as further described therein, WMI will transfer sponsorship of, and any and all right, title and interest WMI may have in the Pension Plans to JPMC and JPMC will assume sponsorship and all duties, responsibilities, liabilities and obligations associated with sponsorship of the Pension Plans.

b.	Bank Owned and Corporation Owned Life Insurance Policies.

WMI is the owner of certain Bank Owned and Corporation Owned Life Insurance policies (“BOLI-COLI Policies”) on the lives of certain employees.  In certain instances, WMI’s ownership interest in the BOLI-COLI Policies is reflected on its own books and records, and in other instances, WMI’s ownership interest is reflected on WMB’s books and records.  JPMC Claims the BOLI-COLI policies owned by WMB and the cash surrender value of which were reflected on the books and records of WMB as of the Bank Receivership are JPMC’s property and were purchased under the Purchase and Assumption Agreement.  WMI asserts that (i) it has a Claim against WMB for any and all premiums and other charges paid by WMI on account of BOLI-COLI Policies owned by WMB, and (ii) it has an ownership interest in the BOLI-COLI Policies reflected on the books and records of WMB.  By letter dated November 7, 2008, counsel for the Debtors demanded that JPMC cease exercising control over the BOLI-COLI Policies on the ground that the Debtors believe they own those policies.

Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC and the Debtors have reached agreement regarding their respective ownership rights and obligations in the BOLI-COLI Policies.

c.	Nonqualified Deferred Compensation Plans and Supplemental Executive Retirement Plans

There are approximately 40 non-qualified deferred compensation plans, of which (i) twelve (12) covered certain employees of H.F. Ahmanson & Company (“HFA”), (ii) and the rest covered certain employees of Great Western Financial Corporation (“Great Western”), WMI, Dime Bank, Dime Inc., Providian Financial Corporation (“Providian”), American Savings Bank, F.A. (previously defined as “ASB”), Pacific First Federal Savings Bank (“Pacific First”), Coast Federal Bank, FSB (“Coast Federal”), and Commercial Capital Bancorp, Inc. (“CCBI”).

(i)	HFA Deferred Compensation Plans

In 1998, WMI purchased HFA and obtained the assets maintained in nine trusts (“HFA Trusts”) previously established by HFA in connection with, among other things, certain of HFA’s unfunded, non-qualified deferred compensation and retirement plans (“HFA Plans”).  The terms and conditions of each of the HFA Trusts are memorialized in separate trust agreements (“HFA Trust Agreements”) entered into by and between HFA and Union Bank of California, N.A. (“HFA Trustee”). WMI is successor-in-interest to HFA with respect to each of the HFA Trusts.

The HFA Trusts currently contain, among other assets, corporate securities, government securities, cash and cash equivalents.  These assets plus all proceeds or income, less any distributions, constitute the trust estates (“HFA Trust Estates”).

Pursuant to the HFA Plans and HFA Trust Agreements, the obligation of WMI to make payments pursuant to the HFA Plans is an unsecured promise to pay.  The HFA Plans are unfunded and the participants therein have no Claim to or interest in the HFA Trusts.  The HFA Trusts are grantor, or “rabbi” trusts, the assets of which become property of the estate subject to the Claims of WMI’s general unsecured Creditors upon commencement of WMI’s chapter 11 case.

On May 15, 2009, WMI filed a motion requesting the Bankruptcy Court to authorize (i) WMI to exercise its ownership rights over the HFA Trusts; (ii) the HFA Trustee to return the assets, income and proceeds held therein to WMI and (iii) the termination of the HFA Trusts (the “HFA Trust Motion”).  Certain participants in the HFA Plans filed objections to the HFA Trust Motion with the Bankruptcy Court, arguing that they have a direct interest in the HFA Trust assets.  The participants and the Debtors briefed the issue and participated in multiple hearings with respect thereto.  On June 1, 2011, the Bankruptcy Court overruled the objections and granted the HFA Trust Motion.  Thus the objecting participants’ Claims arising from the HFA Plans will be classified as General Unsecured Claims in Class 12 under the Seventh Amended Plan.

Pursuant to the Global Settlement Agreement, and as more fully described therein, WMI will be deemed to have retained all rights and obligations under the HFA Trusts, HFA Plans and HFA Agreements.

(ii)	Great Western, ASB, Providian, Dime, CCBI, Coast Federal and Pacific First Deferred Compensation Plans

Great Western.  On July 1, 1997, Great Western merged with NACI (New American Capital, Inc.), a wholly-owned subsidiary of WMI.  At the time, Great Western maintained thirteen (13) non-qualified deferred compensation plans and two (2) rabbi trust arrangements in connection with such plans.  The assets of the Great Western rabbi trusts remained on NACI’s books until December 2002, when WMB paid $198.1 million in cash to NACI to purchase the assets of the Great Western Rabbi Trusts.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the obligations under all the Great Western plans and the two rabbi trusts.

ASB.  In 1996 WMI acquired ASB, an indirect wholly owned subsidiary of Keystone Holdings, Inc.  At the time, ASB maintained two non-qualified deferred compensation plans and one rabbi trust arrangement in connection with such plans.  ASB changed its corporate name to Washington Mutual Bank, FA effective October 1, 1997 and on April 4, 2005, the corporate name was changed to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all the ASB plans and the rabbi trust.

Providian.  In 2005 Providian merged into NACI, a wholly-owned subsidiary of WMI.  At that time, Providian maintained two (2) non-qualified deferred compensation plans and a rabbi trust.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all the Providian plans and the rabbi trust.

Dime.  In 2001 Dime Inc. and its wholly-owned subsidiary, Dime Bank, merged with and into WMI and WMB, respectively.  At that time, Dime Inc. and Dime Bank maintained seven (7) non-qualified deferred compensation plans and three (3) rabbi trusts.  Records indicate that all assets held by such trusts were Dime Bank assets.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all the Dime plans and the rabbi trusts.

CCBI.  On April 23, 2006, NACI entered into a merger agreement with CCBI, which agreement provided for the merger of CCBI into NACI and the merger of Commercial Capital Bank, FSB into WMB, which mergers ware effective as of October 1, 2006.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  CCBI maintained three executive salary continuation agreements.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under these agreements.

Coast Federal.  On March 1, 1998, Coast Federal merged with and into Home Savings of America, FSB.  On October 3, 1998, Home Savings of America, FSB merged with and into Washington Mutual Bank, FA.  At the time, Coast Federal maintained three non-qualified deferred compensation plans and one rabbi trust arrangement in connection with such plans.  On April 4, 2005 Washington

Mutual Bank, FA changed its corporate name to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under the Coast Federal plans and the rabbi trusts.

Pacific First.  Pacific First maintained one non-qualified deferred compensation plan and one rabbi trust arrangement in connection with such plan.  On May 31, 1990, Pacific First changed its corporate name to “Pacific First Bank, a Federal Savings Bank.”  On April 13, 1993 Pacific First Bank, a Federal Savings Bank merged with Washington Mutual, A Federal Savings Bank, which merged into Washington Mutual Bank, a Washington state chartered stock savings bank (“State Bank”), on December 1, 1995.  On January 1, 2005, State Bank merged into Washington Mutual Bank, FA.  On April 4, 2005, Washington Mutual Bank, FA changed its corporate name to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under the Pacific First plan and the rabbi trust.62

d.	Medical Plan

WMI sponsored the Medical Plan.  Pursuant to the Purchase and Assumption Agreement, JPMC was required to assume sponsorship and all duties, responsibilities, liabilities and obligations associated with sponsorship of the Medical Plan, including, without limitation, any and all liabilities associated with retiree obligations, and other employee welfare plan and arrangement obligations.  Currently, JPMC is paying the benefits promised under the Medical Plan.

Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed, as of September 25, 2008, sponsorship and the obligations under the Medical Plan and certain other employee welfare plan and arrangement obligations and WMI will transfer all its right, title and interest, free and clear of all liens, Claims and encumbrances, to any outstanding checks made out to or received by WMI or otherwise for the benefit of the Medical Plan, including pharmacy rebates in connection with contracts attributable to the Medical Plan and pay to JPMC an amount equal to the pharmacy rebates currently estimated to be approximately $775,000.

e.	WaMu Savings Plan

Prior to the Petition Date, WMI and WMB provided their employees with the opportunity to participate in the WaMu Savings Plan, a tax-qualified plan under section 401(a) of the Internal Revenue Code, then sponsored by WMI.  Most of the employees covered by the WaMu Savings Plan were employees of WMB or its subsidiaries, substantially all of whom transferred employment to JPMC on September 25, 2008, and many of these individuals remain employed by JPMC.  Participants in the WaMu Savings Plan contribute a percentage of their pre-tax income to the WaMu Savings Plan and, prior to the Petition Date, WMB would match a portion of these contributions.  The WaMu Savings Plan assets are held in a trust administered by Fidelity Management Trust Company (“Fidelity”).  As of the Petition Date, the WaMu Savings Plan was administered by a Plan Administration Committee and a Plan Investment Committee.

Refer to Section V.B.6.d, above, for a description of the ERISA Litigation, now settled, involving the WaMu Savings Plan.

_______________________________
62 Any non-qualified employee benefit plan not assumed by JPMC pursuant to the Global Settlement Agreement remains an obligation of WMI, and WMI will pay all valid Claims thereunder.

In the JPMC Adversary Proceeding, JPMC alleged, among other things, that WMI has no real economic interest in the WaMu Savings Plan and the plan is not material to WMI’s business or reorganization.  JPMC claimed that, pursuant to the Purchase and Assumption Agreement, it purchased all the FDIC’s interests in the WaMu Savings Plan.  Accordingly, JPMC requested that it be permitted to take over sponsorship of the WaMu Savings Plan, without assuming liability with respect to (i) certain litigation related to the WaMu Savings Plan and (ii) any and all Claims related to the WaMu Savings Plan prior to the date upon which JPMC assumes sponsorship.  Alternatively, JPMC requested that the Bankruptcy Court grant JPMC administrative Claims against the Debtors for contributions made by JPMC to the WaMu Savings Plan from and after the Petition Date.  The Debtors believe that the WaMu Savings Plan is property of the Debtors’ estates, and was not purchased by JPMC under the Purchase and Assumption Agreement.  Moreover, the Debtors contend that, if JPMC did purchase the WaMu Savings Plan, it also should be held responsible for the Claims and litigation related thereto.

Notwithstanding the disagreement, in an effort to resolve their dispute, WMI and JPMC reached a compromise and settlement, as set forth in that certain Agreement Regarding WaMu Savings Plan, dated June 16, 2009 (“Savings Plan Agreement”), whereby (i) WMI agreed to transfer sponsorship of the WaMu Savings Plan to JPMC, (ii) WMI would adopt an amendment to the Savings Plan to fully vest all participants who were actively employed by WMI or any of its affiliates on or after January 1, 2008, (iii) JPMC would be responsible for correcting operational and form defects, if any, in the administration of the WaMu Savings Plan (including repaying to the WaMu Savings Plan all amounts applied after September 25, 2008 from any forfeitures that arose on or after January 1, 2008 to reduce JPMC’s Savings Plan contributions or to pay administrative expenses), and (iv) JPMC and WMI would dismiss with prejudice their Savings Plan Claims and defenses related to JPMC’s complaint in the JPMC Adversary Proceeding.  The WaMu Savings Plan Agreement did not transfer liability to JPMC for any pending litigation related to the WaMu Savings Plan and each party reserved its rights with respect to the question of liability for any such litigation.

On July 27, 2009, the Bankruptcy Court approved the terms and conditions of the Savings Plan Agreement and authorized the Debtors to consummate the compromise and settlement embodied in the Savings Plan Agreement, and sponsorship of the WaMu Savings Plan was transferred from WMI to JPMC.

VI.

SUMMARY OF THE
SEVENTH AMENDED PLAN

This section of the Disclosure Statement summarizes the Seventh Amended Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Seventh Amended Plan.

A.	Provisions For Payment Of Administrative Expense Claims And Priority Tax Claims Under The Seventh Amended Plan

1.	Administrative Expense Claims

Administrative Expense Claims are the those constituting a cost or expense of administration of these chapter 11 cases asserted or authorized to be asserted on or prior to the date established by the Bankruptcy Court and set forth in the Confirmation Order, which date shall be no more than ninety (90) days after the Effective Date, as the date after which any proof of Administrative Expense Claim not filed shall be deemed forever barred, and the Debtors, the Reorganized Debtors, and the Liquidating Trust shall have no obligation with respect thereto (provided, however, that no proof of

Administrative Expense Claim shall be required to be filed if such Administrative Expense Claim shall have been incurred (i) in accordance with an order of the Bankruptcy Court or (ii) with the consent of the Debtors and in the ordinary course of the Debtors’ operations), in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code during the period up to and including the Effective Date of the Seventh Amended Plan, including, without limitation, (i) any actual and necessary cost and expense of preserving the estates of the Debtors, (ii) any actual and necessary cost and expense of operating the businesses of the Debtors in Possession, (iii) any post-Petition Date loan or advance extended by one Debtor to the other Debtor, (iv) any cost and expense of the Debtors in Possession for the management, maintenance, preservation, sale, or other disposition of any assets, (v) the administration and implementation of the Seventh Amended Plan, (vi) the administration, prosecution, or defense of Claims by or against the Debtors and for distributions under the Seventh Amended Plan, (vii) any guarantee or indemnification obligation extended by the Debtors in Possession, (viii) any Claim for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date and awarded by the Bankruptcy Court in accordance with section 328, 330, 331, or 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of the Seventh Amended Plan, whether fixed before or after the Effective Date, (ix) any fee or charge assessed against the Debtors’ estates pursuant to section 1930, chapter 123, title 28, United States Code and (x) any tort or extracontractual claims against the Debtors in Possession.

On the later to occur of (i) the Effective Date and (ii) the date on which an Administrative Expense Claim shall become an Allowed Claim, the Disbursing Agent shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms no more favorable to the claimant than as may be agreed upon by and between the holder thereof and the Disbursing Agent; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Disbursing Agent in the ordinary course of business in accordance with the terms and subject to the conditions of any agreement governing, instrument evidencing, or other document relating to such transactions; and provided, further, that, if any such ordinary course expense is not billed, or a request for payment is not made, within ninety (90) days after the Effective Date, such ordinary course expense shall be barred and the holder thereof shall not be entitled to a distribution pursuant to the Seventh Amended Plan.

2.	Professional Compensation and Reimbursement Claims

Except as otherwise provided in Section 41.18 of the Seventh Amended Plan, all Entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 328, 330, or 331 of the Bankruptcy Code or entitled to priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (i) on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (ii) upon such other terms no more favorable to the claimant than as may be mutually agreed upon between such claimant and the Disbursing Agent; provided, however, that, except as provided herein, each professional must file its application for final allowance of compensation for professional services rendered and reimbursement of expenses on or prior to the Administrative Claim Bar Date.  The Disbursing Agent is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.	Priority Tax Claims

A Priority Tax Claim is a Claim of a governmental unit against the Debtors of the kind entitled to priority in payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Priority Tax Claim, distributions in an amount equal to the full amount of such Allowed Priority Tax Claim.  At the option and discretion of the Debtors, which option shall be exercised, in writing, on or prior to the commencement of the Confirmation Hearing, such payment shall be made (i) in full, in Cash, on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date on which such claim becomes an Allowed Claim, (ii) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in equal quarterly installments commencing on the first (1st) Business Day following the Effective Date and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable non-bankruptcy rate, subject to the sole option of the Disbursing Agent to prepay the entire amount of the Allowed Priority Tax Claim, or (iii) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Disbursing Agent.

4.	Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or as soon as reasonably practicable following the Effective Date.

B.	Classification Of Claims And Equity Interests Under The Seventh Amended Plan

Claims and Equity Interests are classified as follows:

Class 1	Priority Non-Tax Claims
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 4	WMI Medical Plan Claims
Class 5	JPMC Rabbi Trust/Policy Claims
Class 6	Other Benefit Plan Claims
Class 7	Qualified Plan Claims
Class 8	WMB Vendor Claims
Class 9	Visa Claims
Class 10	Bond Claims
Class 11	WMI Vendor Claims
Class 12	General Unsecured Claims
Class 12A	Late-Filed Claims
Class 13	Convenience Claims
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 16	PIERS Claims
Class 17A	WMB Senior Notes Claims
Class 17B	WMB Subordinated Notes Claims
Class 18	Subordinated Claims
Class 19	Preferred Equity Interests

Class 21	Dime Warrants
Class 22	Common Equity Interests

1.	Priority Non-Tax Claims (Class 1)

Priority Non-Tax Claims are those Claims entitled to priority in payment as specified in Section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

Class 1 is Unimpaired by the Seventh Amended Plan.  Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Seventh Amended Plan and is not entitled to vote to accept or reject the Seventh Amended Plan.

Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and the Debtors, on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable, the Disbursing Agent shall pay to each holder of an Allowed Priority Non-Tax Claim, in Cash, the full amount of such Allowed Priority Non-Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Priority Non-Tax Claim.

2.	Senior Notes Claims (Class 2)

Class 2 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Senior Notes Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the rights of election described in Section 6.2 of the Seventh Amended Plan, each holder of an Allowed Senior Notes Claim relating to a Fixed Rate Note shall receive, in full satisfaction, release and exchange of such holder’s Allowed Senior Notes Claim, Intercreditor Interest Claim and Postpetition Interest Claim (which, for the avoidance of doubt, on the Confirmation Date, shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person), subject to the Lien or priority rights of the Senior Notes Indenture Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to such holder’s Allowed Senior Notes Claim and Intercreditor Interest Claim.

Commencing on the Effective Date, and subject to the rights of election described in Section 6.2 of the Seventh Amended Plan, each holder of an Allowed Senior Notes Claim relating to a Floating Rate Note shall receive, in full satisfaction, release and exchange of such holder’s Allowed Senior Notes Claim, Intercreditor Interest Claim and Postpetition Interest Claim (which, for avoidance of doubt, on the Confirmation Date, shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person), subject to the Lien or priority rights of the Senior Notes Indenture Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to such holder’s Allowed Senior Notes Claim, Intercreditor Interest Claim and Remaining Postpetition Interest Claim.

In consideration for, and subject in all respects to the grant and approval of, the third party release being granted by each holder of a Preferred Equity Interest, Dime Warrant and Common Equity Interest executing and delivering a release in accordance with Section 41.6 of the Seventh Amended Plan, on the Effective Date, from the initial distributions of Creditor Cash referred to above and to be made in accordance with Section 31.1(a) of the Seventh Amended Plan, each holder of an Allowed Senior Notes Claim, whether relating to a Fixed Rate Note or a Floating Rate Note, shall contribute Cash to Reorganized WMI, for and on behalf of each such holder of a Preferred Equity Interest, Dime Warrant and Common Equity Interest, in an amount equal to Nine Hundred Sixty-Eight Thousandths of one percent (0.968%) of such holder’s Allowed Senior Notes Claim (in the aggregate amount for all Allowed Senior Notes Claims, Forty Million Dollars ($40,000,000.00)); and, provided, further, that, for the avoidance of doubt, with respect to the foregoing provision, “Allowed Senior Notes Claim” shall mean the principal amount of such Senior Notes Claim and interest accrued thereon, remaining unpaid and relating to the period up to and including the Petition Date; and, provided, further, that, for the avoidance of doubt, for the applicability of the contractual subordination provisions referred to in the Seventh Amended Plan, such contributions shall not be recouped through the enforcement of any such contractual subordination provision.  Subject to the foregoing sentence, each holder of an Allowed Senior Notes Claim shall be entitled to receive on account of such Allowed Senior Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Intercreditor Interest Claim and, if applicable, Remaining Postpetition Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H.”

a.	Rights of Election

On the Ballot, and subject to the provisions of Section 31.14 of the Seventh Amended Plan, each holder of an Allowed Senior Notes Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Runoff Notes in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the provisions of Section 31.1(a) of the Seventh Amended Plan, subject to the Lien or priority rights of the Senior Notes Indenture Trustee.  To the extent that, on the Effective Date, a holder of an Allowed Senior Notes Claim receives Runoff Notes, such holder’s distribution of Creditor Cash to be received on the Effective Date shall be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

On the Ballot, each holder of an Allowed Senior Notes Claim that elected to receive Runoff Notes in accordance with the provisions of Section 6.2(a) of the Seventh Amended Plan shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed Senior Notes Claim) and (ii) subject to the provisions of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to and has elected to receive pursuant to Section 6.2(a) of the Seventh Amended Plan.  To the extent a holder of an Allowed Senior Notes Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain an economic interest in the Litigation Proceeds (and such interest shall not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder otherwise would have received (solely in its capacity as a holder of an Allowed Senior Notes Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed Senior Notes Claim to elect to exercise rights provided in the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.	Limitation on Recovery

Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Senior Notes Claim in accordance with Section 6.1 of the Seventh Amended Plan, in the event that the sum of (i) distributions of Runoff Notes, Creditor Cash, Cash received on account of Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 6.1 and 6.2 of the Seventh Amended Plan and (ii), redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, and, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, are equal to or in excess of one hundred percent (100%) of such holder’s Allowed Senior Notes Claim, Intercreditor Interest Claim and, with respect to the Floating Rate Notes, Remaining Postpetition Interest Claim (inclusive of monies tendered by holders of Allowed Senior Notes Claims in connection with the Senior Notes Release Consideration), the Cash or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Notwithstanding anything contained in the Seventh Amended Plan to the contrary, for the avoidance of doubt, the subrogation rights with respect to Allowed Senior Notes Claims shall be preserved.

3.	Senior Subordinated Notes Claims (Class 3)

Class 3 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Senior Subordinated Notes Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the rights of election described in Section 7.2 of the Seventh Amended Plan, each holder of an Allowed Senior Subordinated Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Senior Subordinated Notes Claim, Intercreditor Interest Claim and Postpetition Interest Claim (which, for the avoidance of doubt, on the Confirmation Date shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person), subject to the Lien or priority rights of the Senior Subordinated Notes Indenture Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Senior Subordinated Notes Claim and (b) such holder’s Intercreditor Interest Claim; provided, however, that any distribution to holders of Allowed Senior Subordinated Notes Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests and (c) Runoff Notes (to the extent elected pursuant to Section 7.2 of the Seventh Amended Plan), shall be redistributed, subject to Bankruptcy Rule 3021 and subject to any Lien or priority rights of the Senior Subordinated Notes Indenture Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”; provided, however, that, in consideration for, and subject to the grant and approval of, the third party release being granted by each holder of a Preferred Equity Interest, Dime Warrant and Common Equity Interest

executing and delivering a release in accordance with Section 41.6 of the Seventh Amended Plan, on the Effective Date, from the initial distributions of Creditor Cash referred to above and to be made in accordance with Section 31.1(a) of the Seventh Amended Plan, each holder of an Allowed Senior Subordinated Notes Claim shall contribute Cash to Reorganized WMI, for and on behalf of each holder of a Preferred Equity Interest, Dime Warrant and Common Equity Interest, in an amount equal to Two and One-Tenth percent  of (2.1%) of such holder’s Allowed Senior Subordinated Notes Claim (in the aggregate amount for all Allowed Senior Subordinated Notes Claims, Thirty Five Million Dollars ($35,000,000.00)); and, provided, further, that, for the avoidance of doubt, with respect to the foregoing provision, “Allowed Senior Subordinated Notes Claim” shall mean the principal amount of such Senior Notes Claim and interest accrued thereon, remaining unpaid and relating to the period up to and including the Petition Date; and, provided, further, that, notwithstanding the applicability of the contractual subordination provisions referred to below, such contributions shall not be recouped through the enforcement of any such contractual subordination provision.  Subject to the foregoing sentence, each holder of an Allowed Senior Subordinated Notes Claim shall be entitled to receive on account of such Allowed Senior Subordinated Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Intercreditor Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H.”

a.	Rights of Election

On the Ballot, and subject to the provisions of Section 31.14 of the Seventh Amended Plan, each holder of an Allowed Senior Subordinated Notes Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Runoff Notes (to the extent remaining after distributions to or reserves retained for holders of Allowed Senior Notes Claims and General Unsecured Claims, whether an Allowed Claim or a Disputed Claim as of the Effective Date), in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the provisions of Section 31.14 Seventh Amended Plan, subject to the Lien or priority rights of the Senior Subordinated Notes Indenture Trustee.  To the extent that, on the Effective Date, a holder of an Allowed Senior Subordinated Notes Claim receives Runoff Notes, such holder’s distribution of Creditor Cash to be received on the Effective Date shall be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

On the Ballot, each holder of an Allowed Senior Subordinated Notes Claim that elected to receive Runoff Notes in accordance with the provisions of Section 7.2(a) of the Seventh Amended Plan shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed Senior Subordinated Claim) and (ii) subject to the provisions of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to and has elected to receive pursuant to Section 7.2(a) of the Seventh Amended Plan.  To the extent that a holder of an Allowed Senior Subordinated Notes Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain an economic interest in the Litigation Proceeds (and such interest shall not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder otherwise would have received (solely in its capacity as a holder of an Allowed Senior Subordinated Notes Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed Senior Subordinated Notes Claim to elect to exercise rights provided in Section 7.2 of the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.	Limitation on Recovery.

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Senior Subordinated Notes Claim in accordance with Section 7.1 of the Seventh Amended Plan, in the event that the sum of (i) distributions of Runoff Notes, Creditor Cash, and Cash received on account of Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 7.1 and 7.2 of the Seventh Amended Plan, (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, and (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of Section 6.3 of the Seventh Amended Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed Senior Subordinated Notes Claim and Intercreditor Interest Claim (inclusive of monies tendered by holders of Allowed Senior Subordinated Notes Claims in connection with the Senior Subordinated Notes Release Consideration), the Cash, or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes, received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Notwithstanding anything contained in the Seventh Amended Plan to the contrary, for the avoidance of doubt, the subrogation rights with respect to Allowed Senior Subordinated Notes Claims shall be preserved.

4.	WMI Medical Plan Claims (Class 4)

WMI Medical Plan Claims are any Claims against the Debtors and their chapter 11 estates set forth in the Global Settlement Agreement filed by a beneficiary of the Medical Plan to the extent such Claim relates to Assumed Liabilities, as defined in the Global Settlement Agreement.

Class 4 is Unimpaired by the Seventh Amended Plan.  Each holder of an Allowed WMI Medical Plan Claim conclusively presumed to have accepted the Seventh Amended Plan and is not entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all WMI Medical Plan Claims, in full satisfaction release and exchange of such Claims.

5.	JPMC Rabbi Trust/Policy Claims (Class 5)

JPMC Rabbi Trust/Policy Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed by a beneficiary of the JPMC Rabbi Trusts or the JPMC Policies, each as defined in the Seventh Amended Plan and set forth in the Global Settlement Agreement, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 5 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed JPMC Rabbi Trust/Policy Claim is entitled to vote to accept or reject the Seventh Amended Plan.

On the Effective Date, JPMC shall commence to evaluate each of the JPMC Rabbi Trust/Policy Claims in accordance with the Global Settlement Agreement, the Seventh Amended Plan and the Confirmation Order, and, upon determination thereof, shall pay or fund the payment of all JPMC Rabbi Trust/Policy Claims, in full satisfaction, release and exchange of such Claims.

6.	Other Benefit Plan Claims (Class 6)

Other Benefit Plan Claims are Claims against the Debtors identified in the Global Settlement Agreement filed by a beneficiary of a benefit plan identified on Exhibit “P” to the Global Settlement Agreement to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 6 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Other Benefit Plan Claims is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Other Benefit Plan Claims, in full satisfaction, release and exchange of such Claims.

7.	Qualified Plan Claims (Class 7)

Qualified Plan Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed by any Person arising from or relating to the WaMu Pension Plan or the Lakeview Plan, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 7 is Unimpaired by the Seventh Amended Plan.  Each holder of an Allowed Qualified Plan Claim is conclusively presumed to have accepted the Seventh Amended Plan and is not entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Qualified Plan Claims, in full satisfaction, release and exchange of such Claims.

8.	WMB Vendor Claims (Class 8)

WMB Vendor Claims are any Claims against the Debtors and their chapter 11 estates filed by a vendor with respect to services, software licenses, or goods provided to WMB and its subsidiaries (whether prior or subsequent to JPMC’s acquisition of the assets of WMB) pursuant to a contract or written agreement between WMB and/or its subsidiaries and such vendor.

Class 8 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed WMB Vendor Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or otherwise satisfy all Allowed WMB Vendor Claims, in full satisfaction, release and exchange of such Claims.

9.	Visa Claims (Class 9)

Visa Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed in connection with the Visa Shares or any litigation or agreement relating thereto, and the Claims asserted by VISA U.S.A. Inc. in its proof of claim filed against the Debtors and the Debtors’ chapter 11 cases pertaining to the VISA Strategic Agreement, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 9 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Visa Shares Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Visa Claims, in full satisfaction, release and exchange of such Claims.

10.	Bond Claims (Class 10)

Bond Claims are any Claims against the Debtors, set forth on a Schedule to the Global Settlement Agreement filed by any of Safeco Insurance Company and such other insurance or bonding companies that issued bonds on behalf of WMB or FSB or their Affiliates pursuant to that certain General Agreement of Indemnity, dated as of June 14, 1999, executed and delivered by WMI, pursuant to which, among other things, the bonds were to be issued and WMI agreed to pay all losses and expenses of the Bonding Companies associated therewith, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 10 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Bond Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Bond Claims, in full satisfaction, release and exchange of such Claims.

11.	WMI Vendor Claims (Class 11)

WMI Vendor Claims are any Claims against WMI asserted by a vendor with respect to services, software licenses or goods asserted to have been provided by the counterparty to or for the benefit of WMB or any of its subsidiaries or minority investments operations prior to the Petition Date.

Class 11 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed WMI Vendor Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, each holder of an Allowed WMI Vendor Claim will receive, in full satisfaction, release and exchange of such holder’s WMI Vendor Claim, payment in Cash from the Vendor Escrow.

12.	General Unsecured Claims (Class 12)

General Unsecured Claims are any Unsecured Claims against the Debtors other than a Senior Notes Claim, a Senior Subordinated Notes Claim, a JPMC Assumed Liability Claim, a WMB Vendor Claim, a WMI Vendor Claim, a CCB-1 Guarantees Claim, a CCB-2 Guarantees Claim, a PIERS Claim, a WMB Notes Claim, a Convenience Claim, a Subordinated Claim, a Late-Filed Claim, or a Trustee Claim, including, without limitation, any portion of a larger claim to the extent such portion does not relate to JPMC Assumed Liabilities.

Class 12 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the right of election described in Section 16.1(b) of the Seventh Amended Plan, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed General Unsecured Claim and Postpetition Interest Claim, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed General Unsecured Claim and (b) in the event that all Allowed Claims (other than Subordinated Claims) are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, pursuant to the terms of the Global Settlement Agreement, and as partial consideration for the releases set forth in the Seventh Amended Plan, upon the Effective Date, JPMC shall be deemed to have waived its right to receive any distribution on account of the JPMC Allowed Unsecured Claim, including, without limitation, the right to elect to receive Runoff Notes, pursuant to Section 16.1(b) of the Seventh Amended Plan.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”; provided, however, that such claims shall be subject to, among other things, reduction, offset or disallowance on account of counterclaims, to the extent applicable, including, but not limited to, the right of the Liquidating Trustee to pursue Avoidance Actions.

a.	Rights of Election

On the Ballot, and subject to the provisions of Section 31.14 of the Seventh Amended Plan, each holder of a General Unsecured Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Runoff Notes in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the provisions of Section 31.1(a) of the Seventh Amended Plan.  To the extent that, on the Effective Date, a holder of an Allowed General Unsecured Claim receives Runoff Notes, such holder’s distribution of Creditor Cash to be received on the Effective Date shall be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

On the Ballot, each holder of an Allowed General Unsecured Claim that elected to receive Runoff Notes in accordance with the provisions of Section 16.1(b) of the Seventh Amended Plan shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed General Unsecured Claim) and (ii) subject to the provision of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to and has elected to receive pursuant to Section 16.1(b) of the Seventh Amended Plan.  To the extent a holder of an Allowed General Unsecured Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain an economic interest in the Litigation Proceeds (and such interest shall not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder otherwise would have received (solely in its capacity as a holder of an Allowed General Unsecured Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed General Unsecured Claim to elect to exercise rights provided in Section 16.1(b) of the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.	Allowed Claims of Fifty Thousand Dollars ($50,000.00) or More/Election to be Treated as a Convenience Claim

Notwithstanding the provisions of the Seventh Amended Plan, any holder of an Allowed General Unsecured Claim, other than a General Unsecured Claim that is a component of a larger General Unsecured Claim, portions of which may be held by such or any other holder of an Allowed Claim, whose Allowed General Unsecured Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed General Unsecured Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder’s option, be entitled to receive, based on such Allowed General Unsecured Claim as so reduced, distributions pursuant to the Seventh Amended Plan.  Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

13.	Late-Filed Claims (Class 12A)

Late-Filed Claims are any Claims against any of the Debtors or the Debtors’ estates, (i) proof of which was filed subsequent to the date designated by the Bankruptcy Court as the last date for filing such proof of claim against any such Debtor or such Debtors’ estate, but prior to the commencement of the Confirmation Hearing, and which is not merely amending or superseding a Claim that was filed prior to such date, and (ii) which has not been listed by such Debtor in its Schedules as liquidated in amount and not disputed or contingent.

Class 12A is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Late-Filed Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the priorities set forth in the Subordination Model, each holder of an Allowed Late-Filed Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Late-Filed Claim and Postpetition Interest Claim, such holder’s Pro Rata Share of Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Late-Filed Claim and (b) in the event that all Allowed Claims (other than Subordinated Claims) are paid in full, such holder’s Postpetition Interest Claim, which interests shall entitle such holder to distributions from the Liquidating Trust after all Allowed Unsecured Claims are paid in full (but prior to payment of Subordinated Claims).  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Holders of Late-Filed Claims are not entitled to elect to have their Late-Filed Claims treated as Convenience Claims pursuant to Section 16.1(c) of the Seventh Amended Plan.

a.         Limitation on Recovery

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed General Unsecured Claim or an Allowed Late Filed Claim in accordance with Sections 16.1 and 16.2 of the Seventh Amended Plan, as applicable, in the event that the sum of the distributions of Runoff Notes,  Creditor Cash, Cash received on account of Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 16.1 and 16.2 of the Seventh Amended Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed General Unsecured Claim and Postpetition Interest Claim or Allowed Late-Filed Claim and Postpetition Interest Claim, as the case may be, the Cash or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.

14.	Convenience Claims (Class 13)

A Convenience Claim is a Claim equal to or less than Fifty Thousand Dollars ($50,000.00) or greater than Fifty Thousand Dollars ($50,000.00) but, with respect to which, the holder thereof voluntarily reduces such Claim to Fifty Thousand Dollars ($50,000.00) on the Ballot; provided, however, that, for purposes of the Seventh Amended Plan and the distributions to be made hereunder, “Convenience Claim” shall not include (i) an Administrative Expense Claim, (ii) a Priority Tax Claim, (iii) a Priority Non-Tax Claim, (iv) a Senior Notes Claim, (v) a Senior Subordinated Notes Claim, (vi) any JPMC Assumed Liability Claim, (vii) a WMB Vendor Claim, (viii) a WMI Vendor Claim, (ix) a CCB-1 Guarantees Claim, (x) a CCB-2 Guarantees Claim, (xi) a PIERS Claim, (xii) a WMB Notes Claim, (xiii) a Subordinated Claim, (xiv) a Trustee Claim, (xv) a Late-Filed Claim, and (xvi) any other Claim that is a component of a larger Claim, portions of which may be held by one or more holders of Allowed Claims.

Class 13 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Seventh Amended Plan.

On the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Claim, or as soon thereafter as is practicable, the Disbursing Agent shall pay to each holder of an Allowed Convenience Claim, in Cash, the full amount of such Allowed Convenience Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Convenience Claim.

15.	CCB-1 Guarantees Claims (Class 14)

Class 14 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed CCB-1 Guarantees Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the right of election described in Section 18.2 of the Seventh Amended Plan, each holder of an Allowed CCB-1 Guarantees Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed CCB-1 Guarantees Claim, Intercreditor Interest Claim and Postpetition Interest Claim (which, for the avoidance of doubt, on the Confirmation Date shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person), subject to the Lien or priority rights of the CCB-1 Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-1 Guarantees Claim and (b) such holder’s Intercreditor Interest Claim; provided, however, that, notwithstanding the foregoing, the contractual subordination and subrogation rights of Entities who hold CCB-1 Preferred Securities shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and any proposed distribution on account of the CCB-1 Common Securities of (i) Runoff Notes, (ii) Creditor Cash and (iii) Cash on account of Liquidating Trust Interests shall be recalculated and then distributed, subject to Bankruptcy Rule 3021 and subject to the Lien and priority rights of the CCB-1 Trustee, to Entities who hold CCB-1 Preferred Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed CCB-1 Guarantees Claims, Intercreditor Interest Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the trust agreements related to such securities; and, provided, further, that, following such distribution to holders of CCB-1 Common Securities, in accordance with the Global Settlement Agreement, the Receivership shall not retain any such distribution and the Liquidating Trust shall redistribute such distribution in accordance with the priorities set forth in the Subordination Model attached hereto as Exhibit “H”; and, provided, however, that, following the distribution to CCB-1 Preferred Securities referred to above, any remaining distribution to holders of Allowed CCB-1 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Runoff Notes (to the extent elected pursuant to Section 18.2 of the Seventh Amended Plan) shall be distributed, subject to Bankruptcy Rule 3021 and subject to the Lien or priority rights of the CCB-1 Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  In addition, in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, each holder of an Allowed CCB-1 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-1 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Intercreditor Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H.”

a.	Rights of Election

On the Ballot, and subject to the provisions of Section 31.14 of the Seventh Amended Plan, each holder of an Allowed CCB-1 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Runoff Notes (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the Runoff Notes elected by holders of Allowed CCB-2 Guarantees Claims), in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the provisions of Section 31.1(a) of the Seventh Amended Plan, subject to the Lien or priority rights of the CCB-1 Trustee.  To the extent that, on the Effective Date, a holder of an Allowed CCB-1 Guarantees Claim receives Runoff Notes such holder’s distribution of Cash to be received on the Effective Date shall be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

On the Ballot, each holder of an Allowed CCB-1 Guarantees Claim that elected to receive Runoff Notes in accordance with the provisions of Section 18.2(a) of the Seventh Amended Plan shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata

Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed CCB-1 Guarantees Claim) and (ii) subject to the provisions of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to and has elected to receive pursuant to Section 18.2(a) of the Seventh Amended Plan.  To the extent a holder of an Allowed CCB-1 Guarantees Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain  an economic interest in the Litigation Proceeds (and such interest shall not constitute a component of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder otherwise would have received (solely in its capacity as a holder of an Allowed CCB-1 Guarantees Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed CCB-1 Guarantees Claim to elect to exercise rights provided in Section 18.2 of the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.	Limitation on Recovery

Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed CCB-1 Guarantees Claim in accordance with Section 18.1 of the Seventh Amended Plan, in the event that the sum of (i) distributions of Runoff Notes, Creditor Cash, Cash received on account of Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 18.1 and 18.2 of the Seventh Amended Plan, (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of Sections 6.3 or 7.3 of the Seventh Amended Plan and (iv) distributions from the Receivership are equal to or in excess of one hundred percent (100%) of such holder’s Allowed CCB-1 Guarantees Claim and Intercreditor Interest Claim, the Cash, or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, the subrogation rights with respect to Allowed CCB-1 Guarantees Claims shall be preserved.

16.	CCB-2 Guarantees Claims (Class 15)

Class 15 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed CCB-2 Guarantees Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the right of election described in Section 19.2 of the Seventh Amended Plan, each holder of an Allowed CCB-2 Guarantees Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed CCB-2 Guarantees Claim, Intercreditor Interest Claim and Postpetition Interest Claim (which, for the avoidance of doubt, on the Confirmation Date shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person), subject to the Lien or priority rights of the CCB-2 Trustees, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-2 Guarantees Claim and (b) such holder’s Intercreditor Interest Claim; provided, however, that, notwithstanding the foregoing, the contractual subordination and subrogation rights of Entities who hold CCB-2 Preferred Securities shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and any proposed distribution on account of the CCB-2 Common Securities of (i) Runoff Notes, (ii) Creditor Cash and (iii) Cash on account of Liquidating Trust Interests shall be recalculated and then distributed, subject to Bankruptcy Rule 3021 and subject to the Lien and priority rights of the CCB-2 Trustees, to Entities who hold CCB-2 Preferred Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed CCB-2 Guarantees Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the trust agreements related to such securities; and, provided, further, that, following such distribution to holders of the CCB-2 Common Securities, in accordance with the Global Settlement Agreement, the Receivership shall not retain any such distribution and the Liquidating Trustee shall redistribute such distributions in accordance with the priorities set forth in the Subordination Model attached hereto as Exhibit “H”; and provided, further, that, following the distribution to CCB-2 Preferred Securities referred to above, any remaining distribution to holders of Allowed CCB-2 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Runoff Notes (to the extent elected pursuant to Section 19.2 of the Seventh Amended Plan), shall be distributed, subject to Bankruptcy Rule 3021 and subject to the Lien or priority rights of the CCB-2 Trustees, in accordance with the priorities set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  In addition, in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, each holder of an Allowed CCB-2 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-2 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Intercreditor Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H.”

a.	Rights of Election

On the Ballot, and subject to the provisions of Section 31.14 of the Seventh Amended Plan, each holder of an Allowed CCB-2 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Runoff Notes (to the extent remaining after distributions to or reserved retained for holders of Senior Notes Claims, Allowed General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the Runoff Notes elected by holders of Allowed CCB-1 Guarantees Claims), in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the provisions of Section 31.1(a) of the Seventh Amended Plan, subject to the Lien or priority rights of the CCB-2 Trustees.  To the extent, on the Effective Date, a holder of an Allowed CCB-2 Guarantees Claim receives Runoff Notes, such holder’s distribution of Cash to be received on account of Liquidating Trust Interests shall be reduced on a dollar-for-dollar basis by the original principal amount of the Runoff Notes received.

On the Ballot, each holder of an Allowed CCB-2 Guarantees Claim that elected to receive Runoff Notes in accordance with the provisions of Section 19.2(a) of the Seventh Amended Plan shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed CCB-2 Guarantees Claim) and (ii) subject to the provisions of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to and has elected to receive pursuant to Section 19.2(a) of the Seventh Amended Plan.  To the extent a holder of an Allowed CCB-2 Guarantees Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain  an economic interest in the Litigation Proceeds (and such interest shall not constitute a component of Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such holder otherwise would have received (solely in its capacity as a holder of an Allowed CCB-2 Guarantees Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed CCB-2 Guarantees Claim to elect to exercise rights provided in Section 19.2 of the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.	Limitation on Recovery

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed CCB-2 Guarantees Claim in accordance with Section 19.1 of the Seventh Amended Plan, in the event that the sum of (i) distributions of Runoff Notes, Creditor Cash, and Cash received on account Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 19.1 and 19.2 (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests and Runoff Notes, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”, (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of Sections 6.3 or 7.3 of the Seventh Amended Plan and (iv) distributions from the Receivership are equal to or in excess of one hundred percent (100%) of such holder’s Allowed CCB-2 Guarantees Claim and Intercreditor Interest Claim, the Cash or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Notwithstanding anything contained in the Seventh Amended Plan to the contrary, for the avoidance of doubt, the subrogation rights with respect to Allowed CCB-2 Guarantees Claims shall be preserved.

17.	PIERS Claims (Class 16)

Class 16 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed PIERS Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, each holder of an Allowed PIERS Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed PIERS Claim and Postpetition Interest Claim (which, for the avoidance of doubt, on the Confirmation Date shall be finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, subject to the Lien or priority rights of the PIERS Trustee, such holder’s Pro Rata Share of (i) Runoff Notes (subject to the provisions of Section 31.14 of the Seventh Amended Plan and to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims), (ii) Creditor Cash and (iii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed PIERS Claim and (b) in the event that all Allowed Claims (other than Subordinated Claims) are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, notwithstanding the foregoing, the contractual subordination and subrogation rights of Entities who hold PIERS Preferred Securities shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and any proposed distribution on account of the PIERS Common Securities of (i) Runoff Notes, (ii) Creditor Cash and (iii) Cash on account of Liquidating Trust Interests shall be recalculated and then distributed, subject to Bankruptcy Rule 3021 and subject to the Lien and priority rights of the PIERS Trustee, to Entities who hold PIERS Preferred Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed PIERS Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the PIERS Trust Agreement; and, provided, further, that, following such distributions to holders of the PIERS Preferred Securities, WMI shall not retain any distribution on account of the PIERS Common Securities, including, without limitation, the Runoff Notes; and, provided, further, that, following the distribution to PIERS Preferred Securities referred to above, any remaining distribution of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Runoff Notes, shall be distributed, subject to Bankruptcy Rule 3021 and subject to the Lien or priority rights of the PIERS Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and Allowed Late-Filed Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims, Intercreditor Interest Claims, Remaining Postpetition Interest Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Seventh Amended Plan as Exhibit “H.”

a.         Reorganized Common Stock Election

On the Ballot, each holder of an Allowed PIERS Claim shall be provided the right to elect, in its sole and absolute discretion, to receive such holder’s Pro Rata Share of the Common Stock Allotment in lieu of (i) fifty percent (50%) of such holder’s Litigation Proceeds Interest (solely in its capacity as a holder of an Allowed PIERS Claim) and (ii) subject to the provisions of Section 31.14 of the Seventh Amended Plan, some or all of the Runoff Notes that such holder otherwise is entitled to receive pursuant to Section 20.1 of the Seventh Amended Plan.  To the extent a holder of an Allowed PIERS Claim receives Reorganized Common Stock pursuant to the foregoing election, such holder’s share of the Runoff Notes to which the election was effective shall not be issued and Reorganized WMI shall retain an economic interest in the Litigation Proceeds equal to fifty percent (50%) of the Litigation Proceeds (and such interest shall not constitute a component of the Liquidating Trust Assets) such holder otherwise would have received (solely in its capacity as a holder of an Allowed PIERS Claim) (and the holder’s rights in respect of distributions from the Liquidating Trust shall be adjusted to the extent such proceeds are received by Reorganized WMI).

Failure by any holder of an Allowed PIERS Claim to elect to exercise rights provided in Section 20.2 of the Seventh Amended Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

a.	Limitation on Recovery

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed PIERS Claim in accordance with Section 20.1 of the Seventh Amended Plan, in the event that the sum of (i) distributions of Runoff Notes, Creditor Cash, Cash received on account of Liquidating Trust Interests and Reorganized Common Stock in accordance with Sections 20.1 and 20.2 of the Seventh Amended Plan and (ii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of Sections  6.3, 7.3, 18.3, or 19.3 of the Seventh Amended Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed PIERS Claim and Postpetition Interest Claim, the Cash or, subject to the provisions of Section 31.14 of the Seventh Amended Plan, Runoff Notes received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.  Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed PIERS Claims shall be preserved.

18.	WMB Notes Claims (Class 17)

a.	Class 17A – WMB Senior Notes

Class 17A consists of WMB Senior Notes Claims.  Class 17A isImpaired by the Seventh Amended Plan.  Each holder of an Allowed WMB Senior Notes Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, each holder of an Allowed WMB Senior Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed WMB Senior Notes Claim, such holder’s Pro Rata Share of BB Liquidating Trust Interests (which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335,000,000.00)); provided, however, that, notwithstanding the foregoing, but subject to the provisions of Section 41.18 of the Seventh Amended Plan, the Settlement WMB Senior Note Holders shall have first priority to recover Cash distributions made on account of the BB Liquidating Trust Interests up to an aggregate amount of Ten Million Dollars ($10,000,000.00), to compensate for the legal fees and expenses incurred by the Settlement WMB Senior Note Holders’ and other WMB Senior Note Holders’ retention of Wilmer Cutler Pickering Hale & Dorr LLP, Pachulski Stang Ziehl & Jones LLP, and Boies, Schiller & Flexner LLP in connection with the Debtors’ Chapter 11 Cases.  Each holder of a WMB Senior Notes Claim that, in accordance with the Original Disclosure Statement Order, elected to check the box on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release” in connection with the Sixth Amended Plan and, by having checked such box:  (i) solely with respect to the Seventh Amended Plan, such holder’s WMB Senior Notes Claim shall be deemed an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010; provided, however, that, notwithstanding the foregoing, such amount shall be only for purposes of voting and calculating each holder’s “Pro Rata Share” of BB Liquidating Trust Interests, and shall not in any way increase the amount to be distributed to holders of Allowed WMB Senior Notes

Claims and Accepting Non-Filing WMB Senior Note Holders in excess of Three Hundred Thirty-Five Million Dollars ($335,000,000.00); (ii) the Debtors, the Liquidating Trustee, and all other parties in interest shall be deemed to have waived and released any and all objections, defenses, rights to setoff or recoupment, and rights to subordinate or recharacterize with respect to such Allowed WMB Senior Notes Claim; and (iii) the holder of such Allowed WMB Senior Notes Claim shall consent to provide on its behalf and with respect to its Allowed WMB Senior Notes Claim the releases provided in Section 41.6 of the Seventh Amended Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s Allowed WMB Senior Notes Claim, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s Allowed WMB Senior Notes Claim (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have); provided, however, that the foregoing is not intended, nor shall it be construed, to release (i) the Debtors from their obligations pursuant to the Seventh Amended Plan and (ii) the FDIC Receiver or the Receivership with respect to distributions to be made from the Receivership on account of WMB Senior Notes.  In the event that, in accordance with the Original Disclosure Statement Order, the holder of a WMB Senior Notes Claim did not check the box on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release” in connection with the Sixth Amended Plan, the Debtors, the Liquidating Trustee, and all parties in interest shall reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim, including, without limitation, on the basis that the Debtors have no liability with respect thereto, the Claim is subject to other defenses, setoff, or recoupment, and/or the Claim is subject to equitable or mandatory subordination pursuant to section 510 of the Bankruptcy Code; provided, however, that, to the extent that such WMB Senior Notes Claim is determined pursuant to a Final Order of the Bankruptcy Court to be an Allowed Claim, (i) such Claim shall be deemed an Allowed WMB Senior Notes Claim, (ii) the holder of such Allowed WMB Senior Notes Claim shall be entitled to receive its Pro Rata Share of the BB Liquidating Trust Interests, and (iii) such holder shall be deemed to have consented to the releases provided in Section 41.6 of the Seventh Amended Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, the Liquidating Trustee, and each of their respective Related Persons from any and all direct and derivative claims arising from or related to such holder’s Allowed WMB Senior Notes Claim, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s Allowed WMB Senior Notes Claim (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have).  Payments made by WMI pursuant to Section 21.1(a) of the Seventh Amended Plan shall be treated as payments made on account of the WMB Senior Notes held by holders of Allowed WMB Senior Notes Claims, and shall reduce the principal amount of such notes (and thus the maximum recovery permitted against the Receivership).  The FDIC Receiver acknowledges that amounts distributed to the holders of Allowed WMB Senior Notes Claims under the Seventh Amended Plan shall not be credited against or otherwise reduce their claims against the Receivership solely for purposes of determining the holders’ relative participation in distributions (unless and until each holder has recovered, in the aggregate, through distributions pursuant to the Seventh Amended Plan and from the Receivership, the full amount of its claim).  For the avoidance of doubt, all of the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, as provided in Sections 21.1(a) and (b) of the Seventh Amended Plan, shall be paid either to counsel to or to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and none of the foregoing amounts shall revert either to the Debtors or the Reorganized Debtors, or be payable to creditors in any other Class under the Seventh Amended Plan.

b.	Non-Filing WMB Senior Note Holders

Each Non-Filing WMB Senior Note Holder that, in accordance with the Original Disclosure Statement Order, elected to check the box on the Non-Filing WMB Senior Note Holder Election Form labeled “Grant Plan Section 43.6 Release” in connection with the Sixth Amended Plan and, by having checked such box:  (i) such holder shall be deemed to be an Accepting Non-Filing WMB Senior Note Holder, (ii) such holder shall be entitled to receive its Pro Rata Share of BB Liquidating Trust Interests, and (iii) such holder shall consent to provide on its behalf and with respect to its WMB Senior Notes the releases provided in Section 41.6 of the Seventh Amended Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holders (WMB Senior Notes); provided, however, that the foregoing is not intended, nor shall it be construed, to release (i) the Debtors from their obligations pursuant to the Seventh Amended Plan and (ii) the FDIC Receiver or the Receivership with respect to distributions to be made from the Receivership on account of WMB Senior Notes.  Payments made by WMI pursuant to Section 21.1(b) of the Seventh Amended Plan shall be treated as payments made on account of the WMB Senior Notes held by Accepting Non-Filing WMB Senior Note Holders, and shall reduce the principal amount of such notes (and thus the maximum recovery permitted against the Receivership).  The FDIC Receiver acknowledges that amounts distributed to Accepting Non-Filing WMB Senior Note Holders under the Seventh Amended Plan shall not be credited against or otherwise reduce their claims against the Receivership solely for purposes of determining the holders’ relative participation in distributions (unless and until each holder has recovered, in the aggregate, through distributions pursuant to the Seventh Amended Plan and from the Receivership, the full amount of its claim).  Notwithstanding the foregoing, and irrespective of whether a Non-Filing WMB Senior Note Holder receives a distribution of BB Liquidating Trust Interests pursuant to the Seventh Amended Plan, no Non-Filing WMB Senior Note Holder shall be deemed to hold a Claim against the Debtors with respect to such holder’s WMB Senior Notes.

c.	Class 17B – WMB Subordinated Notes

Class 17B is Impaired by the Seventh Amended Plan.  Each holder of an Allowed WMB Subordinated Notes Claim is not entitled to vote to accept or reject the Seventh Amended Plan and shall be conclusively deemed to have rejected the Seventh Amended Plan.

On the Effective Date, and in consideration for the distribution to be made to the FDIC Receiver pursuant to the Global Settlement Agreement, all WMB Subordinated Notes Claims, to the extent that they are not Section 510(b) Subordinated WMB Notes Claims, shall be deemed disallowed, and holders thereof shall not receive any distribution from the Debtors.

d.	Right to Recovery

WMB Senior Notes Claims and WMB Subordinated Notes Claims are not superior in right of recovery to Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, Allowed General Unsecured Claims, or Allowed Late Filed Claims, and the holders of WMB Senior Notes Claims and WMB Subordinated Notes Claims may not seek recourse, payment, turnover, indemnity, damages, setoff, pay-over, or other compensation from holders of any Allowed Claims, including, without limitation, Senior Notes Claims, Senior Subordinated Notes Claims, CCB-1 Guarantees Claims, CCB-2 Guarantees Claims, PIERS Claims, General Unsecured Claims, or Late-Filed Claims, on account of WMB-issued obligations.

19.	Subordinated Claims (Class 18)

Class 18 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Subordinated Claim is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full, each holder of an Allowed Subordinated Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Subordinated Claim and Postpetition Interest Claim, such holder’s Pro Rata Share of Liquidating Trust Interests in an aggregate amount equal to such holder’s Allowed Subordinated Claim and Postpetition Interest Claim.

a.	Limitation on Recovery

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Subordinated Claim in accordance with the Seventh Amended Plan, in the event that the sum of Cash received on account of Liquidating Trust Interests in accordance with Section 22.1 of the Seventh Amended Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed Subordinated Claim and Postpetition Interest Claim, the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of the Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Seventh Amended Plan as Exhibit “H”.

20.	Preferred Equity Interests (Class 19)

Pursuant to the Seventh Amended Plan, the Preferred Equity Interests in Class 19 consist of each Equity Interest represented by an issued and outstanding share of preferred stock of WMI prior to or on the Petition Date, including, without limitation, those certain (i) Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, (ii) Series R Non-Cumulative Perpetual Convertible Preferred Stock, and (iii) the REIT Series.

Class 19 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Preferred Equity Interest is entitled to vote to accept or reject the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the execution and delivery of a release in accordance with the provisions of Section 41.6 of the Seventh Amended Plan, each holder of a Preferred Equity Interest, including, without limitation, each holder of a REIT Series, shall be entitled to receive such holder’s Pro Rata Share of seventy percent (70%) of (a) subject to the right of election provided in Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b) and 20.2(b) of the Seventh Amended Plan, the Reorganized Common Stock, and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be redistributed; provided, however, that, in the event that, at the Confirmation Hearing and in the Confirmation Order, the Bankruptcy Court determines that a different percentage should apply, the foregoing percentage shall be adjusted in accordance with the determination of the Bankruptcy Court and be binding upon each holder of a Preferred Equity Interest.  In addition, and separate and distinct from the distribution to be provided to holders of the Preferred Equity Interests from the Debtors, pursuant to the Global Settlement Agreement, and in exchange for the releases set forth in the Global Settlement Agreement and in Article XLI herein, on the Effective Date, JPMC shall pay, or transfer to the Disbursing Agent, for payment to each Releasing REIT Trust Holder its pro rata share of Fifty Million Dollars ($50,000,000.00), determined by multiplying (a) Fifty Million Dollars ($50,000,000.00) times (b) an amount equal to (i) the principal amount of REIT Series held by such Releasing REIT Trust Holder on the voting record date with respect to the Sixth Amended Plan divided by (ii) the outstanding principal amount of all REIT Series (which is Four Billion Dollars ($4,000,000,000.00)); provided, however, that the release of claims against the “Releasees” delivered in connection with the solicitation of acceptances and rejections to the Sixth Amended Plan shall be deemed binding and effective for each Releasing REIT Trust Holder; and, provided, further, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders pursuant to Section 23.1 of the Seventh Amended Plan and Section 2.24 of the Global Settlement Agreement may be paid in shares of common stock of JPMC, having an aggregate value equal to the amount of cash to be paid pursuant to Section 23.1 of the Seventh Amended Plan and Section 2.24 of the Global Settlement Agreement, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.  While JPMC’s maximum liability pursuant to Section 23.1 of the Seventh Amended Plan and Section 2.24 of the Global Settlement Agreement is Fifty Million Dollars ($50,000,000.00), JPMC’s liability shall be reduced to the extent the Releasing REIT Trust Holders comprise less than all of the outstanding REIT Series holders.

a.	Cancellation of REIT Series

Notwithstanding the provisions of Section 23.1 of the Seventh Amended Plan, on the Effective Date, all REIT Series shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.  For the avoidance of doubt, Section 23.2 of the Seventh Amended Plan shall have no effect on, and shall not result in the extinguishment or cancellation of, the Trust Preferred Securities and, in accordance with the Global Settlement Agreement, JPMC or its designee is the sole legal, equitable and beneficial owner of the Trust Preferred Securities for all purposes.

b.	Cancellation of Preferred Equity Interests

Notwithstanding the provisions of Section 23.1 of the Seventh Amended Plan, on the Effective Date, all non-REIT Series Preferred Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

21.	Dime Warrants (Class 21)

Class 21 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Dime Warrants is not entitled to vote to accept or reject the Seventh Amended Plan and shall be conclusively deemed to have rejected the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the execution and delivery of a release in accordance with the provisions of Section 41.6 of the Seventh Amended Plan, each holder of Dime Warrants shall be entitled to receive such holder’s Pro Rata Share of thirty percent (30%) of (a) subject to right of election provided in Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b) and 20.2(b) of the Seventh Amended Plan, the Reorganized Common Stock and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be redistributed, each to be shared on a pari passu basis with holders of Common Equity Interests; provided, however, that, to the extent that holders of Dime Warrants are determined, pursuant to a Final Order, to hold Allowed Claims, and such Allowed Claims are not otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, such Allowed Claims shall be deemed to be Allowed General Unsecured Claims classified in Class 12 of the Seventh Amended Plan and shall receive the treatment provided in Article XVI of the Seventh Amended Plan; and, provided, further, that, in the event at the Confirmation Hearing and in the Confirmation Order, the Bankruptcy Court determines that a different percentage should apply, the foregoing percentage shall be adjusted in accordance with the determination of the Bankruptcy Court and be binding upon each holder of a Dime Warrant.

a.         Cancellation of Dime Warrants

Notwithstanding the provisions of the Seventh Amended Plan, on the Effective Date, all Dime Warrants shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

22.	Common Equity Interests (Class 22)

Class 22 is Impaired by the Seventh Amended Plan.  Each holder of an Allowed Equity Interest is not entitled to vote to accept or reject the Seventh Amended Plan and shall be conclusively deemed to have rejected the Seventh Amended Plan.

Commencing on the Effective Date, and subject to the execution and delivery of a release in accordance with the provisions of Section 41.6 of the Seventh Amended Plan, each holder of Common Equity Interests shall be entitled to receive such holder’s Pro Rata Share of thirty percent (30%) of (a) subject to the right of election provided in Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b) and 20.2(b) of the Seventh Amended Plan, the Reorganized Common Stock and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be distributed, each to be shared on a pari passu basis with holders of the Dime Warrants to the extent that Dime Warrants are determined pursuant to a Final Order, to constitute Equity Interests or subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code; provided, however, that, in the event at the Confirmation Hearing and in the Confirmation Order the Bankruptcy Court determines that a different percentage should apply, the foregoing percentage shall be adjusted in accordance with the determination of the Bankruptcy Court and be binding upon each holder of a Common Equity Interest.

a.         Cancellation of Common Equity Interests

Notwithstanding the provisions of the Seventh Amended Plan, on the Effective Date, all Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

C.	Provision For Treatment Of Disputed Claims and Disputed Equity Interests

1.	Objections to Claims; Prosecution of Disputed Claims and Disputed Equity Interests

The Liquidating Trustee shall object to, and shall assume any pending objection filed by the Debtors to, the allowance of Claims filed with the Bankruptcy Court with respect to which it disputes liability, priority or amount, including, without limitation, objections to Claims and Equity Interests that have been assigned and the assertion of the doctrine of equitable subordination with respect thereto.  All objections, affirmative defenses and counterclaims shall be litigated to Final Order; provided, however, that the Liquidating Trustee shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests.  Unless otherwise ordered by the Bankruptcy Court, to the extent not already objected to by the Debtors, the Liquidating Trustee shall file and serve all objections to Claims and Equity Interests as soon as practicable, but, in each instance, not later than one hundred eighty (180) days following the Effective Date or such later date as may be approved by the Bankruptcy Court.

2.	Estimation of Claims

On and after the Effective Date, and unless otherwise limited by an order of the Bankruptcy Court, the Liquidating Trustee may at any time request the Bankruptcy Court to estimate for final distribution purposes any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to or sought to estimate such Claim, and the Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  Unless otherwise provided in an order of the Bankruptcy Court, in the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that, if the estimate constitutes the maximum limitation on such Claim, the Liquidating Trustee may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim; and, provided, further, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another; provided, however, that in no event shall any such procedure increase or expand payment or performance from JPMC for any JPMC Assumed Liabilities.

3.	Payments and Distributions on Disputed Claims and Disputed Equity Interests

a.	Disputed Claims Holdback

From and after the Effective Date, and until such time as each Disputed Claim has been compromised and settled, estimated by the Bankruptcy Court in an amount constituting the allowed amount, or allowed or disallowed by Final Order of the Bankruptcy Court, the Liquidating Trustee shall retain, for the benefit of each holder of a Disputed Claim, Creditor Cash (which the Disbursing Agent shall transfer to the Liquidating Trustee), Liquidating Trust Interests, and, to the extent elected by such holder, Runoff Notes and Reorganized Common Stock, and any dividends, gains or income attributable in respect of any of the foregoing, in an amount equal to the Pro Rata Share of distributions that would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.  Any Creditor Cash, Liquidating Trust Interests, Runoff Notes and Reorganized Common Stock retained and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in Liquidating Trust Interests, Runoff Notes or Reorganized Common Stock in the event the Disputed Claim ultimately becomes an Allowed Claim.  Such Creditor Cash and any dividends, gains or income paid on account of the Liquidating Trust Interests, Runoff Notes and the Reorganized Common Stock (if any) retained for the benefit of holders of Disputed Claims shall be retained by the Liquidating Trust for the benefit of such holders pending determination of their entitlement thereto under the terms of the Seventh Amended Plan.  To the extent that the Liquidating Trust retains Runoff Notes or Reorganized Common Stock on behalf of Disputed Claim holders, until such time as such stock is distributed, the Liquidating Trustee shall exercise voting or consent rights with respect to such stock; provided, however, that the Liquidating Trustee shall be obligated to vote or consent, as the case may be, as to such stock in the same proportion as all other holders of issued and distributed Reorganized Common Stock have voted or consented, in each case on an issue-by-issue basis.

b.	Allowance of Disputed Claims

At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Liquidating Trustee shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Seventh Amended Plan, together with any earnings that has accrued on the amount of Creditor Cash, Liquidating Trust Interests, Runoff Notes and Reorganized Common Stock so retained (net of any expenses, including any taxes, relating thereto), but only to the extent that such earnings are attributable to the amount of the Allowed Claim.  Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order, but in no event more than ninety (90) days thereafter.  The balance of any Creditor Cash, Liquidating Trust Interests, Runoff Notes and Reorganized Common Stock previously retained but not distributed to a Disputed Claim holder shall be included in future calculations of Cash, Liquidating Trust Interests, Runoff Notes and Reorganized Common Stock, respectively, to holders of Allowed Claims.

c.	Tax Treatment of Retained Assets on Account of Disputed Claims

The Liquidating Trustee shall treat any assets retained pursuant to the Seventh Amended Plan as part of the Liquidating Trust Claims Reserve.

d.	Disputed Equity Escrow

From and after the Effective Date, (i) until such time as the Dime Warrant Litigation is determined, pursuant to a Final Order, or a compromise and settlement is approved pursuant to a Final Order, by the Bankruptcy Court with respect to the Dime Warrant Litigation, there shall be held in the Disputed Equity Escrow by the Liquidating Trustee, as escrow agent, for the benefit of each holder of a Dime Warrant, Reorganized Common Stock, and any dividends, gains or income attributable in respect of such Reorganized Common Stock, in an amount equal to the Pro Rata Share of Reorganized Common Stock that would have been made to the holders of Dime Warrants if such Dime Warrants were Allowed Equity Interests in an amount equal to the lesser of (1) the amount estimated by the Bankruptcy Court as the maximum amount in which the Disputed Claims relating to the Dime Warrants may ultimately become Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (2) the liquidated amount determined, pursuant to an order of the Bankruptcy Court, as the amount in which the Disputed Claims relating to the Dime Warrants are Allowed Claims times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price), (3) the amount established by the United States Court of Federal Claims in the Anchor Litigation, pursuant to a Final Order, as applied in connection with the Dime Warrant Litigation, times the per share price of Common Equity Interests on a date established by the Bankruptcy Court bears to the market capitalization of all other Common Equity Interests (as determined by the Bankruptcy Court using such same per share price) and (4) such other amount as may be agreed upon by the plaintiffs in the Dime Warrant Litigation and the Liquidating Trustee; provided, however, the recovery in connection with the Dime Warrant Litigation will not exceed the lesser of (1), (2), (3) and (4) above, and (ii) until such time, or from time to time, as each Disputed Equity Interest has been compromised and settled or allowed or disallowed by Final Order of the Bankruptcy Court, there shall be held in the Disputed Equity Escrow by the Liquidating Trustee, as escrow agent, for the benefit of each holder of a Disputed Equity Interest, Reorganized Common Stock and any dividends, gains or income attributable in respect of such Reorganized Common Stock, in an amount equal to the Pro Rata Share of distributions that would have been made to the holder of such Disputed Equity Interest if it were an Allowed Equity Interest.  To the extent that the Liquidating Trustee retains any such Reorganized Common Stock, until such time as such stock is distributed, the Liquidating Trustee shall exercise voting or consent rights with respect to such stock; provided, however, that the Liquidating Trustee shall be obligated to vote or consent, as the case may be, as to such stock in the same proportion as all other holders of issued and distributed Reorganized Common Stock have voted or consented, in each case on an issue-by-issue basis.  Apart from the Liquidating Trustee serving as escrow agent, the Disputed Equity Escrow shall be separate and distinct from the Liquidating Trust (and the Liquidating Trust Claims Reserve), and the assets therein shall not comprise part of the Liquidating Trust Assets.

e.	Determinations With Respect to Disputed Equity Interests

At such time as it is determined, pursuant to a Final Order, that (1) the holders of the Dime Warrants hold Allowed Claims, and such Allowed Claims are not otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee, as escrow agent, shall distribute to the holders of Common Equity Interests, entitled to receive a distribution in accordance with the provisions of Section 25.1 of the Seventh Amended Plan, on a pro rata basis, the shares of the Reorganized Common Stock, together with any dividends, gains or income attributable thereto, in the Disputed Equity Escrow and (2) the holders of Dime Warrants hold Equity Interests or Allowed Claims, and Allowed Claims are otherwise subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, the Liquidating Trustee, as escrow agent, shall distribute to the holders of Dime Warrants the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto in the Disputed Equity Escrow.  At such time as any other Disputed Equity Interest becomes, in whole or in part, an Allowed Equity Interest, the Liquidating Trustee shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Seventh Amended Plan, together with any dividends, gains or income attributable thereto.  To the extent a Disputed Equity Interest is disallowed, in whole or in part, the Liquidating Trustee, as escrow agent, shall distribute to the holders of Common Equity Interests entitled to receive a distribution in accordance with the provisions of Sections 24.1 and 25.1 of the Seventh Amended Plan, on a pro rata basis, the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto, allocable to such Disputed Equity Interest, to the extent of such disallowance.  Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court with respect to the Dime Warrant Litigation becomes a Final Order, but in no event more than ninety (90) days thereafter.

f.	Tax Treatment of Disputed Equity Escrow

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee, as escrow agent, of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (A) treat the Disputed Equity Escrow as  “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections), and (B) to the extent permitted by applicable law, report consistently wit the foregoing for state and local income tax purposes.  All parties (including the Liquidating Trustee, the Debtors, and the holders of Dime Warrants and Disputed Equity Interests) shall report for United States federal, state and local income tax purposes consistently wit the foregoing.

The Liquidating Trustee, as escrow agent, shall be responsible for payment, out of the assets of the Disputed Equity Escrow, of any Taxes imposed on the escrow or its assets.  In the event, and to the extent, any Cash in the Disputed Equity Escrow is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets of the escrow (including any income that may arise upon the distribution of the assets in the escrow), assets of the escrow may be sold to pay such Taxes.

The Liquidating Trustee may request an expedited determination of Taxes of the Disputed Equity Escrow under section 505(b) of the Bankruptcy Code for all Tax Returns for all taxable periods through the termination of the escrow.

The Liquidating Trustee, as escrow agent, shall have the same rights and powers, subject to the same limitations, with respect to withholding on distributions of the assets of the Disputed Equity Escrow as the Liquidating Trustee possesses with respect to the Liquidating Trust, as provided in Section 27.14(c) of the Seventh Amended Plan.

D.	Liquidating Trust

1.	Execution of the Liquidating Trust Agreement

On or before the Effective Date, the Debtors and the Liquidating Trustee shall execute the Liquidating Trust Agreement, and shall take all other necessary steps to establish the Liquidating Trust and the Liquidating Trust Interests therein, which shall be for the benefit of the Liquidating Trust Beneficiaries, as provided in the Seventh Amended Plan, whether their Claims are Allowed on or after the Effective Date.  The Liquidating Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated in the Seventh Amended Plan, but only to the extent that such powers, duties, and authorities do not affect the status of the Liquidating Trust as a “liquidating trust” for United States federal income tax purposes.

2.	Purpose of the Liquidating Trust

The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

3.	Liquidating Trust Assets

The Liquidating Trust shall consist of the Liquidating Trust Assets.  On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust.  The Liquidating Trust Assets may be transferred subject to certain liabilities, as provided in the Seventh Amended Plan or the Liquidating Trust Agreement.  Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar Tax, pursuant to section 1146(a) of the Bankruptcy Code.  Upon delivery of the Liquidating Trust Assets to the Liquidating Trust, the Debtors and their predecessors, successors and assigns, and each other Entity released pursuant to Section 41.6 of the Seventh Amended Plan shall be discharged and released from all liability with respect to the delivery of such distributions.  In addition, the Liquidating Trust shall assume all of WMI’s rights and obligations pursuant to Section 2.4 of the Global Settlement Agreement, and WMI shall have no further liability or obligations thereunder, to the extent that the transfer to the Liquidating Trust shall not impose any additional obligations or liabilities on JPMC.

4.	Administration of the Liquidating Trust

The Liquidating Trust shall be administered by the Liquidating Trustee according to the Liquidating Trust Agreement and the Seventh Amended Plan.  In the event of any inconsistency between the Seventh Amended Plan and the Liquidating Trust Agreement, the Liquidating Trust Agreement shall govern.

5.	The Liquidating Trustee

In the event the Liquidating Trustee dies, is terminated, or resigns for any reason, the Trust Advisory Board shall designate a successor; provided, however, that under no circumstance shall the Liquidating Trustee be a director or officer with respect to any Affiliate of the Liquidating Trust.

6.	Role of the Liquidating Trustee

In furtherance of and consistent with the purpose of the Liquidating Trust and the Seventh Amended Plan, and subject to the terms of the Confirmation Order, the Seventh Amended Plan and the Liquidating Trust Agreement, and the oversight of the Trust Advisory Board, the Liquidating Trustee shall, among other things, have the following rights, powers and duties, in each case subject to the Global Settlement Agreement: (i) to hold, manage, convert to Cash, and distribute the Liquidating Trust Assets, including prosecuting and resolving the Claims belonging to the Liquidating Trust, (ii) to hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries, whether their Claims are Allowed on or after the Effective Date, (iii) in the Liquidating Trustee’s reasonable business judgment, to investigate, prosecute, settle and/or abandon rights, causes of action, or litigation of the Liquidating Trust, including, without limitation, Avoidance Actions, (iv) to monitor and enforce the implementation of the Seventh Amended Plan, (v) to file all tax and regulatory forms, returns, reports, and other documents required with respect to the Liquidating Trust, (vi) in the Liquidating Trustee’s reasonable business judgment, to object to Claims, and manage, control, prosecute, and/or settle on behalf of the Liquidating Trust, objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Seventh Amended Plan, (vii) to take all actions necessary and create any document necessary to implement the Seventh Amended Plan, (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (ix) to act as a signatory to the Debtors for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtors’ assets, and (x) to take all necessary actions and file all appropriate motions to obtain an order closing the Chapter 11 Cases.  In all circumstances, the Liquidating Trustee shall comply with all of the Debtors’ obligations under the Global Settlement Agreement and in accordance with applicable law, and otherwise shall act in the best interests of all Liquidating Trust Beneficiaries and in furtherance of the purpose of the Liquidating Trust.  Under no circumstance may the Liquidating Trustee serve on the Board of Directors of any Affiliate of the Liquidating Trust.

7.	Liquidating Trustee’s Tax Power for Debtors

Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all Tax Returns required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds for all taxable periods ended on or before December 31, 2009.

For all taxable periods ended on or before December 31, 2009, the Liquidating Trustee shall have full and exclusive authority and responsibility in respect of all Taxes of the Debtors (including, without limitation, as the common parent or other agent of any consolidated, combined or unitary tax group of which the Debtors were the agent), to the same extent as if the Liquidating Trustee was the Debtor-in-Possession.  Without limiting the foregoing, each of the Debtors shall execute, on or prior to the Effective Date, a power of attorney authorizing the Liquidating Trustee to correspond with any

Authority on behalf of such Debtor and to sign, collect, negotiate, settle, and administer Tax payments and Tax Returns.

In furtherance of the transfer of the Liquidating Trust Assets to the Liquidating Trust on the Effective Date, the Liquidating Trust shall be entitled to all Tax Refunds of the Debtors (and the Liquidating Trust bears responsibility for (i) all Tax liabilities of the Debtors for taxable years ended on or before December 31, 2009, to the extent not discharged by the Seventh Amended Plan or provided for payment in the Seventh Amended Plan or the Global Settlement Agreement and (ii) WMI’s obligations pursuant to Section 2.4 of the Global Settlement Agreement), it being understood that the Liquidating Trustee only shall have whatever rights WMI itself has pursuant to the terms of the Global Settlement Agreement and the Liquidating Trustee shall be contractually bound to all restrictions in the Global Settlement Agreement with respect to tax filings.

8.	Transferability of Liquidating Trust Interests

The Liquidating Trust Interests shall not be transferable or assignable except by will, intestate succession or operation of law.

9.	Cash

The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings, or other controlling authorities.

10.	Distribution of Liquidating Trust Assets

The Liquidating Trustee shall distribute to the holders of Allowed Claims on account of their Liquidating Trust Interests, on a quarterly basis, all unrestricted Cash on hand (including any Cash received from the Debtors on the Effective Date, and treating any permissible investment as Cash for purposes of the Seventh Amended Plan), except (i) Cash reserved pursuant to the Liquidating Trust Agreement to fund the activities of the Liquidating Trust, (ii) such amounts as are allocable to or retained on account of Disputed Claims in accordance with Section 26.3 of Seventh Amended Plan, and (iii) such additional amounts as are reasonably necessary to (A) meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (B) pay reasonable incurred or anticipated expenses (including, but not limited to, any Taxes imposed on or payable by the Debtors or the Liquidating Trust or in respect of the Liquidating Trust Assets), or (C) as are necessary to satisfy other liabilities incurred or anticipated by the Liquidating Trust in accordance with the Seventh Amended Plan, the Global Settlement Agreement, or the Liquidating Trust Agreement; provided, however, that, and subject to the distribution of Runoff Notes as may be required in accordance with the provisions of Section 31.14 of the Seventh Amended Plan, the Liquidating Trustee shall not be required to make a distribution pursuant to Section 27.10 of the Seventh Amended Plan if the aggregate, net amount of unrestricted Cash available for distribution (taking into account the above listed exclusions) is such as would make the distribution impracticable as reasonably determined by the Liquidating Trustee, with the consent of the Trust Advisory Board, in accordance with applicable law, and so long as such aggregate amount is less than Twenty-Five Million Dollars ($25,000,000.00); and, provided, further, that the Liquidating Trustee, with the consent of the Trust Advisory Board, may decide to forego the first quarterly distribution to those holders of Liquidating Trust Interests with respect to which the Liquidating Trustee, in its reasonable judgment, is not administratively prepared to make such distribution, in which case, such distribution shall be made to such holders as soon as practicable after the Liquidating Trustee is administratively prepared to do so.

11.	Costs and Expenses of the Liquidating Trust

The reasonable costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals, shall be paid out of the Liquidating Trust Assets.  Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Liquidating Trust.

12.	Compensation of the Liquidating Trustee

The individual(s) serving as or comprising the Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar roles, the payment of which shall be subject to the approval of the Bankruptcy Court.

13.	Retention of Professionals/Employees by the Liquidating Trustee

The Liquidating Trustee may retain and compensate attorneys, other professionals, and employees to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval.  The Liquidating Trustee may assume existing contracts and/or leases that WMI is party to, including, without limitation, employment agreements, or may enter into new arrangements on substantially similar terms.  Without limiting the foregoing, the Liquidating Trustee may retain any professional that represented parties in interest in the Chapter 11 Cases.

14.	Federal Income Tax Treatment of the Liquidating Trust

The following describes the income tax treatment of the Liquidating Trust as generally set forth in the Liquidating Trust Agreement.  For a further explanation of the United States federal income tax treatment of the Liquidating Trust, see Article VIII “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SEVENTH AMENDED PLAN.”

a.	Liquidating Trust Assets Treated as Owned by Creditors

For all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust as (1) a transfer of the Liquidating Trust Assets (subject to any obligations relating to those assets) directly to the Liquidating Trust Beneficiaries and, to the extent Liquidating Trust Assets are allocable to Disputed Claims, to the Liquidating Trust Claims Reserve, followed by (2) the transfer by such beneficiaries to the Liquidating Trust of the Liquidating Trust Assets (other than the Liquidating Trust Assets allocable to the Liquidating Trust Claims Reserve) in exchange for Liquidating Trust Interests.  Accordingly, the Liquidating Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to the Liquidating Trust Claims Reserve, discussed below).  The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

b.	Tax Reporting

The Liquidating Trustee shall file Tax Returns for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with the Seventh Amended Plan.  The Liquidating Trustee also will annually send to each holder of a Liquidating Trust Interest a separate statement regarding the receipts and expenditures of the Liquidating Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.  The Liquidating Trustee shall also file (or cause to be filed) any other statement, return or disclosure relating to the Liquidating Trust that is required by any governmental unit.

On or before the Effective Date, the Debtors shall provide the Liquidating Trustee with a good-faith valuation of the Tax Refunds as of the Effective Date.  The Liquidating Trustee will then in good faith value all other Liquidating Trust Assets, and shall make all such values (including the Tax Refund values) available from time to time, to the extent relevant, and such values shall be used consistently by all parties to the Liquidating Trust (including, without limitation, the Debtors, the Liquidating Trustee, and Liquidating Trust Beneficiaries) for all United States federal income tax purposes.

Allocations of Liquidating Trust taxable income among the Liquidating Trust Beneficiaries (other than taxable income allocable to the Liquidating Trust Claims Reserve) shall be determined by reference to the manner in which an amount of cash representing such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Liquidating Trust Claims Reserve) to the holders of the Liquidating Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust.  Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets.  The tax book value of the Liquidating Trust Assets for purpose of this paragraph shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the IRC, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (A) timely elect to treat any Liquidating Trust Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including the Liquidating Trustee, the Debtors, and the Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

The Liquidating Trustee shall be responsible for payment, out of the Liquidating Trust Assets, of any Taxes imposed on the trust or its assets, including the Liquidating Trust Claims Reserve.  In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims (including any income that may arise upon the distribution of the assets of the Liquidating Trust Claims Reserve), such Taxes may be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidating Trustee as a result of the resolution of such Disputed Claims.

The Liquidating Trustee may request an expedited determination of Taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, or the Debtors under section 505(b) of the Bankruptcy Code for all Tax Returns filed for, or on behalf of, the Liquidating Trust or the Debtors for all taxable periods through the dissolution of the Liquidating Trust.

The Liquidating Trustee may withhold and pay to the appropriate Tax Authority all amounts required to be withheld pursuant to the IRC or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of Liquidating Trust Interests, including payments or distributions to holders of Allowed WMB Senior Note Claims and Accepting Non-Filing WMB Senior Note Holders attributable to interest on such claims.  WMI applied for and received a private letter ruling from the IRS that the payments with respect to Allowed WMB Senior Note Claims and Accepting Non-Filing WMB Senior Note Holders pursuant to the Modified Sixth Amended Plan and the Global Settlement Agreement are characterized as payments on such Claims; accordingly, it is not expected that the Liquidating Trustee will withhold with respect to such payments, provided such holders provide the Disbursing Agent with the requisite completed tax forms.  All such amounts withheld and paid to the appropriate Tax Authority shall be treated as amounts distributed to such holders of Liquidating Trust Interests for all purposes of the Liquidating Trust Agreement.  The Liquidating Trustee shall be authorized to collect such tax information from the holders of Liquidating Trust Interests (including, without limitation, social security numbers or other tax identification numbers) as in its sole discretion the Liquidating Trustee deems necessary to effectuate the Seventh Amended Plan, the Confirmation Order, and the Liquidating Trust Agreement.  In order to receive distributions under the Seventh Amended Plan, all holders of Liquidating Trust Interests shall be required to identify themselves to the Liquidating Trustee and provide tax information and the specifics of their holdings, to the extent the Liquidating Trustee deems appropriate in the manner and in accordance with the procedures from time to time established by the Liquidating Trustee for these purposes.  This identification requirement generally applies to all holders, including those who hold their securities in street name.  The Liquidating Trustee may refuse to make a distribution to any holder of a Liquidating Trust Interest that fails to furnish such information in a timely fashion, and until such information is delivered, and may treat such holder’s Liquidating Trust Interests as disputed; provided, however, that, if such information is not furnished to the Liquidating Trustee within six (6) months of the original request to furnish such information, no further distributions shall be made to the holder of such Liquidating Trust Interest; and, provided, further, that, upon the delivery of such information by a holder of a Liquidating Trust Interest, the Liquidating Trustee shall make such distribution to which the holder of the Liquidating Trust Interest is entitled, without additional interest occasioned by such holder’s delay in providing tax information; and, provided, further that, if the Liquidating Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the Liquidating Trustee is later held liable for the amount of such withholding, such holder shall reimburse the Liquidating Trustee for such liability (to the extent such amounts were actually distributed to such holder).

c.	Dissolution

The Liquidating Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, upon the earlier to occur of (i) all of the Liquidating Trust Assets have been distributed pursuant to the Seventh Amended Plan and the Liquidating Trust Agreement, (ii) the Liquidating Trustee determines, with the consent of the Trust Advisory Board, that the administration of any remaining Liquidating Trust Assets is not likely to yield sufficient additional Liquidating Trust proceeds to justify further pursuit, and (iii) all distributions required to be made by the Liquidating Trustee under the Seventh Amended Plan and the Liquidating Trust Agreement have been made; provided, however, in no event shall the Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension

(not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the Liquidating Trustee and the Trust Advisory Board that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets.  If at any time the Liquidating Trustee determines, in reliance upon such professionals as the Liquidating Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the Liquidating Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) not a “private foundation”, as defined in section 509(a) of the IRC, and (D) that is unrelated to the Debtors, the Reorganized Debtors, the Liquidating Trust, and any insider of the Liquidating Trustee, and (iii) dissolve the Liquidating Trust.

15.	Indemnification of Liquidating Trustee

The Liquidating Trustee or the individual(s) comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee’s employees, agents and professionals, shall not be liable to the Liquidating Trust Beneficiaries for actions taken or omitted in their capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all actions or inactions in their capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct or gross negligence.  Any indemnification claim of the Liquidating Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the Liquidating Trust Assets and shall be entitled to a priority distribution therefrom, ahead of the Liquidating Trust Interests and any other claim to or interest in such assets.  The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

16.	Privileges and Obligation to Respond to Ongoing Investigations

All Privileges shall be transferred, assigned, and delivered to the Liquidating Trust, without waiver, and shall vest in the Liquidating Trustee solely in its capacity as such (and any other individual the Liquidating Trustee, with the consent of the Trust Advisory Board, may designate, as well as any other individual designated in the Liquidating Trust Agreement).  Pursuant to Federal Rule of Evidence 502(d) (to the extent Rule 502(d) is relevant notwithstanding the fact that the Debtors, the Liquidating Trustee, the FDIC Receiver and JPMC are joint holders of certain attorney-client privileges, work product protections, or other immunities or protections from disclosure), no Privileges shall be waived by disclosure to the Liquidating Trustee and the Trust Advisory Board of the Debtors’ information subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure, or by disclosure among the Debtors, the Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver, and/or JPMC of information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure jointly held by the Debtors, the Trust Advisory Board, the FDIC Receiver, the Liquidating Trustee and/or JPMC.  The Liquidating Trustee shall be obligated to respond, on behalf of the Debtors, to all Information Demands.  The FDIC Receiver and JPMC shall take reasonable steps to cooperate with the Liquidating Trustee in responding to Information Demands, and such cooperation shall include, for example, taking all steps necessary to maintain and avoid waiver of any and all Privileges (including, without limitation, any Privileges that are shared jointly among or between any of the parties).  The Liquidating Trustee, with the consent of the Trust Advisory Board, may waive Privileges that are held solely by the Debtors and/or the Liquidating Trust, but not jointly held with the FDIC Receiver and/or JPMC, in the event and to the extent the Liquidating Trustee, with the consent of the Trust Advisory Board, determines in good faith that doing so is in the best interests of the Liquidating Trust and its beneficiaries.  The Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver and JPMC may disclose information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure that are jointly held with the FDIC Receiver and/or JPMC only (i) upon written permission from the Liquidating Trustee, the FDIC Receiver and JPMC, as the case may be; (ii) pursuant to an order of a court of competent jurisdiction, subject to the procedure described in the next sentence insofar as it applies; or (iii) as otherwise required by law, subject to the procedure described in the next sentence insofar as it applies.  If the Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver or JPMC receives a request from a third party to disclose information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure that are jointly held with the Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver and/or JPMC, the party or parties who receives such request will (w) pursue all reasonable steps to maintain the applicable privileges or protections from disclosure, including, if necessary, to maintain the privileges or protections from disclosure by seeking a protective order against and/or otherwise objecting to the production of such material, (x) notify the Liquidating Trustee, the Trust Advisory Board, FDIC Receiver and/or JPMC, as the case may be, (y) allow the Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver and/or JPMC, as the case may be, reasonable time under the circumstances to seek a protective order against and/or otherwise object to the production of such material, and (z) unless required by law, not disclose the materials in question unless and until any objection raised by the Liquidating Trustee, the Trust Advisory Board, the FDIC Receiver and/or JPMC is resolved in favor of disclosure.

D.	Prosecution And Extinguishment Of Claims Held By The Debtors

1.	Prosecution of Claims

Except as settled and released herein, from and after the Effective Date, the Liquidating Trustee shall have the exclusive right and power to litigate any Claim or Cause of Action that constituted an Asset of the Debtors or Debtors in Possession, including, without limitation, any avoidance or recovery action under section 541, 542, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code and any other cause of action, right to payment, or claim that may be pending on the Effective Date or instituted by the Debtors, Debtors in Possession or the Liquidating Trust thereafter, to a Final Order, and the Liquidating Trustee may compromise and settle such claims, upon approval of the Bankruptcy Court.  The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be transferred to the Liquidating Trust for distribution in accordance with the Seventh Amended Plan and the Liquidating Trust Agreement.

E.	Seventh Amended Plan Provisions Governing Distributions

1.	Time and Manner of Distributions

Except as otherwise provided in the Seventh Amended Plan, distributions under the Seventh Amended Plan shall be made to each holder of an Allowed Claim or Equity Interest as follows:

a.	Initial Distributions of Creditor Cash and Runoff Notes

Within ten (10) Business Days following the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to each holder of an Allowed Senior Notes Claim, an Allowed Senior Subordinated Notes Claim, an Allowed General Unsecured Claim, an Allowed CCB-1 Guarantees Claim, an Allowed CCB-2 Guarantees Claim, or an Allowed PIERS Claim, such Creditor’s share, if any, of Creditor Cash and Runoff Notes, as determined pursuant to the Seventh Amended Plan.

b.	Allocation of Liquidating Trust Interests

Within ten (10) Business Days after creation of the Liquidating Trust, the Disbursing Agent shall allocate, or cause to be allocated, (i) to the Liquidating Trustee on behalf of holders of Disputed Claims, (ii) to each holder of an Allowed Senior Notes Claim, an Allowed Senior Subordinated Notes Claim, an Allowed General Unsecured Claim, an Allowed CCB-1 Guarantees Claim, an Allowed CCB-2 Guarantees Claim, an Allowed PIERS Claim, an Allowed Late-Filed Claim, an Allowed WMB Senior Notes Claim, and Postpetition Interest Claims in respect of the foregoing, and (iii) to each Accepting Non-Filing WMB Senior Note Holder, such holder’s share, if any, of Liquidating Trust Interests, as determined pursuant to the Seventh Amended Plan.  In addition, in the event that all Allowed Claims and Postpetition Interest Claims are paid in full, the Liquidating Trust Interests shall be redistributed to holders of Subordinated Claims and, after such Allowed Claims and Postpetition Interest Claims are paid in full, holders of Preferred Equity Interests, Dime Warrants and Common Equity Interests as set forth in the Seventh Amended Plan.

c.	Distribution of Cash to Holders of Certain Other Claims

Except as otherwise provided in the Seventh Amended Plan, on or as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such claim becomes an Allowed Claim, the Disbursing Agent shall distribute, or cause to be distributed, to each holder of an Allowed Administrative Expense Claim, an Allowed Priority Tax Claim (to the extent applicable), an Allowed Priority Non-Tax Claim, an Allowed WMI Vendor Claim, an Allowed Convenience Claim, or an Allowed Trustee Claim, such holder’s share of Cash, as determined pursuant to the Seventh Amended Plan.

d.	Distribution of Reorganized Common Stock

Subject to the provisions of Sections 26.3 and 31.14 of the Seventh Amended Plan, within ten (10) Business Days following the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to each holder of a Preferred Equity Interest, Dime Warrant (to the extent that holders of Dime Warrants are determined, pursuant to a Final Order, to hold Equity Interests or Allowed Claims subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code), Allowed Common Equity Interests and each holder exercising a right of election pursuant to Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b), 20.2 and 31.14 of the Seventh Amended Plan, such holder’s share of Reorganized Common Stock.

2.	Timeliness of Payments

Any payment or distribution to be made pursuant to the Seventh Amended Plan shall be deemed to be timely made if made within ten (10) days after the date specified in the Seventh Amended Plan.  Whenever any distribution to be made under the Seventh Amended Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due, including, without limitation, deeming distributions made pursuant to Section 32.1(a) of the Seventh Amended Plan to have been made on the Effective Date.

3.	Distributions by the Disbursing Agent

All distributions under the Seventh Amended Plan shall be made by the Disbursing Agent.  The Disbursing Agent shall be deemed to hold all property to be distributed hereunder in trust for the Entities entitled to receive the same.  The Disbursing Agent shall not hold an economic or beneficial interest in such property.

4.	Manner of Payment under the Seventh Amended Plan

Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Disbursing Agent shall be made, at the election of the payor, by check drawn on a domestic bank or by wire transfer from a domestic bank; provided, however, that no Cash payment shall be made to a holder of an Allowed Claim or Equity Interest until such time, if ever, as the amount payable thereto is equal to or greater than Ten Dollars ($10.00).

5.	Delivery of Distributions

Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in Section 31.4 of the Seventh Amended Plan, distributions and deliveries to holders of Allowed Claims or Equity Interests shall be made at the address of each such holder as set forth on the Schedules filed with the Court, unless superseded by the address set forth on proofs of Claim or Equity Interests filed by such holders, or at the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that initial distributions of Creditor Cash by the Disbursing Agent for the benefit of holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and REIT Series, as applicable, shall be made to the appropriate Trustee (or such Trustee’s designee) under the respective governing documents for such obligations, with the REIT Series distributions to be made to the Trust Preferred Trustees for distribution to holders of the REIT Series.  Each such Trustee (or such Trustee’s designee) shall, in turn, in accordance with the Seventh Amended Plan, distribute and deliver Creditor Cash, as applicable, to those holders in whose name Senior Notes, Senior Subordinated Notes, CCB-1 Common Securities, CCB-1 Preferred Securities, CCB-2 Common Securities, CCB-2 Preferred Securities, PIERS Common Securities, PIERS Preferred Securities, and REIT Series representing Allowed Claims are registered, in the applicable Trustees’ books and records, on the Distribution Record Date, in the manner provided for in the applicable Indenture and other governing documents.  The Trustees may conclusively rely upon the distribution instructions received from the Debtors or their agents with respect to contra-CUSIP positions and escrow positions set up by the Debtors or their agents with the Depository Trust Company, and the Trustees shall close and terminate the original CUSIPS after making initial distributions of Creditor Cash and shall have no further distribution obligations thereafter.  The Trustees shall not be required to give any bond or surety or other security for the performance of their duties, unless otherwise ordered by the Court.  The Trustees shall only be required to make the distributions and deliveries described in Section 31.5 of the Seventh Amended Plan and shall be only required to make such distributions and deliveries in accordance with the terms of the Confirmation Order and the Seventh Amended Plan and shall have no liability for actions taken in accordance with the Confirmation Order, the Seventh Amended Plan or in reliance upon information provided to the Trustees in accordance with the Confirmation Order, the Seventh Amended Plan or in connection with distributions to be made hereunder and thereunder, except for liabilities resulting from their own gross negligence or willful misconduct.  Initial distributions of Reorganized Common Stock and Liquidating Trust Interests by the Disbursing Agent for the benefit of holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and REIT Series, as applicable, will be made by the Disbursing Agent directly to such holders, upon consent of the applicable Trustee, which consent shall not be unreasonably withheld.  Subsequent distributions to holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, and REIT Series on account of Liquidating Trust Interests (or such holders’ transferees) that have identified themselves to the

Liquidating Trustee, to the extent the Liquidating Trustee deems appropriate, will be the responsibility of the Liquidating Trustee as Disbursing Agent.  Notwithstanding the foregoing, all distributions are subject to the Lien and priority rights of the Trustees.  The Debtors, their agents and servicers, the Disbursing Agent and the Trustees shall have no obligation to recognize any transfer of Senior Notes Claims, Senior Notes, Senior Subordinated Notes Claims, Senior Subordinated Notes, CCB-1 Guarantees Claims, CCB-1 Guarantees, CCB-1 Common Securities, CCB-1 Preferred Securities, CCB-2 Guarantees Claims, CCB-2 Guarantees, CCB-2 Common Securities, CCB-2 Preferred Securities, PIERS Claims, PIERS Common Securities, PIERS Preferred Securities, REIT Series, Preferred Equity Interests, Dime Warrants and Common Equity Interests occurring after the Distribution Record Date.

6.	Undeliverable/Reserved Distributions

a.	Holding of Undeliverable Distributions

If any distribution to any holder is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified, in writing, of such holder’s then-current address.  Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable.  All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind.  Nothing contained in the Seventh Amended Plan shall require the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Equity Interest.

In connection with distributions to be made pursuant to the Liquidating Trust Agreement, an “undeliverable” distribution shall include, without limitation, a check that is sent to a holder in respect of a distribution to such holder, which check has not been negotiated within six (6) months following the issuance thereof.  Subject to the provisions of Section 31.6(c) of the Seventh Amended Plan, if any distribution to a holder of a Liquidating Trust Interest is undeliverable, no additional distribution shall be made to such holder unless and until the Liquidating Trustee (or its duly authorized agent) is notified, in writing, of such holder’s then-current address.  Undeliverable distributions shall remain in the possession of the Liquidating Trustee (or its duly authorized agent) until such time as a distribution becomes deliverable or as set forth in Section 31.6(b) of the Seventh Amended Plan.  All Entities ultimately receiving an undeliverable distribution shall not be entitled to any interest or other accruals of any kind on account of the delay in payment resulting from the undeliverable status of such distribution.  Except as required by law, the Liquidating Trustee (or its duly authorized agent) shall not be required to attempt to locate any holder of a Liquidating Trust Interest.

b.	Failure to Claim Undeliverable Distributions

If (i) a check is sent, by either the Disbursing Agent or the Liquidating Trustee, to a holder in respect of distributions and such check is not negotiated within six (6) months following the date on which such check was issued, or (ii) any other form of distribution to a holder is otherwise undeliverable, the Disbursing Agent or the Liquidating Trustee, as the case may be, (or their duly authorized agent) shall, on or prior to the date that is one hundred eighty (180) days from (i) the Effective Date, with respect to all Allowed Claims as of the Effective Date, and (ii) the date that a distribution is made with respect to any Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date, file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder that have not been negotiated or have been returned as undeliverable as of the date thereof.  Any holder of an Allowed Claim or Equity Interest on such list that does not identify itself and assert its rights pursuant to the Seventh Amended Plan to receive a distribution within one (1) year from the date so listed shall have its entitlement to such undeliverable distribution discharged and shall be forever barred from asserting any entitlement pursuant to the Seventh Amended Plan, against the

Reorganized Debtors, the Liquidating Trust, the Liquidating Trustee, the Trustees, or their respective professionals, agents, or property.  In such case, the Liquidating Trustee is authorized to permanently remove such holder and its corresponding Claim and/or Trust Interest from such trustee’s books and records and any consideration held for distribution on account of such Allowed Claim or Equity Interest shall revert to such trustee for redistribution to holders of Liquidating Trust Interests in accordance with the terms and provisions of the Seventh Amended Plan.

       c.   Reserve Pending Delivery of Third Party Release

Notwithstanding anything contained herein to the contrary, in the event that a holder of a Claim entitled to a distribution hereunder fails to execute and deliver prior to the Ballot Date the third party release required in accordance with the provisions of Section 41.6 of the Seventh Amended Plan (other than (a) holders that affirmatively elect to opt out of granting the releases provided in Section 41.6 of the Seventh Amended Plan and (b) holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders), (i) from and after the Effective Date, the Disbursing Agent or the Liquidating Trustee, as the case may be, shall reserve amounts of Creditor Cash and Liquidating Trust Interests (but not Runoff Notes) otherwise to be distributed to such holder, (ii) provided that a third party release is not executed and delivered by such holder to the Liquidating Trustee prior to the three (3), six (6) and nine (9) month anniversary of the Effective Date, on or prior to the fifth (5th) Business Day following any such date, the Liquidating Trustee shall serve a notice (together with a form of release) upon such holder, either directly or indirectly through such holder’s nominee, informing such holder of such reserved distribution and the requirement of such holder to execute and deliver such third party release to the appropriate trustee prior to delivery of such reserved distribution, and (iii) in the event that, on or prior to the one (1) year anniversary of the Effective Date, such holder fails to execute and deliver such third party release to the appropriate trustee, then, such trustee shall be deemed authorized to permanently remove such holder and its corresponding Claim from such trustee’s books and records and any consideration held for distribution on account of such Allowed Claim shall revert to the Liquidating Trustee for redistribution to holders of Liquidating Trust Interests in accordance with the terms and provisions of the Seventh Amended Plan.  Without in any way limiting the foregoing, release elections, whether submitted in accordance with Section 31.6(c) of the Seventh Amended Plan or otherwise, will not be accepted during the period between the Ballot Date and the Effective Date, and any release election submitted during such period shall not be recognized and shall be deemed null and void.  In the event that a holder of a Claim seeks to receive and execute a release form in accordance with this provision at any time from and after the Effective Date, but other than pursuant to the periodic notices to be distributed as set forth above, then such holder may, following the Effective Date, submit a request, in writing, to the appropriate trustee to receive a release form, and the appropriate trustee will send such form to such requesting holder on or prior to the fifth (5th) Business Day following the date such trustee receives such request; provided, however, that under no circumstances shall requests for such release form from holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders be honored by the Liquidating Trustee.

7.	Withholding and Reporting Requirements

Any party issuing any instrument or making any distribution under the Seventh Amended Plan shall comply with all applicable withholding and reporting requirements imposed by any United States federal, state or local tax law or Tax Authority, and all distributions under the Seventh Amended Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Seventh Amended Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any Taxes imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Seventh Amended Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such withholding Tax obligations and, if any party issuing any instrument or making any distribution under the Seventh Amended Plan fails to withhold with respect to any such holder’s distribution, and is later held liable for the amount of such withholding, the holder shall reimburse such party.  The Disbursing Agent may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder.  If the holder fails to comply with such a request within one year, such distribution shall be deemed an unclaimed distribution.

8.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent on account of Allowed Claims or Equity Interests shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof.  Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim or Equity Interest with respect to which such check originally was issued.  Any claim in respect of such a voided check shall be made on or before the later of (i) the first (1st) anniversary of the Effective Date or (ii) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim or Equity Interest.  After such date, all Claims and Equity Interests in respect of voided checks shall be discharged and forever barred and the Disbursing Agent shall retain all monies related thereto for the sole purpose of redistribution to holders of Allowed Claims and Equity Interests in accordance with the terms and provisions of the Seventh Amended Plan.

9.	Distributions After Effective Date

Distributions made after the Effective Date to (a) holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, (b) holders of Claims that fail to execute and deliver a third party release prior to the Effective Date, but later do so, and (c) holders of Dime Warrants to the extent the Dime Warrants are determined, pursuant to a Final Order, to hold Equity Interests or Allowed Claims which are subordinated to the level of Common Equity Interests in accordance with section 510 of the Bankruptcy Code, shall be deemed to have been made in accordance with the terms and provisions of Article XXXI of the Seventh Amended Plan.

10.	Setoffs

Except as otherwise provided in the Seventh Amended Plan or in the Confirmation Order, the Disbursing Agent may, pursuant to applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Seventh Amended Plan on account thereof (before any distribution is made on account of such Claim by the Disbursing Agent), the claims, rights, and causes of action of any nature that one or more of the Debtors, Debtors in Possession, or the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Debtors in Possession, or the Reorganized Debtors of any such claims, rights, and causes of action that the Debtors, Debtors in Possession, or the Reorganized Debtors may possess against such holder; and, provided, further, that nothing contained herein is intended to limit the ability of any Creditor to effectuate rights of setoff or recoupment preserved or permitted by the provisions of sections 553, 555, 559, or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment.

11.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Seventh Amended Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

12.	Payment of Trustee Fees and Expenses

Upon the entry of an order of the Bankruptcy Court authorizing payment thereof, upon notice and a hearing, the Disbursing Agent, unless otherwise stayed, shall pay the Trustee Claims; provided, however, that, with respect to the allowance of Trustee Claims for which an order of the Bankruptcy Court had been entered prior to the Effective Date the Disbursing Agent shall pay such Trustee Claims as soon as practicable after the Effective Date.   To the extent that the Disbursing Agent fails to pay any Trustee Claim in full, whether as a result of the Bankruptcy Court’s determination as to whether the Trustee Claim or the amount thereof is reasonable, or a Trustee’s determination not to request payment therefor, such Trustee shall have the right to assert its Lien and priority rights pursuant to the applicable Indenture or Guarantee Agreement for payment of any unpaid amount upon any payment or other distribution to be made in accordance with the provisions contained in the Seventh Amended Plan.  Notwithstanding the foregoing, the Disbursing Agent shall be responsible and, upon presentation of supporting documentation in form and substance satisfactory to the Disbursing Agent, shall satisfy the Trustee Distribution Expenses; provided, however, that, under no circumstance shall the Disbursing Agent be responsible for any indemnification obligation, cost, or expense of any of the Trustees associated with the gross negligence or willful misconduct of a Trustee in making any such distribution.  To the extent not liquidated and Allowed as of the Effective Date, Trustee Claims shall remain an obligation of the Liquidating Trust pending termination of the Liquidating Trust; provided, however, that neither a reserve shall be created nor a distribution shall be made in respect thereof without entry of an order of the Bankruptcy Court authorizing such reserve to be created or distribution to be made.

13.	Runoff Notes

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, in accordance with Section 31.1(a) of the Seventh Amended Plan, and subject to the provisions set forth in subsections of Section 31.14 of the Seventh Amended Plan, within ten (10) Business Days following the Effective Date, the Disbursing Agent shall distribute Runoff Notes to those holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims,Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims that elected to receive Runoff Notes in lieu of distributions of Creditor Cash on the Effective Date.

In the event that elections to receive Runoff Notes in accordance with Sections 6.2(a), 7.2(a), 16.1(b)(i), 18.2(a) and 19.2(a) of the Seventh Amended Plan are made in an aggregate original principal amount greater than One Hundred Forty Million Dollars ($140,000,000.00), such elections shall be reduced pro rata such that the aggregate original principal amount elected is equal to One Hundred Forty Million Dollars ($140,000,000.00); provided, however, that, in the event that, (i) elections to receive Runoff Notes in accordance with Sections 6.2(a), 7.2(a),16.1(b)(i), 18.2(a) and 19.2(a) of the Seventh Amended Plan are made in an aggregate original principal amount equal to or greater than One Hundred Thirty Million Dollars ($130,000,000.00) and (ii) Runoff Notes are tendered in election for the Common Stock Allotment in an aggregate amount less than the Runoff Threshold, such elections to receive Runoff Notes shall be reduced pro rata by an amount less than the Runoff Threshold, such elections to receive Runoff Notes shall be reduced pro rata by an amount necessary to permit the deemed elections contemplated by Section 31.14(d) of the Seventh Amended Plan to occur.

In the event that less than all of the original principal amount of Runoff Notes have been distributed in lieu of Creditor Cash on the Effective Date, the balance thereof shall constitute Liquidating Trust Assets, and such Runoff Notes and the proceeds thereof shall be distributed to beneficial holders of

Liquidating Trust Interests in accordance with the provisions of Article XXVII of the Seventh Amended Plan.

In the event that, pursuant to elections of Reorganized Common Stock in lieu of Runoff Notes, elections are made with respect to Runoff Notes having an aggregate original principal amount in excess of the Runoff Threshold, such elections shall be reduced pro rata by the amount of such excess so that each holder making such election shall receive shares of Reorganized Common Stock equal to its Pro Rata Share of the Common Stock Allotment.  In the event that holders of Claims with the right of elections pursuant to Sections 6.2(a), 7.2(a), 16.1(b)(ii), 18.2(a) and 19.2(a) of the Seventh Amended Plan decline to tender, in the aggregate, Runoff Notes in the original principal amount necessary to reach the Runoff Threshold, each of AAOC, severally and not jointly, shall be deemed to have elected to receive its Pro Rata Share of the Common Stock Allotment in lieu of (i) Runoff Notes (based upon an allocation developed in their sole and absolute discretion) that they would otherwise receive on the Effective Date in their capacity as a holder of Allowed PIERS Claims, in the aggregate amount aggregate amount as is necessary to reach the Runoff Threshold; provided, however, that, to the extent that any of AAOC would not receive Runoff Notes on the Effective Date in its capacity as a holder of Allowed PIERS Claims in an amount sufficient to reach its allocable share of the Runoff Threshold, such AAOC Entity will instead be deemed to have elected to receive such amount of Runoff Notes (based upon an allocation developed in their sole and absolute discretion) in lieu of distributions of Creditor Cash on the Effective Date on account of its Allowed Senior Subordinated Notes Claim and (ii) fifty percent (50%) of such holders’ Litigation Proceeds Interest in their capacity as holders of Allowed PIERS Claims.

Upon the earlier to occur of (x) the determination of the Trust Advisory Board, with the consent of each Entity which would be a recipient of Runoff Notes, (y) all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims having been paid, in full, in accordance with the provisions of Articles XIX and XX of the Seventh Amended Plan, respectively, and (z) Runoff Notes being the sole remaining Liquidating Trust Asset, the balance of the Runoff Notes in the Liquidating Trust, as the balance thereof may have been reduced from time-to-time, shall be distributed to Creditors whose Allowed Claims have not been paid in full as of the date thereof.  To the extent that a holder of an Allowed Claim receives Runoff Notes pursuant to such distribution, the amount of such holder’s outstanding Claim shall be reduced on a dollar-for-dollar basis by the lesser of (i) the original outstanding principal amount of the Runoff Notes so received and (ii) the then outstanding principal amount (without regard to any interest paid-in-kind) of the Runoff Notes so received.

G.	Means Of Implementation Of The Seventh Amended Plan

1.	Incorporation and Enforcement of the Global Settlement Agreement

The Seventh Amended Plan incorporates by reference the terms of the Global Settlement Agreement, including, without limitation, (i) the Debtors’ agreement to sell, free and clear of all Claims, rights, interests, and Liens, certain of the Plan Contribution Assets to the JPMC Entities, (ii) JPMC’s obligations to pay certain consideration for such sale, including, without limitation, JPMC’s agreement to pay or fund the payment of the JPMC Assumed Liabilities and certain other Claims, and to waive certain of its Claims against the Debtors, (iii) JPMC’s obligation to transfer certain of the Plan Contribution Assets to the Debtors, (iv) the FDIC Receiver’s transfer of any interest it or the Receivership might have in any Plan Contribution Assets, and (v) the agreement among the parties to resolve certain pending Claims and litigation, including the Related Actions, pursuant to the terms of the Global Settlement Agreement and the Seventh Amended Plan.

2.	Intercompany Claims

Intercompany Claims shall be extinguished, unless otherwise agreed or resolved between the parties to a given Intercompany Claim, resolved by the Global Settlement Agreement or released by operation of the Seventh Amended Plan.  Any such transaction may be effected without any further action by the stockholders of any of the Debtors or the Debtors in Possession.

3.	Merger/Dissolution/Consolidation

On or as of the Effective Date or as soon as practicable thereafter, and without the need for any consent or approval, Reorganized WMI may, in its sole and absolute discretion, (i) cause any of the Reorganized WMI Entities to be merged, dissolved, or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized WMI Entities, or (iii) engage in any other transaction in furtherance of the Seventh Amended Plan.  As soon as practicable after initial distributions are made pursuant to the Seventh Amended Plan, and without the need for any consent or approval, Reorganized WMI shall complete, or shall cause the completion of, the administrative dissolution of the Washington Mutual Capital Trust 2001.

4.	Cancellation of Existing Securities and Agreements

Except as provided in the Seventh Amended Plan, any document, agreement, or instrument evidencing any Claim or Equity Interest shall be deemed automatically cancelled and terminated on the Effective Date without further act or action under any applicable agreement, law, regulation, order, or rule and any and all obligations or liabilities of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests shall be discharged; provided, however, that the foregoing cancellation of securities, documents, agreements or instruments shall not apply to (a) the securities related to the WMB Senior Notes or the WMB Subordinated Notes and (b) any security, document, agreement or instrument related to a Disputed Claim until a Final Order resolving any such Disputed Claim is entered; and, provided, further, that, during the pendency of any such disputes, the Debtors shall not accrue or incur any additional liability or obligation with respect thereto; and, provided, further, that the Indentures and Guarantee Agreements shall continue in effect for the limited purposes of (i) allowing the Trustees to make distributions pursuant to the Seventh Amended Plan and to perform such other necessary functions with respect thereto, (ii) permitting the Trustees to maintain and assert any right or Lien for reasonable fees, costs, expenses and indemnities under the Indentures and Guarantee Agreements, (iii) effectuating the applicable subordination provisions of such documents or contesting the application thereof in the prosecution of any appeal to which a Trustee may be a party as of the Effective Date, (iv) enabling the noteholders and the holders of PIERS Claims to receive distributions and (v) enabling the Trustees to make applications in accordance with Section 31.12 of the Seventh Amended Plan; and, provided, further, that, except as otherwise provided in the Seventh Amended Plan, nothing in the Seventh Amended Plan shall impair, affect, or adversely affect the related transactions and the rights of the parties thereto.  Notwithstanding any of the foregoing, nothing contained herein shall be deemed to impair, waive or extinguish any rights of the Trustees with respect to any rights contained in the respective Indentures or Guarantee Agreements; provided, however, that, upon payment in full of the respective Trustee Claims and Trustee Distribution Expenses in accordance with the Seventh Amended Plan, the rights of the Trustees to seek payment from or assert claims against the Debtors for amounts owed under the respective Indentures or Guarantee Agreements shall be discharged as provided in the Seventh Amended Plan.

5.	Claims of Subordination

Except as specifically provided in the Seventh Amended Plan, to the fullest extent permitted by applicable law, on the latest to occur of (i) the Effective Date, (ii) the entry of a Final Order resolving all Claims in the Chapter 11 Cases, and (iii) the final distribution made to holders of Allowed Claims in accordance with the Seventh Amended Plan, all Claims and Equity Interests, and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims or Equity Interests, based upon any contractual, equitable or legal subordination and/or subrogation rights, will be terminated and discharged in the manner provided in the Seventh Amended Plan, and all such Claims, Equity Interests and rights so based, and all such contractual, equitable and legal subordination and/or subrogation rights to which any Entity may be entitled will be irrevocably waived.  To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under the Seventh Amended Plan will not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim or Equity Interest by reason of any contractual, equitable or legal subordination and/or subrogation rights, so that, notwithstanding any such contractual, equitable or legal subordination and/or subrogation rights, each holder of a Claim or Equity Interest shall have and receive the benefit of the rights and distributions set forth in the Seventh Amended Plan.

6.	Surrender of Instruments

Except to the extent evidenced by electronic entry, and except with respect to the WMB Senior Notes and the WMB Subordinated Notes, as a condition of receiving any distribution pursuant to the Seventh Amended Plan, each holder of a certificated instrument or note must surrender such instrument or note to the appropriate Trustee or the Disbursing Agent or its designee.  Any holder of such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity, or similar affidavit reasonably satisfactory to the appropriate Trustee or the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights, interests and Claims and may not participate in any distribution under the Seventh Amended Plan.  Any distribution so forfeited shall become the property of the Disbursing Agent for distribution to holders of Allowed Claims in accordance with the terms and provisions of the Seventh Amended Plan.

7.	Issuance of Runoff Notes, Liquidating Trust Interests and Reorganized Common Stock

The issuance by Reorganized WMI of the Runoff Notes, the Liquidating Trust Interests and the Reorganized Common Stock on the Effective Date, if applicable, is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Equity Interests.

8.	Exemption from Securities Laws

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Seventh Amended Plan of the Runoff Notes, the Liquidating Trust Interests and the Reorganized Common Stock will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.  See Article IX for a full discussion below.

9.	Hart-Scott-Rodino Compliance

Any shares of Reorganized Common Stock to be distributed under the Seventh Amended Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity shall have expired or been terminated.

10.	Fractional Stock or Other Distributions

Notwithstanding anything to the contrary contained herein, no fractional shares of Reorganized Common Stock shall be distributed, and no Cash payments of fractions of cents will be made.  Fractional dollars shall be rounded down to the nearest whole dollar.  Unless otherwise determined by the Bankruptcy Court at the Confirmation Hearing, fractional shares of stock shall be rounded up or down, as the case may be, to the nearest whole unit.  No Cash will be paid in lieu of such fractional shares of stock or dollars.

11.	Credit Facility

a.	Terms of Credit Facility

The terms of the Credit Facility are set forth in the Credit Agreement annexed to the Seventh Amended Plan as Exhibit “C”.

b.	Replacement Lenders

During the period from the date of the Seventh Amended Plan up to and including the Ballot Date, the Debtors shall market the terms of the Credit Facility in an effort to obtain terms superior to those set forth in Section 32.11(a) of the Seventh Amended Plan; provided, however, that, in accordance with the procedures set forth on the Ballot, any Creditor or holder of an Equity Interest may, upon (1) presentation of financial information necessary to establish the ability to participate as a lender in accordance with the provisions of the Credit Facility and (2) the consent of the Equity Committee, which consent shall not be unreasonably withheld, become a lender under the Credit Facility in lieu of the lenders contemplated pursuant to the Credit Agreement.  Prior to the commencement of the Confirmation Hearing, the Debtors shall file a notice with the Bankruptcy Court setting forth the lender(s) selected to provide the Credit Facility.

12.	Creditors’ Committee And Equity Committee

a.	Dissolution of the Creditors’ Committee

On the first (1st) Business Day thirty (30) days following the Effective Date, and provided that payments to holders of Unsecured Claims have been made in accordance with Article XXXI of the Seventh Amended Plan, the Creditors’ Committee shall be dissolved, and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that the Creditors’ Committee may, at its own discretion, continue or resume its duties arising from or relating to (i) any pending litigation or contested matter to which the Creditors’ Committee is a party, (ii) any appeal filed regarding confirmation of the Seventh Amended

Plan, (iii) obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases that remain in full force and effect according to their terms, (iv) applications for fees and expenses of members of the Creditors’ Committee and requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases, and (v) motions, appeals or other litigation seeking the enforcement of the provisions of the Seventh Amended Plan and the transactions contemplated hereunder or in the Confirmation Order; and, provided, further, that the Liquidating Trust shall continue to compensate the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, for any of the post-Effective Date activities identified in Section 33.1 of the Seventh Amended Plan; and, provided, further, that, in the event that (a) the Creditors’ Committee elects to continue or resume any or all of the enumerated duties set forth in Section 35.1 of the Seventh Amended Plan and (b) all then-appointed members of the Creditors’ Committee subsequently resign, (i) the United States Trustee may appoint such Persons as the United States Trustee deems appropriate to represent the interests of the Creditors’ Committee and (ii) if no such Persons are appointed, then, (y) all right, title and interest of the Creditors’ Committee in any and all tolling agreements entered into by the Creditors’ Committee, for itself or on behalf of the Debtors and Debtors in Possession, on the one hand, and a potential defendant, on the other hand, shall be deemed assigned to the Liquidating Trust and the Liquidating Trustee and the Liquidating Trust and the Liquidating Trustee shall be entitled to the benefits therein, including, without limitation, timing with respect to the commencement of any litigation, as if the Liquidating Trust and the Liquidating Trustee were a party to any such tolling agreement, and (z) in its sole and absolute discretion, the Liquidating Trustee may, and, if it chooses to, shall, accede to the position of the Creditors’ Committee in prospective or then-pending litigations or contested matters, as the case may be.  Without limiting the foregoing, on the Effective Date, the Creditors’ Committee shall take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of the appeal taken by the Creditors’ Committee from the September Opinion.

b.	Dissolution of the Equity Committee

On the Effective Date, other than with respect to its duties and obligations set forth in the Seventh Amended Plan, the Equity Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Equity Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that, in the event that (a) a timely appeal is taken from the Confirmation Order and (b) such appeal remains pending, the Equity Committee shall be dissolved on the earlier to occur of (1) dismissal or withdrawal of such appeal and (2) a determination, by Final Order, as to the merits of such appeal.  Without limiting the foregoing, on the Effective Date, the Equity Committee shall take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of (x) the Equity Committee Adversary Proceeding, (y) the Equity Committee Action to Compel and (z) the appeals taken by the Equity Committee from (i) the January Opinion and (ii) the September Opinion.

G.	Executory Contracts And Unexpired Leases

1.	Rejection or Assumption of Remaining Executory Contracts and Unexpired Leases

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all prepetition executory contracts and unexpired leases that exist between one or both of the Debtors and any Entity, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease that

(i) has been assumed and assigned or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date or (ii) that is specifically designated as a contract or lease to be assumed or assumed and assigned on the schedules to the Plan Supplement, including, without limitation, any executory contract or unexpired lease sold, accepted, or transferred to one of the JPMC Entities pursuant to the terms of the Global Settlement Agreement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend such schedules to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as the case may be, either rejected, assumed, or assumed and assigned as of the Effective Date.  The Debtors shall serve (i) notice of any executory contract and unexpired lease to be assumed or assumed and assigned through the operation of Section 34.1 of the Seventh Amended Plan by including a schedule of such contracts and leases in the Plan Supplement and (ii) notice of any executory contract and unexpired lease to be rejected through the operation of Section 34.1 of the Seventh Amended Plan by serving a separate notice to the relevant counterparties to such agreements.  To the extent there are any amendments to such schedules, the Debtors shall provide notice of any such amendments to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on the schedules to the Plan Supplement or in any separate notice shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2.	Approval of Rejection or Assumption of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection, assumption, or assumption and assignment, as the case may be, of executory contracts and unexpired leases pursuant to the Seventh Amended Plan or the Global Settlement Agreement.

3.	Inclusiveness

Unless otherwise specified on the schedules to the Plan Supplement for the Seventh Amended Plan, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed on such schedule.

4.	Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed or assumed and assigned pursuant to the Seventh Amended Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least twenty (20) days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to the Seventh Amended Plan, a notice, which shall list the cure amount as to each executory contract or unexpired lease to be assumed or assumed and assigned.  The parties to such executory contracts or unexpired leases will have twenty (20) days from the date of service of such notice to file and serve any objection to the cure amounts listed by the Debtors.  If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court.  Notwithstanding otherwise in the Seventh Amended Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

5.	Rejection Damage Claims

If the rejection of an executory contract or unexpired lease by the Debtors under the Seventh Amended Plan results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, or their properties or agents, successors, or assigns, including, without limitation, the Reorganized Debtors and the Liquidating Trust, unless a proof of Claim is filed with the Bankruptcy Court and served upon attorneys for the Debtors or the Liquidating Trustee, as the case may be, on or before thirty (30) days after the latest to occur of (i) the Confirmation Date, and (ii) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

6.	Indemnification and Reimbursement Obligations

For purposes of the Seventh Amended Plan, (i) to the extent executory in nature, the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or prior to the Petition Date shall be deemed rejected as of the Effective Date and such parties’ rights to assert rejection damage claims, if any, shall be governed by Section 34.5 of the Seventh Amended Plan and (ii) indemnification obligations of the Debtors arising from conduct of officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

7.	Termination of Benefit Plans

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, the Debtors and the Liquidating Trustee, as the case may be, shall be authorized, but not required, to terminate all Benefit Plans, in accordance with the terms and provisions of the documents and instruments relating thereto and applicable law, at such time as determined by the Debtors or the Liquidating Trustee, as the case may be, in their sole discretion; provided, however, that, until the transfer or termination of any Benefit Plan, the Debtors, the Liquidating Trustee, and the Reorganized Debtors, as the case may be, shall (a) continue to perform any and all of their administrative obligations thereunder and (b) with respect to Benefit Plans subject to Title IV of ERISA, continue to make any required minimum funding contributions and pay applicable Pension Benefit Guaranty Corporation insurance premiums; and, provided, further, that, upon termination thereof, the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, shall provide administrative services in connection with the operation and wind down of the Benefit Plans; and, provided, further, that the continuation of any Benefit Plan by the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, from and after the Confirmation Date, including, without limitation, the provision of administrative services in connection with the operation and wind down of such Benefit Plan, shall not constitute an assumption of such Benefit Plans in accordance with section 365 of the Bankruptcy Code; and, provided, further, that the failure to perform any obligation under the Benefit Plans or to provide administrative services in connection with the wind down of the Benefit Plans shall be without prejudice to (i) any Entity to assert such failure gives rise to an Administrative Expense Claim and (ii) the Debtors or the Liquidating Trustee to contest the assertion thereof.  For the avoidance of doubt, the foregoing shall not apply to any employee benefit or welfare plan to be maintained by the Reorganized Debtors or the Liquidating Trustee, as the case may be, in the ordinary course of business after the Effective Date for the benefit of employees actively employed by the Reorganized Debtors or the Liquidating Trustee.

8.	Termination of Vendor Stipulation

On the Effective Date, that certain Stipulation By and Between Debtors and JPMorgan Chase Bank, N.A. Concerning Certain Contracts, dated October 16, 2008, shall be terminated and deemed of no further force and effect, except as specifically provided in the Confirmation Order and in Section 2.14 of the Global Settlement Agreement.

I.	Rights and Powers of Disbursing Agent

1.	Exculpation

From and after the Effective Date, the Disbursing Agent shall be exculpated by all Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Seventh Amended Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Seventh Amended Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct of such Disbursing Agent.  No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Seventh Amended Plan or for implementing the provisions of the Seventh Amended Plan.

2.	Powers of the Disbursing Agent

Except as may be provided otherwise hereunder, the Disbursing Agent shall be empowered to (i) take all steps and execute all instruments and documents necessary to effectuate the Seventh Amended Plan, (ii) make distributions contemplated by the Seventh Amended Plan, (iii) comply with the Seventh Amended Plan and the obligations thereunder, and (iv) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Seventh Amended Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Seventh Amended Plan.

3.	Fees and Expenses Incurred From and After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent from and after the Effective Date and any reasonable compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, incurred by the Disbursing Agent, shall be paid in Cash without further order of the Bankruptcy Court.

J.	Conditions Precedent to Effective Date of the Seventh Amended Plan

1.	Conditions Precedent to Confirmation of the Seventh Amended Plan

Confirmation of the Seventh Amended Plan is subject to satisfaction of the following conditions precedent:

a.	Required Orders

The Clerk of the Bankruptcy Court shall have entered an order or orders (including, without limitation, the Disclosure Statement Order, and the Confirmation Order):

(i) approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code;

(ii) authorizing the solicitation of votes with respect to the Seventh Amended Plan;

(iii) determining that all votes are binding and have been properly tabulated as acceptances or rejections of the Seventh Amended Plan;

(iv) confirming and giving effect to the terms and provisions of the Seventh Amended Plan, including the releases in the Seventh Amended Plan;

(v) approving the Global Settlement Agreement in accordance with their terms including, but not limited to the releases of the Released Parties;

(vi) determining that all applicable tests, standards and burdens in connection with the Seventh Amended Plan have been duly satisfied and met by the Debtors and the Seventh Amended Plan;

(vii) approving the documents in the Plan Supplement for the Seventh Amended Plan;

(viii) authorizing the Debtors to execute, enter into, and deliver the documents in the Plan Supplement for the Seventh Amended Plan, and to execute, implement and take all actions otherwise necessary or appropriate to give effect to the transactions contemplated by the Seventh Amended Plan, the documents in the Plan Supplement for the Seventh Amended Plan, and the Global Settlement Agreement;

(ix) determining that the compromises and settlements set forth in the Global Settlement Agreement and the Seventh Amended Plan are appropriate, reasonable and approved; and

(x) ordering the sale of the Plan Contribution Assets to be sold to the JPMC Entities or the Debtors, as applicable, pursuant to the Global Settlement Agreement free and clear of all rights, Claims, interests and liens, and finding that the parties acquired such assets in good faith under the meaning of, and subject to the protections of, section 363(m) and pursuant to section 1123(a)(5) of the Bankruptcy Code; and

(xi) withdrawing and vacating for all purposes (a) the September Order to the extent relating to the Standing Motion and (b) those portions of the September Opinion relating to the Standing Motion, including, but not limited to, (i) Section III(H) of the September Opinion, pages 108 through 139, and (ii) the first sentence on page 68, footnote 31 on page 70, and the last paragraph of Section III(D) of the September Opinion, page 73.

b.	Form of Orders

The Confirmation Order and the Seventh Amended Plan each is in a form and substance satisfactory to the Debtors, the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC.

c.	Confirmation Order

The Confirmation Order includes (i) determinations that all of the settlements and compromises contained in the Seventh Amended Plan and the Global Settlement Agreement satisfy applicable standards under sections 365, 1123(b)(3) and 1129 of the Bankruptcy Code and Bankruptcy Rule 9019, and (ii) the releases and injunctions set forth in the Seventh Amended Plan.

2.	Waiver of Conditions Precedent to Confirmation

To the extent practicable and legally permissible, each of the conditions precedent in Section 36.1 of the Seventh Amended Plan may be waived, in whole or in part, by the Debtors, subject to the prior written approval of the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC.  Any such waiver of a condition precedent may be effected at any time by filing a notice thereof with the Bankruptcy Court executed by the Debtors, the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC.

K.	Conditions Precedent to Effective Date of the Seventh Amended Plan

1.	Conditions Precedent to Effective Date of the Seventh Amended Plan

The occurrence of the Effective Date and the substantial consummation of the Seventh Amended Plan are subject to satisfaction of the following conditions precedent:

a.	Satisfaction of Certain Global Settlement Agreement Conditions:

The satisfaction of the “Conditions to Effective Date” set forth in Section 7.2 of the Global Settlement Agreement.

b.	Entry of the Confirmation Order:

The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in accordance with section 1129 of the Bankruptcy Code, and the Confirmation Order shall have become a Final Order.

c.	Execution of Documents; Other Actions:

All other actions and documents necessary to implement the Seventh Amended Plan shall have been effected or executed.

2.	Waiver of Conditions Precedent

To the extent practicable and legally permissible, each of the conditions precedent in Section 37.1 of the Seventh Amended Plan may be waived, in whole or in part, by the Debtors, subject to the prior written approval of the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate, and AAOC.  Any such waiver of a condition precedent may be effected at any time by filing a notice thereof with the Bankruptcy Court executed by the Debtors, the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC.

L.	Retention of Jurisdiction

The Bankruptcy Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Seventh Amended Plan, or that relates to the following:

(i)           to resolve any matter related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claim arising therefrom, including those matters related to the amendment after the Effective Date of the Seventh Amended Plan to add any executory contract or unexpired lease to the list of executory contracts and unexpired leases to be rejected;

(ii)           to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Seventh Amended Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Seventh Amended Plan, including, without limitation, the Global Settlement Agreement unless any such agreements or documents contain express enforcement and dispute resolution provisions to the contrary, in which case, such provisions shall govern;

(iii)           to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Seventh Amended Plan, may be instituted by the Debtors, the Reorganized Debtors, or the Liquidating Trustee prior to or after the Effective Date;

(iv)           to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Seventh Amended Plan;

(v)           to hear and determine any timely objection to any Claim or Equity Interest, whether such objection is filed before or after the Confirmation Date, including any objection to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate, or establish the priority of or secured or unsecured status of any Claim or Equity Interest, in whole or in part;

(vi)           to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

(vii)           to issue such orders in aid of execution of the Seventh Amended Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(viii)           to consider any modification of the Seventh Amended Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(ix)           to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(x)           to hear and determine disputes arising in connection with or relating to the Seventh Amended Plan or the Global Settlement Agreement or the interpretation, implementation, or enforcement of the Seventh Amended Plan or the Global Settlement Agreement or the extent of any Entity’s obligations incurred in connection with or released under the Seventh Amended Plan or the Global Settlement Agreement unless such agreements or documents contain express enforcement or dispute resolution provisions to the contrary in which case such provisions should govern;

(xi)           to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Seventh Amended Plan or the Global Settlement Agreement;

(xii)           to determine any other matter that may arise in connection with or that is related to the Seventh Amended Plan, the Disclosure Statement, the Confirmation Order, the Global Settlement Agreement or any contract, instrument, release, or other agreement or document created in connection therewith, unless such agreements or documents contain express enforcement or dispute resolution provisions, in which case, such provisions should govern;

(xiii)           to hear and determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, any matter relating to the Tax Refunds, and any request by the Debtors or by the Liquidating Trustee, as applicable, for an expedited determination of Tax under section 505(b) of the Bankruptcy Code with respect to the Debtors, the Liquidating Trust, or the Liquidating Trust Claims Reserve, as applicable);

(xiv)           to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

(xv)           to enter a final decree closing the Chapter 11 Cases;

provided, however, that the foregoing is not intended to (i) expand the Bankruptcy Court’s jurisdiction beyond that allowed by applicable law, (ii) grant the Bankruptcy Court jurisdiction over disputes between JPMC and the FDIC Receiver and/or FDIC Corporate under the Purchase and Assumption Agreement, (iii) impair the rights of an Entity to (a) invoke the jurisdiction of a court, commission, or tribunal with respect to matters relating to a governmental unit’s police and regulatory powers and (b) contest the invocation of any such jurisdiction; and provided, further, that the invocation of such jurisdiction, if granted, shall not extend to the allowance or priority of Claims or the enforcement of any money judgment against the Debtors, the Reorganized Debtors, or the Liquidating Trust, as the case may be, entered by such court, commission, or tribunal, and (iv) impair the rights of an Entity to (a) seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d) and (b) contest any request for the withdrawal of reference in accordance with 28 U.S.C. § 157(d).

M.	Modification, Revocation, or Withdrawal of the Seventh Amended Plan

1.	Modification of Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, except in the event any amendment or modification would materially adversely affect the substance of the economic provisions set forth in the Seventh Amended Plan or the Global Settlement Agreement, to amend or modify the Seventh Amended Plan, the Plan Supplement, or any exhibit to the Seventh Amended Plan at any time prior to the entry of the Confirmation Order, subject in each case to the consent of the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC; provided, however, that, for the avoidance of doubt, it is understood and agreed that any change to the definition of JPMC Assumed Liabilities or to the releases in Article XLI of the Seventh Amended Plan, or to the assets or benefits to be received by JPMC pursuant to the Global Settlement Agreement would be material to the JPMC Entities.  Upon entry of the Confirmation Order, the Debtors may, with the consent of the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and AAOC, upon order of the Bankruptcy Court, amend or modify the Seventh Amended Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Seventh Amended Plan in such manner as may be necessary to carry out the purpose and intent of the Seventh Amended Plan, subject in each case to the terms of the Global Settlement Agreement.  A holder of a Claim that has accepted the Seventh Amended Plan shall be deemed to have accepted the Seventh Amended Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

2.	Revocation or Withdrawal

The Seventh Amended Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

If the Seventh Amended Plan is revoked or withdrawn prior to the Confirmation Date, or if the Seventh Amended Plan does not become effective for any reason whatsoever, then the Seventh Amended Plan shall be deemed null and void.  In such event, nothing contained in the Seventh Amended Plan shall be deemed to constitute a waiver or release of any claim by the Debtors or any other Entity, or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceeding involving the Debtors.

3.	Amendment of Plan Documents

From and after the Effective Date, the authority to amend, modify, or supplement the Plan Supplement for the Seventh Amended Plan, the Exhibits to the Plan Supplement and the Exhibits to the Seventh Amended Plan, and any document attached to any of the foregoing, shall be as provided in such Plan Supplement, Exhibit to the Plan Supplement, or Exhibit to the Seventh Amended Plan and their respective attachments, as the case may be.

4.	No Admission of Liability

The submission of the Seventh Amended Plan is not intended to be, nor shall it be construed as, an admission or evidence in any pending or subsequent suit, action, proceeding or dispute of any liability, wrongdoing, or obligation whatsoever (including as to the merits of any claim or defense) by any Entity with respect to any of the matters addressed in the Seventh Amended Plan.

None of the Seventh Amended Plan (including, without limitation, the Exhibits thereto), or any settlement entered, act performed or document executed in connection with the Seventh Amended Plan:  (i) is or may be deemed to be or may be used as an admission or evidence of the validity of any claim, or any allegation made in any of the Related Actions or of any wrongdoing or liability of any Entity; (ii) is or may be deemed to be or may be used as an admission or evidence of any liability, fault or omission of any Entity in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; (iii) is or may be deemed to be or used as an admission or evidence against the Reorganized Debtors, the Debtors, or any other Person or Entity with respect to the validity of any Claim; or (iv) is or may be deemed to be used as an admission or evidence of the jurisdiction of any court to adjudicate claims or matters relating to the Receivership.  None of the Seventh Amended Plan or any settlement entered, act performed or document executed in connection with the Seventh Amended Plan shall be admissible in any proceeding for any purposes, except to carry out the terms of the Seventh Amended Plan, and except that, once confirmed, any Entity may file the Seventh Amended Plan in any action for any purpose, including, but not limited to, in order to support a defense or counterclaim based on the principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense of counterclaim.

N.	Corporate Governance and Management of the Reorganized Debtors

1.	Corporate Action

On the Effective Date, all matters provided for under the Seventh Amended Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the Runoff Notes and the Reorganized Common Stock, the authorization to enter into the Credit Facility, the adoption of the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, and the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Seventh Amended Plan, as applicable, shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors, as the case may be.  The cancellation of all Equity Interests and other matters provided under the Seventh Amended Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors, as applicable, shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors.  Without limiting the foregoing, from and after the Confirmation Date, the Debtors and the Reorganized Debtors shall take any and all actions deemed appropriate in order to consummate the transactions contemplated herein, and, notwithstanding any provision contained in the Debtors’ articles of incorporation and by-laws to the contrary, such Entities shall not require the affirmative vote of holders of Equity Interests in order to take any corporate action including to (i) compromise and settle claims and causes of action of or against the Debtors and their chapter 11 estates and (ii) dissolve, merge, or consolidate with any other Entity.

2.	Reincorporation

No later than one (1) year following the Effective Date, Reorganized WMI may, at the discretion of the board of directors of Reorganized WMI and without requiring the approval of Reorganized WMI’s shareholders, reincorporate from the State of Washington to the State of Delaware, including, without limitation, by merging with a corporation incorporated under the laws of the State of Delaware or by such conversion or redomestication process as is authorized under applicable law.

3.	Amendment of Articles of Incorporation and By-Laws

The articles of incorporation and by-laws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, each of which shall in form and substance be reasonably satisfactory to the Creditors’ Committee, the Equity Committee and AAOC.  The Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, to the extent applicable, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

4.	Directors of the Reorganized Debtors

On the Effective Date, the board of directors of each of the Reorganized Debtors shall consist of five (5) persons:  four (4) members selected by the Equity Committee and one (1) member selected by the lenders party to the Credit Facility.  The initial directors shall be disclosed prior to the Confirmation Hearing.  In the event that, during the period from the Confirmation Hearing up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve on the boards of directors of the Reorganized Debtors, the Equity Committee and the lenders party to the Credit Facility, as the case may be, shall choose a respective substitute and the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated in accordance with the requirements of the immediately preceding sentence, shall be deemed to have been selected and disclosed prior to the Confirmation Hearing.

5.	Officers of the Reorganized Debtors

To the extent applicable, the board of directors of the Reorganized Debtors shall elect officers of the Reorganized Debtors as of or after the Effective Date.

O.	Miscellaneous Provisions

1.	Title to Assets

Except as provided in Confirmation Order, on the Effective Date, title to all assets and properties encompassed by the Seventh Amended Plan shall vest in the Reorganized Debtors, Reorganized WMI, the Liquidating Trust, the JPMC Entities or the FDIC Receiver, as the case may be, free and clear of all Liens and in accordance with sections 363 and 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors and the Debtors in Possession except as provided in the Seventh Amended Plan.

2.	Discharge and Release of Claims and Termination of Equity Interests

                      Except as expressly provided in Section 41.6 of the Seventh Amended Plan or the Confirmation Order, all distributions and rights afforded under the Seventh Amended Plan and the treatment of Claims and Equity Interests under the Seventh Amended Plan shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, or interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Seventh Amended Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  Upon the Effective Date, the Debtors and the Reorganized Debtors shall (i) be deemed discharged under section 1141(d)(1)(A) of the Bankruptcy Code and released from any and all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests or other rights of a holder of an equity security or other ownership interest, of any nature whatsoever, including, without limitation, liabilities that arose before the Effective Date (including prior to the Petition Date), and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code (or is otherwise resolved), or

(c) the holder of a Claim based upon such debt voted to accept the Seventh Amended Plan and (ii) terminate and cancel all rights of any equity security holder in any of the Debtors and all Equity Interests.

Except as provided in Sections 41.6 and 41.12 of the Seventh Amended Plan or the Confirmation Order, all Entities shall be precluded from asserting against any and each of the Debtors and the Reorganized Debtors, and any and each of their respective assets, property and estates, any other or further Claims, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Seventh Amended Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  In accordance with the foregoing, except as expressly provided in the Seventh Amended Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge and release of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests, or other rights of a holder of an equity interest and termination of all rights of any such holder in any of the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against any of the Debtors or the Reorganized Debtors, and their respective assets, property and estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability or terminated right of any holder of any Equity Interest in any of the Debtors.  As of the Effective Date, and in consideration for the value provided under the Global Settlement Agreement to effectuate the Seventh Amended Plan, each holder of a Claim or Equity Interest in any Class under the Seventh Amended Plan shall be and hereby is deemed to release and forever waive and discharge as against each and any of the Debtors and the Reorganized Debtors, and their respective assets, property and estates, all such Claims and Equity Interests.

Except as expressly provided in Sections 41.6 and 41.12 of the Seventh Amended Plan or the Confirmation Order, in furtherance of the foregoing, and except for the JPMC Assumed Liabilities, Allowed WMB Vendor Claims, and Allowed WMI Vendor Claims, to the extent provided in the Global Settlement Agreement, none of the JPMC Entities or any of their Related Persons shall have any liability for, and the Debtors, on behalf of themselves, their respective estates and their present Affiliates (other than WMB and its subsidiaries), hereby release the JPMC Entities and each of their Related Persons from liability for, any and all Claims that (i) are or were property of the Debtors, their respective estates, or their present Affiliates (other than WMB and its subsidiaries), and (ii) were or could have been brought in any of the Related Actions.

3.	Injunction on Claims

Except as otherwise expressly provided in Sections 41.6 and 41.12 of the Seventh Amended Plan, the Confirmation Order or such other order of the Bankruptcy Court that may be applicable, all Entities who have held, hold or may hold Claims or any other debt or liability that is discharged or Equity Interests or other right of equity interest that is terminated or cancelled pursuant to the Seventh Amended Plan or the Global Settlement Agreement, or who have held, hold or may hold Claims or any other debt or liability that is discharged or released pursuant to Section 41.2 of the Seventh Amended Plan, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing, directly or indirectly, in any manner, any action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) of any kind on any such Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Seventh Amended

Plan against any of the Released Parties or any of their respective assets, property or estates, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Released Parties or any of their respective assets, property or estates on account of any Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Seventh Amended Plan, (c) creating, perfecting, or enforcing any encumbrance of any kind against any of the Released Parties or any of their respective assets, property or estates on account of any Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Seventh Amended Plan, and (d) except to the extent provided, permitted or preserved by sections 553, 555, 556, 559 or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any of the Released Parties or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Seventh Amended Plan; provided, however, that such injunction shall not preclude the United States of America, any state or any of their respective police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of Claim, the foregoing proviso does not permit the United States of America, any State or any of their respective police or regulatory agencies from obtaining any monetary recovery, including fines, restitution or forfeiture, from any of the Released Parties, including, without limitation, the Debtors, the Debtors in Possession or the Reorganized Debtors, or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Seventh Amended Plan, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power; and, provided, further, that, subject to Section 3.8 of the Global Settlement Agreement, such injunction shall not preclude the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate from pursuing any and all claims against each other or any other defenses thereto pursuant to the Purchase and Assumption Agreement.  Such injunction shall extend to all successors and assigns of the Released Parties and their respective assets, property and estates.

4.	Integral to Plan

Each of the discharge, injunction and release provisions provided in the Seventh Amended Plan is an integral part of the Seventh Amended Plan and is essential to its implementation.  Each of the Released Parties shall have the right to independently seek the enforcement of the discharge, injunction and release provisions set forth in the Seventh Amended Plan.

5.	Releases by the Debtors, the Creditors’ Committee and the Equity Committee

a.	Released Parties

Except as otherwise expressly provided in the Seventh Amended Plan, the Confirmation Order, or the Global Settlement Agreement, on the Effective Date, for good and valuable consideration, each of the Debtors and the Reorganized Debtors on its own behalf and as representative of its respective estate, the Disbursing Agent and each of the Debtors’ Related Persons shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit, and discharge the Released Parties from any and all Claims or Causes of Action that the Debtors, the Reorganized Debtors, and the Disbursing Agent, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Released Party that are Released Claims or otherwise are based upon, relate to, or arise out of or in connection with, in whole or in part, any act, omission, transaction, event or other circumstance relating to the Debtors taking place or existing on or prior to the Effective Date, and/or any Claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees; provided, however, that the foregoing release shall not extend to acts of gross negligence or willful misconduct (other than with respect to the JPMC Entities and their respective Related Persons).

b.
Release of AAOC, Holders of Allowed Senior Notes Claims, Holders of Allowed Senior Subordinated Notes Claims, Holders of CCB-1 Guarantees Claims, Holders of CCB-2 Guarantees Claims, and Holders of Allowed PIERS Claims

On the Effective Date, for good and valuable consideration, each of the Debtors and the Reorganized Debtors, on its own behalf and as representative of its respective estate, the Disbursing Agent and each of the Debtors’ Related Persons, Creditors’ Committee and the Equity Committee, without giving any legitimacy or merit to any of the allegations raised or asserted with respect to AAOC, holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims and holders of Allowed PIERS Claims during the Chapter 11 Cases,  shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit, and discharge (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Debtors’ Chapter 11 Cases, attorneys from any and all Estate Claims that the Debtors, the Creditors’ Committee and the Equity Committee, have or may have or claim to have, now or in the future, against (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Debtors’ Chapter 11 Cases, attorneys.

6.	Releases by Holders of Claims and Equity Interests

a.	Global Third Party Releases

On the Effective Date, for good and valuable consideration, and to the fullest extent permissible under applicable law, each Entity (Creditor or holder of an Equity Interest) that (i) has held, currently holds or may hold a Released Claim or any Released Third Party Causes of Action, (ii) is entitled to receive, directly or indirectly, a distribution or satisfaction of its Claim or Equity Interest pursuant to the Seventh Amended Plan, and (iii) elects, by not checking or checking the appropriate box on its Ballot or election form, as the case may be, to grant the releases set forth in Section 41.6 of the Seventh Amended Plan, on their own behalf and on behalf of anyone claiming through them, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge (1) each and all of the Released Parties from any and all Released Claims and/or any claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged in the Actions or in the Texas Litigation, or that could have been alleged in respect of the foregoing or other similar proceeding, including, without limitation, any such claim demand, right, liability, or cause of action for indemnification, contribution or any other basis in law or equity for damages, costs or fees incurred by the releasors herein arising directly or indirectly from or otherwise relating thereto and (2) each of (a) the AAOC Releasees, (b) the Senior Notes Claims Releasees, (c) the Senior Subordinated Notes Claims Releasees, (d) the PIERS Claims Releasees and (e) the CCB Releasees from any and all Released Third Party Causes of Action; provided, however, that each Entity that has elected not to grant the releases set forth in Section 41.6 of the Seventh Amended Plan, including, without limitation, any Entity that fails to execute and deliver a release following notice in accordance with the provisions of Section 31.6(c) of the Seventh Amended Plan, shall not be entitled to, and shall not receive, any payment, distribution or other satisfaction of its claim pursuant to the Seventh Amended Plan; and, provided, further, that, notwithstanding anything contained in Section 41.6(a) of the Seventh Amended Plan to the contrary, the release set forth in Section 41.6(a)(1) of the Seventh Amended Plan shall not extend to acts of gross negligence or willful misconduct of any Released Parties (other than with respect to the JPMC Entities and their respective Related Persons); and, provided, further, that, notwithstanding the foregoing, solely for purposes of Section 41.6(a) of the Seventh Amended Plan, “Released Parties” shall not include Related Persons other than (i) Related Persons of the JPMC Entities and (ii) Related Persons of the FDIC Receiver and FDIC Corporate.

b.	Limited Governmental Exceptions

Nothing contained in the Seventh Amended Plan or in the Confirmation Order shall (1) (i) release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by the United States Securities and Exchange Commission or (ii) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim, (2) (i) to the extent that (A) the Pension Plans are terminated from and after the Effective Date and (B) the Pension Plans are underfunded as of the Effective Date, release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, from any liability as a fiduciary of the Pension Plans, under any law, government policy or regulatory provision, (ii) enjoin or preclude the Pension Benefit Guaranty Corporation from enforcing such liability against such non-Debtor Entity during the applicable statute of limitations period set forth in 29 U.S.C. § 1303 following any such termination, or (iii) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim, and (3) (i) release the claims held by the California Franchise Tax Board, including rights of setoff and recoupment with respect to claims against or among two or more non-Debtor Entities, against any non-Debtor and, notwithstanding any other provision of the Seventh Amended Plan or the Confirmation Order, the California Franchise Tax Board shall not be enjoined from pursuing any such claims and (ii) prejudice the rights of any such non-Debtor to defend or otherwise contest any such legal action or claim.

c.	BKK Liabilities

Nothing contained in the Seventh Amended Plan or in the Confirmation Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation; provided, however, that nothing contained in Section 41.6(c) of the Seventh Amended Plan is intended, nor shall it be construed, to (1) constitute evidence of or any support for an argument that any such non-Debtors have any such liabilities, or (2) create any liability on behalf of the Liquidating Trust.  For the avoidance of doubt, nothing herein shall affect the releases or other terms of the BKK Settlement Agreement.

d.	Securities Litigations

Nothing contained in the Seventh Amended Plan, in the Confirmation Order or the Global Settlement Agreement with respect to the releases, exculpations, injunctions or similar provisions is intended to, nor shall it, release, enjoin or impact in any way the prosecution of the claims asserted, or to be asserted, against any non-Debtor or non-Debtor Entity in the Securities Litigations, including, but not limited to, the defendants named in the Securities Litigations (the “Securities Litigations Carve-Out”),

nor will any potential distribution on account of the relevant proofs of claim filed by lead plaintiffs in the Securities Litigations and/or which have been withdrawn without prejudice (subject to all parties’ rights with respect to the relevant proofs of claim in accordance with and subject to the terms of the Bankruptcy Court-approved stipulations) be forfeited by virtue of the Securities Litigations Carve-Out.

e.	Tranquility Claim

Nothing contained in the Seventh Amended Plan or in the Confirmation Order with respect to releases, exculpations, injunctions or similar provisions is intended to, nor shall it, affect, impact, impair, modify, or limit or otherwise be used to contest the Tranquility Claim, or Tranquility’s ability to receive distributions on account of the Tranquility Claim; provided, however, that the Debtors’ ability to contest whether any subsequent amendments or modifications to the Tranquility Claim were properly filed and relate to the Tranquility Claim are expressly reserved.

f.	Truck and Fire

Notwithstanding anything contained in the Seventh Amended Plan or in the Verification Form (as defined in the Supplemental Disclosure Statement Order), with respect to the Claims of Truck Insurance Exchange (“Truck”) and Fire Insurance Exchange (“Fire”) asserted against the Debtors and the Debtors’ chapter 11 estates (collectively, the “Truck/Fire Claims”), including, without limitation, those Claims included in Classes 17A and 17B of the Seventh Amended Plan, (a) the release and injunction provisions of the Seventh Amended Plan are intended to, and shall release only, all Claims of Truck and Fire against any Released Parties arising from or relating to the Truck/Fire Claims, other than any claims, counterclaims or defenses under or relating to any policies of insurance, and (b) the release and injunction  provisions of the Seventh Amended Plan are not intended to, and shall not release, any claims of Truck, Fire or any Affiliate of Truck or Fire against (i) a non-Debtor as an investor in securities issued by any such non-Debtor Entity, (ii) WMB, (iii) the Receivership, or (iv) the FDIC Receiver solely with respect to the Receivership.

g.	Texas Litigation

Nothing contained in the Seventh Amended Plan or in the Confirmation Order with respect to the releases, exculpations, injunctions or similar provisions is intended to, nor shall it, release, enjoin or restrain the prosecution of direct claims, if any, asserted, or that could have been asserted, in the Texas Litigation against any non-Debtor Entity; provided, however, that the foregoing is without prejudice to the rights of any such non-Debtor Entity to contest, upon notice and a hearing, the validity, merits and ownership of or standing to assert any such direct claims; and, provided, further, that the Bankruptcy Court is not making, either pursuant to the Seventh Amended Plan or the Confirmation Order, a determination as to which Entity, including, without limitation, the Debtors, owns the claims asserted, or that could have been asserted, in the Texas Litigation; and, provided, further, that any and all direct claims against the Debtors and derivative claims of the Debtors, if any, that have been or could have been asserted against any Released Party in the Texas Litigation shall, upon the Effective Date, be released, discharged and enjoined.

In addition to, and not in any way limiting the foregoing, each holder of an Allowed WMB Senior Notes Claim and each Accepting Non-Filing WMB Senior Notes Holder shall be deemed to have released the Debtors, the Reorganized Debtors, and each of their respective Related Persons from any and all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s WMB Senior Notes (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have).

Waiver of Section 1542:  All persons providing releases pursuant to the provisions of Section 41.6 of the Plan expressly and voluntarily waive Section 1542 of the California Civil Code, or any similar, comparable or equivalent provision of the statutory or non-statutory law of California or any other jurisdiction.  Section 1542 provides:

A general release does not extend to claims under which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.	Injunction Related to Releases

As of the Effective Date, all Entities that hold, have held, or may hold a Released Claim, an Estate Claim, any Released Third Party Causes of Action or an Equity Interest that is released pursuant to Sections 41.5 and 41.6 of the Seventh Amended Plan, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Released Claims, Estate Claim, Released Third Party Causes of Action or such Equity Interests: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Entity released under Sections 41.5 and 41.6 of the Seventh Amended Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Seventh Amended Plan or the Confirmation Order.

8.	Exculpation

The Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity Committee, and each of their respective professionals shall not have or incur any liability to any Entity for any act taken or omitted to be taken in connection with the Chapter 11 Cases (including any actions taken by the Creditors’ Committee after the Effective Date), the formulation, preparation, dissemination, implementation, confirmation or approval of the Seventh Amended Plan or any compromises or settlements contained therein, the Disclosure Statement and the Supplemental Disclosure Statement related thereto, the Global Settlement Agreement, or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Seventh Amended Plan and the Global Settlement Agreement; provided, however, that the provisions of Section 41.8 of the Seventh Amended Plan shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct; and, provided, further, that, unless otherwise ordered by the Bankruptcy Court in connection with the Dime Warrant Litigation, the provisions of Section 41.8 of the Seventh Amended Plan shall not affect the liability of any member of the Debtors’ Board of Directors and officers with respect to actions asserted in the Dime Warrant Litigation and relating to the period from the Petition Date up to and including the Effective Date.  Nothing in the foregoing shall prejudice the right of any of the Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity Committee, and each of their respective professionals to assert reliance upon advice of counsel as a defense with respect to their duties and responsibilities under the Seventh Amended Plan.

9.	Bar Order

To the limited extent provided in Section 41.6 of the Seventh Amended Plan, each and every Entity is permanently enjoined, barred and restrained from instituting, prosecuting, pursuing or litigating in any manner any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, direct or derivative, whether asserted or unasserted, against any of the Released Parties, based upon, related to, or arising out of or in connection with any of the Released Claims, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the Purchase and Assumption Agreement (other than any rights or claims the JPMC Entities, the Receivership, the FDIC Receiver or the FDIC Corporate may have under the Purchase and Assumption Agreement), confirmation and consummation of the Seventh Amended Plan, the negotiation and consummation of the Global Settlement Agreement, or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred arising directly or indirectly from or otherwise relating to the Related Actions, either directly or indirectly by any Person for the direct or indirect benefit of any Released Party arising from or related to the claims, acts, facts, transactions, occurrences, statements or omissions that are, could have been or may be alleged in the Related Actions or any other action brought or that might be brought by, through, on behalf of, or for the benefit of any of the Released Parties (whether arising under federal, state or foreign law, and regardless of where asserted).

10.	Deemed Consent

By submitting a Ballot or election form and receiving a distribution under or any benefit pursuant to the Seventh Amended Plan and not electing to withhold consent to the releases of the applicable Released Parties and the Entities set forth in the Seventh Amended Plan or by order of the Bankruptcy Court, each holder of a Claim or Equity Interest shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases set forth in the Seventh Amended Plan.

11.	No Waiver

Notwithstanding anything to the contrary contained in the Seventh Amended Plan, the releases and injunctions set forth in such sections shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Reorganized Debtors, the Creditors’ Committee, the Liquidating Trustee, the JPMC Entities, the FDIC Receiver, or FDIC Corporate to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by any of them.

12.	Supplemental Injunction

Notwithstanding anything contained in the Seventh Amended Plan to the contrary, except to the limited extent provided in Section 41.6 of the Seventh Amended Plan, all Entities, including Entities acting on their behalf, who currently hold or assert, have held or asserted, or may hold or assert, any Released Claims or Equity Interests against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty, statute or any other theory of law, equity or otherwise, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any Released Claims or Equity Interests arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:

(i)           Commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Released Claim or Equity Interest against any of the Released Parties or the assets or property of any Released Party;

(ii)           Enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

(iii)           Creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

(iv)           Except as otherwise expressly provided in the Seventh Amended Plan, the Confirmation Order, or the Global Settlement Agreement, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Released Claim or Equity Interest; and

(v)           Taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Seventh Amended Plan, the Confirmation Order, or the Global Settlement Agreement relating to such Released Claim or Equity Interest; provided, however, that the Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Seventh Amended Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

13.	Term of Existing Injunctions or Stays

Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362, or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until entry of an order in accordance with the Seventh Amended Plan or such other Final Order of the Bankruptcy Court; provided, however, that the terms of the Stock Trading Order shall remain in full force and effect forever, including, without limitation, with respect to any violation thereof on or before the Effective Date.

14.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, and, if applicable, any interest payable pursuant to section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, shall be obligations and liabilities of the Liquidating Trust and shall be paid on the Effective Date or thereafter as and when they become due or otherwise pursuant to an agreement between the Debtors and the United States Department Justice, Office of the United States Trustee, until such time as the Chapter 11 Cases are closed in accordance with the provisions of the Seventh Amended Plan.

15.	Post-Effective Date Fees and Expenses

From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, retain professionals and pay the reasonable professional fees and expenses incurred by the Reorganized Debtors related to implementation and consummation of the Seventh Amended Plan without further approval from the Bankruptcy Court.

16.	Exemption from Transfer Taxes

Pursuant to sections 106, 1141 and 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Seventh Amended Plan or the Global Settlement Agreement, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Seventh Amended Plan or the Global Settlement Agreement, including, without limitation, the Runoff Notes, the Reorganized Common Stock, the Trust Preferred Securities, and any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Seventh Amended Plan or the Global Settlement Agreement shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar Tax.  The Confirmation Order shall direct all state and local government officials and agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any instrument or other document issued or transferred pursuant to the Seventh Amended Plan, without the payment of any such tax or government assessment.

17.	Withdrawal of Equity Committee Proceedings

Without limiting the provisions of Section 35.2 of the Seventh Amended Plan, on the Effective Date, the Equity Committee Adversary Proceeding and the Equity Committee Action to Compel, and any other proceeding or action instituted by the Equity Committee (including any appeal), shall be deemed withdrawn, with prejudice, without any further action.

18.	Payment of Fees and Expenses of Certain Creditors

Within ninety (90) days of the Effective Date, (i) Fried, Frank, Harris, Shriver & Jacobson LLP, (ii) Blank Rome LLP, (iii) White & Case LLP, (iv) Kasowitz, Benson, Torres & Friedman LLP, (v) Zolfo Cooper LLC, (vi) Kramer, Levin, Naftalis & Frankel LLP, and (vii) in accordance with Section 21.1(a) of the Seventh Amended Plan, Wilmer Cutler Pickering Hale & Dorr LLP, Pachulski Stang Ziehl & Jones LLP, and Boies, Schiller & Flexner LLP, to the extent any clients with respect to the foregoing professionals seek reimbursement for the payment of fees and expenses incurred, shall file with the Bankruptcy Court an application (for purposes of reviewing the reasonableness of the amounts requested therein), together with detailed invoices annexed thereto, requesting payment for reasonable fees and expenses incurred during the period from the Petition Date through and including the Effective Date, in connection with the Chapter 11 Cases, the Global Settlement Agreement, the Seventh Amended Plan or the transactions contemplated herein or therein (including, without limitation, investigating, negotiating, documenting, and completing such transactions and enforcing, attempting to enforce, and preserving any right or remedy contemplated under the Global Settlement Agreement and in the Chapter 11 Cases).  Within ten (10) Business Days of the entry of a Final Order by the Bankruptcy Court approving the payment thereof, in whole or in part, the Disbursing Agent shall pay such fees and expenses so approved.

19.	Securities Litigations Documents

On the Effective Date, and to the extent that the Reorganized Debtors are formed, the Debtors shall not transfer any documents, in electronic form or otherwise, to the Reorganized Debtors that relate to the claims, defenses and allegations in the Securities Litigations.  All such documents will be transferred to the Liquidating Trust on the Effective Date and shall be thereafter maintained and preserved in accordance with the terms of the Liquidating Trust Agreement; provided, however, that, in the event that any documents are required for the operations of the Reorganized Debtors and are transferred to the Reorganized Debtors, copies of any such documents shall be transferred to the Liquidating Trust or the Effective Date and thereafter maintained and preserved in accordance with the terms of the Liquidating Trust Agreement.

20.	Severability

If, prior to the Confirmation Date, any term or provision of the Seventh Amended Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, the Creditors’ Committee, the Equity Committee and AAOC, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Seventh Amended Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation; provided, however, that, any holding, alteration or interpretation that alters, amends or modifies the definition of JPMC Assumed Liabilities or the releases provided in the Seventh Amended Plan or the assets or benefits to be provided to JPMC pursuant to the Global Settlement Agreement absent JPMC’s express written consent (which may be withheld, delayed, or conditioned in JPMC’s sole discretion) shall render the remainder of the terms and provisions of the Seventh Amended Plan and the Global Settlement Agreement of no force or effect.  Except with respect to the foregoing proviso, the Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Seventh Amended Plan, as it may have been altered or interpreted, is valid and enforceable pursuant to its terms.

21.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit to the Seventh Amended Plan or any document to be entered into in connection herewith provides otherwise, the rights, duties, and obligations arising under the Seventh Amended Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

22.	Closing of Cases

The Liquidating Trustee shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

VII.

FINANCIAL INFORMATION AND PROJECTIONS

A.	Projected Financial Information

The Debtors believe that the Seventh Amended Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Seventh Amended Plan.  In connection with the development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors prepared financial projections (the “Projections”) for the fiscal years of 2011 through 2019 (the “Projection Period”), as set forth below.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory body pursuant to the provisions of the Seventh Amended Plan.

In connection with the planning and development of the Seventh Amended Plan, the Projections were prepared by the Debtors to present the anticipated impact of the Seventh Amended Plan.  The Projections assume that the Seventh Amended Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the mortgage insurance environment, regulatory changes and/or a variety of other factors.  Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic and other uncertainties.  Therefore, such Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were prepared in December 2011.

The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE SEVENTH AMENDED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS AND MINIMUM TRUST REQUIREMENTS PER THE REINSURANCE AGREEMENTS, ACHIEVING OPERATING EFFICIENCIES, INVESTMENT YIELDS, MORTGAGE PREPAYMENT RATES, MORTGAGE DELINQUENCY RATES, HOME PRICE APPRECIATION, MORTGAGE INSURER RECISSION ACTIVITY AND OTHER LOSS MITIGATION FACTORS, LOSS DEVELOPMENT CURVES AND PAYMENT PATTERNS, HAWAII CAPTIVE INSURANCE GUIDELINES AND REGULATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES (INCLUDING SPECIFIC ACTIONS OF THE GOVERNMENT TO ASSIST HOME OWNERS) , INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE X OF THIS DISCLOSURE STATEMENT ENTITLED “CERTAIN FACTORS TO BE CONSIDERED”), AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  EXCEPT AS OTHERWISE PROVIDED IN THE SEVENTH AMENDED PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE SEVENTH AMENDED PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Seventh Amended Plan, and the Plan Supplement

for the Seventh Amended Plan, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information as submitted to court in the Debtors’ Monthly Operating Reports filed with the Bankruptcy Court.

B.	Projected Statements of Operations (Unaudited)

WMI Reorganized
Projected Consolidated Income Statement (Unaudited)
Period Ending December 31, XXXX

	Act/Fcst	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
($ in thousands)	2011	2012	2013	2014	2015	2016	2017	2018	2019	2011-19

Premiums Written	$34,425	$28,757	$21,121	$14,755	$9,847	$6,229	$2,334	$372	$0	$117,838
Change in Unearned Premiums	190	92	90	84	65	53	50	42	13	678
Premiums Revenue	34,615	28,849	21,211	14,838	9,912	6,282	2,383	414	13	118,516

Losses Paid	107,868	100,777	58,353	14,813	2,093	532	151	15	-	284,601
Provision for Reserves	(53,796)	(64,458)	(49,735)	(13,515)	(1,695)	(522)	(151)	(15)	-	(183,886)
Ceding Commission	4,258	3,043	2,232	1,502	993	634	260	49	-	12,969
Underwriting Expenses	58,330	39,362	10,850	2,799	1,391	645	260	49	-	113,685

Underwriting Income (Loss)	(23,715)	(10,513)	10,361	12,039	8,521	5,637	2,124	365	13	4,831

Public Reporting Expenses	-	(3,613)	(1,799)	(1,853)	(1,908)	(1,965)	(2,024)	(2,085)	(2,148)	(17,394)
General, Admin & Other Expenses	(548)	(2,264)	(2,232)	(2,299)	(1,907)	(1,964)	(2,023)	(2,083)	(304)	(15,623)
Interest Expense	-	(14,642)	(19,740)	(19,760)	(18,599)	(17,129)	(13,505)	(9,659)	(4,669)	(117,703)
Net Investment Income	10,390	10,179	8,244	6,905	6,111	5,461	4,223	2,932	437	54,882
Gain/(Loss) on Commutation	-	-	-	-	-	-	-	-	(15,052)	(15,052)
Pre-Tax Income (Loss)	(13,872)	(20,853)	(5,166)	(4,967)	(7,782)	(9,961)	(11,206)	(10,530)	(21,723)	(106,059)

Tax Expense/(Benefit)	-	-	-	-	-	-	-	-	-	-
Net Income (Loss)	$(13,872)	$(20,853)	$(5,166)	$(4,967)	$(7,782)	$(9,961)	$(11,206)	$(10,530)	$(21,723)	$(106,059)

C.	Projected Balance Sheets (Unaudited)

WMI Reorganized
Projected Consolidated Balance Sheet (Unaudited)
As of December 31, XXXX

	Act/Fcst	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
($ in thousands)	2011	2012	2013	2014	2015	2016	2017	2018	2019

ASSETS
Cash and Investments (WMI Reorg)	$0	$71,528	$69,738	$73,113	$71,209	$69,249	$67,229	$65,149	$77,858
Cash and Investments (WMMRC)	337,562	266,445	229,962	199,862	181,244	160,443	116,221	78,413	-
Accrued Interest	1,001	799	683	590	533	472	342	231	-
Reinsurance Premiums Receivable	2,767	2,215	1,627	1,121	748	473	177	28	-
Total Assets	341,330	340,988	302,011	274,685	253,734	230,636	183,970	143,822	77,858

LIABILITIES & SHAREHOLDERS' EQUITY
Accrued Expenses	48	353	332	342	313	323	333	342	179
Accrued Investment Expenses	-	45	39	33	30	27	19	13	-
Accrued Ceding Fees	293	234	172	114	75	48	20	4	-
Runoff Notes	-	144,642	164,382	157,589	147,309	134,898	99,696	70,159	26,112
Unearned Premiums	488	396	306	223	157	105	55	13	-
Losses Payable	11,658	6,785	3,148	1,234	174	44	13	1	-
Reserves	130,089	65,632	15,897	2,382	687	166	15	-	-
Total Liabilities	142,576	218,087	184,275	161,917	148,747	135,610	100,150	70,532	26,291

Paid-In Capital	69,880	14,880	14,880	14,880	14,880	14,880	14,880	14,880	14,880
Retained Earnings	128,874	108,021	102,855	97,888	90,106	80,146	68,940	58,410	36,687
Total Stockholders' Equity	198,754	122,901	117,735	112,768	104,986	95,026	83,820	73,290	51,567
Total Liabilities & Stockholders' Equity	$341,330	$340,988	$302,011	$274,685	$253,734	$230,636	$183,970	$143,822	$77,858

D.	Projected Statements of Cash Flow – Indirect Method (Unaudited)

WMI Reorganized
Indirect Cash Flows
Period Ending December 31, XXXX
	Act/Fcst	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
($ in thousands)	2011	2012	2013	2014	2015	2016	2017	2018	2019	2011-19

CASH FLOW FROM OPERATIONS
Net (Loss) Income	$(13,872)	$(20,853)	$(5,166)	$(4,967)	$(7,782)	$(9,961)	$(11,206)	$(10,530)	$(21,723)	$(106,059)

Changes in Assets & Liabilities:
Accrued Investment Income	2,509	202	117	93	57	61	130	111	231	3,511
Premiums Receivable	1,410	552	588	507	373	275	296	149	28	4,177
Losses and Loss Adjustment Expenses	(53,796)	(64,458)	(49,735)	(13,515)	(1,695)	(522)	(151)	(15)	-	(183,886)
Losses Payable	(763)	(4,872)	(3,637)	(1,914)	(1,060)	(130)	(32)	(11)	(1)	(12,421)
Unearned Premiums	(190)	(92)	(90)	(84)	(65)	(53)	(50)	(42)	(13)	(678)
Accrued Ceding Commission Expense	(295)	(59)	(62)	(58)	(39)	(27)	(28)	(16)	(4)	(588)
Accounts Payable and Accrued Expenses	(4,049)	305	(21)	10	(28)	9	10	10	(164)	(3,918)
Accrued Investment Expenses	-	45	(7)	(5)	(3)	(3)	(7)	(6)	(13)	-
Net Cash from Operating Activities	(55,174)	(68,377)	(52,847)	(14,966)	(2,460)	(390)	167	179	65	(193,803)

Net Cash from Operations	(69,046)	(89,230)	(58,013)	(19,933)	(10,242)	(10,351)	(11,039)	(10,351)	(21,658)	(299,862)

CASH FLOW FROM FINANCING ACTIVITIES
Capital Contribution	-	75,000	-	-	-	-	-	-	-	75,000
Additional Interest on Runoff Notes (PIK Interest)	-	14,642	19,740	15,240	14,411	13,403	10,328	7,790	2,389	97,942
Principal Paydown of Runoff Notes	-	-	-	(22,033)	(24,691)	(25,814)	(45,530)	(37,327)	(46,436)	(201,831)
Net Cash from Financing Activities	-	89,642	19,740	(6,793)	(10,279)	(12,411)	(35,203)	(29,537)	(44,047)	(28,888)

Net Change in Cash and Cash Equivalents	(69,046)	412	(38,273)	(26,726)	(20,521)	(22,762)	(46,241)	(39,888)	(65,705)	(328,750)
Beginning Cash & Investments Balance	406,608	337,562	337,974	299,701	272,974	252,453	229,691	183,450	143,562
Ending Cash & Investments Balance	$337,562	$337,974	$299,701	$272,974	$252,453	$229,691	$183,450	$143,562	$77,858

E.           Projected Statements of Cash Flow – Direct Method (Unaudited)

WMI Reorganized
Direct Cash Flows
Period Ending December 31, XXXX
	Act/Fcst	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
($ in thousands)	2011	2012	2013	2014	2015	2016	2017	2018	2019	2011-19

Cash & Investments - Beginning Balance	$406,608	$337,562	$337,974	$299,701	$272,974	$252,453	$229,691	$183,450	$143,562

Assumed Premiums Written	35,835	29,308	21,709	15,261	10,220	6,504	2,629	521	28	122,015
Net Investment Income	12,900	10,426	8,354	6,993	6,165	5,519	4,345	3,037	656	58,393
Paid Losses	(108,631)	(105,649)	(61,990)	(16,727)	(3,153)	(663)	(183)	(26)	(1)	(297,022)
Ceding Commission	(4,553)	(3,101)	(2,294)	(1,560)	(1,032)	(661)	(288)	(65)	(4)	(13,557)
Public Reporting Expenses	-	(3,472)	(1,790)	(1,848)	(1,903)	(1,961)	(2,019)	(2,080)	(2,142)	(17,216)
General, Admin & Other Expenses	(4,597)	(2,100)	(2,262)	(2,293)	(1,939)	(1,959)	(2,018)	(2,079)	(473)	(19,720)
Final Commutation	-	-	-	-	-	-	-	-	(15,052)	(15,052)
Capital Contribution	-	75,000	-	-	-	-	-	-	-	75,000
Cash interest on Runoff Notes	-	-	-	(4,520)	(4,188)	(3,726)	(3,178)	(1,869)	(2,280)	(19,761)
Principal Payments on Runoff Notes	-	-	-	(22,033)	(24,691)	(25,814)	(45,530)	(37,327)	(46,436)	(201,831)
Net Change in Cash and Cash Equivalents	(69,046)	412	(38,273)	(26,726)	(20,521)	(22,762)	(46,241)	(39,888)	(65,705)	(328,750)

Cash & Investments - Ending Balance	$337,562	$337,974	$299,701	$272,974	$252,453	$229,691	$183,450	$143,562	$77,858

F.	Assumptions to the Projections

1.	Projections

The Debtors prepared the Projections for the Projection Period.  The Projections are based on the primary assumption that the operating results for the Reorganized Debtors would reflect the operating projections of Reorganized WMI’s only remaining active operating subsidiary—WMMRC.  Furthermore, the Projections incorporate the proposed capital structure for Reorganized WMI pursuant to the Seventh Amended Plan, as well as costs associated with Reorganized WMI being a public company.  Please see Section IV.A.6 of this Disclosure Statement for a brief overview of WMMRC and its operations.  Based on the aforementioned, the key assumptions defined below are related to the key assumptions of WMMRC and its ongoing operations.  Although the Debtors prepared the Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized.  As described in detail in Articles VIII, IX, and X of this Disclosure Statement, a variety of risk factors could affect the Reorganized Debtors’ financial results and must be considered.  The Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.  The Projections are not provided in a “Modified GAAP” form (as required by the Hawaii State Insurance Commissioner office), which would add contingency reserves to the liabilities section with a commensurate reduction to the equity section.  Furthermore, the Projections do not include any adjustments that would be required should “Fresh Start” accounting be required per FASB Accounting Standards Codification 852.

2.	Key Assumptions

a.	General

Operating Plan.  The Projections reflect a mortgage insurance captive in a state of run-off with its existing reinsured loans affiliated with six (6) primary Mortgage Insurance (“MI”) companies.  As of September 25, 2008, WMMRC was no longer able to accept new mortgage insurance business from the MI companies since new reinsured loans (WMB-originated or acquired loans) would no longer be affiliated with the Debtors or WMMRC.  As a result, no additional or new business has been added to WMMRC since such date and no new business is anticipated nor forecasted in the Projections.

Generally, WMMRC’s share of premiums (in addition to the risk associated therewith) will be collected on actively reinsured loans for a term of 10 years, based on the loan origination date.  Premiums will continue to be collected until such time as the loan is refinanced, matures, or claims on such loans have been fully paid.  Based on the last active date of new business being added, WMMRC will continue to receive its share of mortgage insurance premium from the MIs through 2018.

The Projections contained herein assume that WMMRC will continue to collect premiums and pay losses through 2018.  No new business ventures nor opportunities for expansion of Reorganized WMI are included in the Projections, the results of which may materially affect results.  Moreover, the Projections do not take into account nor assume that Reorganized WMI raises new capital or engages in new business lines subsequent to the Effective Date of the Seventh Amended Plan, the proceeds of which could be used to effectuate an expanded business model. By March 31, 2019, the Debtors assume that 1) premiums will no longer be collected, 2) no risk exposure will exist, and 3) all remaining assets contained within the six MI affiliated trusts will become unrestricted and used to pay off the remaining Runoff Notes or retained by the Reorganized WMI less a final commutation settlement amount.  The Projections include assumptions relating to capital requirements and final commutation settlement negotiations in 2018 and 2019.  Variances to these assumptions may affect results.

Methodology.  The Projections are primarily based upon actuarial forecasts of future premiums, incurred losses, and paid losses over the Projection Period that were provided to the Debtors by their professionals in a report dated September 16, 2011, which includes actuarial projections as of June 30, 2011.  Based on activity to date, the Debtors continue to believe that such actuarial projections continue to reflect a reasonable forecast over the Projection Period—such that no modification other than updates to actual results through October 31, 2011 have been made.  The Projections also contain the Debtors’ assumptions, including forecasts for investment earnings, general and administrative expenses, public reporting expenses, and the amounts and timing of capital available for distribution.

Capital Structure:  As described in Section I.G and III.B.1 hereof, upon the Effective Date, the capital structure of Reorganized WMI will reflect the Senior Notes Release Consideration, the Senior Subordinated Notes Release Consideration, Runoff Notes, and Credit Facility.  The projections assume (i) the Runoff Notes will accrue interest and receive the available Runoff Proceeds according to the payment priority outlined in Section III.B.1.b of this document and (ii) the Credit Facility will not be drawn during the Projection Period.

Plan Consummation.  The operating assumptions assume that the Seventh Amended Plan will be confirmed and consummated on or about February 29, 2012.

Macroeconomic and Industry Environment. Uncertainty associated with forecasts is magnified by the nature of mortgage insurance.  Mortgage insurance results are sensitive to external factors such as unemployment, housing market conditions, and so on.  Accordingly, past experience may not be indicative of future conditions.  A loan underwritten in a given year is generally insured over several calendar years.  Therefore, adverse economic conditions in a given calendar year could affect results not only for the current underwriting year but also for prior underwriting years.  The reinsurer’s losses are subject to even greater uncertainty because of the excess-of-loss structure of its reinsurance business.  Excess losses tend to be more volatile, as they are associated with more severe economic deteriorations.  Future economic developments that give rise to additional delinquencies and losses will impact ultimate losses.  Additionally, estimates are significantly more uncertain given the current economic deterioration, elevated default rates and adverse house price trends.  Based on the aforementioned, the forecasts reflect the current economic environment.

Additional material assumptions include investment yields on assets and amount and timing of dividend approvals from the Hawaii State Insurance Commissioner’s office.  Given the uncertainty faced by the Debtors in the mortgage insurance environment and based on discussions with local professionals, the Debtors believe access to unrestricted capital (e.g. dividends) will not be approved by the Commissioner’s office until the majority of paid losses on claims have been realized.  Additionally, investment yields were held constant over the projection period based on current investment yields, though economic conditions and government actions can have a material impact on such forecasted yields.

b.	Projected Statement of Operations

Premium Revenue:  Revenues consist entirely of premiums earned as part of the WMMRC’s reinsurance agreements with its six MI partners.  WMMRC’s typical reinsurance agreements are referred to as a “4/10/40” excess of loss structure.  After the first 4% of losses are paid by the primary MI (“4”), WMMRC would be responsible for the next 10% of losses (“10”) with the primary MI being responsible for all other losses above the reinsurer’s layer.  For taking on such risk, the MI pays WMMRC 40% (“40”) of the mortgage insurance premiums that the MI collects from the borrower.  Typically these mortgage insurance premiums are contained in the borrower’s monthly payment to the loan servicer, who then forwards on such payment to the MI.  All ceded premium revenues are deposited into each respective trust account (“Trust”) by the MI on a monthly basis (though they are netted against any losses for which WMMRC is responsible before such deposit).  Based on October 31, 2011 data, WMMRC currently reinsures approximately 68,000 loans with origination dates between 1997 and 2008.  Consistent with the operating plan, WMMRC will see the number of loans decrease over time so that by 2019 no loans will be reinsured by WMMRC.  Premium projections were based on actuary forecasts of premium persistency of each of the loans, by origination year, over the Projection Period.

Losses Paid: Consistent with the “4/10/40” structure above, losses paid represent the losses for which the Debtors are responsible.  Based on October 31, 2011 data, WMMRC reinsures loans with the six Mortgage Insurers of approximately $16.6 billion dollars (“original risk in force”).  Based on the WMMRC’s current risk exposure relative to the $16.6 billion of mortgage insurance currently being provided, taking into account current loans outstanding and the amount of losses relative to WMMRC’s starting risk layer (4%), WMMRC has $0.75 billion of potential loss exposure (or aggregate risk exposure) remaining assuming one hundred percent (100%) frequency and severity of loss claims.  The amount and timing of losses paid through the Projection Period were based on actuary forecasts which assumed total future paid losses of $227 million as of June 30, 2011—all of which will be paid over the Projection Period.  The amount of losses related to an insured loan is based on frequency and severity forecasts while the timing of paid losses is based on assumptions related to the MIs timing on payments once a claim becomes delinquent.  The total losses indicated were adjusted by the Debtors to reflect actual results through October 2011.

Provision for Reserves:  The provision of reserves is a function of reserves being taken on an insured loan when it is declared in default (generally two payments past due).  The MI companies have various methodologies for taking reserves on delinquent loans, including the timing of taking reserves and the severity of the reserve which is normally a function of how long the loan is in delinquency status.  Based on actual results to date, WMMRC has already reserved a large percentage of loans expected to go into payment status.  As of October 31, 2011, WMMRC had reserves of $140 million compared against the $227 million of projected paid losses above.  Thus the provision is generally seen as a reduction of operating expenses as claims get paid out, the reserves would get extinguished.  Starting in November 2011 through the Projection Period, WMMRC will incur additional provisions of $87 million ($227 million less $140 million), further adjusted for actual results, under the assumption that all claims that are paid would be reserved prior to payment.  The timing of such provisions was based on actuary forecasts taking into account current delinquency rates and severity.

Ceding Commissions:  Of the six MI companies for which WMMRC has reinsurance agreements, four of those agreements contain a structure for which WMMRC pays ceding commissions to the carriers—represented as a percentage of the premiums paid from the MI to WMMRC.  These ceding commissions range from 0.2% to 19.9% of premium revenue earned on an aggregate basis affiliated with these four MIs.  Assumptions were made for each MI that the ceding commission rate would remain constant and apply to the premiums earned each year during the projection period.

General and Administrative Expenses:  General and administrative expenses were projected based on the captive’s operations on a stand-alone basis and were assumed to grow at a 3% annual inflation rate over the projection period.  Projections reflect existing operating expenses plus additional infrastructure, investment management, salaries and benefits, and contingency expenses.  Existing expenses include 1) management fees paid to a Hawaii-based management company responsible for accounting, payable disbursements, and coordination of all state filings, 2) actuary consulting fees 3) professional fees including audit and legal, 4) bank and trustee fees, and 5) insurance licensing expenses/fees.  Though not currently out-sourced, the Debtors assumed investment management expenses of 20 basis points per year based on assets under management.  Additional stand-alone infrastructure needs include expenses related to officers/management, supplies, rent/infrastructure, director fees, and D&O/Liability insurance.

Interest Expense: Interest expense relates to the 13% interest rate per annum that will be paid in-kind, or in Cash if available, on the outstanding portion of the Runoff Notes (initially $130,000,000.00).  In addition, the Debtors assume no draws on the Credit Facility during the Projection Period and as a result there is no interest expense associated with that facility.

Investment Income: WMMRC’s assets contained in six MI trusts and one custodial account are invested in various high-grade products, including money markets (12% of total cash and investments), treasuries (0%), agencies (29%), corporate bonds (44%), mortgage securities (7%), and foreign issues (8%).  Current yields on the mix above provide a return of 3.0%.  The Debtors assumed a fixed yield of 3.5% over the Projections period—though the yields could be materially different given future decisions on investment mix.  WMMRC is precluded from investing trust assets in lower grade investments per the reinsurance agreements.

Tax Expense:  No provision for federal tax expense has been made during the Projection Period as the Projections do not anticipate the Reorganized Debtors generating any pre-tax income.  In addition, if the Reorganized Debtors were to generate pre-tax income, it is assumed that the entities would be able to take advantage of retained WMI tax attributes providing for NOL carryforwards sufficient to cover projected earnings streams.  For a discussion of potential limitations and other considerations with respect to the availability of sufficient NOL carryforwards see Article VIII hereof.

Public Reporting Expenses: Public reporting expenses were projected based on the requirements of Reorganized WMI to file audited financial reports with the SEC and send Reorganized WMI’s shareholders financial and voting materials. Projections include upfront expenses and on-going expenses, which were assumed to grow at a 3% annual inflation rate over the projection period.

VIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
OF THE SEVENTH AMENDED PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Seventh Amended Plan to the Debtors and to holders of Claims and Equity Interests.  The following summary generally does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Seventh Amended Plan (e.g., Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims, Allowed Priority Non-Tax Claims, and Allowed WMI Vendor Claims) or whose distributions are governed by the Global Settlement Agreement, or to holders of Claims that are deemed to reject the Seventh Amended Plan (e.g., WMB Subordinated Notes Claims).

The following summary is based on the Internal Revenue Code (the “IRC”), U.S. Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS, all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Seventh Amended Plan are complex and are subject to significant uncertainties.  The Debtors have not requested an opinion of counsel with respect to any of the tax aspects of the Seventh Amended Plan.  The Debtors have obtained rulings from the IRS as to certain tax aspects of the Seventh Amended Plan as indicated herein, and do not currently anticipate seeking any additional rulings from the IRS with respect to the remaining tax aspects of the Seventh Amended Plan.  In addition, this summary generally does not address foreign, state or local tax consequences of the Seventh Amended Plan, nor does it address the U.S. federal income tax consequences of the Seventh Amended Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, traders that mark-to-market their securities, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, retirement plans, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, persons holding Claims or Equity Interests as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, pass-through entities and investors in pass-through entities).  If a partnership (including any entity treated as a partnership for tax purposes) holds Claims or Equity Interests, the tax treatment of a partner (or member) will generally depend upon the status of the partner (or member) and upon the activities of the partnership.  Moreover, the following discussion generally does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the exchange consideration in the secondary market.

This discussion assumes, except where otherwise indicated, that the Claims, Equity Interests, Runoff Notes, and Reorganized Common Stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the IRC.

In connection with the Seventh Amended Plan, the AAOC has committed to enter into the Credit Facility for purposes of financing Reorganized WMI.  However, certain qualifying Claim and Equity Interest holders may choose to become a lender under the Credit Facility.  The following discussion assumes that the right of such holders to become lenders does not constitute additional consideration in respect of their Claims or Equity Interests.  Any holder considering participating in the Credit Facility should consult its tax advisor regarding the federal income tax consequences of becoming, and being, a lender under the Credit Facility.  Such consequences are not discussed herein.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or Equity Interest.

IRS Circular 230 Notice.  To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims and Equity Interests for the purpose of avoiding penalties that may be imposed on them under the IRC; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.	Consequences to the Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations which files a consolidated U.S. federal income tax return, of which WMI is the common parent (previously defined as the “Tax Group”).

The Tax Group reported a substantial consolidated NOL and certain credit carryforwards for federal income tax purposes for the taxable year of the Tax Group ended December 31, 2008, which have been reduced by income generated (on a collective basis) in the two subsequent taxable years.  In accordance with U.S. federal income tax law, NOLs are generally first carried back (to the extent permitted) to offset prior years’ income, before being available to be carried forward.  Thus, a portion of the NOLs incurred by the Tax Group for its taxable year ended December 31, 2008 was carried back to reduce certain asserted tax adjustments and the Tax Group’s reported taxable income in prior years, generating the majority of the substantial Tax Refunds that will be allocated pursuant to the Global Settlement Agreement, as discussed in Section V.B.3.b(ii) above.  The remaining portion of such NOLs, after reduction by the net income generated in subsequent years, is approximately $17.7 billion as of December 31, 2010 and currently is available to the Tax Group as an NOL carryforward that can offset future income.  The Debtors may have a small amount of additional NOL in the taxable year ending December 31, 2011.  Substantially all of such NOL carryforwards, however, are attributable to the operations of WMB and its former subsidiaries or to the FDIC Receiver’s sale of substantially all of WMB’s assets to JPMC, and thus will cease to be available to the Reorganized Debtors as of the date WMB ceases to be a member of the Tax Group—such as when the FDIC distributes all of the WMB receivership assets to WMB’s creditors, or in the event that WMI abandons its stock interest in WMB.  Moreover, if an ownership change were to occur on the Effective Date, the continued availability of the estimated $17.7 billion NOL thereafter would be subject in its entirety to the annual limitation imposed by section 382 of the IRC (discussed in more detail in Section VIII.A.2.a below).  The annual limitation would, at most, only be approximately $6 million per year, and it is possible that no portion of such NOL would be available to offset income of the Tax Group after the Effective Date.

Because Reorganized WMI’s use of the estimated $17.7 billion NOL attributable to WMB, if available at all, would be so severely restricted in the event of an ownership change, the Debtors do not intend to attempt to preserve that NOL and, rather, WMI currently expects to take advantage of a portion of the NOL that will result if WMI abandons its equity investment in WMB prior to the Effective Date.  If WMI abandons its equity investment in WMB prior to the Effective Date, a substantial NOL may still be available to Reorganized WMI even if a change in ownership occurs on the Effective Date of the Seventh Amended Plan.  Specifically, WMI has a substantial tax basis in its stock investment in WMB.  Although the Debtors believe that such stock investment is currently worthless, WMI is precluded from claiming a worthless stock deduction with respect to all or part of such stock prior to WMB ceasing to be a member of the Tax Group (such as by reason of the distribution by the FDIC of all the WMB receivership assets to WMB creditors or the abandonment by WMI of its stock investment), at which point the estimated consolidated $17.7 billion NOL attributable to WMB would no longer be available to the Tax Group.  Nonetheless, the worthless stock deduction (the “Stock Loss”) from a pre-Effective Date abandonment (which, based on a ruling obtained by the Debtors from the IRS, would be ordinary in character), together with deductions incurred in connection with the implementation of the plan (such as distributions in respect of postpetition interest and in release of the WMB Senior Notes Claims), would result in a substantial NOL for the taxable year in which the Effective Date occurs in an estimated amount of approximately $7.4 billion.63  The availability of such NOL, however, would be subject to, among other things, (i) reduction under the tax rules applicable to the cancellation of debt, and (ii) any applicable limitations imposed by the ownership change rules of the IRC, discussed below.  Regardless of when the Effective Date occurs or whether WMI abandons its equity investment in WMB, the current projected income of Reorganized WMI as reflected in the Projections (see Article VII) only utilizes a small portion of the estimated available NOL.  Any additional usage of the NOL (if otherwise available) primarily

______________________________
63 This takes into account a Stock Loss of approximately $5.5 billion, based on WMI’s current estimate of its adjusted tax basis in the stock of WMB.  WMI’s adjusted tax basis, and thus the resulting Stock Loss and NOL prior to the potential application of section 382 of the IRC, may potentially increase by approximately $3.6 billion in the event certain amounts provided for under the Global Settlement Agreement are respected for federal income tax purposes as capital contributions.  The parties to the Global Settlement Agreement have generally agreed to treat all amounts paid, waived, allocated or transferred by WMI to WMB, the FDIC Receiver, FDIC Corporate or to JPMC as capital contributions from WMI to WMB, which amounts may be significant.  Whether and the extent to which such amounts will be respected as capital contributions for federal income tax purposes, increasing stock basis and the Stock Loss, however, is uncertain.

depends on the extent to which Reorganized WMI acquires additional assets that generate additional income.

1.	Cancellation of Debt

                      In general, the IRC provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—including NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets (but not below the amount of liabilities to which the debtor remains subject)—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD incurred for federal income tax purpose is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred.  If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.  Any reduction in tax attributes in respect of COD incurred does not occur until the end of the taxable year after such attributes have been applied.  As a result, any income incurred on the Effective Date in connection with the implementation of the Seventh Amended Plan, or prior to the end of such taxable year, generally could be offset by any NOL carryforwards or current year NOLs of the Tax Group prior to any attribute reduction on account of any COD incurred, but subject to the ownership change rules of the IRC, discussed below.

Based on the estimated recovery percentages (taking into account the Global Settlement Agreement) and the projected amount of Allowed Claims, the Debtors expect to incur approximately $850 million of COD as a result of the implementation of the Seventh Amended Plan (taking into account subordination provisions and based on the Bankruptcy Court’s determination of value, see Section I.C above).  The Debtors expect to wholly or partially offset such COD income with post-petition interest deductions to which the Debtors would be entitled upon implementation of the Seventh Amended Plan, which deductions are included in the $7.4 billion estimated NOL for the taxable year in which the Effective Date occurs.

2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

Upon the implementation of the Seventh Amended Plan, any remaining NOL carryforwards and certain other tax attributes allocable to periods prior to the Effective Date will be subject to limitation following the Effective Date, assuming a resulting change in the ownership of the Tax Group.  These limitations apply in addition to the attribute reduction that may result from any COD incurred in connection with the discharge of Claims pursuant to the Seventh Amended Plan.

a.	Section 382.

Under section 382 of the IRC, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses (including certain losses or deductions which are “built-in,” i.e., economically accrued but unrecognized, as of the date of the ownership change) that may be utilized to offset future income generally are subject to an annual limitation.  It is unclear whether the implementation of the Seventh Amended Plan would result in an ownership change of the Debtors.  Such determination depends, in part, on the extent to which creditors choose to receive Reorganized Common Stock under the Seventh Amended Plan and the status of certain of the Preferred Equity Interests as “stock” for purposes of Section 382.  The remainder of this disclosure conservatively assumes that the issuance of Reorganized Common Stock pursuant to the Seventh Amended Plan will constitute an ownership change of the Tax Group for purposes of Section 382.  As a result, as indicated above, the entire amount of the estimated $17.7 billion NOL currently available to the Tax Group, substantially all of which is attributable to WMB, would be subject to the annual limitation imposed by section 382 of the IRC.  In any event, as noted previously, even if there is no ownership change on the Effective Date, the current projected income of Reorganized WMI as reflected in the Projections (see Article VII) only utilizes a small portion of the estimated available NOL.  In addition, it is possible there could be a subsequent ownership change after the Effective Date, which would further limit Reorganized WMI’s NOLs (see Section VIII.A.2.a.).

(i)           General Section 382 Limitation.  In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (A) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 3.55% for ownership changes occurring in December 2011, the most recently published long term tax exempt rate).  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments (including a reduction in stock value in the event the reorganized corporation has substantial investment assets); in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.  Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  Under certain circumstances not expected to be present here, the annual limitation otherwise computed may be increased if the corporation (or consolidated group) has an overall built-in gain in its assets at the time of the ownership change.

As indicated above, it is estimated that the amount of the annual limitation for Reorganized WMI as of the Effective Date will, at most, be only about $6 million per year (based on the estimated reorganized stock value, see Section I.C above).  However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to recognized built-in gains).  Historically, the Tax Group has been engaged in several businesses, including retail banking and financial services (e.g., credit cards, lending to consumers and deposit taking activities), broker-dealer and investment advisory services, and insurance (e.g., selling insurance-related products, including mortgage insurance, and participating in reinsurance activities with other insurance companies).  Following the implementation of the Seventh Amended Plan involving a reorganization of WMI, the Tax Group intends to continue to be in the insurance business and possibly certain other historic lines of business, but will not provide retail banking and financial services (its historic primary line of business).  There is no assurance whether such continuing activities of the Reorganized Debtors would satisfy the requisite level of continuing business activity.  Moreover, the future conduct and direction of the business and operations of Reorganized WMI is not within the control of the Debtors, but will be determined by the new or continuing stockholders and the new management of Reorganized WMI.  Accordingly, there is no assurance that even $6 million of the pre-change NOLs would be available to Reorganized WMI if the IRS were to determine that this continuity of business requirement was not met.

                      Section 382 of the IRC also limits the deduction of certain built-in losses recognized subsequent to the date of the ownership change.  If a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of built-in income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, the IRS has recently proposed changes to the rule that would recompute the net unrealized built-in loss of the group upon a sale or disposition of the stock of a consolidated subsidiary, to take into account any disparity in built-in gain or loss between the stock and its share of the underlying assets.

                      The Debtors currently expect to, and the discussion herein assumes that the Debtors will, abandon their stock interest in WMB prior to the Effective Date.  If the Stock Loss is recognized prior to (but in the same taxable year as) the Effective Date ownership change, the resulting NOL would be pro-rated between the pre- and post-change portions of the taxable year, such that the post-change portion would not be subject to the annual limitation resulting from the implementation of the Seventh Amended Plan (but would still be subject to at least partial reduction under the COD rules discussed above, to the extent that there is any COD).  Based on a February 29, 2012 assumed Effective Date, the post-change portion would be approximately $5.4 billion64 and would get proportionately smaller the later in the year the Effective Date occurs.   Although not subject to the annual limitation resulting from the implementation of the plan, the post-change NOLs could nonetheless become subject to limitation in the event that Reorganized WMI undergoes another ownership change after the Effective Date, as discussed below.

If the Stock Loss is recognized after the Effective Date ownership change, it could be subject to limitation in its entirety as a recognized built-in loss (depending on whether the proposed changes to the net built-in loss rules, discussed above, have been finalized and their effective date), and thus rendered substantially unavailable, such that there is no assurance that the Stock Loss could be utilized to offset future income of the Reorganized Debtors.

(ii)         Risk of Subsequent Ownership Changes.  In an attempt to minimize the likelihood of an additional ownership change occurring after the Effective Date, the charter of Reorganized WMI will contain a restriction limiting the accumulation (and disposition) of shares by persons owning (actually or constructively), or who would own as a result of the transaction, 4.75% of any class of stock of Reorganized WMI (with certain adjustments).  See Sections IX.B.3 and X.B.14 hereof. Nevertheless, it is possible that Reorganized WMI could undergo an additional ownership change, either by events within or outside of the control of the Board, e.g., indirect changes in the ownership of persons owning 5% of the stock of Reorganized WMI.  Also, in the event that the Second Lien Runoff Notes are recharacterized as equity of Reorganized WMI, transfers of such notes might be taken into account for purposes of section 382.  Moreover, a substantial portion of the stock of Reorganized WMI may be reserved in respect of the Dime Warrants and Disputed Equity Interests (to the extent the Dime Warrant Litigation and such Disputed Equity Interests are not resolved by the Effective

______________________________
64 As stated, if the Stock Loss were recognized prior to (but in the same taxable year as) the Effective Date, the resulting NOL may be pro-rated on a daily basis between the pre- and post-change portions of the taxable year for purposes of applying the annual limitation imposed by section 382 of the IRC.  If the Effective Date occurs on or about February 29, 2012, approximately 16.4% (calculated as the quotient of 60 days in 2012 as of February 29, 2012 divided by 366 total days in 2012), of the estimated $6.5 billion NOL (taking into account a pre-Effective Date Stock Loss, other deductions resulting from the implementation of the plan, and approximately $850 million of COD) would be allocated to the pre-change portion of the year, while the balance, or approximately 83.6% (calculated as 306 days remaining in 2012 as of February 29, 2012 divided by 366 total days), of such NOL would be allocated to the post-change portion of the year.  Accordingly, the Debtors determined that approximately $5.4 billion of the NOL would not be subject to the $6 million annual limitation imposed by section 382 of the IRC, while the balance of such NOL, estimated to be approximately $1.1 billion, would be subject to the annual limitation.

Date) and additional Reorganized Common Stock could be reserved in respect of Disputed Claims.  In such event, a subsequent release or transfer of the stock potentially could result in an ownership change of Reorganized WMI at that time.  In the event of a subsequent ownership change, all or part of the NOLs that were previously unlimited could also become subject to an annual limitation, depending on, among other things, whether such ownership change occurs within the same taxable year as the Effective Date, the value of the stock of Reorganized WMI at the time of the ownership change, and whether Reorganized WMI has a net unrealized built-in gain at the time.

(iii)        Special Bankruptcy Exception.  An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors and existing shareholders of a debtor receive, in respect of their claims or equity interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization.  Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future income.  Although it is unclear and depends on a number of factors, the Debtors do not anticipate that they would qualify for this exception.  Moreover, even if they do qualify, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above.

b.	Other Provisions

Aside from the objective limitations of section 382 of the IRC, the IRS may disallow, pursuant to section 269 of the IRC, the subsequent use of a corporation’s losses following an acquisition of control of a corporation by one or more persons if the principal purpose of the acquisition is the avoidance or evasion of tax by securing a tax benefit which such person(s) or the corporation would not otherwise enjoy. Accordingly, if the principal purpose of any group of persons (including creditors or Equity Interest holders) acquiring control of the Reorganized Debtors pursuant to the Seventh Amended Plan or afterwards is to obtain the use of the NOLs, the IRS could disallow the use of the full NOL (i.e., both the pre-change portion that would be subject to the minimal annual limitation and the post-change unlimited portion, estimated to be approximately $5.4 billion based on a February 29, 2012 Effective Date).  Other provisions of the IRC may also preclude the use of a corporation’s NOLs and certain tax attributes in other ways under certain circumstances.

Significantly, the Bankruptcy Court in connection with the Confirmation Hearing on the Modified Sixth Amended Plan (upon which the Seventh Amended Plan is partially based) determined that, in its judgment, the creditors’ receipt of Reorganized Common Stock thereunder was not for the principal purpose of tax avoidance within the meaning of section 269; however, the court recognized that such determination (which was made within the context of the portion of the hearing on valuation) was not binding on the IRS.

3.	Debt Status of the Second Lien Runoff Notes

The proper tax characterization of the Second Lien Runoff Notes is subject to substantial uncertainty, because they are nonrecourse obligations of Reorganized WMI for which the sole source of payment is a portion of the Runoff Proceeds and based on the Projections the Runoff Proceeds will not be sufficient to pay principal and all accrued interest on the Second Lien Runoff Notes.  Although the Debtors presently expect that Reorganized WMI will treat the Second Lien Runoff Notes as debt of

Reorganized WMI for U.S. federal income tax purposes, other characterizations of the Second Lien Runoff Notes are possible, such as equity of Reorganized WMI, a (non-debt) contract right or, perhaps, an ownership interest in WMMRC.   Under certain possible recharacterizations, the NOLs of Reorganized WMI might not be available to offset the net income of WMMRC.  There can be no assurance that the IRS would not be successful if it sought to recharacterize the Second Lien Runoff Notes as other than debt of Reorganized WMI.  The remainder of this disclosure assumes that the Second Lien Runoff Notes are properly characterized as debt of Reorganized WMI for U.S. federal income tax purposes, unless otherwise indicated.

4.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards or carrybacks (although this limitation does not apply to AMT NOLs carried back or carried forward from the Debtor’s 2008 taxable year).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the IRC and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT and has a regular tax liability in excess of its computed AMT liability.

5.	Transfer of Assets to the Liquidating Trust

Pursuant to the Seventh Amended Plan, on the Effective Date the Debtors will transfer the Liquidating Trust Assets (including all of the Debtors’ right, title and interest in any tax refunds with respect to pre-2011 taxable years, but excluding the Debtors’ economic interest in the Litigation Proceeds retained by Reorganized WMI as a result of Reorganized Common Stock Elections by certain Claimants) to the Liquidating Trust, on behalf of the respective claimants and holders of Equity Interests comprising the Liquidating Trust Beneficiaries.  The transfer of assets by the Debtors pursuant to the Seventh Amended Plan may result in the recognition of gain or income by the Debtors, depending in part on the value of such assets on the Effective Date and the Debtors’ tax basis in such assets.  Subject to possible alternative minimum tax, and although not free from doubt, the Debtors anticipate that, in addition to any current year NOL incurred through the Effective Date of the Seventh Amended Plan, the NOL carryforwards of the Tax Group generally should be available to offset any gain or income recognized upon transfer of assets pursuant to the Seventh Amended Plan.  Due to the lack of guidance with respect to the sale or other taxable disposition of a tax refund claim or suit for refund, there is no assurance that a subsequent resolution of the claim or suit could not result in additional income to the Debtors or Reorganized Debtors, which may or may not be able to be offset by the existing NOL carryforwards of the Tax Group.

B.	Consequences to Holders of Certain Claims and Equity Interests

Pursuant to the Seventh Amended Plan, and in satisfaction of their respective Claims, it is contemplated that holders of Allowed Convenience Claims and Allowed Priority Non-Tax Claims will receive cash, and holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims,  Allowed General Unsecured Claims, Allowed CCB-1 Guarantee Claims, Allowed CCB-2 Guarantee Claims, Allowed PIERS Claims and certain late-filed claims, will receive cash, Liquidating Trust Interests, Runoff Notes and/or Reorganized Common Stock (depending on the particular class and applicable elections).

Pursuant to the Seventh Amended Plan, those holders of WMB Senior Notes Claims in Class 17A that are deemed to grant releases by virtue of their elections with respect to the Modified Sixth Amended Plan (in which case their Claims are treated as Allowed Claims) or have their Claims otherwise allowed will receive their pro rata share of BB Liquidating Trust Interests in satisfaction of their Claims.

Releasing REIT Trust Holders will also receive a separately negotiated payment from JPMC under the Global Settlement Agreement, the tax consequences of which are not discussed herein.

Pursuant to the Seventh Amended Plan, holders of Subordinated Claims will receive their contingent Pro Rata Share of Liquidating Trust Interests and their Claims will be extinguished.  Holders of Preferred Equity Interests (including, without limitation, each holder of a REIT Series), Common Equity Interests (including Disputed Equity Interests to the extent determined to be Equity Interests or Allowed Claims subordinated to the level of Equity Interests) and Dime Warrants (to the extent determined to be Equity Interests or Allowed Claims subordinated to the level of Equity Interests) will receive their contingent Pro Rata Share of Liquidating Trust Interests and the amount of Reorganized Common Stock allocated to such Class, subject to the provision of the releases described in Section 41.6 of the Seventh Amended Plan, and their Equity Interests or Allowed Claims will be extinguished.

The U.S. federal income tax consequences of the Seventh Amended Plan to holders of Claims, including the character, amount and timing of income, gain or loss recognized as a consequence of the Seventh Amended Plan and the distributions provided for by the Seventh Amended Plan, generally will depend upon, among other things, (i) the manner in which a holder acquired a Claim; (ii) the length of time a Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the holder’s method of tax accounting; (vii) whether the holder will realize foreign currency exchange gain or loss with respect to a Claim; (viii) whether a Claim is an installment obligation for federal income tax purposes; and (ix) whether the transaction is treated as a “closed transaction.”  Therefore, holders of Claims are urged to consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

In addition, pursuant to the Seventh Amended Plan, certain qualifying Claim and Equity Interest holders may choose to become a lender under the Credit Facility, in replacement (in whole or in part) of AAOC.  The following discussion assumes that the right of such holders to become lenders does not constitute additional consideration in respect of their Claims or Equity Interest.  Any holder considering participating in the Credit Facility should consult its tax advisor regarding the federal income tax consequences of becoming, and being, a lender under the Credit Facility.  Such consequences are not discussed herein.

1.	Allowed Convenience Claims and Priority Non-Tax Claims

                      In general, each holder of an Allowed Convenience Claim or Priority Non-Tax Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Claim (other than any amounts received in respect of a Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section VIII.B.2.c, “Distributions in Discharge of Accrued Interest,” below.

2.	Certain Unsecured Claims, Subordinated Claims and Equity Interests

Pursuant to the Seventh Amended Plan, holders of certain Allowed Claims and Subordinated Claims will receive cash, Liquidating Trust Interests, Runoff Notes and/or Reorganized Common Stock (subject to certain elections and adjustments), in partial or full satisfaction of their respective Claims; and holders of Equity Interests (including Dime Warrants and Disputed Equity Interests to the extent determined to be Equity Interests or Allowed Claims subordinated to the level of Equity Interests) will receive contingent Liquidating Trust Interests and Reorganized Common Stock, subject to the provision of the releases described in Section 41.6 of the Seventh Amended Plan.

                      As discussed below (see Section VIII.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”), the Liquidating Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes.  Accordingly, each holder of an Allowed Claim, Subordinated Claim or Equity Interest receiving a beneficial interest in the Liquidating Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the Liquidating Trust Assets (consistent with its economic rights in the trust), or in the case of the holder of an Allowed WMB Senior Notes Claim, as a direct owner of a fixed undivided interest in the Homeownership Carryback Refund Amount.  Pursuant to the Seventh Amended Plan, the Debtors or the Liquidating Trustee (as provided in the Seventh Amended Plan) will in good faith value the assets transferred to the Liquidating Trust, and all parties to the Liquidating Trust (including holders of Claims and Equity Interests receiving Liquidating Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

                      After the Effective Date, a holder’s share of any collections received on the assets of the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims, or the redistribution among holders of Allowed Claims or Equity Interests of undeliverable distributions) should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Claim or Equity Interest but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Liquidating Trust.  See Section VIII.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests,” below.

                      The U.S. federal income tax consequences to a holder of an Allowed Claim who receives Runoff Notes or Reorganized Common Stock also depend, in part, on whether such Claim or Runoff Notes constitutes a “security” of Reorganized WMI for U.S. federal income tax purposes.  The term “security” is not defined in the IRC or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt is a “security” is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute “securities.”  Accordingly, certain Allowed Claims and Subordinated Claims may qualify as “securities” while others may not.  The U.S. federal income tax treatment of the Runoff Notes, which have an expected weighted average life between five years and 10 years, is unclear.  Although the debt status of the Second Lien Runoff Notes is uncertain (see Section VIII.A.3, “Debt Status of the Second Lien Runoff Notes,” above), the Debtors expect that Reorganized WMI will treat the Runoff Notes as securities of Reorganized WMI; accordingly, the remainder of this disclosure assumes the Runoff Notes are securities of Reorganized WMI.  You are urged to consult your own tax advisor regarding the characterization as securities for U.S. federal income tax purposes of your Claim and/or the Runoff Notes and the consequences of such treatment.

a.	Gain or Loss – In General

Unless an Allowed Claim constitutes a “security” and qualifies for recapitalization treatment (as discussed in the next section), the exchanging holder generally will recognize gain or loss (although any loss with respect to such a Claim might be deferred until all Disputed Claims are resolved) in an amount equal to the difference, between (i) the sum of the amount of any cash, the issue price of the Runoff Notes, and the fair market value of all other consideration received (other than any amounts received in respect of any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest).  In determining the consideration received by a holder, it is possible that the holders of certain Claims may be treated as having received on account of their Claims, Cash or Reorganized Common Stock and then effectively exchanged such Cash or Reorganized Common Stock for releases.  If so, such holder should recognize a loss with respect to the amount paid for such release that would generally have the same character as the corresponding gain or loss of such holder with respect to the initial receipt of such amount on account of such holder’s Claim.

                      In the case of a holder of a deferred compensation or other wage claim, the consideration received in satisfaction of such claim (whether in cash or in property value) will be includable by the holder as compensation income to the extent not previously included, and will be subject to applicable withholding.  Because the larger portion of the consideration received by a holder of a wage claim may not be cash and thus the cash portion may be insufficient to satisfy the applicable wage withholding, the holder may be required to provide the cash necessary to satisfy any shortfall as a condition to receiving any distribution.

In the case of holders of Equity Interests (including Dime Warrants and Disputed Equity Interests to the extent determined to be Equity Interests or Allowed Claims subordinated to the level of Equity Interests), the Seventh Amended Plan provides that such holders will receive Reorganized Common Stock only if they grant the releases described in Section 41.6 of the Seventh Amended Plan.  Accordingly, it is uncertain whether, for federal income tax purposes, the receipt of Reorganized Common Stock by such holders would be viewed as eligible for the recapitalization treatment described below or, alternatively, as a fully taxable transaction, in which case, the character, timing and amount of income, gain or loss to such holder could depend on whether the Reorganized Common Stock is viewed as being received from certain creditors in exchange for releases rather than from Reorganized WMI in respect of the Equity Interests of such holders.  Holders of Equity Interests should consult their tax advisors regarding the possible consequences of their receipt of Reorganized Common Stock pursuant to the Seventh Amended Plan.

After the Effective Date, a holder’s share of any collections received on the assets of the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims or the redistribution among holders of Allowed Claims or Equity Interests of undeliverable distributions), should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim or Equity Interest but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Liquidating Trust. See Section VIII.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests,” below.

In the event of a subsequent disallowance of a Disputed Unsecured Claim, it is possible that a holder of a previously Allowed Claim or Equity Interest may be taxed as such Disputed Claims or dispute are resolved and the holder effectively becomes entitled to an increased share of the assets held in the Liquidating Trust.  The imputed interest provisions of the IRC may apply to treat a portion of such increased share or any additional distributions (e.g., the redistribution among holders of Allowed Claims of undeliverable distributions) as imputed interest.  In addition, it is possible that any loss realized by a holder in satisfaction of an Allowed Claim or Equity Interest may be deferred until all Disputed Claims in such holder’s class are determined and such holder’s share can no longer increase, and with respect to certain claims, that a portion of any gain realized may be deferred under the “installment method” of reporting.  Holders are urged to consult their tax advisors regarding the possibility for deferral, and the ability to elect out of the installment method of reporting any gain realized in respect of their Claims or Equity Interests.

                      A holder’s aggregate tax basis in any Runoff Notes, Reorganized Common Stock and/or undivided interest in the Liquidating Trust received in satisfaction of a Claim that does not constitute a security will equal the amount taken into account in respect of such notes, stock or undivided interest in determining the holder’s amount realized.  A holder’s holding period in such notes, stock or undivided interest generally will begin the day following the Effective Date.

b.	Recapitalization Treatment

The receipt of any Runoff Notes (if the Runoff Notes constitute securities of Reorganized WMI) or Reorganized Common Stock in partial satisfaction of an Allowed Claim that constitutes a “security” for U.S. federal income tax purposes or an Equity Interest generally would qualify as a “recapitalization” for U.S. federal income tax purposes (unless possibly, as indicated above with respect to Equity Interests including Dime Warrants and Disputed Equity Interests to the extent determined to be Equity Interests or Allowed Claims subordinated to the level of Equity Interests, the Reorganized Common Stock is treated as having been received from certain creditors in exchange for releases rather than from Reorganized WMI).  In such event, each such holder generally will not recognize any loss upon the exchange of its Claim or Equity Interest, but will recognize any gain (computed as discussed in the preceding section) to the extent of any cash and the fair market value of its undivided interest in the Liquidating Trust Assets received (other than to the extent received in respect of a Claim for accrued but unpaid interest, or attributable to the receipt of Runoff Notes, if the Runoff Notes constitute securities of Reorganized WMI).  The treatment of distributions in respect of a Claim for accrued but unpaid interest is discussed in the next section.

                      In a recapitalization exchange, a holder’s aggregate tax basis in any Runoff Notes (if the Runoff Notes constitute securities of Reorganized WMI) or Reorganized Common Stock received in respect of an Allowed Claim that constitutes a security or an Equity Interest will equal the holder’s adjusted tax basis in such Claim or Equity Interest (including any Claim for accrued but unpaid interest), increased by any gain recognized or interest income received in respect of such Claim or Equity Interest, and decreased by the amount of any cash and the fair market value of any share of the Liquidating Trust Assets (other than Runoff Notes, if the Runoff Notes constitute securities of Reorganized WMI) received and any deductions claimed in respect of any previously accrued but unpaid interest.  With respect to recipients of both Runoff Notes (if the Runoff Notes constitute securities of Reorganized WMI) and Reorganized Common Stock, the aggregate tax basis presumably should be allocated among any Runoff Notes and Reorganized Common Stock in accordance with their relative fair market values.  In a recapitalization exchange, a holder’s holding period in any Runoff Notes (if the Runoff Notes constitute securities of Reorganized WMI) and Reorganized Common Stock received will include the holder’s holding period in the Claim or Equity Interest exchanged therefor, except to the extent of any exchange consideration received in respect of a Claim for accrued but unpaid interest (which will commence a new holding period).

                      A holder’s tax basis in its undivided interest in the Liquidating Trust Assets will equal the fair market value of such interest, and the holder’s holding period generally will begin the day following the Effective Date.

c.	Distributions in Discharge of Accrued Interest

In general, to the extent that any consideration received pursuant to the Seventh Amended Plan (whether cash, stock or other property) by a holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder should generally recognize a deductible loss to the extent any accrued interest or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current ordinary deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

                      The Seventh Amended Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 31.11 of the Seventh Amended Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration received under the Seventh Amended Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

d.	Character of Gain or Loss

Where gain or loss is recognized by a holder in respect of its Allowed Claim or Equity Interest, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim or Equity Interest constitutes a capital asset in the hands of the holder and how long it has been held, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim.  A reduced tax rate on long-term capital gain may apply to non-corporate holders.  The deductibility of capital loss is subject to significant limitations; see Section VIII.B.2.e, “Limitations on Capital Losses,” below.

In addition, a holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the IRC.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under the market discount rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

                      In the case of an exchange of Claims that qualifies as a recapitalization, the IRC indicates that any accrued market discount in respect of the Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued.  However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to any Runoff Notes, if the Runoff Notes constitute securities of Reorganized WMI, subject to the application of the Contingent Payment Regulations discussed below, and Reorganized Common Stock received).  To date, specific Treasury regulations implementing this rule have not been issued.

e.	Limitations on Capital Losses

A holder of a Claim or Equity Interest who recognizes a capital loss as a result of the distributions under the Seventh Amended Plan will be subject to limits on the use of such capital loss.  For a non-corporate holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  A non-corporate holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate holders, capital losses may only be used to offset capital gains.  A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three taxable years preceding the capital loss year, and may carry over unused capital losses for the five taxable years following the capital loss year.

3.	Ownership and Disposition of Runoff Notes

a.	Debt Status of the Runoff Notes

Reorganized WMI will treat the First Lien Runoff Notes, and the Debtors expect that Reorganized WMI will treat the Second Lien Runoff Notes, as debt for U.S. federal income tax purposes.  Holders of Runoff Notes will be required to treat the Runoff Notes consistent with Reorganized WMI’s treatment, unless they disclose any inconsistent treatment on their tax returns.  As previously discussed, the proper characterization of the Second Lien Runoff Notes is subject to substantial uncertainty and it is possible that the Second Lien Runoff Notes may be recharacterized as other than debt (e.g., as equity of Reorganized WMI or an ownership interest in WMMRC).  In that case, the consequences of the receipt, ownership and disposition of the Second Lien Runoff Notes will materially differ from the discussion herein.  Holders of Second Lien Runoff Notes are urged to consult their tax advisors with respect to such potential recharacterization.  The discussion herein assumes that the Second Lien Runoff Notes (as well as the First Lien Runoff Notes) are respected as debt for federal income tax purposes.

b.	Uncertainty regarding Characterization of Runoff Notes as Contingent Payment Debt Instruments

Introduction.  Because interest on the Runoff Notes is subject to deferral, the Runoff Notes will be treated for U.S. federal income tax purposes as issued with original issue discount (“OID”), and holders are required to include OID in income for U.S. federal income tax purposes prior to the receipt of cash payments attributable to such income.  It is uncertain, however, whether or not the determination of OID on the Runoff Notes will be governed by certain Treasury regulations (the “Contingent Payment Regulations”) that generally provide for the treatment of debt instruments with one or more contingent payments.  Moreover, on the date hereof, the Debtors are unable to state whether they expect Reorganized WMI will report the Runoff Notes as subject to the Contingent Payment Regulations.  This determination will depend in part on the “issue price” of the Runoff Notes and on certain other features of the notes.

The issue price (as determined under the OID rules) is significant because if the issue price for a class of Runoff Notes is not its face amount, the yield on such notes for OID purposes will vary depending on the timing of payments on the notes, and such variation in yield might cause the notes to be subject to the Contingent Payment Regulations.  If a class of Runoff Notes are treated as publicly traded under the OID rules or a substantial portion of such class of notes are issued in exchange for property which is publicly traded, the issue price of such notes will be their fair market value on the Effective Date.  Otherwise, when public trading is not present, the issue price will be the face amount of such class of Runoff Notes, unless the notes are nevertheless governed by the Contingent Payment Regulations, in which case, the issue price of such notes will be their fair market value on the Effective Date.

If Reorganized WMI concludes that the issue price for the First Lien Runoff Notes is likely their face amount, the Debtors anticipate that Reorganized WMI likely would treat such notes as not governed by the Contingent Payment Regulations.  In contrast, the Debtors are unable to predict Reorganized WMI’s treatment with respect to the Second Lien Runoff Notes in a similar circumstance.  If Reorganized WMI concludes that a class of Runoff Notes likely has an issue price other than their face amount, the Debtors anticipate that Reorganized WMI likely would treat such notes as governed by the Contingent Payment Regulations.  It should be emphasized that the determination whether to treat a class of Runoff Notes as governed by the Contingent Payment Regulations will be made based on the relevant facts as of the Effective Date by Reorganized WMI, together with its tax advisors and tax return preparer; accordingly, such treatment may be different from the Debtors’ current expectations.

Determining Whether the Runoff Notes are “Publicly Traded”.  A class of Runoff Notes will have an issue price for purposes of the OID rules equal to their fair market value on the Effective Date if either (1) such Runoff Notes are traded (“publicly traded”) on an “established securities market” during the sixty-day period ending thirty days after the Effective Date or (2) a substantial amount of the such Runoff Notes are issued in exchange for other debt instruments, stock or securities (e.g., the Senior Subordinated Notes, PIERS Common Securities and PIERS Preferred Securities) that are so traded.  For this purpose, an “established securities market” includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, and (ii) the ready availability of price quotations from dealers, brokers or traders (subject to certain exceptions).

In January 2011, the IRS proposed new Treasury regulations to determine when property is considered to be traded on an established securities market.  Under these proposed regulations, the sixty-day testing period is reduced to thirty days, but otherwise generally it is significantly more likely that property will be treated as traded on an established securities market than under the currently applicable Treasury regulations. If promulgated, the new regulations would be effective for debt instruments issued on or after the date that final regulations are promulgated.  It is uncertain whether these proposed regulations will be finalized before the Effective Date and what changes, if any, may be made in the final regulations.

It is presently uncertain whether either class of Runoff Notes, or the Claims treated as exchanged for Runoff Notes, will be considered as publicly traded and, accordingly, whether either class of Runoff Notes would have a fair market value issue price.  Holders are urged to consult their tax advisors with respect to the federal income tax treatment of the ownership and disposition of each class of Runoff Notes.

A summary of the OID calculations and inclusions, and gain or loss determination upon disposition for the Runoff Notes is set forth below in separate sections for notes not subject to the Contingent Payment Regulations and notes subject to such regulations.

c.	Runoff Notes Not Subject to the Contingent Payment Regulations.

This section is applicable to Runoff Notes not subject to the Contingent Payment Regulations.

OID Calculations and Inclusions.  The OID on a class of Runoff Notes that is not subject to the Contingent Payment Regulations will be an amount equal to the excess of the “stated redemption price at maturity” of such Runoff Notes over their “issue price.”  For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.”  None of the stated interest on the Runoff Notes is qualified stated interest since it is not unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.  Thus, interest payable on the Runoff Notes will be included in the stated redemption price at maturity and taxed as OID.

Each holder of a Runoff Note will be required to include in its gross income, as interest for U.S. federal income tax purposes, the portion of the OID that accrues while the holder held the note (including the day the note is acquired but excluding the day it is disposed of), regardless of such holder’s normal method of accounting.  Any OID will accrue over the term of the Runoff Note based on the constant interest method (with the amount of OID attributable to each accrual period allocated ratably to each day in such period).  Accordingly, a holder may be required to recognize income prior to the receipt of cash payments attributable to such income.

           A holder’s tax basis in a Runoff Note that is not subject to the Contingent Payment Regulations will be increased by the amount of any OID included in its gross income and reduced by any payments of cash made with respect to such note.  Payments on a Runoff Note will be treated first as a payment of accrued OID then as a payment of principal.

The rules regarding OID are complex and the rules described above may not apply in all cases.  Accordingly, you should consult your own tax advisors regarding their application.

Sale, Exchange or Other Taxable Disposition of Runoff Notes.  Unless a non-recognition provision applies, a holder of a Runoff Note that is not governed by the Contingent Payment Regulations generally will recognize gain or loss upon the sale, exchange or redemption of a Runoff Note equal to the difference, if any, between the holder’s adjusted tax basis in the note and the amount realized on the sale, exchange or redemption.  For this purpose, a holder’s adjusted tax basis in a Runoff Note generally will equal the holder’s initial tax basis in the note, increased by the amount of any OID accrued on the note (determined without adjustments) up through the date of the sale, exchange, or redemption, and decreased by the amount of any cash payments.  Any gain or loss generally will be capital gain or loss (subject to the market discount rules discussed below).  See Section VIII.B.2.2.e, “Limitations on Capital Losses,” above.

Acquisition Premium/Market Discount.  It is possible that a holder of a Claim will have a tax basis in a Runoff Note received in respect of its Claim different than the issue price of such note, such as because the Runoff Note is considered a security and is received in exchange for a Claim that is considered a security.  If a holder has a tax basis in a Runoff Note that is not subject to the Contingent Payment Regulations that exceeds the issue price of such note, but is less than or equal to the sum of all remaining amounts payable under such note, the amount of OID includible in the holder’s gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis.

Any holder that has a tax basis in a Runoff Note that is not subject to the Contingent Payment Regulations that  is less than the issue price of such note generally will be subject to the market discount rules of the IRC (subject to a de minimis exception and an exception for notes received at original issue in a reorganization in exchange for securities that were not themselves market discount bonds).  Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.  A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues.  Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such note to the maturity date of the note, unless the holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a note-by-note basis.  In the case of the Runoff Notes, principal payments are expected to be made prior to their stated maturity dates and, although not addressed in IRS administrative guidance, calculating the accrual of market discount by reference to the expected timing of principal payments would seem more appropriate than by reference to the stated maturity dates of the Runoff Notes.

d.	Runoff Notes Subject to the Contingent Payment Regulations

This section is applicable to Runoff Notes that are subject to the Contingent Payment Regulations.  A different set of rules under the Contingent Payment Regulations apply to Runoff Notes where public trading is present (because either the notes or the property exchanged for the notes are traded on an established securities market as described above in Section VIII.B.3.b) than where public trading is not present.  The rules applicable to where there is public trading are discussed first, and then the rules applicable where there is no public trading.

(i)  Runoff Notes Where Public Trading Is Present

OID Calculations and Inclusions.  Where there is public trading in connection with the issuance of a class of Runoff Notes, under the applicable Contingent Payment Regulations, WMI must construct a projected payment schedule for such class of Runoff Notes and holders generally must recognize all interest income with respect to such notes on a constant yield basis based on this projected payment schedule for such class, subject to certain adjustments if actual contingent payments differ from those projected.  In particular, each projected payment schedule will be determined by including the “expected value,” as of the issue date, of the projected payments of principal and interest for the related class of Runoff Notes, adjusted, as necessary, so that the projected payments discounted at the “comparable yield,” which is the yield at which WMI would issue a fixed rate debt instrument with terms and conditions similar to those of the related class of Runoff Notes, equals the issue price for such Runoff Notes.

The amount of interest that is treated as accruing each accrual period on a Runoff Note is the product of the “comparable yield” and the Runoff Note’s “adjusted issue price” at the beginning of each accrual period.  The “adjusted issue price” of a Runoff Note is the issue price of the note, increased by interest previously accrued on the note (determined without adjustments for differences between the projected payment schedule and the actual payments on the note), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note.

Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a Runoff Note is the portion that accrues while the holder holds such note (with the amount attributable to each accrual period allocated ratably to each day in such period).  If actual payments differ from projected payments, then holders generally will be required in any given taxable year either to include additional interest in gross income (in case the actual payments exceed projected payments in such taxable year) or to reduce the amount of interest income otherwise accounted for on the Runoff Note (in case the actual payments are less than the projected payments in such taxable year).  If the negative adjustment exceeds the interest for the taxable year that otherwise would have been accounted for on the notes, the excess will be treated as ordinary loss.  However, the amount treated as an ordinary loss in any taxable year is limited to the amount by which the holder's total interest inclusions on the Runoff Note exceed the total amount of the net negative adjustments treated as ordinary loss in prior taxable years.  Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year.  If a Runoff Note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the holder's amount realized on the sale, exchange or retirement.

The yield, timing and amounts set forth on the projected payment schedules are for U.S. federal income tax purposes only and are not assurances by us with respect to any aspect of the Runoff Notes.  Any holder may obtain the comparable yield, the projected payment schedule, the issue price, the amount of OID, and the issue date for each class of Runoff Notes of the notes by writing to Reorganized WMI.  For U.S. federal income tax purposes, a holder must use the comparable yield and projected payment schedule for a Runoff Note in determining the amount and accrual of OID on such note, unless the holder explicitly discloses in accordance with the Contingent Payment Regulations its differing position.  The IRS is not bound by such schedule and will not respect a projected payment schedule which it determines to be unreasonable.

It is possible that a holder of a Runoff Note will have a tax basis in its Runoff Note received in respect of their Claims that is different from the adjusted issue price of such notes.  In such case a holder must reasonably allocate any difference between the adjusted issue price and the basis to accruals of interest or projected payments over the term of the note.  If basis is greater than the adjusted issue price, the adjustment is a negative adjustment to accruals of interest or projected payments and on the date of adjustment will reduce the holder’s adjusted basis by the amount treated as a negative adjustment.  If basis is less than the adjusted issue price, the adjustment is a positive adjustment to accruals of interest or projected payments and on the date of adjustment will increase the holder’s adjusted basis by the amount treated as a positive adjustment.  Under the Contingent Payment Regulations, the premium and market discount rules do not apply to the Runoff Notes.

Sale, Exchange or Other Taxable Disposition of Runoff Notes Where Public Trading Is Present.  Where a Runoff Note is subject to the Contingent Payment Regulations and public trading was present in connection with the issuance of such class of Runoff Notes, unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of such Runoff Note equal to the difference, if any, between the holder’s adjusted tax basis in the note and the amount realized on the sale, exchange or redemption (with any negative adjustment carryforward from the prior year reducing the holder's amount realized).  Under the Contingent Payment Regulations, any gain recognized on a sale, redemption or other taxable disposition of a Runoff Note will be ordinary interest income and any loss will be an ordinary loss to the extent the holder’s total interest inclusions on a note exceed the total amount of ordinary loss the holder took into account with respect to differences between actual payments and projected payments (any additional loss generally will be capital loss).  See Section VIII.B.2.e “Limitations on Capital Losses,” above.

For purposes of computing gain or loss, a holder’s adjusted tax basis in a Runoff Note generally will equal the holder’s initial tax basis in the note, increased by the amount of any OID accrued on the note (determined without certain adjustments) up through the date of the sale, redemption or taxable disposition, and decreased by the amount of any payments projected to have been previously made on the note.

(ii)  Runoff Notes Where No Public Trading Is Present

OID Calculations and Inclusions.  Where there is no public trading in connection with the issuance of a class of Runoff Notes, the amount realized with respect to the receipt of a Runoff Note by a holder upon the exchange of its Claims should equal the fair market value of the Runoff Note (rather than their issue price) under the Contingent Payment Regulations.

The Runoff Notes will not technically have an issue price and, for purposes of calculating OID, the amount treated as OID with respect to such Runoff Notes is treated as not determinable until the time that actual payments are made.  When payments are made with respect to a Runoff Note, the amount of OID is the difference between the amount of the payment and the amount of such payment determined to constitute a return of principal.  The portion of such payment constituting principal is determined by discounting the payment back to the issue date of such Runoff Note, using the applicable federal rate under Section 1274(d) of the IRC that would have been in effect for such Runoff Note if the term of such Runoff Note began on the issue date (i.e., the Effective Date) and ended on the date the payment is made.  The amount of OID is includable at such time as interest in the holder’s gross income.  The principal amount of the payment will be applied to reduce the holder’s basis in such Runoff Note with any excess treated as gain from the sale or exchange of the obligation.  Under the Contingent Payment Regulations, the premium and market discount rules would not apply to the Runoff Notes.

Sale, Exchange or Other Taxable Disposition of Runoff Notes Where No Public Trading Is Present.  Upon the sale, exchange or redemption of a Runoff Note subject to the Contingent Payment Regulations where public trading was not present in connection with the issuance of such class of Runoff Notes, unless a non-recognition provision applies, the amount received by a holder of such Runoff Note would be treated as if it were a payment on such Runoff Note and would be characterized as principal and interest in the same manner as the payments described in the preceding paragraph.

The Contingent Payment Regulations are complex and their application to the Runoff Notes is uncertain.  Holders are strongly urged to consult their tax advisors with respect to the application of the Contingent Payment Regulations to the Runoff Notes.

e.	Application of AHYDO Provisions to the Runoff Notes

It is anticipated that the Runoff Notes will be subject to the applicable high yield discount obligation (“AHYDO”) provisions, which would disallow permanently a portion of the interest deductions on the Runoff Notes, and would defer Reorganized WMI’s deductions for interest expense on the Runoff Notes until actually paid.  The “disqualified portion” of the interest deduction is generally the portion of the interest on the Runoff Notes that represents yield on such notes that is in excess of 6% plus the applicable federal rate in effect for the month the Runoff Notes are issued (i.e., approximately 2.77% for long-term debt issued in December 2011).  The disqualified portion of the interest on the Runoff Notes may be treated for certain purposes, including the dividends received deduction for corporate holders of Runoff Notes, as a dividend to the extent of Reorganized WMI’s earnings and profits (subject to certain holding period and taxable income requirements and other limitations on the dividend-received deduction).  It is unclear whether the disqualified portion of the interest on the Runoff Notes would qualify as a qualifying dividend eligible for a reduced 15% rate with respect to non-corporate holders of Runoff Notes (see Section VIII.B.4.a, “Dividends,” below).

The non-disqualified portion of the interest on the Runoff Notes would only be deductible by Reorganized WMI when actually paid.

f.	Withholding with Respect to Second Lien Runoff Notes

Because of the uncertainty regarding the proper characterization of the Second Lien Runoff Notes, the Debtors expect that Reorganized WMI will generally withholding U.S. federal income tax at a rate of 30% (subject to potential reduction by treaty) on payments allocable to accrued OID made on the Second Lien Runoff Notes held by non-U.S. persons when such payments are actually made by Reorganized WMI or on a redemption of such Runoff Notes (see Section VIII.D, “Information Reporting and Withholding,” below).  As indicated above, this discussion of the U.S. federal income tax consequences of the Seventh Amended Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Seventh Amended Plan, including ownership and disposition of the Second Lien Runoff Notes.

4.	Ownership and Disposition of Reorganized Common Stock

a.	Dividends

Any distributions made on the Reorganized Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized WMI’s current or accumulated earnings and profits as determined under U.S. federal income tax principles.

To the extent that a holder receives distributions in excess of Reorganized WMI’s current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in its stock.  Any such distributions in excess of the holder’s basis in its stock (determined on a share-by-share basis) generally will be treated as capital gain.  Subject to certain exceptions, dividends received by non-corporate holders prior to 2013 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met.  Under current law, any such dividend received after 2012 will be taxed at the rate applicable to ordinary income.  Dividends paid to holders that are corporations generally will be eligible for the dividend-received deduction so long as Reorganized WMI has sufficient earnings and profits. However, the dividend-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividend-received deduction may be disallowed.

The benefit of the dividend-received deduction to a corporate shareholder may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of Section 1059 of the IRC, which may require the corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividend-received deduction. The excess of the excluded amount over adjusted tax basis may be treated as gain. A dividend may be treated as “extraordinary” if (1) it equals or exceeds 10% of the holder's adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

b.	Disposition of Reorganized Common Stock

                      Any gain recognized by a holder upon a subsequent taxable disposition of any Reorganized Common Stock received in respect of a Claim against the Debtors (or any stock or property received for such stock in a later tax-free exchange) would be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deducted upon satisfaction of the Claim, less any income (other than interest income) recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

In addition, as discussed above (see Sections VIII.B.2.d, “Character of Gain or Loss”), in the case of an exchange of Claims that qualifies as a recapitalization for U.S. federal income tax purposes, a portion of any gain recognized upon a subsequent disposition of any Reorganized Common Stock received may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income.

C.	Tax Treatment of Liquidating Trust and Holders of Beneficial Interests

1.	Classification of the Liquidating Trust

The Liquidating Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes.  In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through type entity).  However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes.  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Liquidating Trust has been structured with the intention of complying with such general criteria.  Pursuant to the Seventh Amended Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) are required to treat, for U.S. federal income tax purposes, the Liquidating Trust as a grantor trust of which the Liquidating Trust Beneficiaries are the owners and grantors (this treatment differs from the treatment of the Claims Reserves, discussed below).  The following discussion assumes that the Liquidating Trust will be so respected for U.S. federal income tax purposes.  However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position.  If the IRS were to challenge successfully the classification of the Liquidating Trust, the U.S. federal income tax consequences to the Liquidating Trust, the Liquidating Trust Beneficiaries and the Debtors could vary from those discussed herein (including the potential for an entity-level tax on income of the Liquidating Trust).

2.	General Tax Reporting by the Liquidating Trust and its Beneficiaries

For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) must treat the transfer of the Liquidating Trust Assets to the Liquidating Trust in accordance with the terms of the Seventh Amended Plan.  Pursuant to the Seventh Amended Plan, the Liquidating Trust Assets (other than any assets allocated to the Liquidating Trust Claims Reserve, discussed below, and the Debtors’ economic interest in the litigation proceeds retained by Reorganized WMI as a result of the election by certain Claimants to receive Reorganized Common Stock) are treated, for U.S. federal income tax purposes, as having been transferred, subject to any obligations relating to those assets, directly to the holders of the respective Claims or Equity Interests in satisfaction of their Claims or cancellation of their Equity Interests (with each holder receiving an undivided interest in such assets in accord with their economic interests in such assets), followed by the transfer by the holders to the Liquidating Trust of such assets in exchange for Liquidating Trust Interests.  Accordingly, all parties must treat the Liquidating Trust as a grantor trust of which the holders of the Liquidating Trust Interests are the owners and grantors, and treat the Liquidating Trust Beneficiaries as the direct owners of an undivided interest in the Liquidating Trust Assets (other than any assets allocated to the Liquidating Trust Claims Reserve), consistent with their economic interests therein, for all U.S. federal income tax purposes.

Pursuant to the Seventh Amended Plan, on or before the Effective Date, the Debtors shall provide the Liquidating Trustee with a good-faith valuation of the Tax Refunds as of the Effective Date, or shall otherwise arrange for a valuation of such assets to be provided to the Liquidating Trustee as soon as practicable after the Effective Date by such third party professionals as the Debtors deem appropriate.  Other than with respect to the Tax Refunds, the Liquidating Trustee, in consultation with the Liquidating Trust Advisory Board, will in good faith value the Liquidating Trust Assets.  The Liquidating Trustee shall make the respective values available from time to time, to the extent relevant, and such values shall be used consistently by all parties to the Liquidating Trust (including, without limitation, the Debtors, the

Liquidating Trustee, and Liquidating Trust Beneficiaries) for all United States federal income tax purposes.

Allocations of taxable income of the Liquidating Trust (other than income allocable to the Liquidating Trust Claims Reserve, discussed below) among the Liquidating Trust Beneficiaries shall be determined by reference to the manner in which an amount of cash equal to such income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Liquidating Trust Claims Reserve) to the Liquidating Trust Beneficiaries, adjusted for prior income and loss and taking into account all prior and concurrent distributions from such Trust.  Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets of the Liquidating Trust.  The tax book value of the assets of the Liquidating Trust for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the IRC, the applicable Treasury regulations, and other applicable administrative and judicial authorities and pronouncements.  The effect of the above described allocation is to allocate taxable income or loss (i.e., the tax impact of receipts and expenditures) in a partnership-type fashion, due to the varying tiers of beneficiaries in the Liquidating Trust.

Taxable income or loss allocated to each Liquidating Trust Beneficiary will be treated as income or loss with respect to such Liquidating Trust Beneficiary’s undivided interest in the Liquidating Trust Assets, and not as income or loss with respect to its prior Allowed Claim or Equity Interest.  The character of any income and the character and ability to use any loss will depend on the particular situation of such Liquidating Trust Beneficiary.  In particular, the Debtors expect that any recovery on a Tax Refund in excess of the fair market value accorded to such refund as of the Effective Date will be ordinary income to a Liquidating Trust Beneficiary.  The Debtors have obtained a private letter ruling from the IRS with respect to the characterization to the Liquidating Trust Beneficiaries of stated interest accruing with respect to Tax Refunds as “interest” income for federal income tax purposes.

The U.S. federal income tax obligations of a holder with respect to its Liquidating Trust Interest are not dependent on the Liquidating Trust distributing any cash or other proceeds.  Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of Liquidating Trust income even if the Liquidating Trust does not make a concurrent distribution to the holder.  In general, other than in respect of cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by the Liquidating Trust will not be separately taxable to a Liquidating Trust Beneficiary since such beneficiary is already regarded for federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by such Trust).  Holders are urged to consult their tax advisors regarding the appropriate federal income tax treatment of any subsequent distributions of cash originally retained by the Liquidating Trust on account of Disputed Claims.

Each of the Trustees will comply with all applicable governmental withholding requirements (see Sections 28.14(c), 29.13(c) and 33.7 of the Seventh Amended Plan).  Thus, in the case of any Liquidating Trust Beneficiaries that are not U.S. persons, the Liquidating Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).  Significantly, as discussed above, a Liquidating Trust Beneficiary is treated for federal income tax purposes as holding an undivided interest in the underlying assets of the Liquidating Trust.  Accordingly, any amounts received by either of the Liquidating Trust, the economic benefit of which inures to a Liquidating Trust Beneficiary on the basis described above with respect to the allocation of income, is treated as received by the beneficiary in respect of the underlying asset, and not in respect of its Allowed Claim.  Thus, for example, the stated interest component of a Tax Refund claim and potentially recoveries on certain other Liquidating Trust Assets may be subject to 30% income tax withholding with respect to a Liquidating Trust Beneficiary that is not a U.S. person.  By contrast, the Debtors have obtained a private letter ruling with respect to ordinary income that represents a “gain” relative to the fair market value of a Tax Refund claim when transferred to the Liquidating Trust, concluding that such gain and any distribution by the Liquidating Trust of cash related to such gain is not subject to 30% income tax withholding with respect to a Liquidating Trust Beneficiary that is not a U.S. person.  As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Seventh Amended Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Seventh Amended Plan, including owning an interest in the Liquidating Trust.

The Liquidating Trust Interests will not be transferable, other than in certain limited circumstances.

The Liquidating Trustee will file with the IRS returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).  Except as discussed below with respect to the Liquidating Trust Claims Reserve, the Liquidating Trustee will annually send to the holders of record of Liquidating Trust Interests a separate statement regarding the receipts and expenditures of the Liquidating Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.

3.	Tax Reporting for Assets Allocable to Disputed Claims and Distributions from the Liquidating Trust Claims Reserve

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by either of the Liquidating Trustee of an IRS private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will (A) elect to treat any assets allocable to, or retained on account of, Disputed Claims (i.e., the Liquidating Trust Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) will be required to report for tax purposes consistent with such treatment.

Accordingly, the Liquidating Trust Claims Reserve will be a separate taxable entity for U.S. federal income tax purposes, and all actual and constructive distributions from such reserve (including to the extent assets were initially allocable to Disputed Claims or Equity Interests, but are no longer) will be taxable to such reserve as if sold at fair market value.  Any actual or constructive distributions from the Claims Reserves to holders of allowed claims or equity interests (including to previously Allowed Claims or Equity Interests in the event a Disputed Claim or Equity Interest is disallowed) is treated for U.S. federal income tax purposes as if received directly from the Debtors on the original Claim or Equity Interest in respect of which the Liquidating Trust Interest was issued.  Thus, a holder must be careful to differentiate between the tax treatment of actual or constructive distributions from the Liquidating Trust Claims Reserve and the tax treatment of distributions out of assets of the Liquidating Trust to which the holder is already considered the direct owner for U.S. federal income tax purposes (discussed above).

The Liquidating Trustee will be responsible for payment, out of the assets of the Liquidating Trust of any Taxes imposed on the Liquidating Trust or its assets, including the Liquidating Trust Claims Reserve.  To the extent any Cash retained with respect to a Disputed Claim or Equity Interest that would otherwise have been distributable upon the resolution of the Disputed Claim or Equity Interest is insufficient to pay the portion of any Taxes attributable to the income arising from the assets allocable to, or retained on account of, the Disputed Claim or Equity Interest (including any income incurred in connection with the actual or constructive distribution of such assets due to the release of such assets from the Liquidating Trust Claims Reserve upon the resolution of a Disputed Claim or Equity Interest), such Taxes may be reimbursed (as determined by the Liquidating Trustee) from the sale of any non-cash assets (including any Reorganized Common Stock) that would otherwise be actually or constructively distributed upon the resolution of the Disputed Claim or Equity Interest.  For example, assume that a Disputed Claim is subsequently allowed and that the holder ordinarily would have received 10,000 shares of Reorganized Common Stock, with a value of $10,000 on the Effective Date.  If the shares appreciated in value to $11,000 from the Effective Date to the date such shares are released from the Liquidating Trust Claims Reserve, a portion of the shares may be sold to pay any Taxes expected to be incurred by the Liquidating Trust Claims Reserve on the release of the shares.

D.	Tax Reporting for Assets Allocable to the Disputed Equity Escrow and Distributions from the Disputed Equity Escrow

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee as escrow agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee as escrow agent shall (A) treat the Disputed Equity Escrow as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections), and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including the Liquidating Trustee, the Debtors, and the holders of Dime Warrants and Equity Interests) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

Accordingly, the Disputed Equity Escrow will be a separate taxable entity for U.S. federal income tax purposes, and all distributions from such escrow will be taxable to such reserve as if sold at fair market value.  Any distributions from the escrow will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

The Liquidating Trustee, which will serve as escrow agent for the Disputed Equity Escrow, will be responsible for payment, out of the assets of the Disputed Equity Escrow, of any Taxes imposed on the escrow or its assets.  In the event, and to the extent, any Cash in the Disputed Equity Escrow is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets of the escrow (including any income that may arise upon the distribution of the assets in the escrow), assets of the escrow may be sold to pay such Taxes.

E.	Information Reporting and Withholding.

All distributions to holders of Claims and Equity Interests under the Seventh Amended Plan (including from the Liquidating Trust, the Liquidating Trust Claims Reserve, or the Disputed Equity Escrow), and amounts earned or received by the Liquidating Trust and, thus, treated as earned or received by the Liquidating Trust Beneficiaries, are subject to any applicable tax withholding, including employment tax withholding.

Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, as discussed above under Section VIII.C, “Tax Treatment of the Liquidating Trust and Holders of Beneficial  Interests,” a holder of a Liquidating Trust Interest that is a not a U.S. person may be subject to 30% withholding, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate.  And, as mentioned above under Section VIII.B.3.f, the Debtors expect that holders of Second Lien Runoff Notes who are not U.S. persons may be subject to 30% withholding (subject to potential reduction by treaty) with respect to payments on  the Runoff Notes (including upon a redemption) that are allocable to accrued OID.  A non-U.S. holder may also be subject to other adverse consequences in connection with the implementation of the Seventh Amended Plan.  As discussed above, the foregoing discussion of the U.S. federal income tax consequences of the Seventh Amended Plan does not generally address the consequences to non-U.S. holders of Allowed Claims or Equity Interests.

                      Recent Legislation.  Under legislation recently enacted into law, certain payments made after December 31, 2012 to certain foreign entities (including foreign accounts or foreign intermediaries) would be subject to a 30% withholding tax unless various U.S. information reporting and due diligence requirements have been satisfied.  Payments subject to such requirements include dividends on and the gross proceeds of dispositions of Reorganized Common Stock and likely include distributions by the Liquidating Trust.  These requirements are different from, and in addition to, the withholding tax  requirements described above under Section VIII.C.2, “General Tax Reporting by the Liquidating Trust and its Beneficiaries.”  A holder who is not a U.S. person should consult their tax advisor concerning the application of this legislation to their particular circumstances.

The foregoing summary has been provided for informational purposes only.  All holders of Claims or Equity Interests receiving a distribution under the Seventh Amended Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Seventh Amended Plan.

IX.

CONSEQUENCES UNDER THE FEDERAL SECURITIES LAWS

A.	General Application of section 1145 to New Interests

Pursuant to the Seventh Amended Plan, (i) Reorganized WMI will issue the Runoff Notes and Reorganized Common Stock (collectively, the “Reorganized WMI Interests”) to certain holders of Allowed Claims and Equity Interests, and (ii) the Liquidating Trust will issue Liquidating Trust Interests to certain Holders of Allowed Claims and Equity Interests.  To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, rules and regulations, the offer and sale under the Seventh Amended Plan of the Reorganized WMI Interests and the Liquidating Trust Interests (collectively, the “New Interests”) will be exempt from registration under the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.  The application of section 1145 and other applicable federal securities laws is discussed in more detail below with respect to each of the Reorganized WMI Interests and the Liquidating Trust Interests.

B.	Reorganized WMI Interests

1.	Transfer Restrictions Under the Securities Laws

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate or principally in such exchange and partly for cash.  The offer and sale of Reorganized WMI Interests by Reorganized WMI pursuant to the Seventh Amended Plan to certain holders of Claims against, or Equity Interests in (as applicable) the Debtors, will be based on the exemption provided by section 1145 from the registration requirements of the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.  Because these securities will not be deemed “restricted” (as that term is defined in Rule 144(a)(3) under the Securities Act), the Reorganized WMI Interests may be resold without registration under the Securities Act pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter,” as that term is defined in section 1145(b) of the Bankruptcy Code, with respect to the Reorganized WMI Interests.  In addition, the Reorganized WMI Interests generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of the Reorganized WMI Interests issued under the Seventh Amended Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities, within the meaning of Section 2(a)(11) of the Securities Act.  For purposes of the Securities Act, the term “control,” which includes the terms “controlling,” “controlled by,” and “under common control with,” is defined by Rule 405 under the Securities Act as “the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.”

For Persons deemed to be “underwriters” who receive the Reorganized WMI Interests pursuant to the Seventh Amended Plan, including control Person underwriters (collectively, the “Restricted Holders”), resales of the Reorganized WMI Interests will not be exempt under section 1145 of the Bankruptcy Code from registration under the Securities Act.  Restricted Holders may, however, be able, and under certain conditions described below, to sell their Reorganized WMI Interests without registration pursuant to the safe harbor resale provisions of Rule 144 under the Securities Act, or any other applicable exemption under the Securities Act.

Generally, Rule 144 provides that Persons selling securities received in a transaction not involving a public offering or who are “affiliates” of an issuer will not be deemed to be underwriters if certain conditions are met.  For purposes of the Securities Act, the term “affiliate” is defined by Rule 405 under the Securities Act to mean “a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with,” the issuer.  These conditions vary depending on whether the seller is a holder of restricted securities or a control Person of the issuer and whether the security to be sold is an equity security or a debt security.  Depending on the relevant facts and circumstances, the conditions include required holding periods, the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold within a three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction effected directly with a “market maker” and that notice of the resale be filed with the SEC.  The Debtors cannot assure, however, that adequate current public information will exist with respect to Reorganized WMI at all times and, therefore, that the safe harbor provisions of Rule 144 under the Securities Act will ever be available to exempt resales.  Pursuant to the Seventh Amended Plan, certificates evidencing any Reorganized WMI Interests received by Restricted Holders will bear a legend substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

*  *  *  *  *

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF REORGANIZED WMI INTERESTS MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED WMI, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW SECURITIES TO BE DISTRIBUTED PURSUANT TO THE SEVENTH AMENDED PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF REORGANIZED WMI INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH REORGANIZED WMI INTERESTS.

2.	Listing and SEC Reporting

As of the Effective Date, the Reorganized WMI Interests will not be listed for trading on any national securities exchange or other organized trading market.  Consequently, the liquidity of the Reorganized WMI Interests will be limited as of the Effective Date.  The future liquidity of any trading markets for the Reorganized WMI Interests will depend, among other things, upon the number of holders of the Reorganized WMI Interests, whether the Reorganized WMI Interests are listed for trading on a national securities exchange, or other organized trading market at some future time, and whether Reorganized WMI begins to file reports with the SEC pursuant to the Exchange Act.  In this regard, Reorganized WMI is deemed to be a successor to WMI for the purposes of the Exchange Act and will continue to be subject to the reporting requirements of the Exchange Act until Reorganized WMI has less than 300 holders of record of Reorganized Common Stock and files a Form 15 with the SEC to suspend its reporting obligations under the Exchange Act.  Periodic SEC reporting is a requirement for listing the Reorganized WMI Interests on a national securities exchange.

3.	Transfer Restrictions under the New Certificate of Incorporation of Reorganized WMI with respect to the Reorganized Common Stock

From and after the Effective Date, the certificate of incorporation of Reorganized WMI will contain certain transfer restrictions as further described below in relation to the transfer of Reorganized Common Stock.  In particular, without the approval of Reorganized WMI’s board of directors, (i) no Person will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, Reorganized Common Stock, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other Person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below) of any class of stock of Reorganized WMI, or (b) the percentage of stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder of the class of stock sought to be acquired would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any shares of Reorganized WMI stock without the consent of a majority of Reorganized WMI’s board of directors.  A “Substantial Holder” is a person that owns (as determined for NOL purposes) 4.75% of any class of stock of Reorganized WMI, including any instrument treated as stock for NOL purposes.

4.	Transfer Restrictions under the Indenture for the Second Lien Runoff Notes

The indenture for the Second Lien Runoff Notes may include certain restrictions on accumulation of 4.75% or more of the aggregate principal amount of such notes if such restrictions would not preclude the listing of such notes with DTC.

C.	Liquidating Trust Interests

1.	Transfer Restrictions Under the Securities Laws

As noted under Section IX.B.1, Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate or principally in such exchange and partly for cash.  Because the Liquidating Trust is a successor of the Debtors for purposes of section 1145 of the Bankruptcy Code and will be relying on the exemption from Securities Act registration provided by section 1145, the Liquidating Trust Interests (to the extent that they are deemed to constitute “securities” within the meaning of the Securities Act) that will be offered and sold by the Liquidating Trust under the Seventh Amended Plan to certain holders of Claims against, or Equity Interests in (as applicable), the Debtors will be exempt from registration under the registration requirements of the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.  Pursuant to the terms of the Liquidating Trust Agreement, however, a Liquidating Trust Interest is not transferable or assignable by a Liquidating Trust Beneficiary except by will, intestate succession or operation of law.

2.	Listing and SEC Reporting

As noted above, the Liquidating Trust Interests are not transferable or assignable except by will, intestate succession or operation of law.  The Liquidating Trust Interests will not be listed for trading on any national securities exchange or other organized trading market and the Liquidating Trustee does not intend to take any action to encourage or otherwise promote the development of an active trading market.  It is possible that the Liquidating Trust will make certain filings with the SEC on a voluntary basis, but there is no assurance that the Liquidating Trust will do so or continue to do so.

X.

CERTAIN FACTORS TO BE CONSIDERED

A.	Certain Bankruptcy Law Considerations

1.	Risk of Non-Confirmation of the Seventh Amended Plan

Although the Debtors believe that the Seventh Amended Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Seventh Amended Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.

2.	Non-Consensual Confirmation

In the event that any impaired class of Claims or Equity Interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the Seventh Amended Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes.  See Section XII.C below, entitled “Requirements for Confirmation of the Seventh Amended Plan.”  Because Class 17B (WMB Subordinated Notes Claims) is deemed to reject the Seventh Amended Plan, these requirements must be satisfied with respect to this Class.  Should any other class vote to reject the Seventh Amended Plan, then these requirements must be satisfied with respect to those Classes as well.  The Debtors believe that the Seventh Amended Plan satisfies these requirements.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the date of confirmation of the Seventh Amended Plan, there can be no assurance as to such timing.

4.	Conversion into Chapter 7 Cases

If no reorganization plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of Creditors and holders of Equity Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XII.C.1.b hereof, as well as the Updated Liquidation Analysis annexed hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests.

B.	Additional Factors To Be Considered

1.	The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Seventh Amended Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Seventh Amended Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3.	Claims Could Be More Than Projected

The allowed amount of Claims in certain Classes could be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially.  In addition, certain Claims may continue to accrue postpetition interest such that delays in distributions by the Debtors could reduce distributions available for other Creditors.

4.
The Debtors Estimate That a Three (3) Months’ Delay in Confirmation Will Eliminate All Recoveries for Holders of Allowed PIERS Claims, and That Additional Delay Will Begin to Reduce, and May Eliminate, Recoveries for Holders of Allowed Claims That Are Senior in Recovery to Holders of Allowed PIERS Claims

There are multiple reasons that confirmation of the Seventh Amended Plan (as it may be further amended or modified) could be delayed, including if certain Classes fail to vote in favor of the Seventh Amended Plan, if objections to confirmation of the Seventh Amended Plan are raised that require factual discovery or extended briefing or argument, or if the Bankruptcy Court declines to grant an order confirming the Seventh Amended Plan.

The Updated Liquidation Analysis attached hereto as Exhibit C and the corresponding recovery estimates set forth in Section III.B.6.d hereof assume an Effective Date for the Seventh Amended Plan of February 29, 2012.  Even if the Bankruptcy Court confirms the Seventh Amended Plan, a delay in confirmation thereof would cause the Effective Date (i.e., consummation of the Seventh Amended Plan and distributions to Creditors and Equity Interest holders) to be delayed.

To the extent that confirmation and consummation of the Seventh Amended Plan is delayed past February 29, 2012, the Class of PIERS Claims will be the first Class to suffer from a deterioration or elimination in recoveries as a result of the continued accrual of interest and fees.  Indeed, the Debtors estimate that if the Effective Date is delayed approximately three (3) months past February 29, 2012, holders of Allowed PIERS Claims will not recover at all pursuant to the Seventh Amended Plan.  The Debtors estimate that if the Effective Date is delayed longer than three (3) months past February 29, 2012, the recoveries for holders of Allowed Claims that are senior in recovery to holders of Allowed PIERS Claims will begin to be reduced, and, in the case of certain Classes of Creditors, may also be eliminated.

5.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

6.	Non-Recourse Nature of the Runoff Notes; Full Satisfaction of Principal and Interest due on the Runoff Notes Is Not Assured

The sole source of payment of the Runoff Notes will be (i) the Runoff Proceeds deposited into the Collateral Account and the other assets of WMI, but only to the extent that Runoff Proceeds required to be deposited into the Collateral Account are not so deposited and (ii) the equity interests in WMMRC or such other Entity as holds the WMMRC Trusts and any excess assets of the holder of the WMMRC Trusts, to the extent a valid and perfected lien has been granted therein (with any such lien subject to regulatory approval), as described in Section III.B.1.b above.  Holders of the Runoff Notes will have no other recourse against Reorganized WMI or its subsidiaries for payments due on the Runoff Notes.  Although the trustee for the Runoff Notes will have the right to enforce certain rights and remedies against Reorganized WMI upon the occurrence of certain events of default, as and to the extent set forth in the indentures related to the Runoff Notes, there can be no assurance that the Runoff Proceeds (regardless of whether or not deposited into the Collateral Account) and other recourse assets described above will be sufficient in amount to cause any unpaid interest and the outstanding principal amount of the Runoff Notes to be paid in full at such time.  Indeed, as depicted in Article VII hereof, the Debtors project that the Runoff Proceeds will be sufficient to satisfy only a portion of the principal and interest owed in connection with the Second Lien Runoff Notes.

7.	The Runoff Notes Will Be Effectively Subordinate to the Liabilities of WMMRC

The Runoff Notes will not be guaranteed by any current or future subsidiaries of Reorganized WMI, including WMMRC.  Payments with respect to the Runoff Notes are dependent upon Reorganized WMI’s receipt of Runoff Proceeds Distributions and may be restricted pursuant to applicable state law.  Hawaiian insurance regulations may further restrict the amount of Runoff Proceeds which are payable to Reorganized WMI.  Furthermore, in the event of a bankruptcy, liquidation or reorganization of WMMRC or other holder of the WMMRC Trusts.  Holders of the debts and trade Creditors of WMMRC or such other holder may be required to be paid before WMMRC or such other holder will be able to distribute any of its assets to Reorganized WMI.

8.	Any Trading Market that Develops for the Runoff Notes May Not Be Liquid, and There are Restrictions on Transfers of the Second Lien Runoff Notes

A liquid market for the Runoff Notes may not develop and Reorganized WMI does not currently intend to list the Runoff Notes on any national securities exchange or to seek their quotation on any automated dealer quotation system.  If any of the Runoff Notes are traded after their initial issuance, they may trade at a discount from the initial offering price, depending upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and Reorganized WMI’s financial condition, performance and prospects.

In addition, the market for non-investment grade debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities.  It is possible that any market for the Runoff Notes will be subject to these kinds of disruptions.  Accordingly, declines in the liquidity and market price of the Runoff Notes may occur independent of operating and financial performance.  The Second Lien Runoff Notes may include certain restrictions on accumulation of 4.75% or more of the aggregate principal amount of such notes if such restrictions would not preclude the listing of such notes with the DTC.

9.	Holders of Runoff Notes May Be Required to Pay U.S. Federal Income Tax on Such Notes Even if Reorganized WMI Does Not Pay Cash Interest

None of the interest payments on the Runoff Notes will be “qualified stated interest” for U.S. federal income tax purposes, because the Runoff Notes, subject to the availability of Runoff Proceeds, may be paid currently with cash, or paid in kind if sufficient Runoff Proceeds are unavailable. Consequently, the Runoff Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes, and U.S. holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash.

10.	No Legal or Tax Advice is Provided to You By This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each Creditor or Equity Interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Seventh Amended Plan or object to confirmation of the Seventh Amended Plan.

11.	No Admission Made

Nothing contained herein or in the Seventh Amended Plan shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Seventh Amended Plan on the Debtors or on Creditors or Equity Interest holders.

12.	Certain Tax Consequences

For a discussion of certain U.S. federal income tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Seventh Amended Plan, see Article VIII above, entitled “Certain Federal Income Tax Consequences of the Seventh Amended Plan.”

13.	Debtors Could Withdraw Plan

Under the Seventh Amended Plan, the Debtors can withdraw the Seventh Amended Plan with respect to either of the Debtors and proceed with confirmation of the Seventh Amended Plan with respect to the other Debtors.

14.	Subject to Certain Limited Exceptions, the Liquidating Trust Interests Are Not Transferable or Assignab

As described in Section IX.C.1, the Liquidating Trust Interests are not transferable or assignable except by will, intestate succession or operation of law.  Accordingly, a liquid trading market in the Liquidating Trust Interests is unlikely to develop.

15.	Ability to Transfer Reorganized Common Stock

A liquid trading market for the Reorganized Common Stock may not develop.  The future liquidity of any trading markets for the Reorganized Common Stock that may develop will depend, among other things, upon the number of holders of such securities and whether the Reorganized Common

Stock is listed for trading on a national securities exchange or other organized trading market at some future time.

In addition, from and after the Effective Date, the certificate of incorporation of Reorganized WMI will contain certain transfer restrictions as further described in Section IX.B.3 in relation to the transfer of Reorganized Common Stock.  Specifically, the certificate of incorporation of Reorganized WMI provides that, without the approval of Reorganized WMI’s board of directors, (i) no Person will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, Reorganized Common Stock, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other Person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below) of any class of stock of Reorganized WMI, or (b) the percentage of stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder of the class of stock sought to be acquired would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any shares of Reorganized WMI stock without the consent of a majority of Reorganized WMI’s board of directors.  A “Substantial Holder” is a person that owns (as determined for NOL purposes) 4.75% of any class of stock of Reorganized WMI, including any instrument treated as stock for NOL purposes.

XI.

VOTING AND ELECTION PROCEDURES

A.	Solicitation of Votes With Respect to the Seventh Amended Plan

1.	The Debtors Will Solicit Votes from Holders of Claims in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 18, 19, and 22

The Debtors will solicit votes on the Seventh Amended Plan from holders of Claims and Equity Interests in the following Classes, even though certain of such holders may have already voted either on the Sixth Amended Plan, the Modified Sixth Amended Plan, or both:  Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 5 (JPMC Rabbi Trust/Policy Claims), Class 6 (Other Benefit Plan Claims), Class 8 (WMB Vendor Claims), Class 9 (Visa Claims), Class 10 (Bond Claims), Class 11 (WMI Vendor Claims), Class 12 (General Unsecured Claims), Class 12A (Late-Filed Claims), Class 13 (Convenience Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 18 (Subordinated Claims), Class 19 (Preferred Equity Interests), and Class 22 (Common Equity Interests).  Each holder of a Late-Filed Claim in Class 12A will be entitled to vote on the Seventh Amended Plan, to the extent that such holder filed such Late-Filed Claim on or prior to the General Record Date (as defined in Section XIB.3 below). To summarize in chart form, the Debtors will solicit votes on the Seventh Amended Plan from holders of Claims and Equity Interests in the following Classes (the “Voting Classes”):65

Class	Description
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 5	JPMC Rabbi Trust/Policy Claims

______________________________
65Holders of Claims and Equity Interests in certain Classes are also required and/or permitted to make certain elections with respect to the Modified Plan, as discussed in more detail below, as well as in Articles III and VI hereof.

Class	Description
Class 6	Other Benefit Plan Claims
Class 8	WMB Vendor Claims
Class 9	Visa Claims
Class 10	Bond Claims
Class 11	WMI Vendor Claims
Class 12	General Unsecured Claims
Class 12A	Late-Filed Claims filed on or prior to the General Record Date
Class 13	Convenience Claims
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 16	PIERS Claims
Class 18	Subordinated Claims
Class 19	Preferred Equity Interests
Class 22	Common Equity Interests

WITH RESPECT TO THE FOREGOING CLASSES,
EXCEPT AS DESCRIBED BELOW, IN CONNECTION
WITH SOLICITATION OF VOTES ON THE SEVENTH AMENDED
PLAN, ANY AND ALL PRIOR VOTES ON THE SIXTH AMENDED
PLAN AND THE MODIFIED SIXTH AMENDED PLAN WILL BE DISREGARDED

Although Class 19 (Preferred Equity Interests) (i) will be entitled to vote on the Seventh Amended Plan, and (ii) as discussed in Section XI.B.1 below, must submit new elections granting the releases set forth in the Non-Debtor Release Provision to receive a distribution from the Debtors, JPMC will not extend the period in which holders of REIT Series may elect to receive a supplemental distribution from JPMC.

2.	Classes 1, 4, 7, and 17A Will Be Deemed to Accept the Seventh Amended Plan, While Classes 17B and 21 Will Be Deemed to Reject

The Seventh Amended Plan provides (as did the Modified Sixth Amended Plan) that holders of Claims in Class 1 (Priority Non-Tax Claims) will be paid in full on the Effective Date and will not be subject to the releases set forth in the Non-Debtor Release Provision.  Accordingly, holders of Claim in Class 1 are unimpaired pursuant to the Seventh Amended Plan, are deemed to accept, and will not receive Ballots66 or Election Forms (as defined below).  Similarly, holders of Claims in Classes 4 (WMI Medical Plan Claims) and 7 (Qualified Plan Claims)—which Claims will be paid or funded by

______________________________
66The term “Ballot” is defined in the Seventh Amended Plan as “[t]he form distributed to each holder of an impaired Claim or Equity Interest entitled to vote on the plan (as set forth herein), on which is to be indicated, among other things, acceptance or rejection of the Plan.”

JPMC pursuant to the Global Settlement Agreement and the Seventh Amended Plan—are not required to grant the releases set forth in the Non-Debtor Release Provision.  Accordingly, such Claims are unimpaired by the Seventh Amended Plan, are deemed to accept, and will not receive Ballots or Election Forms.

The Debtors solicited votes and elections from holders of WMB Senior Notes Claims in Class 17A in connection with the Sixth Amended Plan.  The Debtors did not resolicit votes from such holders with respect to the Modified Sixth Amended Plan, and similarly will not resolicit votes from such holders in connection with the Seventh Amended Plan, because the modifications incorporated in the Seventh Amended Plan, as compared to the Sixth Amended Plan or the Modified Sixth Amended Plan, do not adversely affect the treatment of WMB Senior Notes Claims, and, accordingly, pursuant to Bankruptcy Rule 3019, resolicitation of votes from such holders is not necessary.  Thus, holders of WMB Senior Notes Claims in Class 17A will be deemed to have accepted the Seventh Amended Plan, will not be entitled to vote on the Seventh Amended Plan, and will not receive Ballots or Election Forms.

Class 17B will not receive any distribution pursuant to the Seventh Amended Plan and, therefore, is deemed to reject the Seventh Amended Plan.  Holders of WMB Subordinated Notes Claims in Class 17B will not receive Ballots or Election Forms.

Additionally, and notwithstanding the fact that holders of Dime Warrants in Class 21 are entitled to receive distributions pursuant to the Seventh Amended Plan, because the Equity Interests of all Dime Warrants holders are currently disputed, in accordance with the solicitation procedures approved in these Chapter 11 Cases in connection with the solicitation of the Sixth Amended Plan and Modified Sixth Amended Plan, the Debtors do not intend to solicit votes from Class 21.  Thus, holders of Dime Warrants in Class 21 will not receive Ballots.  Instead, because Class 21 will be an empty class for voting purposes, the Debtors will deem such Class to have rejected the Seventh Amended Plan.

3.	Holders of Disputed Claims Are Not Entitled to Vote

Among other things, if the Debtors have filed an objection to or request for estimation of a claim on or before the General Record Date (as defined in Section XIB.3 below), such claim is temporarily disallowed, except as ordered by the Bankruptcy Court before the Voting and Election Deadline (as defined in Section XIB.3 below); provided, however, that, if the Debtors’ objection seeks to reclassify or reduce the allowed amount of such claim, then such claim is temporarily allowed for voting purposes in the reduced amount and/or as reclassified, except as may be ordered by the Bankruptcy Court before the Voting and Election Deadline.

4.	Ballots

If your Claim or Equity Interest is not classified in one of the Voting Classes, you are not entitled to vote on the Seventh Amended Plan and you will not receive a Ballot.  If your Claim or Equity Interest is in a Voting Class and you are otherwise eligible to vote on the Seventh Amended Plan, you will receive a Ballot with respect to that Claim or Equity Interest, as applicable.  You should read your Ballot and follow the listed instructions carefully.  Please use only the Ballot that accompanies this Disclosure Statement.  You must complete and return such Ballot even if you previously returned a Ballot in connection with the Sixth Amended Plan and/or the Modified Sixth Amended Plan.

If you are a holder of a Claim or Equity Interest in one of the Voting Classes and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning this Disclosure Statement, any exhibit hereto, the Seventh Amended Plan, or the voting procedures in respect thereof, please contact the voting agent (the “Voting Agent”) at:

Washington Mutual Ballot Processing
c/o Kurtzman Carson Consultants
2335 Alaska Avenue
El Segundo, California 90245
(888) 830-4644

B.	Solicitation of Elections With Respect to the Seventh Amended Plan

As described below, certain holders of Claims and Equity Interests are required and/or permitted to make certain new or revised elections with respect to the Seventh Amended Plan.

1.
Certain Holders of Claims and Equity Interests Must Elect to Be Bound by the Non-Debtor Release Provision (Section 41.6 of the Seventh Amended Plan) to Receive a Distribution Pursuant to the Seventh Amended Plan

In the January Opinion, the Bankruptcy Court ruled that a chapter 11 plan of reorganization may provide for consensual releases, by holders of claims or equity interests, of such holders’ claims against certain non-debtor entities, as long as such holders affirmatively consent to such releases.  Pursuant to the Seventh Amended Plan, holders of Claims and Equity Interests in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 17A, 18, 19, 21, and 22 must either grant or, in the case of holders of WMB Senior Notes Claims in Class 17A, must have previously granted, the releases in the Non-Debtor Release Provision in order to receive a distribution pursuant to the Seventh Amended Plan.  Consistent with the January Opinion, and as specifically set forth in the Non-Debtor Release Provision, such releases are only effective against parties that (i) affirmatively elect to grant such releases, and (ii) receive a distribution pursuant to the Seventh Amended Plan.  Accordingly, consistent with the January Opinion, holders of Claims and Equity Interests in these Classes either had or will have the opportunity to submit elections with respect to the Non-Debtor Release Provision (the “Non-Debtor Release Elections”).

a.
The Debtors Will Solicit New Non-Debtor Release Elections from Holders of Claims and Equity Interests in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 18, 19, 21, and 22 and, on a Contingent Basis, From Holders of Disputed Claims

Holders of Claims and Equity Interests in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 18, 19, and 22, all of whom will receive Ballots to vote on the Seventh Amended Plan, will be entitled and required to submit new Non-Debtor Release Elections on such Ballots.  Any and all prior Non-Debtor Release Elections from such holders will be disregarded.

In addition, holders of Dime Warrants in Class 21 as well as holders of Disputed Claims, all of whom are not entitled to vote and will not receive Ballots, will be provided election forms entitling such holders to submit Non-Debtor Release Elections (the “Non-Debtor Release Election Forms”).  Any and all prior Non-Debtor Release Elections from such holders will be disregarded.  The releases set forth in the Non-Debtor Release Election Provision will be effective as against holders of Disputed Claims, however, only to the extent that a Disputed Claim holder ultimately is determined, pursuant to a Final Order, to hold an Allowed Claim against the Debtors.

Although holders of the REIT Series must submit new Non-Debtor Release Elections to receive a distribution from the Debtors, JPMC will not extend the period in which such holders may elect to receive the supplemental distribution from JPMC, as discussed in more detail in Section III.B.6.c above.  Specifically, release elections submitted by holders of REIT Series in connection with the solicitation of votes and elections with respect to the Sixth Amended Plan will be the only elections honored for determining which holders are entitled to receive a supplemental distribution from JPMC pursuant to Section 23.1 of the Seventh Amended Plan.  Such elections will remain binding on such holders, and such holders will be deemed “Releasing REIT Trust Holders” pursuant to the Seventh Amended Plan.  Notwithstanding the foregoing, all holders of REIT Series, including those deemed “Releasing REIT Trust Holders,” must submit or resubmit, as the case may be, Non-Debtor Release Elections in connection with the solicitation of votes and elections on the Seventh Amended Plan to receive a distribution from the Debtors.  All prior Non-Debtor Release Elections will be disregarded for this purpose with respect to the Seventh Amended Plan.

To summarize in chart form, the Debtors will solicit new Non-Debtor Release Elections from, and will provide new Ballots or Non-Debtor Release Election Forms to, holders of Claims and Equity Interests in the following Classes:

Class	Description
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 5	JPMC Rabbi Trust/Policy Claims
Class 6	Other Benefit Plan Claims
Class 8	WMB Vendor Claims
Class 9	Visa Claims
Class 10	Bond Claims
Class 11	WMI Vendor Claims
Class 12	Allowed General Unsecured Claims and Disputed Claims67
Class 12A	Allowed Late-Filed Claims and Disputed Late-Filed Claims68
Class 13	Convenience Claims
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 16	PIERS Claims
Class 18	Subordinated Claims
Class 19	Preferred Equity Interests69

______________________________
67 Non-Debtor Release Elections are being solicited from holders of Disputed Claims on a contingent basis only.  An election by such holders not to opt out of the Non-Debtor Release Provision will be effective only to the extent it is determined that such holders hold Allowed General Unsecured Claims and such holders receive a distribution pursuant to the Seventh Amended Plan.

68 Non-Debtor Release Elections are being solicited from holders of Disputed Late-Filed Claims on a contingent basis, and an election not to opt out of the Non-Debtor Release Provision will be effective only to the extent it is determined that such holders hold Allowed General Unsecured Claims or Allowed Late-Filed Claims, as the case may be, and such holders receive a distribution pursuant to the Seventh Amended Plan.

69Although holders of the REIT Series in this Class must submit new Non-Debtor Release Elections to receive a distribution from the Debtors, JPMC will not extend the period in which such holders may elect to receive the supplemental distribution from JPMC.

Class	Description
Class 21	Dime Warrants
Class 22	Common Equity Interests

ANY AND ALL PRIOR NON-DEBTOR
RELEASE ELECTIONS BY SUCH CLASSES WILL BE DISREGARDED.

b.	The Debtors Will Not Solicit Non-Debtor Release Elections from Holders of Claims in Classes 1, 4, 7, 17A, or 17B, or from Non-Filing WMB Senior Note Holders

Certain holders of Claims are not required to grant the releases in the Non-Debtor Release Provision to receive a distribution.  Specifically, this includes Class 1 (Priority Non-Tax Claims), Class 4 (WMI Medical Plan Claims) and Class 7 (Qualified Plan Claims).  Accordingly, the Debtors will not solicit Non-Debtor Release Elections from such holders, and such holders will not receive Non-Debtor Release Election Forms.  (As discussed in Section XI.A.1 above, such holders are deemed to accept the Seventh Amended Plan, and, thus, the Debtors will not provide such holders with Ballots either.)

The Debtors will not solicit Non-Debtor Release Elections from holders of WMB Subordinated Notes Claims in Class 17B because such holders are not entitled to receive any distribution pursuant to the Seventh Amended Plan.  Thus, the Debtors will not provide Non-Debtor Release Election Forms to such holders.  (Because they are deemed to reject the Seventh Amended Plan, such holders will not receive Ballots either.)

The Debtors will not provide new Ballots or Non-Debtor Release Election Forms to holders of WMB Senior Notes Claims in Class 17A and Non-Filing WMB Senior Note Holders, which holders remain bound by the Non-Debtor Release Elections they submitted when such holders submitted votes and/or elections with respect to the Sixth Amended Plan or the Modified Sixth Amended Plan, as the case may be.

c.	Certain Holders of Claims and Equity Interests Are Entitled to Wait Until After the Effective Date to Make Non-Debtor Release Elections Pursuant to Section 31.6(c) of the Seventh Amended Plan

Pursuant to Section 31.6(c) of the Seventh Amended Plan, and notwithstanding anything to the contrary set forth therein, all holders of Claims who fail to execute the Non-Debtor Release Election (other than (a) holders that affirmatively elect to opt out of granting such releases, (b) holders in unimpaired Classes that are not subject to such releases, and (c) holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders), can make such election at a later date, as long as it is in accordance with the procedures set forth in Section 31.6(c) of the Seventh Amended Plan and the timeframe set forth therein (i.e., on or prior to the one (1) year anniversary of the Effective Date).  By failing to submit any Non-Debtor Release Election on or prior to the Voting and Election Deadline, any such holder will not be eligible to receive a distribution from the Debtors on the Effective Date, and will only be entitled to receive a distribution from the Debtors if such holder grants the releases set forth in the Non-Debtor Release Provision within the timeframe set forth in Section 31.6(c) of the Seventh Amended Plan (i.e., on or prior to the one (1) year anniversary of the Effective Date) and is otherwise entitled, pursuant to the Seventh Amended Plan, to receive a distribution.

Specifically, Section 31.6(c) of the Seventh Amended Plan provides that those holders of Claims that are entitled to make delayed Non-Debtor Release Elections pursuant to the Seventh Amended Plan that failed or fail, as the case may be, to execute and deliver a Non-Debtor Release Election prior to the applicable voting and election deadline (but not (a) holders that affirmatively elect to opt out of such releases and (b) holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders), (i) from and after the Effective Date, the Disbursing Agent or the Liquidating Trustee, as the case may be, shall reserve amount of Creditor Cash and Liquidating Trust Interests (but not Runoff Notes) otherwise to be distributed to such holder, (ii) provided that a third party release is not executed and delivered by such holder to the Liquidating Trustee prior to the three (3), six (6) and nine (9) month anniversary of the Effective Date, on or prior to the fifth (5th) Business Day following any such date, the Liquidating Trustee shall serve a notice (together with a form of release) upon such holder, either directly or indirectly through such holder’s nominee, informing such holder of such reserved distribution and the requirement of such holder to execute and deliver such third party release to the appropriate trustee prior to delivery of such reserved distribution, and (iii) in the event that, on or prior to the one (1) year anniversary of the Effective Date, such holder fails to execute and deliver such third party release to the appropriate trustee, then, such trustee shall be deemed authorized to permanently remove such holder and its corresponding Claim from such trustee’s books and records and any consideration held for distribution on account of such Allowed Claim shall revert to the Liquidating Trustee for redistribution to holders of Liquidating Trust Interests in accordance with the terms and provisions hereof.

Without in any way limiting the foregoing, release elections, except with respect to Equity Interests submitted prior to the Equity Release Election Date, whether submitted in accordance with Section 31.6(c) of the Seventh Amended Plan or otherwise, will not be accepted during the period between the Voting and Election Deadline and the Effective Date, and any release election submitted during such period shall not be recognized and shall be deemed null and void.  In the event that a holder of a Claim seeks to receive and execute a release form in accordance with this provision at any time from and after the Effective Date, but other than pursuant to the periodic notices to be distributed as set forth above, then such holder may, following the Effective Date, submit a request, in writing, to the appropriate trustee to receive a release form, and the appropriate trustee will send such form to such requesting holder on or prior to the fifth (5th) Business Day following the date such trustee receives such request; provided, however, that under no circumstances shall requests for such release form from (a) holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders or (b) holders of Preferred Equity Interests in Class 19 and Common Equity Interests in Class 22, be honored by the Liquidating Trustee.

Additionally, holders of Disputed Claims and Dime Warrants, to the extent available pursuant to the Seventh Amended Plan, may submit a Runoff Notes Election and a Reorganized Common Stock Election (both as defined below) notwithstanding the fact that any such holder may not be submitting a Non-Debtor Release Election at this time; provided, however, that all Runoff Notes Elections and Reorganized Common Stock Elections must be submitted prior to the Voting and Election Deadline and cannot be made at a later date; and provided, further, that, except with respect to holders of Dime Warrants in Class 21 and Disputed Claims in Class 12, any holder that makes a Reorganized Common Stock Election and directs their nominee to tender or block their securities will have manifested such holder’s affirmative consent to grant the releases set forth in the Non-Debtor Release Provision and will receive such holder’s distribution.  The affirmative consent from such Reorganized Common Stock Election will override any contrary election to opt out of the Non-Debtor Release Provision.

2.	Solicitation of Runoff Notes Elections

As discussed in more detail in Sections III.B.6.b, VI.B.2, VI.B.3, VI.B.12, and VI.B.15, VI.B.16 above, the Seventh Amended Plan provides that certain holders of Claims may elect to receive

Runoff Notes in lieu of some or all of the Creditor Cash that such holder otherwise is entitled to receive on the Effective Date pursuant to the Seventh Amended Plan (the “Runoff Notes Election”).

a.
Holders of Claims in Classes 2, 3, 12, 14, and 15, as well as, on a Contingent Basis, Holders of Dime Warrants in Class 21 and Certain Holders of Disputed Claims, Are Entitled to Make a Runoff Notes Election

On the applicable Ballots or, with respect to holders of Dime Warrants in Class 21 and Disputed Claims in Class 12 which are not permitted to vote on the Seventh Amended Plan, on Election Forms sent to such holders (the “Distribution Election Forms” and, together with the Non-Debtor Release Election Forms, the “Election Forms”), the Debtors will solicit Runoff Notes Elections from holders of Claims and Equity Interests in the following Classes:

Class	Description
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 12	Allowed General Unsecured Claims and Disputed Claims70
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 21	Dime Warrants71

ANY AND ALL PRIOR STOCK ELECTIONS OR

EXCHANGE ELECTIONS WILL BE DISREGARDED.

b.	Limitation on Runoff Notes Elections

As discussed in more detail in Section 31.14 of the Seventh Amended Plan, in the event that elections to receive Runoff Notes are made in an aggregate original principal amount greater than $140,000,000.00, such elections shall be reduced pro rata such that the aggregate original principal amount elected is equal to $140,000,000; provided, however, that, in the event that, (i) elections to receive Runoff Notes are made in an aggregate original principal amount equal to or greater than $130,000,000.00 and (ii) Runoff Notes are tendered in election for the Common Stock Allotment in an aggregate amount less than the Runoff Threshold (which is $10,000,000.00) such elections to receive Runoff Notes shall be reduced pro rata by an amount necessary to permit the Reorganized Common Stock Elections contemplated by Section 31.1(d) of the Seventh Amended Plan to occur.

______________________________
70 Runoff Notes Elections are being solicited from holders of Disputed Claims in Class 12 on a contingent basis, and will be honored only to the extent it is determined that such holders hold Allowed General Unsecured Claims and are otherwise entitled to a distribution pursuant to the Seventh Amended Plan.

71 Runoff Notes Elections are being solicited from holders of Dime Warrants in Class 21 on a contingent basis, and will be honored only to the extent it is determined, pursuant to a Final Order issued in the Dime Warrant Litigation Action, that such holders actually hold Allowed General Unsecured Claims in Class 12 and are otherwise entitled to a distribution pursuant to the Seventh Amended Plan.

3.	Solicitation of Reorganized Common Stock Election

a.
Holders of Claims in Classes 2, 3, 12, 14, 15, and 16 as well as holders of Disputed Claims and Dime Warrants in Class 21, on a Contingent Basis, Who Made the Runoff Notes Election (or Receive Runoff Notes by Default) Are Entitled to Make the Reorganized Common Stock Election

On the applicable Ballots or, with respect to holders of Dime Warrants in Class 21 and Disputed Claims in Class 12 which are not permitted to vote on the Seventh Amended Plan, on Election Forms sent to such holders, the Debtors will solicit the Reorganized Common Stock Election from holders of Claims and Equity Interests in the following Classes who made the Runoff Notes Election or may receive Runoff Notes by default:

Class	Description
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 12	Allowed General Unsecured Claims and Disputed Claims72
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 16	PIERS Claims
Class 21	Dime Warrants73

ANY AND ALL PRIOR STOCK ELECTIONS OR EXCHANGE

ELECTIONS WILL BE DISREGARDED.

b.	Limitation on Reorganized Common Stock Elections

Pursuant to the Seventh Amended Plan, only the Common Stock Allotment (i.e., Ten Million (10,000,000) shares of Reorganized Common Stock, representing five percent (5%) of the issued and outstanding Reorganized Common Stock as of the Effective Date) will be distributed to holders of Claims that are eligible to and elect to participate in the Reorganized Common Stock Election.  Therefore, as discussed in more detail in Section 31.14 of the Seventh Amended Plan, in the event that, pursuant to elections of Reorganized Common Stock in lieu of Runoff Notes, elections are made with respect to Runoff Notes having an aggregate original principal amount in excess of the Runoff Threshold (which is $10,000,000), such elections shall be reduced pro rata by the amount of such excess so that each holder making such election shall receive shares of Reorganized Common Stock equal to its Pro Rata Share of the Common Stock Allotment.

______________________________
72 Reorganized Common Stock Elections are being solicited from holders of Disputed Claims in Class 12 on a contingent basis, and will be honored only to the extent it is determined that such holders hold Allowed General Unsecured Claims and are otherwise entitled to a distribution pursuant to the Seventh Amended Plan.

73 Reorganized Common Stock Elections are being solicited from holders of Dime Warrants in Class 21 on a contingent basis, and will be honored only to the extent it is determined, pursuant to a Final Order issued in the Dime Warrant Litigation, that such holders actually hold Allowed General Unsecured Claims in Class 12 and are otherwise entitled to a distribution pursuant to the Seventh Amended Plan.

4.	Voting and Election Procedures

Voting and election procedures and requirements are explained in greater detail on the Ballots and Election Forms, as well as in the Disclosure Statement Order.

THE RECORD DATE FOR DETERMINING THE HOLDERS OF JPMC RABBI TRUST/POLICY CLAIMS (CLASS 5), OTHER BENEFIT PLAN CLAIMS (CLASS 6), WMB VENDOR CLAIMS (CLASS 8), VISA CLAIMS (CLASS 9), BOND CLAIMS (CLASS 10), WMI VENDOR CLAIMS (CLASS 11), GENERAL UNSECURED CLAIMS (CLASS 12), LATE-FILED CLAIMS (CLASS 12A), CONVENIENCE CLAIMS (CLASS 13), AND SUBORDINATED CLAIMS (CLASS 18) THAT MAY VOTE ON AND, TO THE EXTENT APPLICABLE, MAKE ELECTIONS WITH RESPECT TO, THE SEVENTH AMENDED PLAN, AS WELL AS FOR DETERMINING THE HOLDERS OF DISPUTED CLAIMS IN CLASS 12 AND CLASS 12A ENTITLED TO MAKE CONTINGENT ELECTIONS WITH RESPECT TO THE SEVENTH AMENDED PLAN, AS APPLICABLE, IS __________________, 2012 (THE “GENERAL RECORD DATE”).

THE RECORD DATE FOR DETERMINING THE HOLDERS OF SENIOR NOTES CLAIMS (CLASS 2), SENIOR SUBORDINATED NOTES CLAIMS (CLASS 3), CCB-1 GUARANTEES CLAIMS (CLASS 14), CCB-2 GUARANTEES CLAIMS (CLASS 15), PIERS CLAIMS (CLASS 16), PREFERRED EQUITY INTERESTS (CLASS 19), DIME WARRANTS (CLASS 21), AND COMMON EQUITY INTERESTS (CLASS 22) THAT MAY, TO THE EXTENT APPLICABLE, VOTE ON AND, TO THE EXTENT APPLICABLE, MAKE ELECTIONS OR CONTINGENT ELECTIONS WITH RESPECT TO, THE SEVENTH AMENDED PLAN IS THE SAME DATE AS THE VOTING AND ELECTION DEADLINE74 (as defined below).

The Debtors believe that prompt confirmation and implementation of the Seventh Amended Plan is in the best interests of the Debtors, all holders of Claims and Equity Interests, and the Debtors’ chapter 11 estates.  THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE SEVENTH AMENDED PLAN.

TO BE COUNTED, BALLOTS AND ELECTION FORMS MUST BE RECEIVED NO LATER THAN 5:00 P.M. (PACIFIC TIME) ON ___________________, 2012 (THE “VOTING AND ELECTION DEADLINE”).  ANY EXECUTED BALLOT THAT IS TIMELY RECEIVED BUT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE SEVENTH AMENDED PLAN OR INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE SEVENTH AMENDED PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE SEVENTH AMENDED PLAN.

If you must return your Ballot or Election Form, as applicable, to your bank, broker, agent, or nominee, then you must return such Ballot or Election Form to such bank, broker, agent, or nominee in sufficient time for them to process such Ballot or Election Form and return it to the Voting Agent before the Voting and Election Deadline.  Your Ballot or Election Form, as applicable, will not be counted if received after this deadline.

______________________________
74 If a security holder in any of these Classes, or its Voting Nominee on its behalf, submits its vote and/or elections to the Voting Agent prior to the Voting and Election Deadline, because such holder’s securities will be “frozen” in the appropriate election account with trading restrictions (and any transfer of such positions will not be recognized by the Debtors), effectively, such holder will still be the holder of record as of the Voting and Election Deadline.

DO NOT RETURN YOUR SECURITIES OR ANY OTHER DOCUMENTS (ASIDE FROM ANY TAX-RELATED FORMS) WITH YOUR BALLOT OR ELECTION FORM.

It is important that holders of Claims and Equity Interests exercise their right to vote to accept or reject the Seventh Amended Plan.  Even if you do not vote to accept the Seventh Amended Plan, you may be bound by it, if, among other things, it is accepted by the requisite holders of Claims and/or Equity Interests.  The amount and number of votes required for confirmation of the Seventh Amended Plan are computed, in part, on the basis of the total amount of Claims actually voting to accept or reject the Seventh Amended Plan.

Your Claims or Equity Interests may be classified in multiple Classes, in which case you will receive a separate Ballot and/or Election Form for each Class of Claim or Equity Interest.  For detailed voting and election instructions, and the names and addresses of the persons you may contact if you have questions regarding the voting and election procedures, refer to your Ballot or Election Form, as applicable.

5.	Notice to Holders of Publicly Traded Securities

To ensure accurate identification of the Entities entitled to receive distributions pursuant to the Seventh Amended Plan, if any, on account of any publicly-traded securities underlying Claims and Equity Interests in Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 19 (Preferred Equity Interests), Class 21 (Dime Warrants), and Class 22 (Common Equity Interests), and to ensure that any and all elections made by any holder of record of such securities as of the Voting and Election Deadline can be matched with such holders’ securities as of such date, the following procedures will apply:

If you hold a Claim or Equity Interest in Classes 2, 3, 14, 15, 16, 19, 21, or 22, and on your Ballot or Election Form, as applicable, you make one or more elections—either to opt in or to opt out of the Non-Debtor Release Provision, to receive Reorganized Common Stock, or to receive Runoff Notes—then the Voting Nominee holding your Senior Notes, Senior Subordinated Notes, CCB-1 Preferred Securities, CCB-2 Preferred Securities, PIERS Preferred Securities, Preferred Equity Interests, Dime Warrants, or Common Equity Interests (collectively, the “Securities”), as applicable, must “tender” such Securities into the appropriate election account established at DTC or instruct Euroclear or Clearstream to “block” such Securities, as applicable, including if you elect to receive Runoff Notes and Reorganized Common Stock.  Failure by any holder of a Claim or Equity Interest in such Classes to tender or block the Securities held by such holder will render such holders’ elections ineffective.

Additionally, if you hold a Claim or Equity Interest in Classes 2, 3, 14, 15, 16, 19, or 22, regardless of whether or not you opt out of the Non-Debtor Release Provision on your Ballot, as applicable, then the Voting Nominee holding your Securities must tender such Securities into the appropriate election account with respect to the Non-Debtor Release Provision, or block such Securities, as applicable.

To make a Runoff Notes or Reorganized Common Stock Election, the Voting Nominee holding your Securities must tender your Securities into the appropriate election account established at DTC for this purpose or instruct Euroclear or Clearstream to block such Securities, as applicable.  If you opt out of the Non-Debtor Release Provision, you are NOT eligible to make a Runoff Notes or Reorganized Common Stock Election, as you are not eligible to receive any distribution pursuant to the Seventh Amended Plan.  Notwithstanding the foregoing, except with respect to holders of Dime Warrants in Class 21 who do not elect by the Voting and Election Deadline to either opt in to or opt out of the Non-

Debtor Release Provision, by electing to participate in the Runoff Notes Election or Reorganized Common Stock Election and by directing your Voting Nominee to tender or block your Securities, you will have manifested your affirmative consent to grant the releases set forth in the Non-Debtor Release Provision and will receive your distribution, and the affirmative consent from such Runoff Notes Election or Reorganized Common Stock Election will override any decision to the contrary to opt out of the Non-Debtor Release Provision.

Securities may NOT be withdrawn from any DTC election account or unblocked after the applicable Voting Nominee has either tendered them to the election account at DTC or instructed Euroclear or Clearstream to block such Securities.  Once the Securities have been tendered or blocked, NO further trading will be permitted in the Securities.  Similarly, registered holders of Claims or Equity Interests in Classes 14, 15, 21, and 22, who do not hold their securities through DTC or Voting Nominees, who have made elections—either to opt in or to opt out of the Non-Debtor Release Provision, to receive Reorganized Common Stock, or to receive Runoff Notes—will be prohibited from transferring such securities.  If the Seventh Amended Plan is not confirmed, DTC will, in accordance with its customary practices and procedures, return all Securities held in the election account to the applicable Voting Nominee for credit to the account of the applicable beneficial holder.  In addition, Euroclear and Clearstream will, in accordance with their customary practices and procedures, unblock all blocked Securities.

If your Voting Nominee does not either tender your Securities or, if applicable, request that they be blocked, any Runoff Notes Election or Reorganized Common Stock Election made by you will not be honored, you will not be entitled to receive a distribution pursuant to the Seventh Amended Plan on the Effective Date, and you shall be treated in accordance with Section 31.6(c) of the Seventh Amended Plan.

XII.

CONFIRMATION OF THE SEVENTH AMENDED PLAN

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a Confirmation Hearing.  The Confirmation Hearing with respect to the Seventh Amended Plan has been scheduled for _____________________, commencing at ____ a.m. (Eastern Time), before the Honorable Mary F. Walrath, United States Bankruptcy Judge, at the United States Bankruptcy Court, 5th Floor, 824 North Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections To Confirmation

Section 1128 of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Seventh Amended Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the Debtors’ estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon:  (i) Washington Mutual, Inc. 925 Fourth Avenue, Seattle, Washington 98104 (Attn: Charles Edward Smith, Esq.), on behalf of the Debtors; (ii) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Brian S. Rosen, Esq.), as counsel to the Debtors; (iii) Richards Layton &

Finger P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19899 (Attn: Mark D. Collins, Esq.), as co-counsel to the Debtors; (iv) Quinn Emanuel Urquhart & Sullivan, LLP, 55 Madison Avenue, 22nd Floor, New York, New York 10010 (Attn: Peter Calamari, Esq.), as Special Litigation and Conflicts Counsel to the Debtors; (v) The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19899-0035 (Attn: Jane Leamy, Esq.); (vi) Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 (Attn: Fred S. Hodara, Esq.), as counsel to the Creditors’ Committee; and (vii) Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 1313 N. Market Street, Wilmington, Delaware 19801 (Attn: David B. Stratton, Esq.), as co-counsel to the Creditors’ Committee; (viii) Susman Godfrey, L.L.P., 1201 Third Avenue, Suite 3800, Seattle, Washington 98101 (Attn: Justin A. Nelson, Esq.), as counsel to the Equity Committee; and (ix) Ashby & Geddes, P.A. 500 Delaware Avenue, 8th Floor, P.O. Box 1150, Wilmington, Delaware 19899 (Attn: William P. Bowden, Esq.), as local counsel to the Equity Committee, so as to be received no later than ________________________ at 4:00 p.m. (Eastern Time).

Objections to confirmation of the Seventh Amended Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements For Confirmation Of The Seventh Amended Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

a.	General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(a)	The Seventh Amended Plan complies with the applicable provisions of the Bankruptcy Code.

(b)	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(c)	The Seventh Amended Plan has been proposed in good faith and not by any means forbidden by law.

(d)
Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Seventh Amended Plan, for services or for costs and expenses in or in connection with these chapter 11 cases, or in connection with the Seventh Amended Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Seventh Amended Plan is reasonable, or if such payment is to be fixed after confirmation of the Seventh Amended Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(e)
The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Seventh Amended Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Seventh Amended Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and equity security holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

(f)
With respect to each class of Claims or interests, each holder of an impaired Claim or impaired interest either has accepted the Seventh Amended Plan or will receive or retain under the Seventh Amended Plan on account of such holder’s Claim or interest, property of a value, as of the Effective Date of the Seventh Amended Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Seventh Amended Plan under chapter 7 of the Bankruptcy Code.  See the discussion of the “Best Interests Test” set forth in Section XII.C.1.b below.

(g)
Except to the extent the Seventh Amended Plan meets the requirements of Section 1129(b) of the Bankruptcy Code (discussed below), each class of Claims or Equity Interests has either accepted the Seventh Amended Plan or is not impaired under the Seventh Amended Plan.

(h)
Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Seventh Amended Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date and that priority tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Seventh Amended Plan, equal to the allowed amount of such Claims.

(i)	At least one class of impaired Claims has accepted the Seventh Amended Plan, determined without including any acceptance of the Seventh Amended Plan by any insider holding a Claim in such class.

(j)
Confirmation of the Seventh Amended Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Seventh Amended Plan.  See the discussion of “Feasibility” below.

(k)
All fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Seventh Amended Plan provides for the payment of all such fees on the Effective Date of the Seventh Amended Plan.

(l)
The Seventh Amended Plan provides for the continuation after the Effective Date of payment of all “retiree benefits” (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, at any time prior to confirmation of the Seventh Amended Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits, if any.

b.	Best Interests Test

Pursuant to Section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), holders of Allowed Claims and Interests must either (a) accept the Seventh Amended Plan or (b) receive or retain under the Seventh Amended Plan property of a value, as of the Seventh Amended Plan’s assumed Effective Date (i.e., February 29, 2012), that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired Class of Claims and Equity Interests if the Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code, it is necessary to determine the aggregate dollar amount that would be generated from the disposition of the

Debtors’ assets in such a scenario.  This “liquidation value” would consist primarily of the proceeds from liquidating the Debtors’ assets by a chapter 7 trustee.  The amount of liquidation value available to Creditors would be reduced by the amount of any Claims secured by such assets, the costs and expenses of liquidation, as well as by other administrative expenses and priority Claims that may result from the use of chapter 7 for the purposes of liquidation.

The costs of liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, compensation of counsel and other professionals retained by the trustee, asset disposition expenses, unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation for attorneys, financial advisors, and other professionals, and costs and expenses of members of any statutory committees appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code) that are allowed in the chapter 7 cases, litigation costs and Claims arising from the operations of the Debtors during the pendency of the chapter 11 cases.

The foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims.  Under the absolute priority rule, in a chapter 7 liquidation, no junior Creditor would receive any distribution until all senior Creditors are paid in full, with interest, and no Equity Interest holder receives any distribution until all Creditors are paid in full, with interest.

A conversion of the Debtors’ Chapter 11 Cases to chapter 7 cases will likely result in the delay of the consummation of the Global Settlement Agreement while the chapter 7 trustee and its professionals review the Debtors’ major assets and the terms of the agreement.  In addition, the recoveries that the Debtors would receive from the expeditious liquidation of WMMRC are likely to be substantially less than the anticipated recovery to be generated if the Debtors retain ownership of WMMRC and reorganize around that entity.  While the financial markets have improved since the period immediately following the Petition Date, in the Debtors’ business judgment, the liquidation of WMMRC under the current market conditions would result in the Debtors’ taking a substantial discount on the value of that asset.

Annexed as Exhibit “D” to the disclosure statement used in connection with the Sixth Amended Plan [Docket No. 5659] is a liquidation analysis (the “Prior Liquidation Analysis”)75 that assumed that a chapter 7 trustee would approve and consummate the Global Settlement Agreement on the same terms and conditions as agreed to by the Debtors, but noted that the effects that a conversion to a chapter 7 liquidation would reduce the ultimate proceeds available for distribution to certain stakeholders.  Such effects of conversion to a chapter 7 include (i) the additional costs and expenses arising from fees payable to a chapter 7 trustee and its professional advisors, who would require significant time to become familiar with the many complex legal and factual issues in the Debtors’ bankruptcy cases, and (ii) the erosion in value of assets in a chapter 7 liquidation resulting from the “forced sale” atmosphere that would prevail.  In light of such effects, the Debtors determined, in connection with their Prior Liquidation Analysis, that confirmation of the Sixth Amended Plan would have provided their stakeholders with either an equivalent or greater recovery than such stakeholders would receive if the Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code on the same date as the assumed Effective Date.

There can be no assurance, however, that a global settlement agreement with JPMC and the FDIC would be reached in a chapter 7 case, or that the terms of any such agreement would be as

______________________________
75Subsequently, the Debtors filed updated versions of the Prior Liquidation Analysis [D.I. 7081; D.I. 7430; D.I. 8105].

favorable to the Debtors as those set forth in the Global Settlement Agreement.   (See January Opinion at 95-96.)  As the Bankruptcy Court noted in the January Opinion, without the Global Settlement Agreement, an additional $54 billion in Claims would have to be considered.  (See id.)  The Bankruptcy Court has concluded that, in a scenario where no global settlement agreement is consummated, the chapter 7 liquidation recoveries for holders of Allowed Claims and Equity Interests would be less than the recoveries that are projected assuming consummation of the transactions contemplated in the Seventh Amended Plan.  (See id.)  The Bankruptcy Court’s rationale from the January Opinion applies equally to the Seventh Amended Plan, which is premised on the Global Settlement Agreement.

The Debtors have determined that, as a result of the passage of time and modification of their plan of reorganization since the Debtors filed the disclosure statement for the Sixth Amended Plan, certain aspects of the Prior Liquidation Analysis must be updated.  In this Section XII.C.1.b of the Disclosure Statement, the Debtors state certain results of their updated analysis (the “Updated Liquidation Analysis”), which is attached hereto in its entirety as Exhibit C.76  Reference should be made to the Updated Liquidation Analysis for a complete discussion and presentation thereof.  Projected recoveries for each Class of Claims and Equity Interests is also set forth above, in Section III.B.6.e hereof.

Underlying the Updated Liquidation Analysis is a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Updated Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change.  Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.

It is now assumed that the Debtors will not emerge from bankruptcy until February 29, 2012.  As with the Prior Liquidation Analysis, the Updated Liquidation Analysis continues to assume that net proceeds available for distribution to stakeholders is greater pursuant to the Seventh Amended Plan than would be available in a chapter 7 liquidation due to the additional expenses that would result from a conversion to a chapter 7, set forth in (i) and (ii) above.  Specifically, the Debtors project that the net proceeds available for distribution pursuant to the Seventh Amended Plan will be approximately $7.352 billion.  Similar to the Prior Liquidation Analysis, the Debtors believe that conversion to a chapter 7 case would result in (i) approximately $77 million of expenses associated with an assumed five-month delay that would occur while a chapter 7 trustee is appointed and the trustee and its professionals become familiar with the many complex issues in the Debtors’ cases, as well as with compensation for the chapter 7 trustee (see footnote (f) to the Updated Liquidation Analysis), and (ii) a reduction in the value of Reorganized WMI from the $210 million value determined by the Bankruptcy Court pursuant to the September Opinion, to $50 million, as a result of a “fire-sale” transaction (see footnote (b) to the Updated Liquidation Analysis).  Accordingly, the net proceeds available for distribution in a chapter 7 scenario is only $7.115 billion.

In a chapter 7 scenario, the Debtors estimate zero percent (0%) recovery for (i) holders of Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims, (ii) holders of Allowed PIERS Claims, (iii) holders of Allowed Subordinated Claims, and (iv) all Equity Interest holders.  In contrast, the Debtors estimate that, pursuant to the Seventh Amended Plan, (i) holders of Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims will recover one hundred (100%) of such holders’ Allowed Claims and Intercreditor Interest Claims, (ii) holders of Allowed PIERS Claims will

______________________________
76 Consistent with the September Opinion, the Debtors have assumed a federal judgment rate of interest of 1.95%, compounded annually, which is the weekly average one-year constant maturity Treasury yield as of the Petition Date—September 26, 2008.

recover nine percent (9%) of such holders’ Allowed PIERS Claims, and (iii) approximately $145 million of value will be distributed to those of the Debtors’ stakeholders that are junior to the holders of Allowed PIERS Claims.  All other holders of Allowed Claims (excluding Subordinated Claims in Class 18) are estimated to receive a one hundred percent (100%) recovery, on a prepetition basis, both pursuant to the Seventh Amended Plan and in a chapter 7 scenario.  Also with respect to Claims for interest, the Debtors estimate that holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, and Allowed General Unsecured Claims will fare better pursuant to the Seventh Amended Plan than in a chapter 7 liquidation, as set forth in more detail in the Updated Liquidation Analysis.  Indeed, the Debtors estimate that even after the Senior Notes Release Consideration and Senior Subordinated Notes Release Consideration are taken into account, holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims fare the same or better pursuant to the Seventh Amended Plan than they would in a chapter 7 liquidation.  Specifically, the Debtors estimate that holders of Allowed Senior Notes Claims on account of Fixed Rate Notes will recover a total of approximately ninety-nine percent (99%) of the combined amount of such holders’ Allowed Senior Notes Claims and Intercreditor Interest Claims both pursuant to the Seventh Amended Plan and in a chapter 7 scenario, while the Debtors estimate that holders of Allowed Senior Notes Claims on account of Floating Rate Notes will recover a total of approximately ninety-six percent (96%) of the combined amount of such holders’ Allowed Senior Notes Claims and Postpetition Interest Claims both pursuant to the Seventh Amended Plan and in a chapter 7 scenario.  The Debtors further estimate that holders of Allowed Senior Subordinated Notes Claims will recover approximately ninety-eight percent (98%) of the combined amount of such holders’ Allowed Senior Subordinated Notes Claims and Intercreditor Interest Claims pursuant to the Seventh Amended Plan, versus approximately ninety-five percent (95%) in a chapter 7 scenario, on account of the same Claims.  The Updated Liquidation Analysis thus shows that there are no holders of Allowed Claims or Equity Interests that would have a greater recovery in a chapter 7 liquidation than they will pursuant to the Seventh Amended Plan.  For this reason, as well as for the reasons stated by the Bankruptcy Court in the January Opinion, the Seventh Amended Plan continues to meet the Best Interest Test.

c.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the bankruptcy court finds that the Seventh Amended Plan is feasible.  A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor, unless the Seventh Amended Plan contemplates such liquidation.  In the context of a liquidating plan, feasibility is established by demonstrating the debtor’s ability to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet its post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Seventh Amended Plan and closing the chapter 11 case.  Notably, there is no requirement that such payments will be guaranteed.

2.	Requirements of Section 1129(b) of the Bankruptcy Code

In the event that any impaired Class of Claims or Interests does not accept, or is deemed to reject, the Seventh Amended Plan, the Bankruptcy Court may still confirm the Seventh Amended Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests which has not accepted the Seventh Amended Plan, the Seventh Amended Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class of Claims or Equity Interests.

The “unfair discrimination” test applies to Classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Seventh Amended Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of Claims or interests receives more than it legally is entitled to receive for its Claims or Equity Interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The “fair and equitable” test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the allowed amount of the Claims in such Class.  As to dissenting Classes, the test sets different standards, depending on the type of Claims or Equity Interests in such class:

(i)	Unsecured Creditors

Either (i) each holder of an impaired unsecured Allowed Claim receives or retains under the Seventh Amended Plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting class will not receive any property pursuant to the Seventh Amended Plan on account of such junior Claim or Equity Interest.  The Seventh Amended Plan’s provision for distribution of Reorganized Common Stock to Releasing Equity Interest Holders does not violate the “fair and equitable” test because such distributions are made to Releasing Equity Interest Holders on account of their respective releases of holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims and Allowed PIERS Claims.

(ii)	Equity Interests

With respect to a Class of Equity Interests, either (i) the Seventh Amended Plan provides that each holder of an Equity Interest of such Class receive or retain on account of such Equity Interest property of a value, as of the Effective Date, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such Equity Interest, or (ii) the holder of any Equity Interest that is junior to the Equity Interests of the dissenting Class will not receive or retain any property under the Seventh Amended Plan on account of such junior Equity Interest.  The Seventh Amended Plan provides that the Reorganized Common Stock will be allocated seventy percent (70%) to those Preferred Equity Interest Holders that are Releasing Equity Interest Holders, and thirty percent (30%) to holders of WMI’s common stock (i.e., the holders of Dime Warrants (to the extent determined pursuant to a Final Order to hold Equity Interests or Claims subordinated to the level of Equity Interests) and Common Equity Interests, pari passu) that are Releasing Equity Interest Holders, or as otherwise allocated by the Bankruptcy Court.

These requirements are in addition to other requirements established by case law interpreting the statutory requirements.

The Debtors believe the Seventh Amended Plan satisfies both the “no unfair discrimination” requirement and the “fair and equitable” requirement.

XIII.

ALTERNATIVES TO THE
SEVENTH AMENDED PLAN

The Debtors have evaluated several alternatives to the Seventh Amended Plan, including liquidation under chapter 7 of the Bankruptcy Code.  After studying these alternatives, the Debtors have concluded that the Seventh Amended Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Seventh Amended Plan.  If the Seventh Amended Plan is not confirmed and consummated, the alternatives to the Seventh Amended Plan are (i)

liquidation of the Debtors pursuant to chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan.

A.	Liquidation Under Chapter 7

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their Creditors in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and interests is set forth in Section XII.C.1.b hereof.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to Creditors than those provided for in the Seventh Amended Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of legal and other professionals who would be required to become familiar with the many complex legal and factual issues in the Debtors’ bankruptcy cases.

B.	Alternative Chapter 11 Plans

If the Seventh Amended Plan is not confirmed, the Debtors (or, because the Debtors’ exclusive period in which to file a chapter 11 plan expired on March 26, 2010, any other party in interest) could attempt to formulate a different chapter 11 plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation under chapter 11, which would include the reconciliation of pending Claims and the prosecution of all outstanding litigation against the Debtors.  With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Seventh Amended Plan.  The Debtors believe that the Seventh Amended Plan, as described herein, which embodies the Global Settlement Agreement, enables all stakeholders to realize the most value under the circumstances and is in the best interests of their estates and all stakeholders.  Accordingly, the Debtors believe that any alternative chapter 11 plan is a much less attractive alternative for their estates and Creditors.

XIV.

CONCLUSION

The Debtors believe the Seventh Amended Plan is in the best interests of all stakeholders and urge the holders of impaired Claims in Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 5 (JPMC/Rabbi Trust/Policy Claims), Class 6 (Other Benefit Plan Claims), Class 8 (WMB Vendor Claims), Class 9 (Visa Claims), Class 10 (Bond Claims), Class 11 (WMI Vendor Claims), Class 12 (General Unsecured Claims), Class 12A (Late-Filed Claims), Class 13 (Convenience Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 17A (WMB Senior Notes Claims), Class 18 (Subordinated Claims), Class 19 (Preferred Equity Interests), and Class 22 (Common Equity Interests) to vote in favor thereof.

Dated:  New York, New York
December 12, 2011

Respectfully submitted,

WASHINGTON MUTUAL, INC.

By:	/s/ William C. Kosturos
	Name:	William C. Kosturos
	Title:	Chief Restructuring Officer

WMI INVESTMENT CORP.

By:	/s/ William C. Kosturos
	Name:	William C. Kosturos
	Title:	President & Chief Executive Officer

Exhibit A

Seventh Amended Plan

[REFER TO SEVENTH AMENDED PLAN AT D.I. 9178]

Exhibit B

Disclosure Statement Order

[TO BE INSERTED]

Exhibit C

Updated Liquidation Analysis

i

Liquidation Analysis for Each Debtor

Pursuant to section 1129(a)(7) of the Bankruptcy Code (the “Best Interest Test”), each holder of an impaired Claim or Equity Interest must either (i) accept the Seventh Amended Plan, or (ii) receive or retain under the Seventh Amended Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated pursuant to chapter 7 of the Bankruptcy Code on the Effective Date.  In determining whether the Best Interest Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in chapter 7.  The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the commencement of their chapter 7 cases (the “Chapter 7 Cases”).  Such amount then would be reduced by the costs and expenses of the liquidation.  Prior to determining whether the Best Interest Test has been met for general unsecured creditors, further reductions would be required to eliminate Cash and asset liquidation proceeds that would be applied to Secured Claims and amounts necessary to satisfy chapter 11 Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims that are senior to General Unsecured Claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ businesses and the liquidation of assets.  Any remaining Cash would be available for Distribution to general unsecured creditors and Equity Interest holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

The Liquidation Analysis below reflects the estimated Cash proceeds, net of liquidation-related costs that would be available to the Debtors’ creditors if the Debtors were to be liquidated in Chapter 7 Cases.  Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

General Assumptions

For purposes of the Liquidation Analysis, the Debtors considered many factors and made certain assumptions. Those assumptions that the Debtors consider significant are described below.

The Bankruptcy Court has concluded that the Global Settlement Agreement, upon which the Seventh Amended Plan is premised, is fair, reasonable, and in the best interests of the Debtors’ estates.  (See January Opinion at 2, 60 and September Opinion at 31-32.)  Herein, the Debtors assumed that a chapter 7 trustee is able to consummate a global settlement agreement similar to the Global Settlement Agreement.  There can be no assurance, however, that a global settlement agreement will be reached in the Chapter 7 Cases, as the Bankruptcy Court implied in the January Opinion.  (See January Opinion at 95-96.)  As the Bankruptcy Court noted, moreover, without the Global Settlement Agreement, an additional $54 billion in claims would have to be considered.  (See id.)  The Bankruptcy Court has concluded that, under a scenario where no global settlement

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agreement is consummated, the recovery under the Chapter 7 Cases would be less than the recovery under the Chapter 11 Cases.  (See id.)

1. Conversion:  Each of the Chapter 11 Cases is converted to chapter 7 on February 29, 2012.

2. Appointment of Chapter 7 Trustee:  A chapter 7 trustee is appointed to liquidate and wind down the Debtors’ estates.

3. Chapter 7 Trustee:  The chapter 7 trustee would retain professionals (investment bankers, law firms, accounting firms, consultants, forensic experts, etc.) to assist in the liquidation and wind down of the Debtors’ estates.  Although the chapter 7 trustee may retain certain of the Debtors’ professionals for discrete projects, it is assumed that the trustee’s primary investment banking, legal, accounting, consulting and forensic support would be provided by new professionals, because most (if not all) of the Debtors’ professionals will hold Claims in the Chapter 7 Cases.

4. Tax Refunds:  For the purposes of this analysis, the Debtors have assumed receipt of total tax refunds in an amount based on the higher end of the estimated range of total tax refunds.  Some of these refunds have already been received and reside in a joint escrow account held by parties to the Global Settlement Agreement and are included as Cash and others have yet to be received and are included as Future Income Tax Receivable.

5. Start-Up Time:  Given the complexity of the Chapter 11 Cases and the underlying assets and Claims, it is anticipated that the chapter 7 trustee and any newly retained professionals will require at least 2 to 4 months to familiarize themselves with the Debtors’ estates, the assets, the Claims and related matters before they begin marketing assets or litigating Claims.

6. Settlement Agreement:  The conversion of the cases to chapter 7 is assumed to delay the consummation of the Global Settlement Agreement while the chapter 7 trustee and its professionals review the Debtors’ major assets and the terms of the Global Settlement Agreement.  For the purposes of this analysis, it is assumed that a chapter 7 trustee is able to consummate a global settlement agreement on the same terms and conditions as the Debtors propose in its plans, resolving $54 billion in claims held by the FDIC and JPMC.  Without a consummation of a global settlement agreement on similar terms as the Global Settlement Agreement or, in the alternative, litigating to finality each issue related to distribution of assets, a chapter 7 trustee would be unable to resolve all claims in these estates or make significant distributions.  In addition, managing those additional claims would take substantially more time and additional expense than what is contemplated in the Chapter 7 Case assumptions.  The Bankruptcy Court has concluded that, under a scenario where no global settlement agreement is consummated, the recovery under the Chapter 7 Cases would be less than the recovery under the Chapter 11 Cases.  (See January Opinion at 95-96.)  The Debtors however can provide no assurance that a chapter 7 trustee will be able to execute a global settlement agreement on at least as favorable terms as the current agreement.

7. Duration of Liquidation:  The Liquidation Analysis assumes that after the start-up period the actual liquidation of assets of the Debtors would continue for 2 to 4 months, during which time all of the Debtors’ major assets would be sold and the Cash proceeds, net of liquidation-related costs, would be available for distribution to creditors.

Approximately 4,000 Claims have been filed in the Chapter 11 Cases.  It is unlikely that a chapter 7 trustee could adequately reconcile all Claims during a 4 to 8 month period of assessment and asset recovery.  Therefore, a large number of the Claims in these cases will be reconciled, valued, negotiated and settled, and/or litigated to conclusion only after the asset recovery work is mostly complete.  The Debtors estimate that a chapter 7 trustee will require an additional 6 to 12 months to

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reconcile Claims and pursue litigations.  It is possible that some distributions could be made prior to such period, but Claims would be subject to reserves or an estimation process.

It is not uncommon in large cases for liquidations to last many years while chapter 7 trustees prosecute difficult Claims-related issues and other types of litigation.

8. Consolidation for Administrative Purposes:  This Liquidation Analysis assumes that the Debtors are consolidated for administrative purposes during the Chapter 7 Cases.

9. Presentation:  For the purposes of this analysis, the two Debtors, WMI and WMI Investment Corp., are shown combined.  WMI Investment Corp. is not anticipated to have any claims against it, and therefore, the value of WMI Investment Corp.’s assets will be assets of WMI.

The Liquidation Analysis reflects the estimated cash proceeds available to creditors, both in a chapter 11 and a chapter 7 scenario, with recoveries shown on a Class-by-Class basis.  Within each of the following charts, the Debtors have further broken down the recovery analysis to reflect, first, payments to Creditors from the Debtors and, then, ultimate recoveries to Creditors after taking into account applicable contractual subordination provisions.  In the September Opinion, the Bankruptcy Court concluded that payment of Creditors’ Postpetition Interest Claims, from the Debtors, is limited to the federal judgment rate, where the federal judgment rate is determined as of the Petition Date, and any “payover” of post-petition interest on account of contractual subordination rights would be done at the contract rate.  (See September Opinion at 77-90.)

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Notes:

(a)
Cash is comprised of cash (including WMI’s share of Tax Refunds already received) and restricted cash at WMI, WMI Investment Corp., plus payments from JPMC for Visa Shares and intercompany loans pursuant to the Global Settlement Agreement proceeds related to the American Savings Bank Goodwill Litigation and BOLI/COLI and Rabbi Trust assets in both chapter 7 and 11 cases.

(b)
Reorganized WMI includes WMI, WMI Investment Corp. and WMMRC, a wholly-owned subsidiary of WMI and a Hawaiian captive reinsurance company.  The value of the Runoff Notes at WMMRC has been placed at $140 million.

In the Chapter 7 Cases, the Debtors believe that a chapter 7 trustee would be forced to sell WMMRC quickly which would substantially reduce the recovery associated with this asset.  The Debtors’ belief is based on consultation with various investment banks and potential bidders of WMMRC.

(c)
Reorganized WMI common stock is valued at $70 million, which is the value of Reorganized WMI ($210 million pursuant to the September Opinion, page 62) less the original face amount of the Runoff Notes ($140 million).

(d)
Includes investments in wholly-owned subsidiaries WaMu 1031 Exchange, a 1031 exchange administrator, Ahmanson Obligation Company, WM Citation Holdings and WMI Rainier.  Other assets include funds related to Keystone and Microsoft litigation, remaining BOLI/COLI assets, the Assurant Trust account and a remaining note related to a venture capital investment, as described in the Prior Disclosure Statement.

(e)
In both the Chapter 11 and 7 Cases, WMI’s portion of total Tax Refunds equates to 20% of the “First Portion” of the Tax Refunds (as defined in Section V.B.3.b(ii) of this Disclosure Statement) of approximately $2,900 million, and an additional Tax Refund, attributable to the Worker, Homeownership, and Business Assistance Act of 2009, of $2,779 million less (1) $850 million paid to the FDIC Receiver and (2) $335 million paid to the holders of WMB Senior Notes Claims and Non-Filing WMB Senior Notes Holders pursuant to Section 21.1 of the Seventh Amended Plan, netting a total of $2,170 million, based on the higher end of the estimated range of future Tax Refunds.  Future Income Tax Receivable is comprised of the remaining Tax Refunds yet to be received.

(f)
It is anticipated that a delay would result from the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code due to the knowledge transfer required and associated with the transition to new attorneys and other professionals likely to be selected by a chapter 7 trustee.  For the purposes of this analysis, the Debtors assumed that a 5 month delay would occur while a trustee is appointed and while the trustee's professionals become familiar with the many complex issues in the Debtors’ cases.  Based on the current rate of operating expenses, the Debtors estimate that the conversion of the cases to cases under chapter 7 of the Bankruptcy Code would result in an increase of $3 million in operational expenses.  Based on the current rate of professional fees being incurred in the Debtors’ chapter 11 cases, the Debtors estimate that the conversion would equate to $37 million in professional fees.  In addition, as is customary, the Debtors anticipate that a chapter 7 trustee would receive compensation in the form of a transaction fee based on the total distribution available for creditors.  For the purposes of this July 6, 2011 Updated Liquidation Analysis, the Debtors assumed a 0.5% transaction fee would be imposed on the total distribution to Creditors, which is equal to $37 million.

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(g)
While the Debtors do not believe all assets will be available for distribution to Creditors at the Effective Date, a large majority of assets will be and thus for simplicity all assets are reflected to be distributed at the Effective Date.  As noted earlier, any assets not distributable will be placed in the Liquidating Trust along with a budget to continue to fund the ongoing efforts to resolve the current Claim objections.

(h)
As discussed, conversion to Chapter 7 Cases will cause a delay in the resolution of the cases.  For the purposes of this analysis, it is assumed that payment on Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims and Allowed PIERS Claims, as well as Postpetition Interest Claims and/or Intercreditor Interest Claims thereon, as applicable, will be delayed by an additional five months.  This results in increased Postpetition Interest Claims and/or Intercreditor Interest Claims, as applicable, on account of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims and Allowed PIERS Claims.  The actual amount of delay could be somewhat less or far greater than this amount.

(i)
In both the Chapter 11 and 7 Cases, the total amount of Allowed General Unsecured Claims will vary widely depending on the outcome of various Claims objections.  Current filed Claims total in excess of $54 billion excluding unliquidated Claims.  However, the Debtors’ best estimate of the ultimate total amount of Allowed General Unsecured Claims in both cases is approximately $375 million.

(j)
Despite the fact that the total amount of Allowed PIERS Claims is $789 million, because of their obligation to payover interest at the contract rate (which exceeds the federal judgment rate for all holders in all applicable Classes save holders of the Senior Floating Rate Notes in Class 2 (Senior Notes Claims)) there is a maximum possible recovery for holders of Allowed PIERS Claims that is less than the total amount of such holders’ Allowed PIERS Claims and Postpetition Interest Claims.  As of February 29, 2012, the amount of the maximum possible recovery for holders of Allowed PIERS Claims is $250 million.  To the extent that the Effective Date is delayed past February 29, 2012, however, such amount is reduced by $14 million to $16 million every month due to the delta between the federal judgment rate and contract rate.

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